                          MARKED TO SHOW CHANGES

  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996

                                                 REGISTRATION NO. 333-4568
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                               AMENDMENT NO. 2
                                     TO
                                FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                         AMERICAN GENERAL HOSPITALITY
                                 CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------

                          3860 WEST NORTHWEST HIGHWAY
                                   SUITE 300
                              DALLAS, TEXAS 75220

                              (214) 904-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         PRINCIPAL EXECUTIVE OFFICES)

                                STEVEN D. JORNS
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                          3860 WEST NORTHWEST HIGHWAY
                                   SUITE 300
                              DALLAS, TEXAS 75220

                              (214) 904-2000
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
         PETER M. FASS, ESQ.                 DAVID C. WRIGHT, ESQ.
     STEVEN L. LICHTENFELD, ESQ.               HUNTON & WILLIAMS
       LESLIE H. LOFFMAN, ESQ.               2000 RIVERVIEW TOWER
          BATTLE FOWLER LLP                  900 SOUTH GAY STREET
         75 EAST 55TH STREET              KNOXVILLE, TENNESSEE 37902
      NEW YORK, NEW YORK 10022                  (423) 549-7700
           (212) 856-7000

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET PURSUANT TO

                       RULE 501(B) OF REGULATION S-K

      ITEM NUMBER AND CAPTION                   HEADING IN PROSPECTUS
      -----------------------                   ---------------------
 1. Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus.......  Outside Front Cover Page
 2. Inside Front and Outside Back
    Cover Pages of Prospectus......  Inside Front Cover Page; Outside Back
                                      Cover Page
3. Summary Information, Risk
    Factors and Ratio of Earnings
    to Fixed Charges...............  Outside Front Cover Page; Prospectus
                                      Summary; Risk Factors; Policies and
                                      Objectives with Respect to Certain
                                      Activities; Shares Available for Future
                                      Sale
 4. Determination of Offering
    Price..........................  Outside Front Cover Page; Underwriting
 5. Dilution.......................  Dilution
 6. Selling Security Holders.......  Not Applicable
 7. Plan of Distribution...........  Outside Front Cover Page; Underwriting
 8. Use of Proceeds................  Use of Proceeds
 9. Selected Financial Data........  Selected Financial Information
10. Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations......  Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations
11. General Information as to
    Registrant.....................  Prospectus Summary; The Company; The
                                      Initial Hotels; Formation Transactions;
                                      Management; Certain Provisions of Maryland
                                      Law and of the Company's Charter and
                                      Bylaws; Glossary
12. Policy with Respect to Certain
    Activities.....................  Prospectus Summary; Description of Capital
                                      Stock; Policies and Objectives with
                                      Respect to Certain Activities; Additional
                                      Information
13. Investment Policies of
    Registrant.....................  Prospectus Summary; The Company; The
                                      Initial Hotels; Policies and Objectives
                                      with Respect to Certain Activities
14. Description of Real Estate.....  Prospectus Summary; The Initial Hotels
15. Operating Data.................  The Initial Hotels
16. Tax Treatment of Registrant and
    Its Security Holders...........  Prospectus Summary; Federal Income Tax
                                      Considerations
17. Market Price of and Dividends
    on the Registrant's Common
    Equity and Related Stockholder
    Matters........................  Risk Factors; Distribution Policy;
                                      Principal Stockholders; Description of
                                      Capital Stock; Certain Provisions of
                                      Maryland Law and of the Company's Charter
                                      and Bylaws; Shares Available for Future
                                      Sale; Federal Income Tax Considerations

          ITEM NUMBER AND CAPTION                       HEADING IN PROSPECTUS
          -----------------------                       ---------------------
18. Description of Registrant's
    Securities.............................  Description of Capital Stock; Certain
                                              Provisions of Maryland Law and of the
                                              Company's Charter and Bylaws
19. Legal Proceedings......................  The Initial Hotels -- Legal Proceedings
20. Security Ownership of Certain
    Beneficial Owners and Management.......  Principal Stockholders
21. Directors and Executive Officers.......  Management
22. Executive Compensation.................  Management
23. Certain Relationships and Related
    Transactions...........................  Prospectus Summary; The Initial Hotels;
                                              Management; Certain Relationships and
                                              Transactions
24. Selection, Management and Custody of
    Registrant's Investments...............  Outside Front Cover Page; Prospectus
                                              Summary; The Company; The Initial Hotels;
                                              Management; AGHI and the Lessee; Policies
                                              and Objectives with Respect to Certain
                                              Activities
25. Policies with Respect to Certain
    Transactions...........................  Risk Factors; Management; Policies and
                                              Objectives with Respect to Certain
                                              Activities
26. Limitations of Liability...............  Description of Capital Stock
27. Financial Statements and Information...  Prospectus Summary; Selected Financial
                                              Information; Financial Statements
28. Interests of Named Experts and
    Counsel................................  Legal Matters; Experts
29. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 19, 1996

PROSPECTUS                  7,000,000 Shares

                AMERICAN GENERAL HOSPITALITY CORPORATION
                                  Common Stock

LOGO

                                    -------

  American General Hospitality Corporation (the "Company") has been formed to own hotel properties and to continue and expand the hotel acquisition, development, and repositioning operations of American General Hospitality, Inc. and certain of its affiliates (collectively "AGHI"). The Company's operations will focus on the ownership of full-service hotels in major metropolitan markets. Upon completion of this offering (the "Offering"), the Company, which intends to operate as a self-administered real estate investment trust ("REIT"), will own, through an operating partnership (the "Operating Partnership"), thirteen hotels containing an aggregate of 3,012 guest rooms in nine states (the "Initial Hotels"). The Initial Hotels will be leased by the Company to AGH Leasing, L.P. (the "Lessee"), which is owned in part by certain executive officers of the Company. See "AGHI and the Lessee."

  All the shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby are being offered by the Company. The Company intends to make regular quarterly distributions to its stockholders, commencing with a pro rata distribution with respect to the quarter ending September 30, 1996.


  The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "AGT." Prior to the Offering, there has been no public market for the Common Stock. It currently is anticipated that the initial public offering price will be between $19.00 and $21.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Charter will limit the number of shares of Common Stock that may be owned by any single person or affiliated group. See "Description of Capital Stock--Restrictions on Transfer."

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING:
  . Conflicts of interest between the Company and certain of its executive officers who own interests in certain of the Initial Hotels that will be acquired by the Company and who also own interests in the Lessee and AGHI;

  . Dependence on rent payments from the Lessee under the Participating Leases
    (as hereinafter defined) for substantially all the Company's income;
  . Risks associated with the Company's lack of control over the operations of the Initial Hotels due to tax restrictions that prevent REITs from operating hotels;
  . Risks associated with the lack of appraisals of the Initial Hotels, including the possibility that the purchase prices paid by the Company for the Initial Hotels may exceed the market value of such hotels;
  . Risks affecting the hotel industry generally, and the Company's hotels specifically, including competition, increases in operating costs, dependence on business travelers and tourism, seasonality, the potential loss of franchise licenses and the need for future capital expenditures in excess of budgeted amounts, all of which could adversely affect the Lessee's ability to make required rent payments;

  . Receipt by the Primary Contributors (as hereinafter defined) and certain of the Company's executive officers of material benefits from the Formation Transactions (as hereinafter defined);

  . Risks affecting the real estate market generally, including economic and other conditions, relative illiquidity of real estate, increases in taxes and potential liabilities, including liabilities for unknown or future environmental problems;

  . Risks associated with the fact that certain of the Initial Hotels have experienced net operating losses in recent years; and

  . Risks associated with distributing 95% of estimated Cash Available for
    Distribution (as hereinafter defined), including the risk that actual Cash Available for Distribution will be insufficient to permit the Company to maintain its proposed initial distribution rate.
                                    -------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         UNDERWRITING
             PRICE TO   DISCOUNTS AND  PROCEEDS TO
              PUBLIC    COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------
Per Share     $             $             $
- --------------------------------------------------
Total(3)    $             $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
 (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
 (2) Before deducting expenses estimated at $2,200,000, which are payable by the Company.

 (3) The Company has granted the Underwriters a 30-day option to purchase up to 1,050,000 additional shares of Common Stock, on the same terms set forth above, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
     $   , $   , and $   , respectively.

                                    -------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as, and if accepted by them, and subject to certain conditions. It is expected that certificates for the Common
Stock offered hereby will be available for delivery on or about    , 1996 at
the offices of Smith Barney Inc., 333 West 34th Street, New York, New York
10001.

                                     -------

Smith Barney Inc.

           Prudential Securities Incorporated

                    Legg Mason Wood Walker

                          Incorporated

                                The Robinson-Humphrey Company, Inc.

                                      , 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
 The Company..............................................................   1
 Risk Factors.............................................................   3
 AGHI and the Lessee......................................................   4
 The Initial Hotels.......................................................   5
 Growth Strategies........................................................   7
 Formation Transactions...................................................  11
 Benefits to the Officers and the Primary Contributors....................  14
 Tax Status...............................................................  15
 The Offering.............................................................  15
 Distribution Policy......................................................  16
SUMMARY FINANCIAL INFORMATION.............................................  17
RISK FACTORS..............................................................  20
 Conflicts of Interest....................................................  20
 Dependence on Lessee and Payments Under the Participating Leases.........  21
 Lack of Control Over Operations of the Initial Hotels....................  21
 Lack of Appraisals for Initial Hotels; No Assurance as to Value..........  22
 Hotel Industry Risks.....................................................  22
 Benefits to Primary Contributors and Officers............................  23
 Contingent Liabilities of Selling Partnerships...........................  23
 Risks of Leverage; No Limits on Indebtedness.............................  24
 Lack of Operating History or Revenues; History of Losses.................  24
 Risk of High Distribution Payout Percentage..............................  24
 Contingent Obligation to Construct Additional Hotel Rooms................  24
 Immediate and Substantial Dilution.......................................  25
 Possible Adverse Effects of Shares Available for Future Sale Upon Market
  Price of Common Stock...................................................  25
 Competition for Management Time..........................................  25
 Real Estate Investment Risks.............................................  25
 Tax Risks................................................................  28
 ERISA....................................................................  29
 Risks of Operating Hotels Under Franchise Agreements; Approval for Brand
  Conversions.............................................................  30
 Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and
  of the Company's Charter and Bylaws.....................................  30
 No Prior Market for Common Stock.........................................  32
 Reliance on Board of Directors and Management............................  32

                                                                          PAGE
                                                                          ----
 Ability of Board to Change Policies.....................................  32
 Adverse Effect of Increase in Market Interest Rates on Price of Common
  Stock..................................................................  32
THE COMPANY..............................................................  33
 General.................................................................  33
 Growth Strategies.......................................................  35
 Acquisitions............................................................  35
 Development.............................................................  36
 Internal Growth.........................................................  37
 Financing Strategy......................................................  39
 The Operating Partnership...............................................  40
USE OF PROCEEDS..........................................................  41
DISTRIBUTION POLICY......................................................  42
CAPITALIZATION...........................................................  45
DILUTION.................................................................  46
SELECTED FINANCIAL INFORMATION...........................................  47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  53
 Overview................................................................  53
 Results of Operations of AGH Predecessor Hotels.........................  53
 Results of Operations of AGH Acquisition Hotels.........................  55
 Results of Operations of the Initial Hotels.............................  57
 Liquidity and Capital Resources.........................................  58
 Franchise Conversions...................................................  60
 Inflation...............................................................  61
 Seasonality.............................................................  61
THE HOTEL INDUSTRY.......................................................  62
THE INITIAL HOTELS.......................................................  63
 Descriptions of Initial Hotels..........................................  65
 AGH Predecessor Hotels..................................................  65
 AGH Acquisition Hotels..................................................  67
 Ten Percent Hotels......................................................  71
 The Participating Leases................................................  71
 The Management Agreements...............................................  78
 Mortgage Indebtedness Remaining Following the Offering..................  79
 Line of Credit..........................................................  80
 Ground Leases...........................................................  80
 Franchise Conversions...................................................  81
 Franchise Agreements....................................................  81
 Employees...............................................................  83
 Environmental Matters...................................................  83

                                                                          PAGE
                                                                          ----
 Options to Purchase and Rights of First Refusal.........................  84
 Competition.............................................................  84
 Insurance...............................................................  85
 Legal Proceedings.......................................................  85
FORMATION TRANSACTIONS...................................................  86
 Benefits to the Officers and the Primary Contributors...................  87
 Valuation of Interests..................................................  88
 Transfer of Initial Hotels..............................................  88
MANAGEMENT...............................................................  89
 Directors and Executive Officers........................................  89
 Board of Directors and Committees.......................................  90
 Executive Compensation..................................................  91
 Employment Agreements...................................................  91
 Compensation of Directors...............................................  91
 Stock Incentive Plans...................................................  92
 Limitation of Liability and Indemnification.............................  95
 Indemnification Agreements..............................................  96
CERTAIN RELATIONSHIPS AND TRANSACTIONS...................................  96
 Relationships Among Officers and Directors..............................  96
 Acquisition of Interests in Certain of the Initial Hotels...............  96
 Shared Services and Office Space Agreement..............................  97
 Options to Purchase and Rights of First Refusal.........................  97
 Employment Agreements and Stock Incentive Plans.........................  97
 Purchase of Personal Property...........................................  98
 The Participating Leases................................................  98
 The Management Agreements...............................................  98
 The Beverage Corporations...............................................  98
AGHI AND THE LESSEE......................................................  98
PRINCIPAL STOCKHOLDERS................................................... 101
DESCRIPTION OF CAPITAL STOCK............................................. 102
 General................................................................. 102
 Common Stock............................................................ 102
 Preferred Stock......................................................... 102
 Power to Issue Additional Shares of Common Stock and Preferred Stock.... 103
 Restrictions on Transfer................................................ 103
 Transfer Agent and Registrar............................................ 105
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND
 BYLAWS.................................................................. 106

                                                                           PAGE
                                                                           ----
 Number of Directors; Classification of the Board of Directors............ 106
 Removal; Filling Vacancies............................................... 106
 Limitation of Liability and Indemnification.............................. 106
 Business Combinations.................................................... 107
 Control Share Acquisitions............................................... 108
 Amendment to the Charter................................................. 109
 Dissolution of the Company............................................... 109
 Advance Notice of Director Nominations and New Business.................. 109
 Meetings of Stockholders................................................. 109
 Operations............................................................... 109
 Anti-Takeover Effect of Certain Provisions of Maryland Law and of the
  Charter and Bylaws...................................................... 109
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES................ 110
 Investment Policies...................................................... 110
 Financing................................................................ 111
 Conflict of Interest Policies............................................ 111
 Policies with Respect to Other Activities................................ 112
 Working Capital Reserves................................................. 113
SHARES AVAILABLE FOR FUTURE SALE.......................................... 113
PARTNERSHIP AGREEMENT..................................................... 114
 Management............................................................... 114
 Transferability of Interests............................................. 114
 Capital Contribution..................................................... 115
 Exchange Rights.......................................................... 115
 Registration Rights...................................................... 115
 Operations............................................................... 116
 Distributions and Allocations............................................ 116
 Term..................................................................... 116
 Tax Matters.............................................................. 116
FEDERAL INCOME TAX CONSIDERATIONS......................................... 117
 Requirements for Qualification as a REIT................................. 117
 Failure to Qualify as a REIT............................................. 124
 Taxation of the Company.................................................. 125
 Taxation of Stockholders................................................. 126
 Statement of Stock Ownership............................................. 129
 Tax Aspects of the Operating Partnership................................. 129
 Income Taxation of the Operating Partnership and Its Partners............ 131
 Other Tax Considerations................................................. 132
UNDERWRITING.............................................................. 136
EXPERTS................................................................... 137
LEGAL MATTERS............................................................. 137
ADDITIONAL INFORMATION.................................................... 138
GLOSSARY.................................................................. 139
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) the completion of the transactions described in "Formation Transactions," (ii) an offering price of $20.00 per share, which is the mid-point of the price range set forth on the cover page of this Prospectus (the "Offering Price"), and
(iii) the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, the term "Company," as used herein, includes American General Hospitality Corporation and its two wholly owned subsidiaries, AGH GP, Inc. ("AGH GP") and AGH LP, Inc. ("AGH LP"), and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership. See "Glossary" for the definitions of certain terms used in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  The Company, which intends to operate as a self-administered real estate investment trust ("REIT"), has been formed to own hotel properties and to continue and expand the hotel acquisition, development, and repositioning operations of American General Hospitality, Inc. and certain of its affiliates (collectively, "AGHI"). Upon completion of the Offering and the Formation Transactions, the Company will own thirteen hotels containing an aggregate of 3,012 guest rooms, located in nine states (the "Initial Hotels"). AGHI, which will manage the Initial Hotels, was founded in 1981 by Steven D. Jorns, the Company's Chairman of the Board, Chief Executive Officer and President. As of March 31, 1996, AGHI operated and managed 74 hotels in 24 states containing an aggregate of more than 13,865 guest rooms. According to Hotel & Motel Management, a leading hotel trade publication, AGHI was the nation's fourth largest independent hotel management company in 1995, based upon number of hotels under management. The Company's operations will focus on the ownership of full-service hotels in major metropolitan markets, including hotels that are in close proximity to the airports that serve such markets, and, to a lesser extent, prominent hotels in major tourist areas. The Company expects to capitalize on AGHI's expertise to achieve revenue growth at the Company's hotels. Pursuant to the terms of the Management Agreements (as defined below), and for so long as AGHI is managing hotels owned by the Company, AGHI has agreed not to own or develop any additional hotel properties. The Company will not have any economic interest in AGHI's hotel management operations.

  The Initial Hotels include eleven full-service hotels and two limited-service hotels and are diversified by franchise affiliation. For the twelve months ended March 31, 1996, the Initial Hotels had a weighted average occupancy of 73.0% and a weighted average daily room rate ("ADR") of $70.97. Ten of the Initial Hotels operate under franchise licenses with nationally recognized hotel companies, which include one Hilton(R), one Courtyard by Marriott(R), six Holiday Inns(R), one Hampton Inn(R) and one Days Inn(R).

  The Company will seek to achieve revenue growth principally through the acquisition and subsequent product and brand repositioning of hotels. Consistent with this strategy, the Company has scheduled approximately $24.6 million (an average of approximately $13,400 per guest room) to be spent on renovations and refurbishments within one year after the completion of the Offering at seven Initial Hotels to convert the hotels to leading franchise brands and reposition such hotels for future revenue growth. Upon completion of the franchise conversions, the Initial Hotels will consist of one Wyndham Hotel(R), two DoubleTree Hotels(R), two Crowne Plazas(R), one Hilton(R), one Courtyard by Marriott, one Holiday Inn Select SM (the premium Holiday Inn brand), two Holiday Inns, two Hampton Inns and one independent luxury hotel. There can be no assurance that such brand conversions and hotel repositionings will occur as planned.

  In order to qualify as a REIT, the Company may not operate hotels. As a result, the current principals of AGHI (including Mr. Jorns and Bruce G. Wiles, the Company's Executive Vice President) and Kenneth E. Barr, the Company's Executive Vice President and Chief Financial Officer, have formed AGH Leasing, L.P. (the "Lessee"), which will lease the Initial Hotels from the Company pursuant to separate participating leases (the "Participating Leases"). Messrs. Jorns, Wiles and Barr own collectively an approximate 23.0% interest in the Lessee. The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Initial Hotels. The Lessee, in turn, will enter into separate management agreements (the "Management Agreements") with AGHI to operate the Initial Hotels. See "AGHI and the Lessee."

  The Initial Hotels have achieved significant growth in occupancy, ADR and total revenue per available room ("REVPAR") as set forth in the following chart:

                                                                    THREE MONTHS
                                              YEAR ENDED                ENDED
                                             DECEMBER 31,             MARCH 31,
                                        -------------------------  ----------------
                                        1993(1)  1994(1)  1995(1)  1995(1)  1996(1)
                                        -------  -------  -------  -------  -------
Occupancy..............................   71.6%    71.7%    72.9%    70.6%    70.7%
ADR.................................... $57.65   $62.28   $69.19   $65.97   $73.33
REVPAR................................. $41.26   $44.67   $50.46   $46.56   $51.81

- --------

(1) For comparison purposes, the total weighted average occupancy, ADR and REVPAR for all U.S. hotels for each of the years ended December 31, 1993, 1994 and 1995 and for each of the three months ended March 31, 1995 and 1996 were as follows: occupancy: 63.0%, 64.7%, 65.5%, 60.3% and 61.1%, respectively; ADR: $61.93, $64.24, $67.34, $67.83 and $72.01, respectively;
    and REVPAR: $39.01, $41.56, $44.11, $40.93 and $44.02, respectively.
    Source: Smith Travel Research, Inc. ("Smith Travel Research"). Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of, and is in no way associated with, the Offering.



  The Company believes that the growth in occupancy, ADR and REVPAR at the eight Initial Hotels currently managed and operated by AGHI reflects the successful repositioning, renovation and marketing strategies of AGHI, as well as AGHI's superior management and operational capabilities. See "The Initial Hotels." The Company also attributes the success of the Initial Hotels to the slowing in recent years of new hotel construction nationally and improving economic conditions, both of which followed an extended period of unprofitable industry performance in the late 1980's and early 1990's. The Company believes these improved lodging market fundamentals have created a favorable environment for internal growth at the Initial Hotels and for acquisitions. See "The Hotel Industry."

  Management believes that the full-service hotel segment, in particular, has potential for improved performance as the economy continues to improve, and as business and leisure travel activity increases. The Company has targeted the full-service segment of the hotel industry due, in part, to its belief that the approximate three- to five-year lead time from conception to completion of a full-service hotel in the markets in which the Company intends to focus represents a significant barrier to entry that will limit near-term competition resulting from a new supply of guest rooms. Management also believes that the full-service segment of the market will continue to offer numerous opportunities to acquire hotels at attractive multiples of cash flow, and at discounts to replacement value, including underperforming hotels that may benefit from new management. The Company believes that a substantial number of hotels meeting its investment criteria are available at attractive prices in the markets where AGHI currently operates hotels and in markets that the Company believes have attractive economic characteristics. The Company believes its acquisition capabilities will be enhanced by the fact that its initial capital structure provides significant financial flexibility. Upon completion of the Offering, the Company will have approximately $19.6 million of outstanding indebtedness. The Company intends to limit consolidated indebtedness (measured at the time the debt is incurred) to no more than 45.0% of the Company's investment in hotels. See "Policies and Objectives with Respect to Certain Activities--Financing." The Company has obtained a commitment for a $100 million revolving line of credit (the "Line of Credit"), the borrowings from which will be utilized primarily for the acquisition and renovation of additional hotels and for the renovation of certain Initial Hotels. Upon closing of the Offering, the Company expects to have approximately $60 million of borrowing capacity under the Line of Credit. The Company expects that the borrowing capacity under the Line of Credit will increase to approximately $100 million, assuming all additional borrowings are used to fund capital improvements to the Initial Hotels or the acquisition of additional hotels. See "The Initial Hotels--Line of Credit."

  The Company's executive offices are located at 3860 West Northwest Highway, Suite 300, Dallas, Texas 75220, and its telephone number is (214) 904-2000.

                                  RISK FACTORS

  AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES VARIOUS RISKS, AND INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," INCLUDING THE FOLLOWING:

  . Conflicts of interest between the Company and certain of its executive officers who own interests in certain of the Initial Hotels to be acquired by the Company and who also own interests in the Lessee and AGHI, all of which could lead to decisions that do not reflect solely the interests of the Company's stockholders, including (i) the lack of arm's-length negotiations relating to the purchase of, or the assignment of contract rights relating to, interests in seven Initial Hotels, including the risk that the purchase prices may exceed the market values of such hotels, (ii) the lack of arm's-length negotiations relating to the Participating Leases and the Management Agreements, (iii) the possible failure by the Company to enforce the terms and conditions of the Participating Leases against the Lessee, even when such enforcement would be in the best interests of the Company, and (iv) the possible adverse tax consequences to certain executive officers of the Company upon the subsequent sale by the Company of certain of the Initial Hotels;

  . Dependence upon rent payments from the Lessee for substantially all of the Company's income, including risks related to the ability of the Lessee to make rent payments that are sufficient to permit the Company to make initial estimated distributions to its stockholders, the failure or delay in making rent payments, the failure of the Lessee and AGHI to effectively operate and manage the Initial Hotels and to meet the obligations under the franchise agreements, and the limited operating history of the Lessee as a newly organized entity;

  . Risks associated with the Company's lack of control over the operations of the Initial Hotels due to tax restrictions that prevent REITs from operating hotels;

  . Risks associated with the lack of appraisals of the Initial Hotels, including the possibility that the purchase prices paid by the Company for the Initial Hotels may exceed the market value of such hotels;

  . Risks affecting the hotel industry generally, and the Company's hotels specifically, including competition for guests, increases in operating costs due to inflation and other factors, dependence on business and commercial travelers and tourism, increases in energy costs and other travel expenses, seasonality and the need for future capital expenditures and for replacement of furniture, fixtures and equipment ("FF&E") in excess of budgeted amounts, all of which could have a material adverse effect on Cash Available for Distribution (as defined in "Summary Financial Information");

  . Receipt by the Primary Contributors (as defined in "Benefits to the Officers and the Primary Contributors") and certain of the Company's executive officers of material benefits from the transactions described under "Formation Transactions," including, but not limited to, (i) receipt by the Primary Contributors and the Company's executive officers of an aggregate of approximately 1,161,401 units of limited partnership interest ("OP Units") in the Operating Partnership (valued at approximately $23.2 million, based on the Offering Price), (ii) the repayment of $3.75 million of indebtedness guaranteed by AGHI, (iii) the grant to the Company's officers and directors of options to acquire an aggregate of 400,000 shares of Common

   Stock at the Offering Price, (iv) the grant to the Company's executive officers of stock awards for an aggregate of 50,000 shares of restricted Common Stock that vest over a four-year period commencing on the date of grant, (v) the reimbursement to AGHI of approximately $900,000 in direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, (vi) benefits to the Lessee and AGHI under the Participating Leases and Management Agreements, and (vii) benefits to Mr. Jorns from the ownership of the Beverage Corporations (as defined in "Formation Transactions");


  . Risks affecting the real estate industry generally, including economic and other conditions that may adversely affect real estate investments, including the Initial Hotels, and the Lessee's ability to make rent payments from the operations of the Initial Hotels, relative illiquidity of real estate, increases in taxes caused by increased assessed values or property tax rates, and potential liabilities, including liabilities for unknown or future environmental problems, all of which could have a material adverse effect on Cash Available for Distribution;

  . Risks associated with the fact that certain of the Initial Hotels experienced net losses in recent years; accordingly, there can be no assurance that the Company will not experience net losses in the future;

  . Risks associated with distributing 95% of estimated Cash Available for Distribution, including the risk that actual Cash Available for Distribution will be insufficient to permit the Company to maintain its proposed initial distribution rate, and the risk that the planned renovations at certain of the Initial Hotels may adversely impact hotel revenues and rent payments due under the Participating Leases, which, in turn, would have a material adverse impact on Cash Available for Distribution;

  . Tax risks, including taxation of the Company as a corporation if it fails to qualify as a REIT and taxation of the Operating Partnership as a corporation if it were deemed not to be a partnership, and the Company's liability for federal and state taxes on its income in either such event, which could have a material adverse effect on Cash Available for Distribution;

  . Risks normally associated with debt financing, including the fact that there is no limitation on the amount of indebtedness that may be incurred by the Company, except as imposed under the Line of Credit and may be imposed by future lenders to the Company;

  . The risk that sufficient sources of financing will not be available to fund capital expenditure requirements, including planned renovations and the Company's obligation under the ground lease for the Fred Harvey Albuquerque Airport Hotel to construct, at the Company's expense, 100 additional guest rooms if the occupancy at such hotel is 85.0% or greater for 24 consecutive months;

  . Potential loss of franchise licenses relating to the franchised Initial
    Hotels, and varying capital requirements of franchisors that may affect the Company's return on its investment in the Initial Hotels; and

  . The restriction on ownership of shares of Common Stock intended to insure compliance with certain requirements related to continued qualification of the Company as a REIT, and certain other provisions in the Company's Charter and Bylaws, all of which may have the effect of inhibiting a change in control of the Company even when such a change of control could be beneficial to the Company's stockholders.

                              AGHI AND THE LESSEE

 American General Hospitality, Inc.

  AGHI, based in Dallas, Texas, was founded in 1981 by Mr. Jorns, the Company's Chairman of the Board, Chief Executive Officer and President. AGHI has experienced significant growth over the last five years as its management portfolio increased from 39 hotels with more than 5,200 guest rooms under management at December 31, 1990, to 74 hotels with more than 13,865 guest rooms under management at March 31, 1996. For the twelve months ended March 31, 1996, the hotels managed by AGHI generated revenues in excess of $275 million. According to Hotel & Motel Management, a leading hotel trade publication, AGHI was the nation's fourth largest independent hotel management company in 1995 based upon the number of hotels under management. As of March 31, 1996, AGHI had approximately 6,000 employees. AGHI has been involved in the repositioning of approximately 70 different hotels operated under various national franchise brands. Pursuant to the terms of the Management Agreements, and for so long as AGHI is managing hotels for the benefit of the Company, AGHI has agreed to limit its business activities to managing and operating Company-owned hotels and hotels owned by third parties. The Company will not have any economic interest in AGHI's hotel management operations. The Lessee will contract with AGHI to manage the Initial Hotels under an incentive compensation structure. See "The Initial Hotels--The Management Agreements." Messrs. Jorns and Wiles, two executive officers of the Company, own collectively approximately 21.0% of AGHI. The remaining interests in AGHI are owned by James E. Sowell, Lewis W. Shaw II and Kenneth W. Shaw, three of the Primary Contributors. See "AGHI and the Lessee."



 AGH Leasing, L.P.

  The Company will lease each Initial Hotel to the Lessee pursuant to a separate Participating Lease and, while not legally obligated to do so, expects to lease additional hotels that may be acquired or developed by the Company to the Lessee. Messrs. Jorns, Wiles and Barr, all executive officers of the Company, own collectively approximately 23.0% of the Lessee. See "AGHI and the Lessee." The remaining interests in the Lessee are owned by Messrs. Sowell, Shaw and Shaw. Each Participating Lease will have a term of twelve years, subject to earlier termination upon the occurrence of certain events. Under the Participating Leases, the Lessee will be obligated to make fixed monthly base rent payments ("Base Rent") to the Company and quarterly participating rent payments based on a percentage of revenues ("Participating Rent") to the Company. The Company has structured the terms of the Participating Leases, the Management Agreements and the related agreements in an effort to seek to align the interests of AGHI and the Lessee with the interests of the Company's stockholders. See "AGHI and the Lessee," "The Initial Hotels--The Participating Leases" and "--The Management Agreements."


                               THE INITIAL HOTELS

  The thirteen Initial Hotels are diversified by five different national hotel affiliations, including Hilton, Courtyard by Marriott, Holiday Inn, Hampton Inn and Days Inn and include eleven full-service hotels, including one hotel with a conference center, and two limited-service hotels. In addition, the Company plans to reposition, within one year after the completion of the Offering, seven of the Initial Hotels (four Holiday Inns, one Days Inn and two independent hotels) through an upgrade and conversion into hotels that operate under the Wyndham Hotel, DoubleTree Hotel, Crowne Plaza, Holiday Inn Select and Hampton Inn brands. The Company believes that following such upgrading and conversion, these hotels will experience increases in occupancy and room rates as a result of the new franchisors' national brand recognition, reservation systems and group sales organization. There can be no assurance that such brand conversions and repositionings will occur as planned or that, if such brand conversions and repositionings occur, the affected hotels will experience occupancy and rate increases. The Company believes that the diversity of its initial portfolio moderates the potential effects on the Company of regional economic conditions or local market competition affecting specific hotel franchises, hotel markets, or price segments within the industry. The hotels are located primarily in major metropolitan areas at or in close proximity to commercial airports, interstate highways or local commercial demand generators, such as regional shopping centers, convention centers or tourist attractions.

  The table on the following page sets forth certain information with respect to the Initial Hotels. The Lessee is obligated to pay to the Company annually the greater of Base Rent or Participating Rent at each of the Initial Hotels.

                                                                                  TWELVE MONTHS ENDED MARCH 31, 1996
                                                                    --------------------------------------------------------------
                                                                      PRO
                                                       RENOVATIONS   FORMA
                                                       AND CAPITAL   TOTAL            PRO    PRO FORMA
                                     NUMBER   YEAR     IMPROVEMENT  REVENUE   PRO    FORMA    LESSEE
                                       OF    BUILT/   EXPENDITURES, OF THE   FORMA  PARTICI-    NET
                                     GUEST    RENO-      1/1/93-    INITIAL  BASE    PATING   INCOME
 INITIAL HOTELS         LOCATION     ROOMS  VATED(1)   3/31/96(2)   HOTELS  RENT(3) RENT(3)  (LOSS)(4) OCCUPANCY   ADR   REVPAR(5)
- ----------------     --------------- ------ --------- ------------- ------- ------- -------- --------- --------- ------- ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT FOR ADR AND REVPAR)
Holiday Inn
 Dallas DFW
 Airport
 South(6).......     Irving, TX        409  1974/1995    $ 2,776    $12,070 $ 2,410 $ 4,080    $(102)    77.2%   $ 73.54  $ 56.79
Holiday Inn
 Dallas DFW
 Airport West(6)
 ...............     Bedford, TX       243  1974/1995      4,582      4,881     827   1,440        3     64.9      66.05    42.84
Courtyard by
 Marriott-
 Meadowlands(6)..    Secaucus, NJ      165  1989/1994      1,500      4,525     946   1,593     (108)    77.7      83.42    64.82
Hampton Inn
 Richmond
 Airport(6).....     Richmond, VA      124  1987/1995        443      1,962     530     866       42     69.9      58.64    40.96
Hilton Hotel-
 Toledo(6) .....     Toledo, OH        213  1987/1994      1,069      6,094     832   1,336      159     71.7      61.31    43.96
Holiday Inn New
 Orleans
 International
 Airport(6)(7)(12).. Kenner, LA        304  1973/1994      3,236      8,333   2,099   3,424      (10)    79.5      74.17    58.99
Holiday Inn
 Select-
 Madison(8)(12)..    Madison, WI       227  1987/1995        473      7,845   1,597   2,758       54     78.8      78.91    62.20
Holiday Inn Park
 Center
 Plaza(8)(12)...     San Jose, CA      231  1975/1990        304      7,658   1,091   2,069       94     76.1      80.17    61.03
Fred Harvey
 Albuquerque
 Airport
 Hotel(9)(12)...     Albuquerque, NM   266  1972/1994        664      6,190   1,202   1,933     (147)    83.3      53.43    44.53
Le Baron Airport
 Hotel(10)(12)..     San Jose, CA      327  1973/1995        993      9,199   1,323   2,625      283     69.8      67.69    47.24
Days Inn Ocean
 City(6)(11)(12)..   Ocean City, MD    162  1989/1994        529      2,365     719   1,221     (157)    48.2      78.75    37.96
Holiday Inn
 Mission
 Valley(10)(12)..    San Diego, CA     318  1970/1995        926      6,662   1,542   2,134      434     68.0      64.80    44.09
Hotel Maison de
 Ville(6).......     New Orleans, LA    23  1788/1994        849      1,881     274     423       18     64.7     234.85   151.84
                                     -----               -------    ------- ------- -------    -----
 Totals/Weighted Averages            3,012               $18,344    $79,665 $15,392 $25,902    $ 563     73.0%   $ 70.97  $ 51.77
                                     =====               =======    ======= ======= =======    =====

- -------
(1) Year renovated reflects the calendar year in which management deems that a significant renovation was completed at that hotel.

(2) Represents total capital expenditures at each hotel from January 1, 1993 through March 31, 1996.

(3) Represents Base Rent and Participating Rent calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the pro forma revenues of the Initial Hotels as if January 1, 1995 were the beginning of the lease year. Under the terms of the Participating Leases, the Lessee is obligated to pay the greater of Base Rent or Participating Rent. The departmental revenue thresholds in certain of the Participating Lease formulas adjust in the future commencing January 1, 1997. See "The Initial Hotels--The Participating Leases."

(4) After pro forma management fees of approximately $2.1 million payable to AGHI. Such management fees are subordinate to Participating Lease payments to the Company. See "Selected Financial Information," "AGHI and the Lessee" and "The Initial Hotels--The Management Agreements."

(5) REVPAR is determined by dividing total room revenue by total available rooms for the applicable period.

(6) This hotel is currently operated and managed by AGHI.

(7) The Company plans to reposition this hotel and convert it to a hotel that operates under the Holiday Inn Select brand.

(8) The Company plans to reposition this hotel and convert it to a hotel that operates under the Crowne Plaza brand.

(9) This hotel is currently affiliated with Best Western(R). The Company has plans to reposition this hotel and convert it to a hotel that operates under the Wyndham Hotel brand.

(10) The Company plans to reposition this hotel and convert it to a hotel that operates under the DoubleTree Hotel brand.

(11) The Company plans to reposition this hotel and convert it to a hotel that operates under the Hampton Inn brand.

(12) There can be no assurance that the brand conversion and repositioning of this hotel will occur as planned.

                               GROWTH STRATEGIES

  The Company will seek to maximize current returns to stockholders through increases in Cash Available for Distribution and to increase long-term total returns to stockholders through appreciation in value of the Common Stock. The Company plans to achieve these objectives through participation in any increased revenues from the Initial Hotels, pursuant to the Participating Rent payments under the Participating Leases and by the acquisition and selective development of additional hotels.

ACQUISITIONS

  The Company intends to acquire additional hotels that meet one or more of the investment criteria outlined below. The Company intends to capitalize on AGHI's extensive resources and industry contacts available through its hotel management business, sizable existing management portfolio, and significant industry and national presence to access acquisition opportunities not readily available to the market in general. The Company currently has options to acquire AGHI's interest in two Courtyards by Marriott currently under development containing an aggregate of 318 guest rooms. See "The Company-- Development." The Company believes that its executive officers' experience in the hotel industry will enable the Company to acquire, upgrade and convert hotels in order to capture the growth potential from such acquisitions. The Company initially will employ five professionals devoted exclusively to hotel acquisitions.

  The Company will seek to acquire additional hotels that meet one or more of the following investment criteria:

  . full-service hotels located in major metropolitan markets, including hotels that are in close proximity to the airports that serve such markets, as well as selective prominent hotels in major tourist areas;

  . hotels that are underperforming and are candidates for implementation of market repositioning, franchise conversion and turnaround strategies that employ the extensive management and marketing experience of AGHI;

  . hotels where the Company believes that necessary renovation or redevelopment can be completed expeditiously and will result in an immediate improvement in the hotel's revenues and an attractive return on its renovation or redevelopment investment;

  . hotels with sound operating fundamentals that are performing below their potential because they are owned or controlled by financially distressed owners or involuntary owners that may have acquired hotels through foreclosure, including owners that lack the financial resources or the commitment to make capital improvements appropriate for such hotels;

  . hotels in attractive locations that the Company believes would benefit significantly by changing franchises to a recognized brand affiliation that is capable of increasing penetration in a particular market;

  . nationally franchised hotels in locations with a relatively high demand for rooms, relatively low supply of competing hotels and high barriers to entry; and

  . portfolios of hotels that exhibit some or all of the other criteria discussed above, where purchasing several hotels in one transaction enables the Company to obtain a favorable price, or to purchase attractive hotels that otherwise would not be available to the Company.

  The Company's ability to make acquisitions will depend on its ability to access debt and equity financing. Initially, the Company expects to fund its acquisitions by utilizing funds available under its Line of Credit. Funds available to the Company under the Line of Credit will be limited to the maximum amount of $100 million and, among other limitations, to 40% of the value or cost of the hotels which secure such line. See "The Initial Hotels-- Line of Credit." Although as a public company the Company expects to have available alternative sources of financing, no commitments relating to such financing exist. Acquisitions entail risks that acquired hotels will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to reposition hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. In addition, future trends in the hotel industry may make future acquisitions economically impractical. Moreover, there can be no assurance that the Company will be able to acquire hotels that meet its investment criteria or that any such hotel's operations can be successfully improved. See "Risk Factors--Real Estate Investment Risks--General Risks" and "--Acquisition and Development Risks."

DEVELOPMENT

  The Company's executive officers average approximately 17 years of experience in the development and renovation of hotel properties. Under the direction of the Company's executive officers, AGHI has developed six hotel properties, with an aggregate development cost of approximately $60 million, and has completed redevelopment or repositioning projects at approximately 70 hotel properties, including both full- and limited-service hotels. The Company anticipates that most of the additional hotels developed in the future will be in the full-service commercial sector, including such major brands as Hilton, Marriott's family of brands, Wyndham Hotel, DoubleTree Hotel, Crowne Plaza, Holiday Inn, Sheraton and Embassy Suites. Other than in connection with the limited expansion of existing hotels, the Company may not engage in development activities without the consent of the lenders under the Line of Credit.

  The Company's development activities will be limited by the terms of the Line of Credit, its ability to access financing as well as future trends in the hotel industry. Like acquisitions, new project development is also subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs. Accordingly, there can be no assurance that the Company will be able to develop hotels that meet its investment criteria or that any hotels can be successfully developed. See "Risk Factors--Real Estate Investment Risks--Acquisition and Development Risks."

INTERNAL GROWTH

  The Company believes that, based on the historical operating results of the Initial Hotels, the strength of the Company's and AGHI's existing management teams and the structure of the Participating Leases, the Initial Hotels should provide the Company with the opportunity for significant revenue growth. The Company believes that it has structured its business relationships with AGHI and the Lessee to provide incentives to operate and maintain the Initial Hotels in a manner that will increase revenue and the Company's Cash Available for Distribution. See "The Initial Hotels--The Participating Leases" and "--The Management Agreements."

  AGHI has extensive experience in managing hotels through all stages of the lodging industry cycle, including industry downturns. During the late 1980's and early 1990's, AGHI managed over 140 different hotels for institutional owners, a substantial number of whom acquired the hotels through foreclosure, thus enhancing AGHI's extensive turnaround and repositioning experience as well as its management depth and operating systems. The Company believes there is significant potential to increase revenues at the Initial Hotels (especially those not currently managed by AGHI) and increase Participating Lease payments by employing the following strategies:

  . product repositioning through renovation and refurbishment of the hotels;

  . brand repositioning through conversion to leading national franchise affiliations;

  . operational repositioning through property-level management and marketing; and

  . use of Participating Leases designed to capture increased revenues attributable to improved marketing and yield management techniques that AGHI will employ at the Initial Hotels not previously operated and managed by AGHI and any additional hotels acquired by the Company after the completion of the Offering.

  Product Repositioning. The Company believes that a regular program of capital improvements, including replacement and refurbishment of FF&E at the Initial Hotels, as well as the renovation and redevelopment of certain of the Initial Hotels, will maintain the competitiveness of the Initial Hotels and increase revenues. From January 1, 1993 through March 31, 1996, approximately $15.0 million (an average of approximately $9,000 per guest room) was spent on renovations and capital improvements at the eight Initial Hotels currently operated and managed by AGHI. The Company expects to employ a repositioning and conversion strategy in connection with its hotel acquisitions. Consistent with this strategy, the Company has scheduled approximately $24.6 million (an average of approximately $13,400 per guest room) to be spent on renovations and refurbishments within one year after the completion of the Offering at seven of the Initial Hotels anticipated to undergo brand conversions within one year after the closing of the Offering (see "Brand Repositioning" below).

  As an example of this strategy, AGHI, after its acquisition in May 1992 of an interest in the Holiday Inn Dallas DFW Airport South and its retention as manager, commenced an extensive $2.5 million renovation of the hotel, which included upgrades of all guest rooms and corridors, common areas, meeting space, and restaurants and the lounge and renovation of the exterior of the building. At the time of purchase, the hotel had lost its Holiday Inn franchise due to product deficiencies and was experiencing declining occupancy arising from poor marketing and insufficient capital improvements. Since the completion of the initial renovations in 1992, an additional $2.5 million has been spent to upgrade the hotel. In 1992, occupancy, ADR and REVPAR at the Holiday Inn Dallas DFW Airport South were 49.1%, $54.18 and $26.61, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 57.2% to 77.2%, ADR at the hotel had increased 35.7% to $73.54 and REVPAR at the hotel had increased 113.4% to $56.79. There can be no assurance that the Company will be able to achieve similar results with respect to the Initial Hotels or hotels acquired in the future.

  The Participating Leases require the Company to establish reserves of 4.0% of total revenue for each of the Initial Hotels (which, on a consolidated pro forma basis for the twelve months ended March 31, 1996, represented approximately 5.6% of room revenue), which will be utilized by the Lessee for the replacement and refurbishment of FF&E and for other capital expenditures designed to enhance the competitive position of the Initial Hotels.

  Brand Repositioning. The Company believes an opportunity exists in certain major U.S. markets to acquire underperforming hotels that currently operate as independent hotels or under franchise affiliations that have limited brand recognition and convert them to stronger, more nationally recognized brand affiliations, such as Courtyard by Marriott, DoubleTree Hotel, Crowne Plaza, Holiday Inn, Holiday Inn Select, and Wyndham Hotel brands, in order to improve the operating performance at these hotels. Seven of the Initial Hotels are anticipated to undergo brand conversions within one year after the closing of the Offering. It is expected that the Holiday Inn Park Center Plaza will be converted from a traditional Holiday Inn to a Crowne Plaza, the Holiday Inn Select-Madison will be converted to a Crowne Plaza, the Days Inn Ocean City will be converted to a Hampton Inn, the Le Baron Airport Hotel will be converted to a DoubleTree Hotel, the Holiday Inn New Orleans International Airport will be converted from a traditional Holiday Inn to a Holiday Inn Select, the Holiday Inn Mission Valley will be converted to a DoubleTree Hotel, and the Fred Harvey Albuquerque Airport Hotel will be converted to a Wyndham Hotel. These brand conversions are subject to, among other things, final franchisor and lender approval, and there can be no assurance that such brand conversions and repositionings will occur as planned. See "Risk Factors--Risks of Operating Hotels Under Franchise Agreements; Approval for Brand Conversions."

  As an example, AGHI implemented its brand repositioning strategy in connection with its acquisition of the Courtyard by Marriott-Meadowlands in December 1993. At the time of its acquisition by AGHI, this hotel's operating performance was declining due to prior management inefficiencies, deferred maintenance and a lack of capital to effectively compete in its market. In response to these conditions, AGHI developed a multi-phase strategy, including repositioning the former Days Hotel(R) to a Courtyard by Marriott and upgrading the hotel by making approximately $530,000 in renovations of guest rooms and public space and exterior improvements to the hotel. Since the initial renovation was completed in May 1994, AGHI has invested an additional $845,400 to further improve the restaurant, lounge, exterior entrances, guest rooms and meeting facilities. In 1993, occupancy, ADR and REVPAR at the Courtyard by Marriott-Meadowlands were 74.8%, $65.63 and $49.09, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 3.9% to 77.7%, ADR at the hotel had increased 27.1% to $83.42 and REVPAR at the hotel had increased 32.0% to $64.82. There can be no assurance that the Company will be able to achieve similar results with respect to the Initial Hotels or hotels acquired in the future.

  The Company's ability to utilize its repositioning strategies will depend on its ability to access financing. The Company plans to use funds available under the Line of Credit to implement its planned conversion and repositioning strategy at certain of the Initial Hotels. Substantial renovations of hotels often disrupt the operations of those hotels due to hotel guest rooms and common areas being out of service for extended periods. See "Risk Factors-- Hotel Industry Risks--Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations."

  Operational Repositioning. The Company expects to achieve internal growth through the application of AGHI's operating strategies, which stress responsiveness and adaptability to changing market conditions to maximize revenue growth. The Company's objectives include increasing REVPAR through increases in occupancy and ADR through AGHI's continuing use of (i) interactive yield management techniques, (ii) highly developed operating systems and controls, (iii) targeted sales and marketing plans, (iv) proactive financial management, (v) extensive training programs, and (vi) an incentive-based compensation structure.

  Participating Leases Structure. The Participating Leases are designed to allow the Company to participate in any increased revenues from the hotels in which it invests. The Company also believes that by employing AGHI as the manager of the five Initial Hotels that AGHI does not currently manage, AGHI, through improved marketing and yield management techniques, will increase the revenues of these hotels, thereby increasing the rent payable to the Company by the Lessee under the Participating Leases. The Company and the Lessee relied on this estimated increase in revenue in establishing the rent payable to the Company under the Participating Leases relating to these hotels. While the rent provisions of the Participating Leases are revenue-based, such provisions have been developed with consideration of the fixed and variable nature of hotel operating expenses and changes in operating margins typically associated with increases in revenues. See "The Initial Hotels--The Participating Leases."

  In an effort to align the interests of AGHI and the Lessee with the interests of the Company's stockholders, the Participating Leases, the Management Agreements and certain related agreements provide for the following:

  . the partners of the Lessee have agreed upon consummation of the Offering to (i) initially capitalize the Lessee with $500,000 in cash and (ii) pledge 275,000 OP Units having a value of approximately $5.5 million, based on the Offering Price, to the Company to secure the Lessee's obligations under the Participating Leases (the "Lessee Pledge");

  . until the Lessee's net worth equals the greater of (i) $6.0 million and
    (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year (the "Lessee Distribution Restriction"), the Lessee will not pay any distributions to its partners (except for the purpose of permitting its partners to pay taxes on the income attributable to them from the operations of the Lessee and except for distributions relating to interest or dividends received by the Lessee from cash or securities held by it);

  . management fees paid to AGHI by the Lessee will include an incentive fee of up to 2.0% of gross revenues based upon reaching certain gross revenue targets at the Initial Hotels;

  . management fees payable by the Lessee to AGHI will be subordinated to the Lessee's rent obligations to the Company under the Participating Leases;

  . defaults by the Lessee under each Participating Lease will result in a cross-default of all other Participating Leases to which the Lessee is a party allowing the Company to terminate each other lease;

  . Messrs. Jorns and Wiles, who are stockholders of AGHI and are also executive officers of the Company, will agree to use 50.0% of the dividends (net of tax liability) received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company (as determined in good faith by such officers) to purchase additional interests in the Company; and

  . the Board of Directors of the Company will establish a Leasing Committee, consisting entirely of Independent Directors (as defined in "Management-- Board of Directors and Committees"), that will review not less frequently than annually the Lessee's compliance with the terms of the Participating Leases and will review and approve the terms of each new Participating Lease between the Company and the Lessee.

                             FORMATION TRANSACTIONS

  Set forth below is a description of the principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels (the "Formation Transactions"):

  . The Company will sell 7,000,000 shares of Common Stock in the Offering.
    All of the net proceeds to the Company from the Offering will be contributed to AGH GP and AGH LP, which, in turn, will contribute such proceeds, together with certain assets acquired from AGHI's Employee Retirement and Savings Plan (the "Plan") (as described below), to the Operating Partnership in exchange for an approximate 74.2% interest in the Operating Partnership. AGH GP, a wholly owned subsidiary of the Company, is the sole general partner of the Operating Partnership and will own a 1.0% interest in the Operating Partnership. AGH LP, also a wholly owned subsidiary of the Company, will initially own an approximate 73.2% limited partnership interest in the Operating Partnership;

  . The Company will acquire directly or indirectly a 100.0% interest in each of the Initial Hotels for an aggregate of 2,511,106 OP Units, 155,518 shares of Common Stock, approximately $91.1 million in cash, and the assumption of approximately $53.5 million in mortgage indebtedness (of which amount approximately $33.9 million will be repaid from the net proceeds of the Offering), as follows:

    . The Operating Partnership will acquire from the Primary Contributors interests in six of the Initial Hotels (Holiday Inn Dallas DFW Airport West, Holiday Inn Dallas DFW Airport South, Hotel Maison de Ville, Hampton Inn Richmond Airport, Courtyard by Marriott-Meadowlands and Hilton Hotel-Toledo) and the Primary Contributors' contract right to acquire the Holiday Inn Park Center Plaza in exchange for 1,161,401 OP Units (valued at approximately $23.2 million, based on the Offering Price);

    . The Company will acquire from the Plan interests in five of the Initial Hotels (Hampton Inn Richmond Airport, Holiday Inn Dallas DFW Airport West, Hotel Maison de Ville, Courtyard by Marriott-Meadowlands and Hilton Hotel-Toledo) in exchange for 155,518 shares of Common Stock (valued at approximately $3.1 million, based on the Offering Price), and the Company will, in turn, contribute such interests to the Operating Partnership in exchange for 155,518 OP Units. The Company's executive officers collectively own less than a 5.0% beneficial interest in the Plan;

    . The Operating Partnership will acquire, directly or as assignee of the Primary Contributors' contract rights, interests in eight of the Initial Hotels from parties that are unaffiliated with the Primary Contributors in exchange for an aggregate of 1,349,705 OP Units (valued at approximately $27.0 million, based on the Offering Price) and approximately $91.1 million in cash.

  . The Operating Partnership will reimburse AGHI for approximately $900,000 for direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses;

  . The Operating Partnership will lease each Initial Hotel to the Lessee for a term of twelve years pursuant to a Participating Lease, which will require Base Rent to be paid on a monthly basis and Participating Rent to be paid on a quarterly basis;

  . The Operating Partnership will receive from the Primary Contributors options to acquire their interests in the two Option Hotels (see "The Initial Hotels--Options to Purchase and Rights of First Refusal");

  . In order for the Company to qualify as a REIT, the Operating Partnership will sell certain personal property relating to certain of the Initial Hotels to the Lessee in exchange for one or more five-year amortizing recourse promissory notes in the aggregate principal amount of $315,000 that will be secured by such personal property (collectively, the "FF&E Note");

  . The Lessee will contract with AGHI to operate the Initial Hotels under separate Management Agreements providing for the subordination of the payment of the management fees to the Lessee's obligation to pay rent to the Operating Partnership under the Participating Leases; and

  . In order to facilitate compliance with state and local liquor laws and regulations, the Lessee will sublease (the "Beverage Subleases") those areas of the Initial Hotels where alcoholic beverages are served to special purpose corporations, eleven of which are wholly owned by Mr. Jorns (collectively, the "Beverage Corporations"). The Beverage Corporations will pay to the Lessee rent payments equal to 30% of gross revenues from the sale of food and beverages generated from such areas; however, pursuant to the Participating Leases, such subleases will not reduce the Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales.

  Following the consummation of the Formation Transactions, the structure and relationship of the Company, the Operating Partnership, the Lessee and AGHI will be as follows:


                            [FLOWCHART APPEARS HERE]



- --------

(1) Upon completion of the Formation Transactions, each of Messrs. Jorns, Wiles and Barr will own less than 1% of the outstanding shares of Common Stock of the Company and 1.9%, 0.6% and 0.1%, respectively, of the outstanding OP Units of the Operating Partnership. See "Principal Stockholders."

(2) Messrs. Jorns, Wiles and Barr own, directly or indirectly, 15.43%, 4.89% and 2.5%, respectively, of the Lessee.

(3) Messrs. Jorns and Wiles own 15.83% and 5.0%, respectively, of AGHI.

             BENEFITS TO THE OFFICERS AND THE PRIMARY CONTRIBUTORS

  The Primary Contributors are Steven D. Jorns, Bruce G. Wiles, and Kenneth E. Barr, each of whom is an executive officer of the Company, and James E. Sowell, Lewis W. Shaw II and Kenneth W. Shaw, each of whom is an affiliate of the Lessee and AGHI and, where applicable, the term "Primary Contributors" includes their respective controlled affiliates and associates (including spouses).

  As a result of the Formation Transactions, officers of the Company and the Primary Contributors will receive the following benefits:

  . Mr. Jorns will receive 185,206 OP Units, Mr. Wiles will receive 56,672 OP
    Units, Mr. Barr will receive 10,000 OP Units, Mr. Sowell will receive 540,553 OP Units, Mr. Lewis W. Shaw II will receive 185,205 OP Units, and Mr. Kenneth W. Shaw will receive 183,765 OP Units, as consideration for their interests in six of the Initial Hotels and the assignment of the contract right to acquire one additional Initial Hotel. The OP Units to be received by Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw (which are exchangeable for cash, or at the Company's option for Common Stock, at any time after one year following the completion of the Offering) will have a value of approximately $3.7 million, $1.1 million, $200,000, $10.8 million, $3.7 million and $3.7 million, based on the Offering Price, respectively, and will be more liquid than their interests in the Initial Hotels once a public trading market for the Common Stock commences. As of March 31, 1996, the aggregate book value of the interests and rights to be contributed by such persons was approximately $2.9 million;

  . Messrs. Jorns, Wiles, Barr and Russ C. Valentine, an executive officer of the Company, will be granted options to acquire 225,000, 75,000, 40,000 and 20,000 shares of Common Stock, respectively, at the Offering Price, which will become exercisable in four equal annual installments commencing on the date of grant;

  . Messrs. Jorns, Wiles, Barr and Valentine will receive stock awards of 30,000, 10,000, 6,000 and 4,000 shares of restricted Common Stock, respectively, which will vest over a four-year period commencing on the date of grant;

  . The Operating Partnership will reimburse AGHI for approximately $900,000 for direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses;

  . The Operating Partnership will repay approximately $3.75 million of indebtedness guaranteed by AGHI;

  . Certain tax consequences to the Primary Contributors resulting from the conveyance of their interests in the Initial Hotels to the Operating Partnership will be deferred;

  . Through its operation of the Initial Hotels pursuant to the Participating
    Leases, the Lessee, which is owned by Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw, will be entitled to all of the cash flow from the Initial Hotels after the payment of operating expenses, management fees and rent under the Participating Leases (which cash flow, after establishing a reserve for tax distributions to its partners, the Lessee will use annually, until its net worth equals the greater of (i) $6.0 million and
    (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year, to purchase interests in the Company). Pursuant to the Management Agreements, AGHI, which is owned by Messrs. Jorns, Wiles, Sowell, Shaw and Shaw, will receive management fees from the Lessee, which are subordinate to the rent payments due to the Company under the Participating Leases, in an amount initially equal to a base fee of 1.5% of gross revenues plus an incentive fee of up to 2.0% of gross revenues that will be earned incrementally upon reaching certain gross revenue targets. See "The Initial Hotels--The Participating Leases" and "--The Management Agreements;" and

  . Through its operation of the areas of eleven of the Initial Hotels that serve alcoholic beverages, the Beverage Corporations, which are wholly owned by Mr. Jorns, will be entitled to all cash flow from food and beverage sales generated from such areas after the payment of rent to the Lessee equal to 30% of gross revenues from such sales; such arrangement will not, however, reduce Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales.



                                   TAX STATUS

  The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its initial taxable year ending December 31, 1996. If the Company qualifies for taxation as a REIT, the Company (subject to certain exceptions) will not be subject to federal income taxation, at the corporate level, on its taxable income that is distributed to the stockholders of the Company. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95.0% of its annual taxable income. Failure to qualify as a REIT would render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the stockholders in any such year would not be deductible by the Company. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its REIT status, the Company will receive, at the closing of the Offering, the opinion of its legal counsel that the Company qualifies for taxation as a REIT, which opinion is based on certain assumptions and representations and is not binding on the IRS or any court. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes restrictions on the transfer of shares of Common Stock. The Company intends to adopt the calendar year as its taxable year. See "Risk Factors--Tax Risks" and "--Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Ownership Limitation," "Description of Capital Stock--Restrictions on Transfer," and "Federal Income Tax Considerations--Taxation of the Company."

                                  THE OFFERING

Common Stock offered by
 the Company............ 7,000,000 shares
Common Stock to be
 outstanding after the   9,716,624 shares(1)
 Offering...............
Use of Proceeds......... To acquire the Initial Hotels, to repay certain mortgage and other existing indebtedness in connection
                         with the acquisition of the Initial Hotels, and for
                         working capital. See "Use of Proceeds."
NYSE symbol............. "AGT"

- --------

(1) Includes 2,511,106 shares of Common Stock to be issuable one year after the completion of the Offering upon the exchange of OP Units issued in the Formation Transactions (other than to AGH GP and AGH LP), 155,518 shares of Common Stock issued to the Plan in connection with the Formation Transactions and 50,000 shares of restricted Common Stock that will vest over a four-year period granted to the Company's executive officers as stock awards. Excludes 850,000 reserved but unissued shares of Common Stock under the American General Hospitality Corporation 1996 Incentive Plan (the "1996 Plan") and 100,000 reserved but unissued shares of Common Stock under the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (the "Directors' Plan"). See "Management--Stock Incentive Plans," "Formation Transactions" and "Partnership Agreement--Exchange Rights."

                              DISTRIBUTION POLICY

  Subsequent to the Offering, the Company intends to make regular quarterly distributions to its stockholders. The Company's first distribution, for the period from the closing of the Offering to September 30, 1996, is expected to
be $    per share of Common Stock, representing a pro rata distribution of the anticipated regular quarterly distribution of $0.40 per share for a full quarter, which, on an annualized basis, represents an initial annual distribution rate of $1.60 per share or 8.0% of the Offering Price. The Company estimates that approximately 21.0% of the initial annual distribution will represent a return of capital for federal income tax purposes. Based on the Company's estimated revenues less expenses for the twelve months ended March 31, 1996, the Company would have been required to distribute approximately $8.6 million, or $1.20 per share, in order to maintain its status as a REIT. This estimated initial distribution represents 95.0% of estimated Cash Available for Distribution. The holders of OP Units will be entitled to distributions per OP Unit which are equal to the distributions payable on a per share basis with respect to the Common Stock. The Company does not expect to adjust the estimated distribution rate if the Underwriters' over-allotment option is exercised. See "Partnership Agreement."

  The Company has established the expected initial annual distribution rate based upon the Company's estimate of Cash Available for Distribution, which has been derived from the Statements of Estimated Revenues Less Expenses of the Company for the twelve months ended March 31, 1996. The Company believes that the estimated revenues less expenses for the twelve months ended March 31, 1996 constitute a reasonable basis for setting the expected initial annual distribution rate. The Board of Directors, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, Cash Available for Distribution, economic conditions, tax considerations (including those related to REITs) and other factors. See "Distribution Policy."

                         SUMMARY FINANCIAL INFORMATION

  The following tables set forth unaudited summary estimated and pro forma consolidated financial data for the Company, summary historical combined financial data for the Initial Hotels and pro forma financial data for the Initial Hotels and Lessee and should be read in conjunction with the financial statements and notes thereto that are contained elsewhere in this Prospectus. The estimated revenues less expenses, pro forma and other data is presented as if the Formation Transactions and the application of the net proceeds of the Offering had occurred as of January 1, 1995 and therefore incorporate certain assumptions that are included in the notes to the Statements of Estimated Revenues Less Expenses and Pro Forma Statements of Operations included elsewhere in the Prospectus. The pro forma balance sheet data is presented as if the Formation Transactions and the application of the net proceeds of the Offering had occurred on March 31, 1996.

                    AMERICAN GENERAL HOSPITALITY CORPORATION

      SUMMARY ESTIMATED AND PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
                                  (UNAUDITED)

                                               TWELVE MONTHS    THREE MONTHS
                                YEAR ENDED         ENDED           ENDED
                             DECEMBER 31, 1995 MARCH 31, 1996  MARCH 31, 1996
                             ----------------- -------------- -----------------
ESTIMATED REVENUES LESS EX-
 PENSES DATA:
  Participating Lease
   revenue(2)...............   $ 24,811,668     $ 25,902,292    $  6,527,908
  Interest income...........         31,500           31,500           7,875
                               ------------     ------------    ------------
    Total revenue...........     24,843,168       25,933,792       6,535,783
                               ------------     ------------    ------------
  Depreciation..............      7,404,199        6,551,900       1,485,224
  Amortization..............        605,410          605,410         151,353
  Real estate and personal
   property taxes and
   property insurance.......      2,165,073        2,165,073         541,268
  General and
   administrative(3)........      1,130,000        1,130,000         282,500
  Ground lease expense......        881,217          902,196         193,156
  Amortization of unearned
   officers'
   compensation(4)..........        100,000          100,000          25,000
  Interest expense..........      1,244,637        1,633,962         408,491
                               ------------     ------------    ------------
    Total expenses..........     13,530,536       13,088,541       3,086,992
                               ------------     ------------    ------------
  Estimated Revenues Less
   Expenses before minority
   interest.................     11,312,632       12,845,251       3,448,791
  Minority interest(5)......      2,918,659        3,314,075         889,788
                               ------------     ------------    ------------
  Estimated revenues less
   expenses applicable to
   common stockholders......   $  8,393,973     $  9,531,176    $  2,559,003
                               ============     ============    ============
  Estimated revenues less
   expenses per common
   share....................          $1.16            $1.32           $0.36
                               ============     ============    ============
  Weighted average number of
   shares of Common Stock
   outstanding..............      7,205,518        7,205,518       7,205,518
                               ============     ============    ============
                                                              AT MARCH 31, 1996
                                                              -----------------
BALANCE SHEET DATA:
  Cash and cash
   equivalents..............                                    $    874,076
  Investment in hotel
   properties, net..........                                     176,206,689
  Total assets..............                                     180,172,365
  Debt......................                                      19,352,239
  Minority interest in
   Operating Partnership....                                      41,040,093
  Stockholders' equity......                                     118,030,033
                                               TWELVE MONTHS    THREE MONTHS
                                YEAR ENDED         ENDED           ENDED
                             DECEMBER 31, 1995 MARCH 31, 1996  MARCH 31, 1996
                             ----------------- -------------- -----------------
OTHER DATA:
  Funds From Operations(6)..   $ 13,887,889     $ 14,392,686    $  3,661,039
  Cash Available for
   Distribution(7)..........     11,690,738       12,142,695       3,195,403
  Net cash provided by
   operating activities
   (consolidated)(8)........     19,422,241       20,102,561       5,110,368
  Net cash used in investing
   activities
   (consolidated)(9)........     (3,115,404)      (3,186,617)       (803,895)
  Net cash used in financing
   activities
   (consolidated)(10).......    (16,056,851)     (16,035,288)     (4,008,823)
  Weighted average number of
   shares of Common Stock
   and of OP Units
   outstanding..............      9,716,624        9,716,624       9,716,624

                          See notes on following page.

                              INITIAL HOTELS

              SUMMARY HISTORICAL COMBINED FINANCIAL DATA (11)
                                  (UNAUDITED)

                                                                                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                          ------------------------------------------------------------ -----------------------
                             1991        1992         1993        1994        1995        1995        1996
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........  $27,963,802 $30,376,150  $36,829,877 $43,541,206 $53,756,926 $11,857,784 $14,186,415
 Food and beverage
  revenue...............   13,526,143  13,597,748   15,453,080  16,378,861  17,717,760   4,291,351   4,683,138
 Other revenue..........    2,434,535   2,528,364    4,680,010   3,392,275   4,147,900     971,975   1,163,152
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Total revenue..........   43,924,480  46,502,262   56,962,967  63,312,342  75,622,586  17,121,110  20,032,705
 Hotel operating
  expenses..............   32,251,012  35,083,148   40,130,782  44,349,278  51,198,375  11,622,390  13,216,152
 Depreciation and
  amortization..........    2,575,564   6,329,770    5,847,629   5,986,460   8,131,244   2,839,488   1,567,020
 Interest expense.......    3,802,670   4,819,749    4,667,281   4,771,483   6,307,202   1,411,434   1,705,764
 Other expenses.........    1,946,193     617,334    2,543,235   2,996,568   3,132,865     763,398     789,611
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Revenues over (under)
  expenses(12)..........  $ 3,349,041 $  (347,739) $ 3,774,040 $ 5,208,553 $ 6,852,900 $   484,400 $ 2,754,158
                          =========== ===========  =========== =========== =========== =========== ===========

                                  LESSEE

                 SUMMARY PRO FORMA FINANCIAL DATA (1)(13)

                                (UNAUDITED)

                             YEAR ENDED     TWELVE MONTHS ENDED THREE MONTHS ENDED
                          DECEMBER 31, 1995   MARCH 31, 1996      MARCH 31, 1996
                          ----------------- ------------------- ------------------
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........     $55,330,171        $56,830,028        $14,201,906
 Food and beverage
  revenue...............      18,191,504         18,335,582          4,732,323
 Other revenue..........       4,363,432          4,499,821          1,163,152
                             -----------        -----------        -----------
 Total revenue..........      77,885,107         79,665,431         20,097,381
 Hotel operating
  expenses..............      52,582,000         53,060,887         13,149,844
 Depreciation and
  amortization..........          63,000             63,000             15,750
 Interest expense.......          31,500             31,500              7,875
 Other expenses.........          58,084             44,773             17,981
 Participating Lease
  expenses(2)...........      24,811,668         25,902,292          6,527,908
                             -----------        -----------        -----------
 Revenues over
  expenses..............     $   338,855        $   562,979        $   378,023
                             ===========        ===========        ===========

- --------

 (1) The estimated and pro forma information do not purport to represent what the Company's financial position or the Company's and Initial Hotels' and Lessee's results of operations would actually have been if the consummation of the Formation Transactions and the Offering had, in fact, occurred on such dates, or to project the Company's financial position or the Company's and Initial Hotels' and Lessee's results of operations at any future date or for any future period.

 (2) Represents lease payments from the Lessee to the Operating Partnership pursuant to the Participating Leases calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the pro forma revenues of the Initial Hotels. The departmental revenue thresholds in certain of the Participating Lease formulas adjust in the future effective January 1, 1997. See "The Initial Hotels--The Participating Leases."

 (3) Represents salaries and wages, professional fees, directors' and officers' insurance, allocated rent, supplies and other operating expenses to be paid by the Company. These amounts are based on historical general and administrative expenses as well as probable 1996 expenses.

 (4) Represents amortization of unearned officers' compensation represented by an aggregate of 50,000 shares of restricted Common Stock issuable to the Company's executive officers, which shares vest 10% at the date of grant (5,000 shares at $20.00 per share).

 (5) Calculated as 25.8% of estimated revenues less expenses before minority interest for all periods.

 (6) Represents Funds From Operations of the Company. The items added back to estimated revenues less expenses applicable to common stockholders have been adjusted by the Company's ownership percentage in the Operating Partnership of 74.2% for all periods presented. The following table computes Funds From Operations under the newly adopted National Association of Real Estate Investment Trusts ("NAREIT") definition. Funds From Operations consists of net income applicable to common stockholders (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company considers Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. Although Funds

    From Operations has been computed in accordance with the newly adopted NAREIT definition, Funds From Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                   PRO FORMA(1)   PRO FORMA(1)
                                  PRO FORMA(1)    TWELVE MONTHS   THREE MONTHS
                                   YEAR ENDED         ENDED          ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
      Estimated revenues less
       expenses applicable to
       common stockholders ...     $ 8,393,973     $ 9,531,176     $2,559,003
      Depreciation ...........       5,493,916       4,861,510      1,102,036
                                   -----------     -----------     ----------
      Funds From Operations ..     $13,887,889     $14,392,686     $3,661,039
                                   ===========     ===========     ==========
      Weighted average number
       of shares of Common
       Stock outstanding......       7,205,518       7,205,518      7,205,518
                                   ===========     ===========     ==========

 (7) Cash Available for Distribution represents Funds From Operations of the Company plus the Company's ownership percentage in the Operating Partnership of 74.2% multiplied by the sum of amortization of deferred financing costs, franchise transfer costs and unearned officers' compensation. This amount is then reduced by the Company's 74.2% share of the sum of 4.0% of total revenue for each of the Initial Hotels that is required to be set aside by the Operating Partnership for refurbishment and replacement of FF&E, capital expenditures, and other non-routine items as required by the Participating Leases and the estimated cash used to pay interest expense related to the $24.6 million cost of planned renovations and refurbishments at the seven Initial Hotels the Company plans to convert to leading franchise brands in order to reposition such hotels for future growth. Estimated Cash Available for Distribution does not include the effects of any revenue increases expected to result from capital expenditures at the Initial Hotels.

 (8) Represents estimated revenues less expenses plus minority interest, depreciation, amortization, and amortization of unearned officers' compensation. There are no pro forma adjustments for changes in working capital items.

 (9) Pro forma cash used in investing activities includes the Operating Partnership's obligation to make available to the Lessee an amount equal to 4.0% of total revenue for each of the Initial Hotels for the periodic replacement or refurbishment of FF&E, capital expenditures, and other non-routine items as required by the Participating Leases. The Company intends to cause the Operating Partnership to spend amounts in excess of such obligated amounts to comply with the reasonable requirements of any Franchise License and otherwise to the extent that the Company deems such expenditures to be in the best interest of the Company. See "The Initial Hotels--The Participating Leases."

(10) Represents estimated initial distributions to be paid based on the initial annual distribution rate of $1.60 per share and an aggregate of 9,716,624 Common Stock and OP Units outstanding plus the debt service on the DFW South Loan and the Secaucus Loans (as defined in "The Initial Hotels--Mortgage Indebtedness Remaining Following the Offering").

(11) The Initial Hotels' financial data is derived by adding selected financial data of the AGH Predecessor Hotels and the AGH Acquisition Hotels (as set forth in "Selected Financial Information"). Such financial data excludes information of the AGH Predecessor Hotels for periods prior to their acquisition by AGHI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The AGH Predecessor Hotels consist of the following four Initial Hotels: the Holiday Inn Dallas DFW Airport West, Courtyard by Marriott-Meadowlands, Hotel Maison de Ville, and the Hampton Inn Richmond Airport. The AGH Acquisition Hotels consist of the following nine Initial Hotels: the Holiday Inn Dallas DFW Airport South, Hilton Hotel-Toledo, Holiday Inn New Orleans International Airport, Holiday Inn Park Center Plaza, Holiday Inn Select-Madison, Holiday Inn Mission Valley, Le Baron Airport Hotel, Days Inn Ocean City, and Fred Harvey Albuquerque Airport Hotel

(12) Income taxes for the AGH Acquisition Hotels have not been deducted in calculating revenues over (under) expenses.

(13) Pro forma amounts as if the Operating Partnership recorded depreciation and amortization and paid real and personal property taxes and property insurance contemplated by the Participating Leases, and the Formation Transactions and the Offering occurred on January 1, 1995.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Stock in the Offering. This Prospectus contains certain forward-looking statements. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward-looking statements made herein.

CONFLICTS OF INTEREST

 General

  Because of Messrs. Jorns', Wiles' and Barr's ownership in and positions with the Company, AGHI and the Lessee, there are inherent conflicts of interest in the Formation Transactions and in the ongoing lease, acquisition, disposition, operation and management of the Initial Hotels. Accordingly, the interests of the Company's stockholders may not have been, and in the future may not be, reflected fully in all decisions made or actions taken or to be taken by certain officers and directors of the Company. See "The Company," "Formation Transactions," "Management," "Certain Relationships and Transactions," and "Policies and Objectives with Respect to Certain Activities--Conflict of Interest Policies."

 No Arm's-Length Bargaining

  In particular, the terms of the Participating Leases, the Management Agreements, the Option Agreements (as defined in "The Initial Hotels--Options to Purchase and Rights of First Refusal") relating to the Option Hotels (as defined in "The Company--Development"), the agreements pursuant to which the Company will acquire interests or contract rights relating to interests in seven of the Initial Hotels from the Primary Contributors, the agreements relating to the Lessee's purchase of certain personal property relating to the Initial Hotels (including the terms of the FF&E Note) and the agreements relating to the Beverage Subleases were not negotiated on an arm's-length basis. In the event revenues from the Initial Hotels increase significantly over prior periods, and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could disproportionately benefit. In the event incremental increases in expenses at the Initial Hotels exceed incremental increases in revenues, conflicts of interest may arise between the Lessee and the Company. See "Certain Relationships and Transactions--The Participating Leases" and "Policies and Objectives with Respect to Certain Activities--Conflict of Interest Policies." The Company will not own any interest in the Lessee. Because Messrs. Jorns, Wiles and Barr are partners in the Lessee, and each of them is an executive officer of the Company (Mr. Jorns is also a director of the Company), there is a conflict of interest with respect to the enforcement and termination of the Participating Leases. Because of these conflicts, Messrs. Jorns', Wiles' and Barr's decisions relating to the Company's enforcement of its rights under the Participating Leases may not solely reflect the interests of the Company's stockholders. See "AGHI and the Lessee."

 Conflicts Relating to Sale of Hotels Subject to Participating Leases

  The Company generally will be obligated under the Participating Leases to pay a lease termination fee to the Lessee if the Company elects to sell an Initial Hotel and does not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the Lessee's remaining leasehold interest under the Participating Lease to be terminated. Where applicable, the termination fee is equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Participating Lease to be terminated. The payment of a termination fee to the Lessee, which is owned in part by Messrs. Jorns, Wiles and Barr, may result in decisions regarding the sale of an Initial Hotel that do not reflect solely the interests of the Company's stockholders. See "The Initial Hotels--The Participating Leases."

 Conflicts Relating to Sale of Initial Hotels Previously Owned by Executive Officers

  Certain executive officers of the Company or their affiliates may have unrealized gain in their interests in certain of the Initial Hotels transferred to the Company. The sale of such hotels by the Company may cause adverse tax consequences to such officers or affiliates. Therefore, the interests of the Company, such officers and affiliates could be different in connection with the disposition of such hotels. However, decisions with respect to the disposition of those Initial Hotels will be made by a majority of the Board of Directors, which majority must include a majority of the Independent Directors.

 Conflicts Relating to Continued Management of Hotels

  After completion of the Offering, AGHI, in which Messrs. Jorns and Wiles own collectively a 21.0% interest, will continue to engage in the management of hotels for third parties. In addition, there will be no restriction in either the Participating Leases or the Management Agreements which would limit the Lessee's or AGHI's ability to lease or manage hotels which may compete with the Company's hotels. Accordingly, the Lessee's and AGHI's decisions relating to the operation of any of the Initial Hotels that are in competition with other hotels leased or managed by either of them may not fully reflect the interests of the Company's stockholders.

 Conflicts Relating to Continued Ownership of Other Hotel Properties

  After completion of the Offering, AGHI will continue to own and operate three hotel properties (including two hotels currently under development). One of these hotels, a Ramada Limited(R) which is located in Madison, Wisconsin, was not included as an Initial Hotel because it is being offered for sale for its land value due to its location in a prime retail area. The other two hotels, the Option Hotels, are Courtyards by Marriott currently under development (which were not included as part of the Initial Hotels because construction has not been completed). In connection with the Formation Transactions, the Company will acquire two-year options and a right of first refusal to acquire, subject to the receipt of any necessary third-party consents, the interests of AGHI in either or both of the Option Hotels upon their opening. See "The Initial Hotels--Options to Purchase and Rights of First Refusal."

DEPENDENCE ON LESSEE AND PAYMENTS UNDER THE PARTICIPATING LEASES

  The Company's ability to make distributions to its stockholders will depend solely upon the ability of the Lessee to make rent payments under the Participating Leases (which will be dependent primarily on AGHI's ability to generate sufficient revenues from the Initial Hotels in excess of operating expenses). Any failure or delay by the Lessee in making rent payments would adversely affect the Company's ability to make anticipated distributions to its stockholders. Such failure or delay by the Lessee may be caused by reductions in revenue from the Initial Hotels or in the net operating income of the Lessee or otherwise. In addition, the Lessee is a newly organized limited purpose entity, and, except for approximately $500,000 in initial working capital, has limited assets. Although failure on the part of the Lessee to materially comply with the terms of a Participating Lease (including failure to pay rent when due) would give the Company the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease and the Lessee Pledge, the Company would then be required to find another lessee to lease such property. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

LACK OF CONTROL OVER OPERATIONS OF THE INITIAL HOTELS

  The Company also will be dependent on the ability of the Lessee and AGHI to operate and manage the Initial Hotels. To maintain its status as a REIT, the Company will not be able to operate the Initial Hotels or any subsequently acquired hotels. As a result, the Company will be unable to directly implement strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, repositioning of a franchise, food and beverage operations and certain similar matters.

LACK OF APPRAISALS FOR THE INITIAL HOTELS; NO ASSURANCE AS TO VALUE

  In establishing the purchase prices of the Initial Hotels, no independent appraisals were obtained. In addition, there were no arm's-length negotiations with respect to the Company's acquisition of interests or contract rights relating to seven of the Initial Hotels from the Primary Contributors and certain of their affiliates. Accordingly, there can be no assurance that the price paid by the Company for the Initial Hotels, including interests and contract rights acquired from the Primary Contributors and certain of their affiliates, does not exceed the value of the hotels and other assets acquired by the Company.

  The valuation of the Company has been determined based upon a capitalization of the Company's estimated Cash Available for Distribution (as described in "Summary Financial Data") and the other factors discussed under "Underwriting" rather than an asset-by-asset valuation based on historical cost or current market value. This methodology has been used because the Company's management believes it appropriate to value the Company as an ongoing business rather than with the view to values that could be obtained from a liquidation of the Company or of individual assets owned by the Company. There can be no assurance that revenues generated by the Company's hotels will not decline and that future Cash Available for Distribution will be sufficient to make expected distributions to the Company's stockholders. If expected distributions are not made, the market price of the shares of Common Stock likely would be adversely affected.

HOTEL INDUSTRY RISKS

 Operating Risks

  The Initial Hotels will be subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, some of which may have greater marketing and financial resources than the Company, the Lessee and AGHI; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to generate revenues and to make rent payments and therefore the Company's ability to make expected distributions to its stockholders.

 Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations

  Hotels in general, including the Initial Hotels, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of FF&E. Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Initial Hotels and pay for periodic replacement or refurbishment of FF&E. The Company will control the use of funds in this reserve. However, if capital expenditures exceed the Company's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on Cash Available for Distribution. In addition, the Company may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

  The Company plans to undertake substantial renovations at certain of the Initial Hotels during the one-year period following the closing of the Offering. Such substantial renovations will likely disrupt the operations of those hotels due to hotel guest rooms and common areas being taken out of service for extended periods. Moreover, those renovations may result in lower occupancy, ADR and hotel revenues at those hotels during the renovation periods than the historical levels shown in this Prospectus.

 Competition for Investment Opportunities

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition generally may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

 Seasonality of Hotel Industry

  The hotel industry is seasonal in nature. Generally, hotel revenue for business hotels is greater in the second and third quarters of a calendar year, although this may not be true for hotels in major tourist destinations. Revenue for hotels in tourist areas generally is substantially greater during the tourist season than other times of the year. Seasonal variations in revenue at the Initial Hotels may cause quarterly fluctuations in the Company's lease revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

 Investment in Single Industry

  The Company's current strategy is to acquire interests only in hotels. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution resulting from a downturn in the hotel industry may be more pronounced than if the Company had diversified its investments.

BENEFITS TO PRIMARY CONTRIBUTORS AND OFFICERS

  The Primary Contributors and the Company's officers will receive material benefits from the Formation Transactions, including, but not limited to, (i) receipt by the Primary Contributors of an aggregate of approximately 1,161,401 OP Units (valued at approximately $23.2 million based on the Offering Price),
(ii) receipt by Messrs. Jorns, Wiles, Barr and Valentine of stock awards of 30,000, 10,000, 6,000 and 4,000 shares of restricted Common Stock, respectively, which will vest over a four-year period commencing on the date of grant and which have a value of $600,000, $200,000, $120,000 and $80,000, respectively, based on the Offering Price, (iii) repayment of an aggregate of approximately $3.75 million of indebtedness guaranteed by AGHI, (iv) receipt by Messrs. Jorns, Wiles, Barr and Valentine of options to acquire 225,000, 75,000, 40,000 and 20,000 shares of Common Stock, respectively, at the Offering Price, which become exercisable in four equal annual installments, commencing on the date of grant, (v) deferral of certain tax consequences to officers of the Company from the conveyance of their interests in the Initial Hotels to the Operating Partnership, and (vi) reimbursement by the Company of AGHI for approximately $900,000 in direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels. In addition, the Lessee, which is owned by Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw, will be entitled to all cash flow from the Initial Hotels after payment of rent under the Participating Leases and other operating expenses. AGHI, the principals of which include Messrs. Jorns, Wiles, Sowell, Shaw and Shaw, will be entitled to receive from the Lessee management fees equal to a base fee of 1.5% of the gross revenues at the Initial Hotels plus incentive management fees of up to 2.0% of gross revenues that will be earned incrementally upon reaching certain gross revenue targets. The Beverage Corporations, eleven of which are wholly owned by Mr. Jorns, will be entitled to all cash flow from food and beverage sales generated from those areas of the Initial Hotels where alcoholic beverages are served after the payment of rent to the Lessee equal to 30% of gross revenues from such sales; such arrangement will not, however, reduce Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales. See "Formation Transactions."

CONTINGENT LIABILITIES OF SELLING PARTNERSHIPS

  Because the Company is acquiring all the partnership interests in the entities that own eight of the Initial Hotels, the Company may become liable for certain liabilities, including contingent liabilities of such selling entities. There is, therefore, a risk that unforeseen liabilities could exist for which the Company could be liable and which could adversely affect Cash Available for Distribution.

RISKS OF LEVERAGE; NO LIMITS ON INDEBTEDNESS

  Upon completion of the Offering and the concurrent completion of the Formation Transactions, the Company will have outstanding indebtedness of approximately $19.6 million encumbering two of the Initial Hotels. Neither the Company's Bylaws nor its Charter will limit the amount of indebtedness the Company may incur. The Company intends to limit consolidated indebtedness (measured at the time the debt is incurred) to no more than 45.0% of the Company's investment in hotels. See "Policies and Objectives with Respect to Certain Activities--Financing." The Company has received a commitment for the Line of Credit to fund the acquisition of additional hotels, renovations and capital improvements to hotels and working capital. The Line of Credit will be limited to the maximum principal amount of $100 million and, among other limitations, to 40.0% of the value or cost of the hotels which secure such line. The Line of Credit initially will be secured by a first mortgage lien on eleven of the Initial Hotels. Other hotels acquired in the future may be added as security for the Line of Credit. The Line of Credit will require lender approval of certain Company actions, including new hotel development, franchise conversions relating to the hotels which secure the Line of Credit, and approval of lessees for such hotels. Subject to the limitations described above and other limitations contained in the Line of Credit, the Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by hotels owned by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Policies and Objectives with Respect to Certain Activities--Financing" and "The Initial Hotels--Line of Credit."

  There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Initial Hotels, to foreclosure. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt, such as the Line of Credit, and could reduce the amount of Cash Available for Distribution. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties that at times may result in a financial loss to the Company.

LACK OF OPERATING HISTORY OR REVENUES; HISTORY OF LOSSES

  The Company has been recently organized and has no operating history. There can be no assurance that the Company will be able to generate sufficient Cash Available for Distribution to make anticipated distributions to its stockholders. The Company also will be subject to the risks generally associated with the formation of any new business. Certain of the Initial Hotels experienced net losses in recent years. Accordingly, there can be no assurance that the Company will not experience net losses in the future.

RISK OF HIGH DISTRIBUTION PAYOUT PERCENTAGE

  The Company's estimated annual distribution rate to stockholders is 95.0% of the Company's estimated Cash Available for Distribution for the twelve months ended March 31, 1996. See "Distribution Policy." Should actual Cash Available for Distribution be less than estimated Cash Available for Distribution, the Company may not be able to achieve and maintain its proposed initial distribution rate.

CONTINGENT OBLIGATION TO CONSTRUCT ADDITIONAL HOTEL ROOMS

  Pursuant to the terms of the ground lease relating to the Fred Harvey Albuquerque Airport Hotel, the Company will be required, at its expense, to build 100 additional guest rooms if the occupancy rate at the hotel is 85.0% or greater for 24 consecutive months. The Company could be required to build the additional rooms even if the Company does not deem such capital expenditure to be in its economic interest and even if financing is not available or is available only on unattractive terms, in order to complete such construction. In addition, construction of the additional guest rooms would require the consent of the lenders under the Line of Credit. Failure to construct the additional rooms could result in a default under such ground lease. For the twelve months ended March 31, 1996, the occupancy rate at the hotel was 83.3%.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of shares of Common Stock in the Offering will experience immediate dilution of $3.91 per share in the net tangible book value per share of Common Stock from the Offering Price. See "Dilution."

POSSIBLE ADVERSE EFFECTS OF SHARES AVAILABLE FOR FUTURE SALE UPON MARKET PRICE OF COMMON STOCK

  Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. The Operating Partnership, in connection with the Formation Transactions, will issue to persons other than the Company an aggregate of 2,511,106 OP Units, and the Company will issue 155,518 shares of restricted Common Stock. These OP Units may be exchanged for cash based on their fair market value or, at the Company's option, for shares of Common Stock on a one-for-one basis. In certain circumstances, the Company may not be able to exercise its option to satisfy such partners' exchange rights with Common Stock because of tax or securities law limitations. An exercise of exchange rights in such circumstances could adversely affect the Operating Partnership's liquidity because it would then be required to satisfy such rights with cash. The Exchange Agreement (as defined in "Partnership Agreement--Exchange Rights") prohibits the exchange of OP Units for a period of one year following the closing of the Offering. In addition, the officers and directors of the Company, the Primary Contributors and the Plan have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for shares of Common Stock) for a one-year period after the date of this Prospectus (the "Lock-up Period") without the prior written consent of the Company and Smith Barney Inc. See "Underwriting." The Registration Rights Agreement (as defined in "Partnership Agreement-- Registration Rights") requires the Company to register all restricted shares of Common Stock under the Act, including shares issuable upon the exchange of OP Units. As a result, at the conclusion of the one-year restriction period and the Lock-up Period, all shares of Common Stock issued in connection with the Formation Transactions or acquired upon exchange of OP Units may be sold in the public market. In addition, 850,000 shares of Common Stock (exclusive of stock awards to be issued under the 1996 Plan as described below) will be reserved for issuance pursuant to the 1996 Plan and 100,000 shares also will be reserved for issuance to non-employee directors pursuant to the Directors' Plan. Stock awards equal to an aggregate of 50,000 shares of restricted Common Stock that will vest over a four-year period and options to purchase 400,000 shares of Common Stock at the Offering Price will be granted to the Company's executive officers under the 1996 Plan and the Company's directors under the Directors' Plan in connection with the Formation Transactions. See "Management--Stock Incentive Plans."

COMPETITION FOR MANAGEMENT TIME

  Messrs. Jorns, Wiles, Barr and Valentine will be employed as executive officers of the Company and will continue to be employed and compensated by AGHI and will necessarily be subject to competing demands on their time. See "--Conflicts of Interest" and "Management--Employment Agreements."

REAL ESTATE INVESTMENT RISKS

 General Risks

  The Company's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's hotel investments and the Company's income and ability to make distributions to its stockholders is dependent upon the ability of the Lessee and AGHI to operate the Initial Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make rent payments under the Participating Leases. Income from the Initial Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

 Dependence on Particular Regions

  The Initial Hotels are located throughout the United States, but 21.6% and 18.5% of the total number of the hotel guest rooms of the Initial Hotels (representing 21.3% and 18.1% of the Company's estimated Participating Rent revenues for the twelve months ended March 31, 1996) are located at the Dallas/Fort Worth Airport and in the San Jose area, respectively. The Company's cash flow, ability to make proposed distributions to its stockholders and the value of the Common Stock will be affected by, to a large degree, economic conditions and the demand for hotel rooms in the Dallas/Fort Worth and San Jose markets in which these four Initial Hotels are located.

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. Because management believes it is appropriate to value the Company as an ongoing business rather than through liquidation values of the Company or the Initial Hotels, the valuation of the Company has been determined primarily based upon a capitalization of the Company's estimated Cash Available for Distribution and other factors discussed under "Underwriting," rather than on the basis of each property's cost or appraised value. See "Underwriting." If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

 Property Taxes and Casualty Insurance

  Each Initial Hotel is subject to real and personal property taxes. Under the Participating Leases, the Company is required to pay real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Each Initial Hotel will be covered by casualty insurance, which, pursuant to the Participating Leases, must be paid by the Company, the rates for which may increase or decrease depending on claims experience. The increase in property taxes or casualty insurance premiums could adversely affect the Company's ability to make expected distributions to its stockholders.

 Consents of Lessors Required for Sale and Renovation of Certain Initial
Hotels

  The Fred Harvey Albuquerque Airport Hotel, the Courtyard by Marriott-Meadowlands, the Le Baron Airport Hotel and the Hilton Hotel-Toledo are each subject to ground leases, and the Hotel Maison de Ville is subject to a space lease for its restaurant facilities and certain of its guest rooms, each with third-party lessors. Any proposed sale of such hotels by the Company or any proposed assignment of the Company's leasehold interest in the ground leases and the space lease, as well as the subletting to the Lessee and the proposed renovation of the Fred Harvey Albuquerque Airport Hotel and the Le Baron Airport Hotel, may require the consent of the respective third-party lessors. There can be no assurance that the Company will be able to obtain such requisite consents. As a result, the Company may not be able to sell, assign, transfer or convey its interest in these Initial Hotels in the future or commence the proposed renovations at the Le Baron Airport Hotel and the Fred Harvey Albuquerque Airport Hotel absent the consent of such third-party lessors, even if such transactions or renovations may be in the best interests of the stockholders of the Company.

 Environmental Matters

  The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials.

  Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Initial Hotels, the Company or the Lessee may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Initial Hotels by a qualified independent environmental engineer. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Initial Hotels may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any material environmental liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware.

 Compliance with Americans with Disabilities Act

  Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to its hotels to comply with the ADA, the Company's ability to make expected distributions to its stockholders could be adversely affected.

 Uninsured and Underinsured Losses

  Each Participating Lease requires comprehensive insurance to be maintained on each of the Initial Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as those caused by earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

 Acquisition and Development Risks

  The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, the Line of Credit will provide that the lenders thereunder must consent to any development activities by the Company other than development in connection with the limited expansion of existing hotels. The fact that the Company must distribute 95.0% of REIT taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Initial Hotels or subsequently acquired hotels to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

TAX RISKS

 Failure to Qualify as a REIT

  The Company intends to operate so as to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1996.

  A REIT generally is not taxed at the corporate level on income it currently distributes to its stockholders, as long as it distributes at least 95.0% of its REIT taxable income. Although the Company believes that it will be organized and will operate in such a manner so as to qualify as a REIT, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify as a REIT or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify and to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as the Company. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company will rely on the opinion of Battle Fowler LLP, counsel to the Company ("Counsel"), to the effect that, based on various assumptions relating to the organization and operation of the Company and representations made by the Company as to certain factual matters, the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT. Such legal opinion will not be binding on the IRS. See "Federal Income Tax Considerations."

  If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to its stockholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the year or years involved.

  If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors to decide to revoke the REIT election. See "Federal Income Tax Considerations."

 Adverse Effects of REIT Minimum Distribution Requirements

  To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4.0% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85.0% of its ordinary income for the calendar year, (ii) 95.0% of its capital gain net income for such year, and (iii) 100.0% of its undistributed income from prior years.

  The Company intends to make distributions to its stockholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the nondeductible 4.0% excise tax. The Company's income will consist primarily of the Company's share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could require the Company to borrow funds through the Operating Partnership on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

  Distributions by the Operating Partnership will be determined by its sole general partner, a wholly owned subsidiary of the Company, through the Company's Board of Directors and will be dependent on a number of factors, including the amount of Cash Available for Distribution, the Operating Partnership's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There is no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to qualify as a REIT. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Annual Distribution Requirements."

 Consequences of Failure to Qualify as Partnerships

  The Operating Partnership will receive an opinion of Counsel stating that, assuming that the Operating Partnership and each Subsidiary Partnership (as defined in "The Company--The Operating Partnership") is being operated in accordance with its respective organizational documents, the Operating Partnership and each of the Subsidiary Partnerships will be treated as a partnership, and not as a corporation, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the status of the Operating Partnership or any Subsidiary Partnership as a partnership for federal income tax purposes, the Operating Partnership or the affected Subsidiary Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or any of the Subsidiary Partnerships, with a concomitant loss of REIT status of the Company, would reduce substantially the amount of Cash Available for Distribution. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership."

ERISA

  Depending upon the particular circumstances of the plan, an investment in Common Stock may be an appropriate investment for an ERISA Plan, a Qualified Plan or an IRA. In deciding whether to purchase Common

Stock, a fiduciary of an ERISA Plan, in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS; APPROVAL FOR BRAND CONVERSIONS

  Ten of the Initial Hotels are subject to franchise agreements. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise agreements. The continuation of such franchise agreements is subject to specified operating standards and other terms and conditions. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on the part of any of the Company, the Lessee or AGHI could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise or to operate the Initial Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

  The Company intends to convert seven of the Initial Hotels that operate under franchise brands into hotels that operate under different franchise brands. While the Company has obtained preliminary franchisor approval for such conversions, completion of such conversions is dependent upon, among other things, entering into definitive franchise agreements with the new franchisors. Failure to effect such conversions could have a material adverse effect on the Company's results of operations.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTER AND BYLAWS

  Certain provisions of Maryland law and of the Company's Charter and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and could delay, defer or prevent a transaction or a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market prices of the Common Stock. Such provisions include the following:

 Ownership Limitation

  In order for the Company to maintain its qualification as a REIT under the Code, not more than 50.0% in value of the outstanding shares of stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, if any stockholder or group of stockholders of the Lessee owns, actually or constructively, 10.0% or more in value of the stock of the Company, the Lessee could become a Related Party Tenant (as defined in "Federal Income Tax Consequences--Requirements for Qualification as a REIT--Income Tests") of the Company, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of the Company's outstanding stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15.0% of any class of the Company's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company in which holders of some, or a majority, of the Common

Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. See "Description of Capital Stock--Restrictions on Transfer" and "Federal Income Tax Considerations--Requirements for Qualification as a REIT."

 Preferred Stock

  The Charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), and to establish the preferences, rights, voting powers and other terms of any shares issued. See "Description of Capital Stock--Preferred Stock." Although the Board of Directors has no current intention to issue shares of Preferred Stock in the foreseeable future, it could establish a class or a series of Preferred Stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders. No Preferred Stock will be issued or outstanding as of the closing of the Offering.

 Staggered Board

  The Board of Directors will be divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Directors of each class will be chosen for three-year terms upon the expiration of the current class terms, and, beginning in 1997 and each year thereafter, one class of directors will be elected by the stockholders. Subject to the rights of any holder of any shares of Preferred Stock then outstanding, a director may be removed, with or without cause, by the affirmative vote of 75.0% of the votes entitled to be cast for the election of directors, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of the Company. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interests of the stockholders. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws-- Number of Directors; Classification of the Board of Directors."

 Partial Exemption from Maryland Business Combination Law

  Under the Maryland General Corporation Law, as may be amended from time to time (the "MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as the Company and any person who owns 10.0% or more of the voting power of the corporation's shares (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of Common Stock receive a minimum price (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. As permitted by the MGCL, the Charter contains an exemption for any "business combination" involving Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw and persons affiliated with them. Accordingly, the five-year prohibition and the super-majority vote requirements described above will not apply to "business combinations" between any such persons and the Company. As a result, Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw may be able to enter into "business combinations" with the Company, which may or may not be in the best interests of the other stockholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws-- Business Combinations."

 Maryland Control Share Acquisition Statute

  In addition to certain provisions of the Charter, the Maryland control share acquisition statutes may have the effect of discouraging a third party from making an acquisition proposal for the Company. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of stock of the Company. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Company's Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

NO PRIOR MARKET FOR COMMON STOCK

  Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance. See "Underwriting." The Offering Price may not be indicative of the market price for the Common Stock after the Offering, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. See "Underwriting" for a discussion of factors to be considered in establishing the initial public offering price. There also can be no assurances that, upon listing, the Company will continue to meet the criteria for continued listing of the Common Stock on the NYSE.

RELIANCE ON BOARD OF DIRECTORS AND MANAGEMENT

  Stockholders will have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Directors will be responsible for directing the management of the business and affairs of the Company. The Company will rely upon the services and expertise of its management for strategic business direction.

ABILITY OF BOARD TO CHANGE POLICIES

  The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the stockholders of the Company. See "Policies and Objectives with Respect to Certain Activities."

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICE OF COMMON STOCK

  One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Stock.

                                  THE COMPANY

GENERAL

  The Company, which intends to operate as a REIT, has been formed to own hotel properties and to continue and expand the hotel acquisition, development and repositioning operations of AGHI. Upon completion of the Offering and the Formation Transactions, the Company will own thirteen hotels containing an aggregate of 3,012 guest rooms, located in nine states. AGHI, which will manage the Initial Hotels, was founded in 1981 by Mr. Jorns, the Company's Chairman of the Board, Chief Executive Officer and President. As of March 31, 1996, AGHI operated and managed 74 hotels in 24 states containing an aggregate of more than 13,865 guest rooms. According to Hotel & Motel Management, a leading hotel trade publication, AGHI was the nation's fourth largest independent hotel management company in 1995, based upon number of hotels under management. The Company's operations will focus on the ownership of full-service hotels in major metropolitan markets, including hotels that are in close proximity to the airports that serve such markets, and, to a lesser extent, prominent hotels in major tourist areas. The Company expects to capitalize on AGHI's expertise to achieve revenue growth at the Company's hotels. Pursuant to the terms of the Management Agreements, and for so long as AGHI is managing hotels owned by the Company, AGHI has agreed not to own or develop any additional hotel properties. The Company will not have any economic interest in AGHI's hotel management operations.

  The Initial Hotels include eleven full-service hotels and two limited-service hotels, and are diversified by franchise affiliation. For the twelve months ended March 31, 1996, the Initial Hotels had a weighted average occupancy of 73.0% and an ADR of $70.97. Ten of the Initial Hotels operate under franchise licenses with nationally recognized hotel companies, which include one Hilton, one Courtyard by Marriott, six Holiday Inns, one Hampton Inn and one Days Inn. Six of the Initial Hotels are located in close proximity to major airports, including two Holiday Inns in Dallas/Fort Worth, a Holiday Inn in New Orleans, a Hampton Inn in Richmond, and independent hotels in San Jose and Albuquerque. One Initial Hotel, a Days Inn, is located in the major tourist area of Ocean City, Maryland. The remaining six Initial Hotels are located in major metropolitan markets, including a Hilton in Toledo, Ohio, a Courtyard by Marriott in Secaucus, New Jersey (immediately adjacent to New York City), a Holiday Inn in San Diego, California, a Holiday Inn in San Jose, California, a Holiday Inn Select in Madison, Wisconsin, and a prestigious independent hotel affiliated with the Small Luxury Hotels located in the French Quarter section of New Orleans, Louisiana. Certain of the Initial Hotels, including the Holiday Inn Select in Madison, Wisconsin, and the Holiday Inn Dallas DFW Airport South in Irving, Texas, have garnered prestigious awards, including Holiday Inn's Torchbearer (awarded to those hotels that are deemed to be leaders in the community, based on their involvement in community and civic affairs), Modernization (awarded to those hotels that complete the most effective total renovation projects), Quality Excellence (awarded to those hotels that, based upon a quality indexing system, noticeably exceed guest expectations), and Hotel of the Year (as determined by a panel of three members of Holiday Inn Worldwide senior management) awards.

  The Company will seek to achieve revenue growth principally through the acquisition and subsequent product and brand repositioning of hotels. Consistent with this strategy, the Company has scheduled approximately $24.6 million (an average of approximately $13,400 per guest room) to be spent on renovations and refurbishments within one year after the completion of the Offering at seven of the Initial Hotels to convert the hotels to leading franchise brands and reposition such hotels for future revenue growth. Upon completion of the franchise conversions, the Initial Hotels will consist of one Wyndham Hotel, two DoubleTree Hotels, two Crowne Plazas, one Hilton, one Courtyard by Marriott, one Holiday Inn Select (the premium Holiday Inn brand), two Holiday Inns, two Hampton Inns and one luxury independent hotel. There can be no assurance that such brand conversions and hotel repositionings will occur as planned.

  The Company intends to capitalize on the comprehensive hotel acquisition, development, and operations experience of the Company's senior management team, including Mr. Jorns, the founder of AGHI, the Company's Chairman of the Board, Chief Executive Officer and President, Mr. Wiles, the Company's Executive Vice President, Mr. Barr, the Company's Executive Vice President and Chief Financial Officer, and

Mr. Valentine, the Company's Senior Vice President--Acquisitions. These four executive officers have an average of over 25 years of experience in the real estate and lodging industries and the finance and accounting fields. The Company believes that AGHI's extensive hotel operations and the significant industry relationships of the Company's senior management team will provide the Company with a competitive advantage in identifying opportunities for strategic acquisitions of hotel properties before they are widely marketed for sale.

  In order to qualify as a REIT, the Company may not operate hotels. As a result, the current principals of AGHI (including Messrs. Jorns and Wiles) and Mr. Barr have formed the Lessee, which will lease the Initial Hotels from the Company pursuant to separate Participating Leases. The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Initial Hotels. Messrs. Jorns, Wiles and Barr own collectively an approximate 23.0% interest in the Lessee. The Lessee, in turn, will enter into separate Management Agreements with AGHI to operate the Initial Hotels. The terms of the Participating Leases, the Management Agreements and related agreements have been structured to align the interests of the Lessee and AGHI with the interests of the Company's stockholders. See "The Initial Hotels--The Participating Leases" and "--The Management Agreements."

  The Company attributes the success of the Initial Hotels to the slowing in recent years of new hotel construction nationally and improving economic conditions, both of which followed an extended period of unprofitable industry performance in the late 1980's and early 1990's. According to Smith Travel Research, for 1994 and 1995, occupancy rates for the U.S. lodging industry were 64.7% and 65.5% respectively, reflecting a 2.9% increase in guest room demand from 1994 to 1995 and a 1.7% increase in guest room supply during the same period. The Company believes these improved lodging market fundamentals have created a favorable environment for internal growth at the Initial Hotels and for acquisitions. The following table compares occupancy, ADR, and REVPAR at the Initial Hotels with comparable data for all midscale and lower upscale U.S. hotels as well as all U.S. hotels for the periods indicated.

                                                                 THREE MONTHS
                                                                     ENDED
                                      YEAR ENDED DECEMBER 31,      MARCH 31,
                                      -------------------------  --------------
                                       1993     1994     1995     1995    1996
                                      -------  -------  -------  ------  ------
Occupancy
  Initial Hotels(1)..................    71.6%    71.7%    72.9%   70.6%   70.7%
  All Midscale Hotels(2).............    63.0     64.1     64.6    59.5    59.6
  All Lower Upscale(2)...............    67.3     69.9     70.2    67.8    68.3
  All U.S. Hotels(2).................    63.0     64.7     65.5    60.3    61.1
ADR(3)
  Initial Hotels(1)..................  $57.65   $62.28   $69.19  $65.97  $73.33
  All Midscale Hotels(2).............   54.55    56.23    58.97   57.37   60.68
  All Lower Upscale(2)...............   71.98    74.72    78.81   78.74   83.67
  All U.S. Hotels(2).................   61.93    64.24    67.34   67.83   72.01
REVPAR(4)
  Initial Hotels(1)..................  $41.26   $44.67   $50.46  $46.56  $51.81
  All Midscale Hotels(2).............   34.36    36.04    38.08   34.13   36.19
  All Lower Upscale(2)...............   48.44    52.21    55.36   53.39   57.18
  All U.S. Hotels(2).................   39.01    41.56    44.11   40.93   44.02

- --------



(1) The occupancy, ADR and REVPAR calculations for the Initial Hotels are derived from room revenue that is included in the audited financial data relating to each of the Initial Hotels for each of the periods indicated except for the following hotels for which information is audited only from the date of acquisition of such hotel by AGHI (such date is set forth in parentheses): the Hotel Maison de Ville (August 1994), the Holiday Inn Dallas DFW Airport West (June 1995), the Hampton Inn Richmond Airport (December 1994) and the Courtyard by Marriott-Meadowlands (December 1993). The occupancy, ADR and REVPAR information for the periods prior to the date of acquisition of the hotels have been provided to management by the prior owners of such hotels.


(2) Source: Smith Travel Research. Smith Travel Research has not provided any form of consultation, advice or counsel regarding any aspect of, and is in no way associated with, the Offering. The "Midscale" category includes 22 hotel chains designated by Smith Travel Research as "Midscale" hotels. The "Lower Upscale" category includes 17 hotel chains designated by Smith Travel Research as "Lower Upscale" hotels. Eight of the franchise brands of the Initial Hotels are currently within the "Midscale" category. The Company expects that upon completion of its subsequent product and brand repositioning program, six of the franchise brands of the Initial Hotels will be within the "Lower Upscale" category.

(3) Determined by dividing total room revenue by total rooms sold.

(4) Determined by dividing total room revenue by total available rooms.

  Management believes that the full-service hotel segment, in particular, has potential for improved performance as the economy continues to improve and as business and leisure travel activity increases. The Company has targeted the full-service segment of the hotel industry due, in part, to its belief that the approximate three- to five-year lead time from conception to completion of a full-service hotel in the markets in which the Company intends to focus represents a significant barrier to entry that will limit competition resulting from a new supply of guest rooms. Management also believes that the full-service segment of the market will continue to offer numerous opportunities to acquire hotels at attractive multiples of cash flow, and at discounts to replacement value, including underperforming hotels that may benefit from new management. The Company believes that a substantial number of hotels meeting its investment criteria are available at attractive prices in the markets where AGHI currently operates hotels and in markets which the Company believes have attractive economic characteristics. The Company believes its acquisition capabilities will be enhanced by the fact that its initial capital structure provides significant financial flexibility. Upon completion of the Offering, the Company will have approximately $19.6 million of outstanding indebtedness. The Company intends to limit consolidated indebtedness (measured at the time the debt is incurred) to no more than 45.0% of the Company's investment in hotels. See "Policies and Objectives with Respect to Certain Activities-- Financing." The Company has obtained a commitment for the $100 million Line of Credit. See "The Initial Hotels--Line of Credit."

GROWTH STRATEGIES

  The Company will seek to maximize current returns to stockholders through increases in Cash Available for Distribution and to increase long-term total returns to stockholders through appreciation in value of the Common Stock. The Company plans to achieve these objectives through participation in any increased revenues from the Initial Hotels, pursuant to the Participating Rent payments under the Participating Leases and by the acquisition and selective development of additional hotels.

ACQUISITIONS

  The Company intends to acquire additional hotels that meet one or more of the investment criteria outlined below. The Company intends to capitalize on AGHI's extensive resources and industry contacts available through its hotel management business, sizable existing management portfolio, and significant industry and national presence to access acquisition opportunities not readily available to the market in general. The Company currently has options to acquire AGHI's interest in two Courtyards by Marriott currently under development containing an aggregate of 318 guest rooms. See "Development" below. The Company believes that its executive officers' experience in the hotel industry will enable the Company to acquire, upgrade and convert hotels in order to capture the growth potential from such acquisitions. The Company initially will employ five professionals devoted exclusively to hotel acquisitions.

  The Company will seek to acquire additional hotels that meet one or more of the following investment criteria:

  . full-service hotels located in major metropolitan markets, including hotels that are in close proximity to the airports that serve such markets, as well as selective prominent hotels in major tourist areas;

  . hotels that are underperforming and are candidates for implementation of market repositioning, franchise conversion and turnaround strategies that employ the extensive management and marketing experience of AGHI;

  . hotels where the Company believes that necessary renovation or redevelopment can be completed expeditiously and will result in an immediate improvement in the hotel's revenues and an attractive return on its renovation or redevelopment investment;

  . hotels with sound operating fundamentals that are performing below their potential because they are owned or controlled by financially distressed owners or involuntary owners that may have acquired hotels through foreclosure, including owners that lack the financial resources or the commitment to make capital improvements appropriate for such hotels;

  . hotels in attractive locations that the Company believes would benefit significantly by changing franchises to a recognized brand affiliation that is capable of increasing penetration in a particular market;

  . nationally franchised hotels in locations with a relatively high demand for rooms, relatively low supply of competing hotels and high barriers to entry; and

  . portfolios of hotels that exhibit some or all of the other criteria discussed above, where purchasing several hotels in one transaction enables the Company to obtain a favorable price, or to purchase attractive hotels that otherwise would not be available to the Company.

  The Company's ability to make acquisitions will depend on its ability to access debt and equity financing. Initially, the Company expects to fund its acquisitions by utilizing funds available under its Line of Credit. Funds available to the Company under the Line of Credit will be limited to the maximum principal amount of $100 million and, among other limitations, to 40.0% of the value or cost of the hotels that secure such line. Although as a public company the Company expects to have available alternative sources of financing, no commitments relating to such financing exist. Acquisitions entail risks that acquired hotels will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to reposition hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. In addition, future trends in the hotel industry may make future acquisitions economically impractical. Moreover, there can be no assurance that the Company will be able to acquire hotels that meet its investment criteria or that any such hotels' operations can be successfully improved. See "Risk Factors--Real Estate Investment Risks--General Risks" and "--Acquisition and Development Risks."

DEVELOPMENT

  The Company's executive officers average approximately 17 years of experience in the development and renovation of hotel properties. Under the direction of the Company's executive officers, AGHI has developed six hotel properties, with an aggregate development cost of approximately $60.0 million, and has completed redevelopment or repositioning projects at approximately 70 hotel properties, including both full- and limited-service hotels. Presently, AGHI has two hotels under development, including a 167-room Courtyard by Marriott in Boise, Idaho that is scheduled for completion in the fourth quarter of 1996, and a 151-room Courtyard by Marriott in Durham, North Carolina that is scheduled for completion in the first quarter of 1997. The Company has an option and a right of first refusal to purchase AGHI's interest in these option hotels (the "Option Hotels") for a two-year period following the opening of each such hotel. See "The Initial Hotels--Options to Purchase and Rights of First Refusal." The Company anticipates that most of the additional hotels developed in the future will be in the full-service commercial sector, including such major brands as Hilton, Marriott's family of brands, Wyndham Hotel, DoubleTree Hotel, Crowne Plaza, Holiday Inn, Sheraton(R) and Embassy Suites(R). Other than in connection with the limited expansion of existing hotels, the Company may not engage in development activities without the consent of the lenders under the Line of Credit.

  The Company's development activities will be limited by the terms of the Line of Credit and its ability to access financing as well as future trends in the hotel industry. Like acquisitions, new project development is also subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs. Accordingly, there can be no assurance that the Company will be able to develop hotels that meet its investment criteria or that any hotels can be successfully developed. See "Risk Factors--Real Estate Investment Risks--Acquisition and Development Risks."

INTERNAL GROWTH

  The Company believes that, based on the historical operating results of the Initial Hotels, the strength of the Company's and AGHI's existing management teams and the structure of the Participating Leases, the Initial Hotels should provide the Company with the opportunity for significant revenue growth. The Company believes that it has structured its business relationships with AGHI and the Lessee to provide incentives to operate and maintain the Initial Hotels in a manner that will increase revenue and the Company's Cash Available for Distribution. See "The Initial Hotels--The Participating Leases" and "--The Management Agreements."

  AGHI has extensive experience in managing hotels through all stages of the lodging industry cycle, including industry downturns. During the late 1980's and early 1990's, AGHI managed over 140 different hotels for institutional owners, a substantial number of whom acquired the hotels through foreclosure, thus enhancing AGHI's extensive turnaround and repositioning experience as well as its management depth and operating systems. The Company believes there is significant potential to increase revenues at the Initial Hotels (especially those not currently managed by AGHI), and increase Participating Lease payments by employing the following strategies:

  . product repositioning through renovation and refurbishment of the hotels;

  . brand repositioning through conversion to leading national franchise affiliations;

  . operational repositioning through property-level management and marketing; and

  . use of Participating Leases designed to capture increased revenues attributable to improved marketing and yield management techniques that AGHI will employ at the Initial Hotels not previously operated and managed by AGHI and any additional hotels acquired by the Company after the completion of the Offering.

  Product Repositioning. The Company believes that a regular program of capital improvements, including replacement and refurbishment of FF&E at the Initial Hotels, as well as the renovation and redevelopment of certain of the Initial Hotels, will maintain the competitiveness of the Initial Hotels and increase revenues. From January 1, 1993 through March 31, 1996, approximately $15.0 million (an average of approximately $9,000 per guest room) was spent on renovations and capital improvements at the eight Initial Hotels currently operated and managed by AGHI. The Company expects to employ a repositioning and conversion strategy in connection with its hotel acquisitions. Consistent with this strategy, the Company has scheduled approximately $24.6 million (an average of approximately $13,400 per guest room) to be spent on renovations and refurbishments within one year after the completion of the Offering at seven of the Initial Hotels anticipated to undergo brand conversions within one year after the closing of the Offering (see "Brand Repositioning" below).

  As an example of this strategy, AGHI, after its acquisition in May 1992 of an interest in the Holiday Inn Dallas DFW Airport South and its retention as manager, commenced an extensive $2.5 million renovation of the hotel, which included upgrades of all guest rooms and corridors, common areas, meeting space and restaurants and the lounge and renovation of the exterior of the building. At the time of purchase, the hotel had lost its Holiday Inn franchise due to product deficiencies and was experiencing declining occupancy arising from poor marketing and insufficient capital improvements. Since the completion of the initial renovations in 1992, an additional $2.5 million has been spent to upgrade the hotel. In 1992, occupancy, ADR and REVPAR at the Holiday Inn Dallas DFW Airport South were 49.1%, $54.18 and $26.61, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 57.2% to 77.2%, ADR at the hotel had increased 35.7% to $73.54 and REVPAR at the hotel had increased 113.4% to $56.79. There can be no assurance that the Company will be able to achieve similar results with respect to the Initial Hotels or hotels acquired in the future.

  The Participating Leases require the Company to establish reserves of 4.0% of total revenue for each of the Initial Hotels (which, on a consolidated pro forma basis for the twelve months ended March 31, 1996, represented approximately 5.6% of room revenue), which will be utilized by the Lessee for the replacement and refurbishment of FF&E and for other capital expenditures designed to enhance the competitive position of the Initial Hotels. The Company and the Lessee will agree on the use of funds in this reserve and the Company will have the right to approve the Lessee's annual and long-term capital expenditure budgets. While the Company expects its reserves to be adequate to fund recurring capital needs (including periodic renovations), the Company may use Cash Available for Distribution in excess of distributions paid (subject to federal income tax restrictions on the Company's ability to retain earnings) or funds drawn under the Line of Credit to fund additional capital improvements as necessary, including major renovations at the Company's hotels.

  Brand Repositioning. The Company believes an opportunity exists in certain major U.S. markets to acquire underperforming hotels that currently operate as independent hotels or under franchise affiliations that have limited brand recognition and convert them to stronger, more nationally recognized brand affiliations, such as Courtyard by Marriott, Crowne Plaza, DoubleTree Hotel, Holiday Inn, Holiday Inn Select, and Wyndham Hotel brands, in order to improve the operating performance at these hotels. Seven of the Initial Hotels are anticipated to undergo brand conversions within one year after the closing of the Offering. It is expected that the Holiday Inn Park Center Plaza will be converted from a traditional Holiday Inn to a Crowne Plaza, the Holiday Inn Select-Madison will be converted to a Crowne Plaza, the Days Inn Ocean City will be converted to a Hampton Inn, the Le Baron Airport Hotel will be converted to a DoubleTree Hotel, the Holiday Inn New Orleans International Airport will be converted from a traditional Holiday Inn to a Holiday Inn Select, the Holiday Inn Mission Valley will be converted to a DoubleTree Hotel, and the Fred Harvey Albuquerque Airport Hotel will be converted to a Wyndham Hotel. These brand conversions are subject to, among other things, final franchisor and lender approval, and there can be no assurance that such brand conversions and repositioning will occur as planned. See "Risk Factors--Risks of Operating Hotels Under Franchise Agreements; Approval for Brand Conversions."

  As an example, AGHI implemented its brand repositioning strategy in connection with its acquisition of the Courtyard by Marriott-Meadowlands in December 1993. At the time of its acquisition by AGHI, this hotel's operating performance was declining due to prior management inefficiencies, deferred maintenance and a lack of capital to effectively compete in its market. In response to these conditions, AGHI developed a multi-phase strategy, including repositioning the former Days Hotel to a Courtyard by Marriott and upgrading the hotel by making approximately $530,000 in renovations of guest rooms and public space and exterior improvements to the hotel. Since the initial renovation was completed in May 1994, AGHI has invested an additional $845,400 to further improve the restaurant, lounge, exterior entrances, guest rooms and meeting facilities. In 1993, occupancy, ADR and REVPAR at the Courtyard by Marriott-Meadowlands were 74.8%, $65.63 and $49.09, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 3.9% to 77.7%, ADR at the hotel had increased 27.1% to $83.42 and REVPAR at the hotel had increased 32.0% to $64.82. There can be no assurance that the Company will be able to achieve similar results with respect to the Initial Hotels or hotels acquired in the future.

  The Company's ability to utilize its repositioning strategies will depend on its ability to access financing. The Company plans to use funds available under the Line of Credit to implement its planned conversion and repositioning strategy at certain of the Initial Hotels. Substantial renovations of hotels often disrupt the operations of those hotels due to hotel guest rooms and common areas being out of service for extended periods. See "Risk Factors-- Hotel Industry Risks--Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations."

  Operational Repositioning. The Company expects to achieve internal growth through the application of AGHI's operating strategies, which stress responsiveness and adaptability to changing market conditions to maximize revenue growth. The Company's objectives include increasing REVPAR through increases in occupancy and ADR through AGHI's continuing use of (i) interactive yield management techniques, (ii) highly developed operating systems and controls, (iii) targeted sales and marketing plans, (iv) proactive financial management, (v) extensive training programs, and (vi) an incentive-based compensation structure.

  Participating Leases Structure. The Participating Leases are designed to allow the Company to participate in any increased revenues from the hotels in which it invests. The Company also believes that by employing AGHI as the manager of the five Initial Hotels that AGHI does not currently manage, AGHI, through improved marketing and yield management techniques, will increase the revenues of these hotels, thereby increasing the rent payable to the Company by the Lessee under the Participating Leases. The Company and the Lessee relied on this estimated increase in revenue in establishing the rent payable to the Company under the Participating Leases relating to these hotels. While the rent provisions of the Participating Leases are revenue-based, such provisions have been developed with consideration of the fixed and variable nature of hotel operating expenses and changes in operating margins typically associated with increases in revenues. See "The Initial Hotels--The Participating Leases."

  In an effort to align the interests of AGHI and the Lessee with the interests of the Company's stockholders, the Participating Leases, the Management Agreements and certain related agreements provide for the following:

  . the partners of the Lessee have agreed upon consummation of the Offering to (i) initially capitalize the Lessee with $500,000 in cash and (ii) pursuant to the Lessee Pledge, pledge 275,000 OP Units having a value of approximately $5.5 million, based on the Offering Price, to the Company to secure the Lessee's obligations under the Participating Leases;

  . until the Lessee's net worth equals the greater of (i) $6.0 million or
    (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year, the Lessee will not pay any distributions to its partners (except for the purpose of permitting its partners to pay taxes on the income attributable to them from the operations of the Lessee and except for distributions relating to interest or dividends received by the Lessee from cash or securities held by it);

  . management fees paid to AGHI by the Lessee will include an incentive fee of up to 2.0% of gross revenues based upon reaching certain gross revenue targets at the Initial Hotels;

  . management fees payable by the Lessee to AGHI will be subordinated to the Lessee's rent obligations to the Company under the Participating Leases;

  . defaults by the Lessee under each Participating Lease will result in a cross-default of all other Participating Leases to which the Lessee is a party allowing the Company to terminate each other lease;

  . Messrs. Jorns and Wiles, who are stockholders of AGHI and are also executive officers of the Company, will agree to use 50% of the dividends (net of tax liability) received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company (as determined in good faith by such officers) to purchase additional interests in the Company; and

  . the Board of Directors of the Company will establish a Leasing Committee, consisting entirely of Independent Directors, that will review not less frequently than annually the Lessee's compliance with the terms of the Participating Leases and will review and approve the terms of each new Participating Lease between the Company and the Lessee.

FINANCING STRATEGY

  Upon completion of this Offering, the Company will have approximately $19.6 million of outstanding indebtedness. While its organizational documents contain no limitation on the amount of debt it may incur, the Company, subject to the discretion of the Board of Directors, intends to limit consolidated indebtedness (measured at the time the debt is incurred) to not more than 45.0% of the Company's investment in hotels (calculated in the manner set forth under "Policies and Objectives with Respect to Certain Activities-- Financing"). The Company may from time to time re-evaluate its debt limitation policy in light of then current economic conditions, relative costs of debt and equity capital, market values of its hotels, acquisition and expansion opportunities and other factors.

  As a publicly owned hotel REIT, the Company believes that it will have improved access to a wide variety of financing sources to fund acquisitions, such as the ability to issue several types of public and private debt, equity and hybrid securities, as well as the ability to utilize OP Units as acquisition consideration. The Company has received a commitment for the Line of Credit that will be limited to the maximum principal amount of $100 million and, among other limitations, to 40.0% of the value or cost of the hotels which secure such line. The Line of Credit initially will be secured by a first mortgage lien on eleven of the Initial Hotels. Subject to the limitations described above and other limitations contained in the Line of Credit, the Company may borrow additional amounts from the same or other lenders in the future or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by hotels owned by the Company. Upon the closing of the Offering, the Company expects to have approximately $60 million of borrowing capacity available under the Line of Credit. The Company expects that its borrowing capacity under the Line of Credit will increase to $100 million, assuming all additional borrowings are used to fund capital improvements to the Initial Hotels or the acquisition of additional hotels. See "The Initial Hotels--Line of Credit."

THE OPERATING PARTNERSHIP

  Upon completion of the Offering, the Company will acquire an approximately 74.2% interest in the Operating Partnership, a recently formed Delaware limited partnership. The Company will hold its interest in the Operating Partnership through two wholly owned subsidiaries, AGH GP and AGH LP. AGH GP will be the sole general partner of the Operating Partnership and will own a 1.0% general partnership interest in the Operating Partnership. Through AGH GP, the Company will control the Operating Partnership and its assets. AGH LP will be one of the Operating Partnership's limited partners (the "Limited Partners") and will own an approximately 73.2% limited partnership interest in the Operating Partnership. Other initial limited partners will be the Primary Contributors and other holders of interests in the Initial Hotels who have elected to receive OP Units in exchange for all or a portion of their interests in the Initial Hotels. In their capacity as such, the Limited Partners will have no authority to transact business for, or participate in the management, activities or decisions of, the Operating Partnership. The Operating Partnership will own, directly or through one or more subsidiary partnerships or limited liability companies (the "Subsidiary Partnerships"), all of the Initial Hotels and will lease such hotels to the Lessee. The Operating Partnership will own, directly or indirectly, a 99.9% interest in each Subsidiary Partnership.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, after payment of estimated expenses incurred in connection with the Offering, are estimated to be approximately $128.0 million. The Company will contribute the net proceeds to the Operating Partnership, which, in turn, will use the net proceeds of the Offering as follows:

                                                      (DOLLARS IN THOUSANDS)
Acquisition of the Initial Hotels, including closing
 costs of $420......................................          $ 91,056
Repayment of existing mortgage indebtedness,
 including associated prepayment penalties..........            34,804
Working capital, Line of Credit fees, franchise
 transfer costs and other expenses..................             2,140
                                                              --------
  Total uses of proceeds(1).........................          $128,000
                                                              ========

- --------

(1) Includes approximately $900 that will be used to reimburse AGHI for direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses.


  If the Underwriters' over-allotment option is exercised in full, the Company intends to use the additional net proceeds of approximately $19.5 million to fund planned renovations to certain Initial Hotels as described herein, for the acquisition of additional hotels to be identified in the future and for working capital.

  Mortgage indebtedness to be repaid with the net proceeds of the Offering is as follows (dollars in thousands):

                                                                   PRINCIPAL AMOUNT
                                                        PREPAYMENT       AS OF
PROPERTY                   INTEREST RATE MATURITY DATE   PENALTY    MARCH 31, 1996
- --------                   ------------- -------------- ---------- ----------------
 Holiday Inn Dallas DFW
  West Airport...........       9.8%     June 2000         $450        $ 8,496
 Hotel Maison de Ville...       9.3      August 1999                     1,548
 Hampton Inn Richmond
  Airport................       9.8      December 1999      442          4,782
 Holiday Inn Select-
  Madison................       8.5      September 1996                  4,070
 Hilton Hotel-Toledo.....       8.8      June 1997                       7,575
 Holiday Inn New Orleans
  International Airport..       8.6      June 1998                       7,441
                                                           ----        -------
   Total.................                                  $892        $33,912
                                                           ====        =======

  Of the indebtedness to be repaid with the net proceeds of the Offering, approximately $16.5 million was incurred within the twelve months prior to the date of this Prospectus of which amount (i) approximately $9.0 million was utilized for the acquisition and refurbishment of the Holiday Inn Dallas DFW Airport West and (ii) approximately $7.5 million was utilized in connection with the acquisition of the Hilton Hotel-Toledo.

  Currently, the Company does not have any agreement or understanding to purchase any specific hotel other than the Initial Hotels, although discussions with various prospective sellers of hotels have been initiated. The Company will receive options to acquire AGHI's interests in two Courtyards by Marriott currently under development. See "The Initial Hotels--Options to Purchase and Rights of First Refusal."

  Pending the uses described above, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

                              DISTRIBUTION POLICY

  Subsequent to the Offering, the Company intends to make regular quarterly distributions to its stockholders. The Company's first distribution, for the period from the closing of the Offering to September 30, 1996, is expected to
be $   per share of Common Stock, representing a pro rata distribution of the anticipated regular quarterly distribution of $0.40 per share for a full quarter, which, on an annualized basis, will represent an initial annual distribution rate of $1.60 per share, or 8.0% of the Offering Price. Based on the Company's estimated revenues less expenses for the twelve months ended March 31, 1996, the estimated initial annual distribution per share represents 95.0% of estimated Cash Available for Distribution. Holders of OP Units will receive equal distributions on a per unit basis. The Company does not expect to adjust the estimated distribution rate if the Underwriters' over-allotment option is exercised. See "Partnership Agreement."

  The Company has established the expected initial annual distribution rate based upon the Company's estimate of Cash Available for Distribution, which has been derived from the statement of estimated revenues less expenses of the Company for the twelve months ended March 31, 1996. The Company believes the estimated revenues less expenses for the twelve months ended March 31, 1996 constitutes a reasonable basis for setting the expected annual initial distribution rate. The Board of Directors, in its sole discretion, will determine the actual distribution rate based on the Company's actual results of operations, Cash Available for Distribution, economic conditions, tax considerations (including those related to REITs) and other factors.

  The following table sets forth certain financial information for the twelve months ended March 31, 1996, which has been used to establish the expected initial annual distribution per share.

                                                          TWELVE MONTHS ENDED
                                                             MARCH 31, 1996
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)
Estimated revenues less expenses.......................         $ 9,531
Add back non-cash items:
Pro forma depreciation(1) .............................           4,862
                                                                -------
Pro forma Funds From Operations(2).....................          14,393
Adjustments:
Pro forma amortization(1)..............................             449
Pro forma amortization of unearned officers'
 compensation(1).......................................              74
Estimated cash used to pay interest expenses related to
 certain capital expenditures(3).......................            (409)
Estimated cash used in investing activities(4).........          (2,364)
                                                                -------
Estimated Cash Available for Distribution(1)(5)........         $12,143
                                                                =======
Aggregate expected initial annual distribution on
 Common Stock(6).......................................         $11,529
Expected initial annual distribution per share of
 Common Stock..........................................         $  1.60
Expected payout ratio based on estimated Cash Available
 for Distribution(7)...................................            95.0%

- --------

(1) Amounts are adjusted to reflect the Company's ownership percentage in the Operating Partnership of 74.2%.

(2) Funds From Operations, as defined by NAREIT, represents net income applicable to common stockholders (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Funds From Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of performance or to cash flow as a measure of liquidity. Although Funds From Operations has been computed in accordance with the newly adopted NAREIT definition, Funds From Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

(3) Represents the estimated interest expense (adjusted to reflect the Company's ownership percentage in the Operating Partnership of 74.2%) that will be incurred during the twelve months following the closing of the Offering in order to fund the $24.6 million cost of planned renovations and refurbishments at the seven Initial Hotels the Company plans to convert to leading franchise brands in order to reposition such hotels for future growth. Estimated interest expense is computed based upon management's estimate of the timing of the expenditures relating to the scheduled renovations and refurbishments multiplied by an assumed interest rate applicable to borrowings under the Company's Line of Credit (7.4% as of June 14, 1996). Estimated Cash Available for Distribution does not include the effects of any revenue increases expected to result from capital expenditures at the Initial Hotels.

(4) Represents the Company's obligation under the Participating Leases (adjusted to reflect the Company's ownership percentage in the Operating Partnership of 74.2%) to reserve and pay for capital improvements (including the replacement or refurbishment of FF&E) on a pro forma basis for the twelve months ended March 31, 1996. Such reserves were equal to 4.0% of total revenue for each of the Initial Hotels (which, on a consolidated pro forma basis, represented approximately 5.6% of room revenue). See "The Initial Hotels--The Participating Leases." Based on management's experience, and considering the amounts expended on renovations and capital improvements at the Initial Hotels since 1993, the Company believes the amounts reserved under the Participating Leases will be sufficient to fund reasonably foreseeable capital improvements and replacements and refurbishments of FF&E. However, the Company may find it necessary or desirable to spend amounts in excess of the obligated amounts and may make additional borrowings or use undistributed Cash Available for Distribution to fund such expenditures. See "Risk Factors--Hotel Industry Risks--Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations" and "The Initial Hotels."

(5) Estimated Cash Available for Distribution has been reduced by approximately $18,000, which represents the pro forma interest expense attributable to aggregate indebtedness of $488,690 that will be incurred by the Company in order to pay principal amortization on the DFW South Loan and the Secaucus Loans (as defined in "The Initial Hotels--Mortgage Indebtedness Remaining Following the Offering").

(6) Based on 7,205,518 shares of Common Stock outstanding upon completion of the Formation Transactions multiplied by the expected initial annual distribution rate of $1.60 per share. Excludes an aggregate of 2,511,106 shares issuable after one year following the closing of the Offering upon the exchange of the OP Units issued in the Formation Transactions.


(7) Represents the anticipated initial aggregate annual distribution divided by estimated Cash Available for Distribution. The expected payout ratio based upon pro forma estimated Funds From Operations is approximately 80.1%.

  The Company anticipates maintaining its expected initial annual distribution rate unless actual results of operations, economic conditions or other factors differ from the estimated revenues less expenses for the twelve months ended March 31, 1996. The Company's actual Cash Available for Distribution will be affected by a number of factors, including changes in occupancy or ADR at the Initial Hotels.

  The Company anticipates that Cash Available for Distribution will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes, other than capital gain distributions, will be taxable to stockholders as ordinary dividend income. Any distributions designated by the Company as capital gain dividends generally will give rise to capital gain tax treatment for stockholders. Distributions in excess of the Company's current or accumulated earnings and profits generally will be treated as a non-taxable reduction of a stockholder's basis in the Common Stock to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will have the effect of deferring taxation until the sale of a stockholder's Common Stock or future distributions in excess of the stockholder's basis in the Common Stock. Based upon the total estimated Cash Available for Distribution set forth in the table above, the Company believes that approximately 21.0% of the Company's expected initial annual distribution would represent a return of capital for federal income tax purposes. If actual Cash Available for Distribution or taxable income varies from these amounts, the percentage of distributions that represents a return of capital may be materially different.

  In order to maintain its qualification as a REIT, the Company must make annual distributions to its stockholders of at least 95% of its net taxable income (excluding net capital gains). Based on the Company's estimated revenues less expenses for the twelve months ended March 31, 1996, the Company would have been required to distribute approximately $8.6 million, or $1.20 per share, in order to maintain its status as a REIT. Under certain circumstances, the Company may be required to make distributions in excess of Cash Available for Distribution in order to meet such distribution requirements. In such event, the Company would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make distributions to retain its qualification as a REIT for federal income tax purposes.

  The Board of Directors, in its sole discretion, will determine the actual distribution rate based on a number of factors, including the amount of Cash Available for Distribution, the Company's financial condition, capital expenditure requirements for the Company's hotels, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Considerations."

                                CAPITALIZATION

  The following table sets forth the historical capitalization of the AGH Predecessor Hotels and the pro forma capitalization of the Company as of March 31, 1996, assuming completion of the Offering and Formation Transactions and the use of the proceeds from the Offering as described in "Use of Proceeds."

                                                         MARCH 31, 1996
                                                    ------------------------
                                                        AGH
                                                    PREDECESSOR
                                                      HOTELS      COMPANY
                                                    HISTORICAL   PRO FORMA
                                                    ----------- ------------
Long-term debt, net of current portion............. $19,583,931 $ 18,863,549(1)
Minority interest in Operating Partnership.........               41,040,093
Stockholders' equity:
  Preferred Stock, $0.01 par value per share,
   20,000,000 shares authorized, no shares issued
   and outstanding ................................
  Common Stock, $0.01 par value per share,
   100,000,000 shares authorized, 7,205,518 shares
   issued and outstanding, as adjusted(2)..........                   72,055
  Additional paid-in capital.......................              118,957,978
  Unearned officers' compensation..................               (1,000,000)
  Retained earnings................................   4,198,306
                                                    ----------- ------------
  Total stockholders' equity.......................   4,198,306  118,030,033
                                                    ----------- ------------
    Total Capitalization........................... $23,782,237 $177,933,675
                                                    =========== ============

- --------

(1) Reflects the Company's long-term debt collateralized by the Holiday Inn Dallas DFW Airport South and the Courtyard by Marriott-Meadowlands, net of the current portion of such debt of $488,690. The debt encumbering the Holiday Inn Dallas DFW Airport South is not prepayable prior to February 1, 1998. The ground lease encumbering the Courtyard by Marriott-Meadowlands contains provisions that prohibit the Company from including such hotel as part of the collateral securing the Line of Credit. See "The Initial Hotels--Mortgage Indebtedness Remaining Following the Offering."

(2) Includes 7,000,000 shares sold in the Offering, 155,518 shares of Common Stock issued to the Plan in connection with the Formation Transactions and 50,000 shares of restricted Common Stock granted to the Company's executive officers as stock awards. Excludes 2,511,106 shares issuable one year after the closing of the Offering upon the exchange of OP Units issued in connection with the Formation Transactions, 850,000 reserved but unissued shares of Common Stock under the 1996 Plan and 100,000 reserved but unissued shares of Common Stock under the Directors' Plan. See "Management--Stock Incentive Plans," "Formation Transactions" and "Partnership Agreement--Exchange Rights."

                                   DILUTION

  The initial price per share to the public of Common Stock offered hereby exceeds the net tangible book value per share. Therefore, the holders of OP Units issued in the Formation Transactions will realize an immediate increase in the net tangible book value of their OP Units while purchasers of Common Stock in the Offering will realize an immediate and substantial dilution of the net tangible book value of their shares. Net pro forma tangible book value per share is determined by subtracting total liabilities from total tangible assets and dividing the remainder by the number of shares of Common Stock and OP Units that will be outstanding after the Offering. The following table illustrates the dilution per share to purchasers of Common Stock sold in the Offering, based on the Offering Price.

Historical net tangible book value (1).......................... $ 1.08
Historical AGH Acquisition Hotels net tangible book value (2)...
Increase in net tangible book value attributable to payments by purchasers of shares in the Offering...........................  15.01
                                                                 ------
Pro forma net tangible book value after the Formation
 Transactions (3)...............................................         16.09
Dilution per share purchased in the Offering....................          3.91
                                                                        ------
Offering Price (4)..............................................        $20.00
                                                                        ======

- --------


(1) Historical net tangible book value prior to the Offering is determined by subtracting total liabilities assumed from total tangible assets purchased of the AGH Predecessor Hotels ($2.9 million) divided by the total shares of Common Stock (155,518) and OP Units (2,511,106) issued in the exchange for the net assets of the AGH Predecessor Hotels and AGH Acquisition Hotels in the Formation Transactions.

(2) The OP Units issued in connection with the acquisition of the AGH Acquisition Hotels were included in the total OP Units above since no equity will be contributed in connection with such acquisitions.


(3) Based on the total pro forma net tangible book value of the Company ($156.3 million) divided by the total shares of Common Stock and OP Units outstanding after the Formation Transactions (9,716,624).

(4) Before deducting underwriting discount and estimated expenses of the Offering.

  The following table sets forth the number of shares of Common Stock to be sold by the Company in the Offering, the total contributions to be paid to the Company by purchasers of the shares sold in the Offering, the number of shares of Common Stock and OP Units to be issued in the Formation Transactions, the stock awards granted to the Company's executive officers and the tangible book value per share and per OP Unit based on total contributions (determined as if the consummation of the Formation Transactions occurred on December 31, 1995).

                          SHARES OF COMMON STOCK
                         ISSUED BY THE COMPANY AND                              TANGIBLE BOOK
                          OP UNITS ISSUED BY THE     TOTAL CONTRIBUTIONS            VALUE
                           OPERATING PARTNERSHIP        TO THE COMPANY        PER SHARE/OP UNIT
                         ---------------------------------------------------- -----------------
                            NUMBER        PERCENT       AMOUNT        PERCENT
                         -------------- -------------------------     -------
Shares of Common Stock
 sold by the Company in
 the Offering...........      7,000,000        72.0% $140,000,000      105.9%      $20.00(1)
Shares of Common Stock
 (155,518) and OP Units
 (2,511,106) issued in
 the Formation
 Transactions...........      2,666,624        27.5     4,198,306        3.2       $ 1.42(2)
Stock awards............         50,000          .5
Other...................                              (12,000,000)(3)   (9.1)
                         --------------  ----------  ------------      -----
Total...................      9,716,624       100.0% $132,198,306      100.0%
                         ==============  ==========  ============      =====

- --------
(1) Based on the Offering Price before deducting expenses of the Offering.
(2) Based on the book value of assets to be contributed to the Operating Partnership in the Formation Transactions.
(3) Represents the expenses of the Offering, net of the effects of the Formation Transactions.

                        SELECTED FINANCIAL INFORMATION

  The following tables set forth (1) selected estimated and pro forma consolidated financial data for the Company as of and for the year ended December 31, 1995, the twelve months ended March 31, 1996 and the three months ended March 31, 1996, (2) selected historical combined financial data for the Initial Hotels for each of the years in the five-year period ended December 31, 1995 and the three months ended March 31, 1995 and 1996 and pro forma financial data for the Initial Hotels and Lessee for the year ended December 31, 1995, the twelve months ended March 31, 1996 and the three months ended March 31, 1996, (3) selected historical combined financial data for the AGH Predecessor Hotels for each of the years in the three-year period ended December 31, 1995, and the three months ended March 31, 1995 and 1996 and (4) selected historical combined financial data for the AGH Acquisition Hotels for each of the years in the five-year period ended December 31, 1995 and the three months ended March 31, 1995 and 1996. The selected historical combined financial data of the AGH Predecessor Hotels for the periods presented (excluding the historical financial data for the three months ended March 31, 1995 and 1996) and the selected historical combined financial data of the AGH Acquisition Hotels for each of the years in the three-year period ended December 31, 1995 have been derived from the historical combined financial statements and notes thereto of the AGH Predecessor Hotels and the AGH Acquisition Hotels audited by Coopers & Lybrand L.L.P., independent accountants, whose reports with respect thereto are included elsewhere in this Prospectus. The selected historical combined financial data of the AGH Predecessor Hotels for the three months ended March 31, 1995 and 1996 and the AGH Acquisition Hotels for each of the years in the two-year period ended December 31, 1992 and the three months ended March 31, 1995 and 1996 have been derived from unaudited combined internal statements of operations of the AGH Predecessor Hotels and the AGH Acquisition Hotels. In the opinion of management, the unaudited combined financial data include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial information set forth therein.

  The statements of estimated revenues less expenses, pro forma and other data are presented as if the Formation Transactions and the application of the net proceeds of the Offering had occurred as of January 1, 1995 and therefore incorporate certain assumptions that are included in the Notes to the Statements of Estimated Revenues Less Expenses and Pro Forma Statements of Operations included elsewhere in this Prospectus. The pro forma operating data for the Initial Hotels and Lessee is presented to reflect the pro forma operations of the Lessee for the period presented, whose operations are the source of the Lessee's Participating Lease payments to the Company. The pro forma balance sheet data is presented as if the Formation Transactions and the application of the net proceeds of the Offering had occurred on March 31, 1996.

  The estimated and pro forma information do not purport to represent what the Company's financial position or the Company's or the Initial Hotels' and Lessee's results of operations would have been if the Formation Transactions and the Offering had, in fact, occurred on such dates, or to project the Company's, or the Initial Hotels' and Lessee's financial position or results of operations at any future date or for any future period.

  The historical financial information includes the operations of the AGH Predecessor Hotels for the periods owned by affiliates of AGHI. The Courtyard by Marriott-Meadowlands was acquired in December 1993; the Hotel Maison de Ville was acquired in August 1994; the Hampton Inn Richmond Airport was acquired in December 1994; and the Holiday Inn Dallas DFW Airport West was acquired in June 1995. Complete historical financial information for each of the AGH Predecessor Hotels prior to their respective acquisition dates is unavailable. The historical financial information for the AGH Acquisition Hotels does not include information related to the Days Inn Ocean City for each of the years in the two-year period ended December 31, 1992 and the Holiday Inn Mission Valley for the year ended December 31, 1991. Historical financial information for these AGH Acquisition Hotels for these periods is unavailable. Therefore, historical financial information for the AGH Predecessor Hotels and the Initial Hotels and Lessee does not include information for the above hotels prior to the dates previously described.

  The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto included elsewhere in this Prospectus.

                    AMERICAN GENERAL HOSPITALITY CORPORATION

      SELECTED ESTIMATED AND PRO FORMA CONSOLIDATED FINANCIAL DATA(1)
                                  (UNAUDITED)

                                                  TWELVE MONTHS  THREE MONTHS
                                   YEAR ENDED         ENDED          ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
ESTIMATED REVENUES LESS
 EXPENSES DATA:
  Participating Lease
   revenue(2)..................   $ 24,811,668     $25,902,292     $6,527,908
  Interest income..............         31,500          31,500          7,875
                                  ------------     -----------     ----------
    Total revenue..............     24,843,168      25,933,792      6,535,783
  Depreciation.................      7,404,199       6,551,900      1,485,224
  Amortization.................        605,410         605,410        151,353
  Real estate and personal
   property taxes and property
   insurance...................      2,165,073       2,165,073        541,268
  General and
   administrative(3)...........      1,130,000       1,130,000        282,500
  Ground lease expense.........        881,217         902,196        193,156
  Amortization of unearned
   officers' compensation(4)...        100,000         100,000         25,000
  Interest expense.............      1,244,637       1,633,962        408,491
                                  ------------     -----------     ----------
    Total expenses.............     13,530,536      13,088,541      3,086,992
                                  ------------     -----------     ----------
  Estimated revenues less
   expenses before minority
   interest....................     11,312,632      12,845,251      3,448,791
  Minority interest(5).........      2,918,659       3,314,075        889,788
                                  ------------     -----------     ----------
  Estimated revenues less
   expenses applicable to
   common shareholders.........   $  8,393,973     $ 9,531,176     $2,559,003
                                  ============     ===========     ==========
  Estimated revenues less
   expenses per common share...   $       1.16     $      1.32     $     0.36
                                  ============     ===========     ==========
  Weighted average number of
   shares of Common Stock
   outstanding.................      7,205,518       7,205,518      7,205,518
                                  ============     ===========     ==========

                                                               AT MARCH 31, 1996
                                                               -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents...................................    $   874,076
  Investment in hotel properties, net.........................    176,206,689
  Total assets................................................    180,172,365
  Debt........................................................     19,352,239
  Minority interest in Operating Partnership..................     41,040,093
  Stockholders' equity........................................    118,030,033

                                                  TWELVE MONTHS  THREE MONTHS
                                   YEAR ENDED         ENDED          ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
OTHER DATA:
  Funds From Operations(6).....   $ 13,887,889     $ 14,392,686   $ 3,661,039
  Cash Available for
   Distribution(7).............     11,690,738       12,142,695     3,195,403
  Net cash provided by
   operating activities
   (consolidated)(8)...........     19,422,241       20,102,561     5,110,368
  Net cash used in investing
   activities
   (consolidated)(9)...........     (3,115,404)      (3,186,617)     (803,895)
  Net cash used in financing
   activities
   (consolidated)(10)..........    (16,056,851)     (16,035,288)   (4,008,823)
  Weighted average number of
   shares of Common Stock and
   OP Units outstanding........      9,716,624        9,716,624     9,716,624

                           See notes on page 51.

                              INITIAL HOTELS

              SELECTED HISTORICAL COMBINED FINANCIAL DATA(11)
                                  (UNAUDITED)

                                                                                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                          ------------------------------------------------------------ -----------------------
                             1991        1992         1993        1994        1995        1995        1996
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........  $27,963,802 $30,376,150  $36,829,877 $43,541,206 $53,756,926 $11,857,784 $14,186,415
 Food and beverage
  revenue...............   13,526,143  13,597,748   15,453,080  16,378,861  17,717,760   4,291,351   4,683,138
 Other revenue..........    2,434,535   2,528,364    4,680,010   3,392,275   4,147,900     971,975   1,163,152
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Total revenue..........   43,924,480  46,502,262   56,962,967  63,312,342  75,622,586  17,121,110  20,032,705
 Hotel operating
  expenses..............   32,251,012  35,083,148   40,130,782  44,349,278  51,198,375  11,622,390  13,216,152
 Depreciation and
  amortization..........    2,575,564   6,329,770    5,847,629   5,986,460   8,131,244   2,839,488   1,567,020
 Interest expense.......    3,802,670   4,819,749    4,667,281   4,771,483   6,307,202   1,411,434   1,705,764
 Other expenses.........    1,946,193     617,334    2,543,235   2,996,568   3,132,865     763,398     789,611
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Revenues over (under)
  expenses(12)..........  $ 3,349,041 $  (347,739) $ 3,774,040 $ 5,208,553 $ 6,852,900 $   484,400 $ 2,745,158
                          =========== ===========  =========== =========== =========== =========== ===========

                                  LESSEE

                 SELECTED PRO FORMA FINANCIAL DATA (1)(13)

                                (UNAUDITED)

                             YEAR ENDED     TWELVE MONTHS ENDED THREE MONTHS ENDED
                          DECEMBER 31, 1995   MARCH 31, 1996      MARCH 31, 1996
                          ----------------- ------------------- ------------------
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........     $55,330,171        $56,830,028        $14,201,906
 Food and beverage
  revenue...............      18,191,504         18,335,582          4,732,323
 Other revenue..........       4,363,432          4,499,821          1,163,152
                             -----------        -----------        -----------
 Total revenue..........      77,885,107         79,665,431         20,097,381
 Hotel operating
  expenses..............      52,582,000         53,060,887         13,149,844
 Depreciation and
  amortization..........          63,000             63,000             15,750
 Interest expense.......          31,500             31,500              7,875
 Other expenses.........          58,084             44,773             17,981
 Participating Lease
  expenses(2)...........      24,811,668         25,902,292          6,527,908
                             -----------        -----------        -----------
 Revenues over
  expenses..............     $   338,855        $   562,979        $   378,023
                             ===========        ===========        ===========

                                 INITIAL HOTELS

                       SELECTED HISTORICAL OPERATING DATA

                                                                  THREE MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                         --------------------------------------  ----------------
                          1991    1992    1993    1994    1995    1995     1996
                         ------  ------  ------  ------  ------  -------  -------
AGH PREDECESSOR
 HOTELS(14)
  Occupancy.............   77.5%   74.6%   74.3%   71.1%   72.1%    73.3%    64.2%
  ADR................... $54.93  $64.84  $57.09  $62.10  $73.26   $67.01   $81.10
  REVPAR................ $63.61  $44.96  $42.42  $44.14  $52.84   $49.10   $52.09
AGH ACQUISITION
 HOTELS(15)
  Occupancy.............   70.7%   68.6%   71.0%   71.9%   73.1%    70.0%    72.1%
  ADR................... $54.93  $64.84  $57.78  $62.32  $68.30   $65.73   $71.77
  REVPAR................ $38.86  $44.50  $41.01  $44.79  $49.93   $45.99   $51.75
INITIAL HOTELS
  Occupancy.............   71.3%   69.1%   71.6%   71.7%   72.9%    70.6%    70.7%
  ADR................... $57.19  $64.44  $57.65  $62.28  $69.19   $65.97   $73.33
  REVPAR................ $40.75  $44.53  $41.26  $44.67  $50.46   $46.56   $51.81

                           See notes on page 51.

                             AGH PREDECESSOR HOTELS

                SELECTED HISTORICAL COMBINED FINANCIAL DATA(16)

                                                               THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,               MARCH 31,
                          ---------------------------------  ------------------------
                            1993       1994        1995         1995         1996
                          --------  ----------  -----------  -----------  -----------
                                                             (UNAUDITED)  (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........  $ 17,941  $3,431,654  $ 9,020,479  $1,625,360   $2,624,614
 Food and beverage reve-
  nue...................     6,158     552,697    1,293,238     215,333      509,331
 Other revenue..........     1,448     223,211      568,415     102,367      173,450
                          --------  ----------  -----------  ----------   ----------
 Total revenue..........    25,547   4,207,562   10,882,132   1,943,060    3,307,395
 Hotel operating ex-
  penses................     8,741   3,173,721    7,565,824   1,314,194    2,253,656
 Depreciation and amor-
  tization..............    46,982     364,513    2,480,054   1,041,418      304,936
 Interest expense.......               430,535    1,572,244     255,552      457,146
 Other expenses.........       831     525,287      754,193     123,827      163,058
                          --------  ----------  -----------  ----------   ----------
 Net income (loss)......  $(31,007) $ (286,494) $(1,490,183) $ (791,931)  $  128,599
                          ========  ==========  ===========  ==========   ==========

                             AGH ACQUISITION HOTELS

                SELECTED HISTORICAL COMBINED FINANCIAL DATA(15)

                                                                                         THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                          ------------------------------------------------------------ -----------------------
                             1991        1992         1993        1994        1995        1995        1996
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
                          (UNAUDITED) (UNAUDITED)                                      (UNAUDITED) (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
 Room revenue...........  $27,963,802 $30,376,150  $36,811,936 $40,109,552 $44,736,447 $10,232,424 $11,561,801
 Food and beverage
  revenue...............   13,526,143  13,597,748   15,446,922  15,826,164  16,424,522   4,076,018   4,173,807
 Other revenue..........    2,434,535   2,528,364    4,678,562   3,169,064   3,579,485     869,608     989,702
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Total revenue..........   43,924,480  46,502,262   56,937,420  59,104,780  64,740,454  15,178,050  16,725,310
 Hotel operating
  expenses..............   32,251,012  35,083,148   40,122,041  41,175,557  43,632,551  10,308,196  10,962,496
 Depreciation and
  amortization..........    2,575,564   6,329,770    5,800,647   5,621,947   5,651,190   1,798,070   1,262,084
 Interest expense.......    3,802,670   4,819,749    4,667,281   4,340,948   4,734,958   1,155,882   1,248,618
 Other expenses.........    1,946,193     617,334    2,542,404   2,471,281   2,378,672     639,571     635,553
                          ----------- -----------  ----------- ----------- ----------- ----------- -----------
 Revenues over (under)
  expenses..............  $ 3,349,041 $  (347,739) $ 3,805,047 $ 5,495,047 $ 8,343,083 $ 1,276,331 $ 2,616,559
                          =========== ===========  =========== =========== =========== =========== ===========

                       See notes on following page.

                   SELECTED FINANCIAL INFORMATION FOOTNOTES

 (1) The estimated and pro forma information do not purport to represent what the Company's financial position or the Company's or the Initial Hotels' and Lessee's results of operations would actually have been if the consummation of the Formation Transactions and the Offering had, in fact, occurred on such dates, or to project the Company's financial position or the Company's and Initial Hotels' and Lessee's results of operations at any future date or for any future period.

 (2) Represents lease payments from the Lessee to the Operating Partnership pursuant to the Participating Leases calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the historical revenues of the Initial Hotels. The departmental revenue thresholds in certain of the Participating Lease formulas adjust in the future beginning January 1, 1997. See "The Initial Hotels--The Participating Leases."

 (3) Represents salaries and wages, professional fees, directors' and officers' insurance, allocated rent, supplies and other and other operating expenses to be paid by the Company. These amounts are based on historical general and administrative expenses as well as probable 1996 expenses.

 (4) Represents amortization of unearned officers' compensation, represented by an aggregate of 50,000 shares of restricted Common Stock issuable to executive officers, which shares vest 10.0% at the date of grant (5,000 shares at $20.00 per share).

 (5) Calculated as 25.8% of estimated revenues less expenses before minority interest for all periods.

 (6) Represents Funds From Operations of the Company. The items added back to estimated revenues less expenses applicable to common stockholders have been adjusted by the Company's ownership percentage in the Operating Partnership of 74.2% for all periods presented. The following table computes Funds From Operations under the newly adopted NAREIT definition. Funds From Operations consists of net income applicable to common stockholders (computed in accordance with generally accepted accounting principles) excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company considers Funds From Operations to be an appropriate measure of the performance of an equity REIT. Funds From Operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles, as an indicator of operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. Although Funds From Operations has been calculated in accordance with the newly adopted NAREIT definition, Funds From Operations as presented may not be comparable to other similarly titled measures used by other REITs. Funds From Operations does not reflect cash expenditures for capital improvements or principal amortization of indebtedness on the Initial Hotels.

                                                      PRO FORMA         PRO FORMA
                                                       TWELVE             THREE
                                  PRO FORMA            MONTHS            MONTHS
                                  YEAR ENDED            ENDED             ENDED
                             DECEMBER 31, 1995(1) MARCH 31, 1996(1) MARCH 31, 1996(1)
                             -------------------- ----------------- -----------------
    Estimated revenues less
     expenses applicable to
     common stockholders ...     $ 8,393,973         $ 9,531,176       $2,559,003
    Depreciation............       5,493,916           4,861,510        1,102,036
                                 -----------         -----------       ----------
    Funds From Operations...     $13,887,889         $14,392,686       $3,661,039
                                 ===========         ===========       ==========
    Weighted average number
     of shares of Common
     Stock outstanding......       7,205,518           7,205,518        7,205,518
                                 ===========         ===========       ==========

 (7) Cash Available for Distribution represents Funds From Operations of the Company plus the Company's ownership percentage in the Operating Partnership of 74.2% multiplied by the sum of amortization of deferred financing costs, franchise transfer costs and unearned officers' compensation. This amount is then reduced by the Company's 74.2% share of the sum of 4.0% of total revenue for each of the Initial Hotels that is required to be set aside by the Operating Partnership for refurbishment and replacement of FF&E, capital expenditures, and other non-routine items as required by the Participating Leases and the estimated cash used to pay interest expense related to the $24.6 million cost of planned renovations and refurbishments at the seven Initial Hotels the Company plans to convert to leading franchise brands in order to reposition such hotels for future revenue growth. Estimated Cash Available for Distribution does not include the effects of any revenue increases expected to result from capital expenditures of the Initial Hotels.

 (8) Represents estimated revenues less expenses plus minority interest, depreciation, amortization, and amortization of unearned officers' compensation. There are no pro forma adjustments for changes in working capital items.

 (9) Pro forma cash used in investing activities includes the Operating Partnership's obligation to make available to the Lessee an amount equal to 4.0% of total revenue for each of the Initial Hotels for the periodic replacement or refurbishment of FF&E, capital expenditures, and other non-routine items as required by the Participating Leases. The Company intends to cause the Operating Partnership to spend amounts in excess of such obligated amounts to comply with the reasonable requirements of any Franchise License and otherwise to the extent that the Company deems such expenditures to be in the best interest of the Company. See "The Initial Hotels--The Participating Leases."

(10) Represents estimated initial distributions to be paid based on the initial annual distribution rate of $1.60 per share and an aggregate of 9,716,624 shares of Common Stock and OP Units outstanding plus the debt service on the DFW South Loan and the Secaucus Loans (as defined in "The Initial Hotels--Mortgage Indebtedness Remaining Following the Offering").


(11) The Initial Hotels' financial data is derived by adding selected financial data of the AGH Predecessor Hotels and the AGH Acquisition Hotels. Such financial data exclude information regarding the AGH Predecessor Hotels for periods prior to their acquisition by AGHI. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(12) Income taxes for the AGH Acquisition Hotels have not been deducted in calculating revenue over (under) expenses.

(13) Pro forma amounts as if the Operating Partnership recorded depreciation and amortization and paid real and personal property taxes and property insurance contemplated by the Participating Leases, and the Formation Transactions and the Offering occurred on January 1, 1995.


(14) Includes information from each AGH Predecessor Hotel for all periods presented except that no information was available for the Holiday Inn Dallas DFW Airport West, the Hampton Inn Richmond Airport, and the Hotel Maison de Ville for the periods ended December 31, 1991 and 1992. Information with respect to the periods before their respective dates of acquisitions by affiliates of AGHI is based on information furnished to management by the prior owners of the hotels.

(15) Includes information from each AGH Acquisition Hotel for all periods presented except that no information was available for the Days Inn Ocean City for the periods ended December 31, 1991 and 1992 and for the Holiday Inn Mission Valley for the period ended December 31 1991. Information with respect to the AGH Acquisition Hotels was obtained from the owners of the AGH Acquisition Hotels and includes information for all periods.

(16)  Information is for the periods owned by AGHI.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  Upon consummation of the Offering and the Formation Transactions, the Company will own an approximate 74.2% interest in the Initial Hotels through its interest in the Operating Partnership. In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate hotels; therefore, the Operating Partnership will lease the Initial Hotels to the Lessee. The principal source of revenue for the Operating Partnership and the Company will be lease payments paid by the Lessee under the Participating Leases. Participating Rent will be based upon the Initial Hotels' gross revenues. The Lessee's ability to make payments to the Company under the Participating Leases will be dependent on the Lessee's and AGHI's ability to generate cash flow from the operations of the Initial Hotels.

  The accompanying discussion and analysis of financial condition and results of operations is based on the combined historical financial statements of the AGH Predecessor Hotels and the AGH Acquisition Hotels that are included elsewhere in this Prospectus. The AGH Predecessor Hotels' financial statements include the results of operations of the following hotels since their dates of acquisition by AGHI: Courtyard by Marriott-Meadowlands (December 1993), Hotel Maison de Ville (August 1994), Hampton Inn Richmond Airport (December 1994) and Holiday Inn Dallas DFW Airport West (June 1995). The AGH Acquisition Hotels' financial statements include the results of operations of the following hotels for all periods presented: Holiday Inn Dallas DFW Airport South, Hilton Hotel-Toledo, Holiday Inn New Orleans International Airport, Holiday Inn Park Center Plaza, Holiday Inn Select-Madison, Holiday Inn Mission Valley, Le Baron Airport Hotel, Days Inn Ocean City and Fred Harvey Albuquerque Airport Hotel. The four AGH Predecessor Hotels were combined into one set of financial statements since they will be acquired by the Company and are presently controlled by shareholders of AGHI. The nine AGH Acquisition Hotels were combined into one set of financial statements since they will be acquired by the Company primarily from parties unaffiliated with AGHI. The Holiday Inn Dallas DFW Airport South Hotel is included in the AGH Acquisition Hotels since AGHI owns only a minority non-controlling interest in such hotel. The Hilton Hotel-Toledo is included in the AGH Acquisition Hotels since AGHI purchased the hotel subsequent to March 31, 1996.

 Estimated Revenues Less Expenses of the Company

  On an estimated basis for the twelve months ended March 31, 1996, the Company would have had $25,902,292 in revenue from the Participating Leases, calculated by applying the rent provisions of the Participating Leases to the estimated revenues of the Initial Hotels, and $31,500 in interest income from the FF&E Note issued by the Lessee. Pro forma expenses would have been $16,402,616. Depreciation expense would have been $6,551,900, which represents depreciation of the AGH Predecessor Hotels' historical carryover cost basis plus depreciation of the AGH Acquisition Hotels' new cost basis. General and administrative expenses would have been $1,130,000 representing salaries and wages of $561,000, professional fees of $125,000, directors' and officers' insurance expense of $90,000 and other expenses of $354,000. Interest expense would have been $1,633,962 on three notes totalling approximately $19.3 million related to the Holiday Inn Dallas DFW Airport South and the Courtyard by Marriott-Meadowlands. The notes mature between December 2000 and February 2001 and bear interest at fixed rates ranging from 7.50% to 8.75%.

RESULTS OF OPERATIONS OF THE AGH PREDECESSOR HOTELS

  As previously described, the year-to-year comparisons of the results of operations of the AGH Predecessor Hotels are significantly impacted by the hotel acquisitions. Net losses incurred for each of the three years ended December 31, 1993, 1994 and 1995 were primarily a result of depreciation and expenses incurred due to renovations at the hotels. The AGH Predecessor Hotels generated net cash from operating activities of $147,616, $217,282 and $790,304 for each of the three years ended December 31, 1993, 1994 and 1995, respectively.

 Comparison of the three months ended March 31, 1996 to the three months ended March 31, 1995

  Room revenue increased to $2,624,614 from $1,625,360, an increase of $999,254 or 61.5%, principally resulting from: (i) an increase of $950,688 in revenue due to the acquisition of the Holiday Inn Dallas DFW Airport West in June 1995, (ii) an increase in the Courtyard by Marriott-Meadowlands' room revenues of $74,391 due to an increase in ADR to $88.32 from $80.79, and (iii) a decrease in the Hotel Maison de Ville's room revenues of $25,694 because of a decrease in occupancy of 7.4%, which was partially offset by ADR improvement of 3.4% or $8.14 to $249.86.

  Food and beverage revenue increased to $509,331 from $215,333, an increase of $293,998 or 136.5%. The increase is due primarily to the acquisition of the Holiday Inn Dallas DFW Airport West, which produced food and beverage revenues in the first quarter of 1996 of $284,825. Increased occupancy at the Courtyard by Marriott-Meadowlands accounted for the remainder of the increase in food and beverage revenues.

  Other revenue, which includes telephone revenues, interest income and miscellaneous income, increased to $173,450 from $102,367, an increase of $71,083 or 69.4%. Of the increase, $67,188 was due to the acquisition of the Holiday Inn Dallas DFW Airport West discussed above.

  Hotel operating expenses increased to $2,253,656 from $1,314,194, an increase of $939,462 or 71.5%. The increase was due, in part, to the acquisition of the Holiday Inn Dallas DFW Airport West, which had expenses of $955,182 in 1996. Hotel operating expenses as a percentage of total revenue increased from 67.6% in 1995 to 68.1% in 1996. The increase is primarily attributable to the acquisition of the Holiday Inn Dallas DFW Airport West, which incurred operating expenses as a percentage of total revenue for 1996 of 73.3%. This percentage is higher than the other hotels due to certain transitional expenses incurred by the hotel.

  Depreciation and amortization decreased to $304,936 from $1,041,418, a decrease of $736,482 or 70.7%. The decrease is related to the accelerated depreciation on FF&E that was replaced during the recent renovations at two of the AGH Predecessor Hotels.

  Interest and other expenses increased to $620,204 from $379,379, an increase of $240,825 or 63.5%. The acquisition of the Holiday Inn Dallas DFW Airport West in June 1995 and the interest expense related to the mortgage indebtedness incurred in connection with the acquisition accounted for nearly all of the increase.

 Comparison of year ended December 31, 1995 to year ended December 31, 1994

  Room revenue increased to $9,020,479 from $3,431,654, an increase of $5,588,825 or 162.9%, principally resulting from: (i) an increase of approximately $2,056,000 in revenue due to the acquisition of the Holiday Inn Dallas DFW West in June 1995; approximately $1,850,000 in revenue from the Hampton Inn Richmond Airport since its acquisition in late December 1994; and approximately $955,000 in revenues from the Hotel Maison de Ville since its acquisition in August 1994; (ii) an increase in the Courtyard by Marriott-Meadowlands' ADR to $81.77 from $73.37; and (iii) an improvement in the Courtyard by Marriott-Meadowlands' occupancy percentage to 77.8% from 70.1%. The increases in both ADR and occupancy were due primarily to the repositioning strategy implemented when the Courtyard by Marriott-Meadowlands was converted from a Days Hotel in 1994.

  Food and beverage revenue increased to $1,293,238 from $552,697, an increase of $740,541, or 134.0% due primarily to activity at two of the three acquisitions described above. Other revenue increased to $568,415 from $223,211, or 154.7%, due to the activity at the three acquisitions described above.

  Hotel operating expenses increased to $7,565,824 from $3,173,721, an increase of $4,392,103 or 138.4%. The acquisition of the Hotel Maison de Ville (acquired August 1994), the Hampton Inn Richmond Airport (acquired December
1994) and the Holiday Inn Dallas DFW Airport West (acquired June 1995) accounted for $968,511, $1,066,733 and $1,932,980 of the expense increase, respectively. The remainder of the increase is related to the conversion of the Courtyard by Marriott-Meadowlands from a Days Hotel. The hotel experienced an increase in revenues of approximately $750,000 following the franchise repositioning and consequently had an increase in operating expenses. Hotel operating expenses as a percentage of total revenue decreased from

75.4% in 1994 to 69.5% in 1995. The decrease is primarily attributable to the inclusion of only the Courtyard by Marriott-Meadowlands and the Hotel Maison de Ville in the 1994 operating results, which at the time were being transitioned to the AGH Predecessor Hotels' management. Consequently, hotel operating expenses as a percentage of total revenue were higher for these hotels in 1994 than in 1995.

  Depreciation and amortization increased to $2,480,054 from $364,513, an increase of $2,115,541 due in part to the following: (i) depreciation on the assets of the three acquisitions described above, (ii) depreciation on approximately $1,300,000 and approximately $2,200,000 of FF&E renovations and additions during 1994 and 1995, respectively, and (iii) accelerated depreciation on the FF&E replaced during the renovations.

  Interest and other expenses increased to $2,326,437 from $955,822, an increase of $1,370,615. The acquisitions in 1995 and 1994 increased debt by approximately $8,300,000 and approximately $6,100,000, respectively. Related interest expense increased by $1,141,709 due to the additional indebtedness outstanding.

 Comparison of year ended December 31, 1994 to year ended December 31, 1993

  Room revenue increased to $3,431,654 from $17,941, an increase of $3,413,713, principally resulting from (i) an increase of approximately $3,072,000 in revenue from the Courtyard by Marriott-Meadowlands following its acquisition on December 30, 1993 and (ii) approximately $342,000 in revenue attributable to the acquisition of the Hotel Maison de Ville in August 1994. The only room revenue reported for 1993 for the AGH Predecessor Hotels was $17,941 from the acquisition of the Courtyard by Marriott-Meadowlands on December 30, 1993.

  Food and beverage revenue increased to $552,697 from $6,158, a change of $546,539, due primarily to the late 1993 acquisition of the Courtyard by Marriott-Meadowlands compared to a full year's food and beverage revenue in 1994 and the acquisition of the Hotel Maison de Ville in August 1994. Other revenue increased to $223,211 from $1,448, an increase of $221,763, due primarily to the acquisitions described above.

  Hotel operating expenses increased to $3,173,721 from $8,741, an increase of $3,164,980. The expenses from 1993 include only two days of operations for the Courtyard by Marriott-Meadowlands. Hotel operating expenses as a percentage of total revenue were 75.4% in 1994.

  Depreciation and amortization, interest and other expenses increased to $1,320,335 from $47,813, representing an increase of $1,272,522, attributable to depreciation of assets acquired in the hotel acquisitions described above.

RESULTS OF OPERATIONS OF AGH ACQUISITION HOTELS

  The following table sets forth certain combined historical financial information for the AGH Acquisition Hotels as a percentage of combined AGH Acquisition Hotels' revenues for the periods indicated.

                                                           THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                                -------------------------  --------------------
                                 1993     1994     1995      1995       1996
                                -------  -------  -------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
  Room revenue................     64.7%    67.9%    69.1%      67.4%      69.1%
  Food and beverage revenue...     27.1%    26.8%    25.4%      26.9%      25.0%
  Other revenue...............      8.2%     5.3%     5.5%       5.7%       5.9%
                                -------  -------  -------  ---------  ---------
    Total revenue.............    100.0%   100.0%   100.0%     100.0%     100.0%
  Hotel operating expenses....     70.5%    69.7%    67.4%      67.9%      65.5%
  Depreciation and amortiza-
   tion.......................     10.2%     9.5%     8.7%      11.8%       7.5%
  Interest expense............      8.2%     7.3%     7.3%       7.6%       7.5%
  Other expenses..............      4.4%     4.2%     3.7%       4.3%       3.9%
                                -------  -------  -------  ---------  ---------
  Revenues over expenses......      6.7%     9.3%    12.9%       8.4%      15.6%
                                =======  =======  =======  =========  =========

                                                           THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         MARCH 31,
                                -------------------------  --------------------
                                 1993     1994     1995      1995       1996
                                -------  -------  -------  ---------  ---------
KEY FACTORS
  Occupancy ...................    71.0%    71.9%    73.1%      70.0%      72.1%
  ADR.......................... $ 57.78  $ 62.32  $ 68.30     $65.73     $71.77
  REVPAR....................... $ 41.01  $ 44.79  $ 49.93     $45.99     $51.75

  No assurance can be given that the trends reflected in this data will continue or that occupancy, ADR and REVPAR will not decrease due to changes in national or local economic or hospitality industry conditions.

 Comparison of the three months ended March 31, 1996 to the three months ended March 31, 1995

  Room revenue improved to $11,561,801 from $10,232,424, an increase of $1,329,377 or 13.0%. The change was attributable to the overall occupancy growth to 72.1% from 70.0% and the overall improvement of ADR to $71.77 from $65.73. Additionally, the two Initial Hotels located in San Jose, California, experienced REVPAR growth of 37.2% and 58.4%, respectively, primarily due to improved hotel industry fundamentals in San Jose.

  Food and beverage revenue increased to $4,173,807 from $4,076,018, an increase of $97,789 or 2.4%, primarily because of the overall occupancy percentage growth of 2.7%. Other revenue, which includes telephone revenue, increased to $989,702 from $869,608, an increase of $120,094 or 13.8%, also due to the overall increase in occupancy.

  Hotel operating expenses increased to $10,962,496 from $10,308,196, an increase of $654,300 or 6.3%. The majority of the increase, $408,465, related to the Holiday Inn Park Center Plaza and the Le Baron Airport Hotel due to higher labor and variable costs at such hotels related to the rise in occupancy in the first quarter of 1996. Hotel operating expenses as a percentage of total revenue decreased from 67.9% in 1995 to 65.5% in 1996. The decrease is primarily attributable to the overall increase in ADR at the AGH Acquisition Hotels. Revenue increases resulting from rate improvements generally do not result in increases in certain variable costs; consequently, operating expenses are lower when expressed as a percentage of revenue.

  Depreciation and amortization decreased to $1,222,556 from $1,729,152, a decrease of $506,596 primarily due to accelerated depreciation in 1995 for FF&E replaced during the renovations at the Holiday Inn Dallas DFW Airport South.

  Interest and other expenses increased to $1,511,214 from $1,397,421, an increase of $113,793 or 8.1% primarily attributable to the refinancing of the Holiday Inn Dallas DFW Airport South. As part of the refinancing, the owners of the Holiday Inn Dallas DFW Airport South received distributions of approximately $7,740,000.

 Comparison of year ended December 31, 1995 to year ended December 31, 1994

  Room revenue increased to $44,736,447 from $40,109,552, an increase of $4,626,895 or 11.5%, principally as a result of a 9.6% increase in overall ADR to $68.30 from $62.32 and an improvement in overall occupancy to 73.1% from 71.9%. The increases in ADR and occupancy are primarily attributable to the completion of renovations at the Initial Hotels in 1994 and 1995. Additionally, the two Initial Hotels located in San Jose, California, experienced REVPAR growth of 23.5% and 20.3%, respectively, primarily due to improved hotel industry fundamentals in San Jose.

  Food and beverage revenue improved to $16,424,522 from $15,826,164, an increase of $598,358 or 3.8%, and other revenue increased to $3,579,485 from $3,169,064, an increase of $410,421 or 13.0% principally as a result of the increase in overall occupancy.

  Hotel operating expenses increased to $43,632,551 from $41,175,557, an increase of $2,456,994 or 6.0%; however, as a percentage of total revenue, expenses decreased to 67.4% from 69.7%. Advertising costs and utilities decreased as a percentage of total revenues and maintenance expense decreased as a percentage of total revenues due to the completion of renovations at the hotels.


  Interest and other expenses increased to $5,632,372 from $5,161,116, an increase of $471,256 or 9.1%, primarily attributable to increased variable interest rates of certain debt during 1995.

 Comparison of year ended December 31, 1994 to year ended December 31, 1993

  Room revenue increased to $40,109,552 from $36,811,936, an increase of $3,297,616 or 9.0%, principally as a result of a 2.7% overall improvement in ADR to $62.32 from $57.78 and a .09% increase in overall occupancy. The increases in ADR and occupancy were primarily due to improving market conditions in Irving, Texas, Toledo, Ohio, Albuquerque, New Mexico, and San Jose, California.

  Food and beverage revenue increased to $15,826,164 from $15,446,922, an increase of $379,242 or 2.5%. Other revenue decreased to $3,169,064 from $4,678,562, a decline of $1,509,498 or 32.3%. In 1993, other revenue included $1,814,609 of proceeds from a settlement payment relating to a default on the lease of the Holiday Inn New Orleans International Airport Hotel in 1992. Excluding this item, other revenue increased $305,111 or 6.5% attributable to the overall increased occupancy percentage.

  Hotel operating expenses rose to $41,175,557 from $40,122,041, an increase of $1,053,516 or 2.6%. The increase was consistent with the increase in overall occupancy.


  Interest and other expenses decreased to $5,161,116 from $5,576,836, a decrease of $415,720 or 7.5%, primarily attributable to a decrease in interest expense due to a lower weighted average balance of indebtedness in 1994. In 1994, the AGH Acquisition Hotels made net principal repayments on indebtedness of $2,459,985.

RESULTS OF OPERATIONS OF THE INITIAL HOTELS

  The following table sets forth certain combined historical financial information for the Initial Hotels as a percentage of the Initial Hotels' total revenue for the periods indicated. The changes in room revenue, food and beverage revenue, hotel operating expenses, and revenues over expenses for the Initial Hotels resulted primarily from changes at the AGH Predecessor Hotels and the AGH Acquisition Hotels, as previously discussed.

                                                          THREE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,         MARCH 31,
                               -------------------------  --------------------
                                1993     1994     1995      1995       1996
                               -------  -------  -------  ---------  ---------
STATEMENTS OF OPERATIONS DATA
  Room revenue................    64.7%    68.8%    71.1%      69.3%      70.8%
  Food and beverage revenue...    27.1     25.9     23.4       25.1       23.4
  Other revenue...............     8.2      5.3      5.5        5.6        5.8
                               -------  -------  -------  ---------  ---------
    Total revenue.............   100.0%   100.0%   100.0%     100.0%     100.0%
  Hotel operating expenses....    70.5     70.0     67.7       67.9       66.0
  Depreciation................    10.3      9.5     10.8       16.6        7.8
  Interest expense............     8.2      7.5      8.3        8.2        8.5
  Other expenses..............     4.4      4.8      4.1        4.5        4.0
                               -------  -------  -------  ---------  ---------
  Revenues over expenses......     6.6%     8.2%     9.1%       2.8%      13.7%
                               =======  =======  =======  =========  =========
KEY FACTORS
  Occupancy...................    71.6%    71.7%    72.9%      70.6%      70.7%
  ADR.........................  $57.65   $62.28   $69.19     $65.97     $73.33
  REVPAR......................  $41.26   $44.67   $50.46     $46.56     $51.81

 Comparison of the three months ended March 31, 1996 to the three months ended March 31, 1995

  Room revenue increased to $14,186,415 from $11,857,784, an increase of $2,328,631 or 19.6%. Food and beverage revenues rose to $4,683,138 from $4,291,351, an increase of $391,787 or 9.1%. Hotel operating expenses increased to $13,216,152 from $11,622,390, an increase of $1,593,762 or 13.7%.
Accordingly, revenues over expenses increased to $2,754,158 from $484,400, an increase of $2,269,758.

 Comparison of year ended December 31, 1995 to year ended December 31, 1994

  Room revenue increased to $53,756,926 from $43,541,206, an increase of $10,215,720 or 23.5%. Food and beverage revenue increased to $17,717,760 from $16,378,861, an increase of $1,338,899 or 8.2%. Hotel operating expenses increased to $51,198,374 from $44,349,278, an increase of $6,849,096 or 15.4%.
As a result, revenues over expenses increased by $1,644,347 or 31.6%.

 Comparison of year ended December 31, 1994 to year ended December 31, 1993

  Room revenue increased to $43,541,206 from $36,829,877, an increase of $6,711,329 or 18.2%. Food and beverage revenue increased to $16,378,861 from $15,453,080, an increase of $925,781 or 6.0%. Hotel operating expenses increased to $44,349,278 from $40,130,781, an increase of $4,218,497 or 10.5%.
As a result, revenues over expenses increased by $1,434,513 or 38.0%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal source of cash to meet its cash requirements, including distributions to stockholders, will be its share of the Operating Partnership's cash flow from the Participating Leases. The Lessee's obligations under the Participating Leases are initially secured by the pledge of 275,000 OP Units. The Lessee's ability to make rent payments under the Participating Leases and the Company's liquidity, including its ability to make distributions to stockholders, will be dependent on the ability of the Lessee and AGHI to generate sufficient cash flow from the Initial Hotels.

  Upon consummation of the Offering and application of the net proceeds, the Company will have approximately $19.6 million of outstanding indebtedness. In addition, the Company intends to acquire additional hotels and may incur additional indebtedness to make such acquisitions or to meet distribution requirements imposed on it under the Code to the extent that working capital and cash flow from the Company's investments are insufficient to make such distributions. The Company intends to limit consolidated indebtedness (measured at the time the debt is incurred) to no more than 45.0% of the Company's investment in hotels.

  The Company has obtained a commitment for the $100 million Line of Credit, which the Company will use to fund the acquisition of additional hotels, make renovations and capital improvements to hotels and for working capital requirements. The Line of Credit will be collateralized by, among other things, first mortgage liens on all of the Initial Hotels (other than the Holiday Inn Dallas DFW Airport South and Courtyard by Marriott-Meadowlands) and, in certain circumstances, a mortgage lien on any subsequently acquired hotels. While the Line of Credit permits borrowings up to $100 million, the Company's aggregate advances under the Line of Credit are limited to the lesser of (i) 40% of the aggregate appraised value of the Initial Hotels and any other hotels securing the Line of Credit after giving effect to the Company's use of proceeds from any indebtedness towards hotel acquisitions and certain renovations and capital improvements, (ii) 40% of the aggregate purchase price of the Initial Hotels and any other hotels securing the Line of Credit after giving effect to the Company's use of proceeds from any such indebtedness for hotel acquisitions and certain renovations and capital improvements, and (iii) the combined trailing twelve months EBITDA (generally defined as net income of the Company before interest expense, taxes, depreciation and amortization to the extent each reduces net income) generated by the Initial Hotels and any other hotels securing the Line of Credit, multiplied by 5.0. Upon the closing of the Offering, the Company expects to have approximately $60 million of borrowing capacity available under the Line of Credit. The Company expects that its borrowing capacity under the Line of Credit will increase to approximately $100 million, assuming all additional borrowings are used to fund capital improvements to the Initial Hotels or the acquisition of additional hotels. Outside of the Line of Credit, the Company and its subsidiaries may not incur any additional debt or recourse obligations. The Line of Credit will have an initial term of three years. Borrowings under the Line of Credit will bear interest at 30-day, 60-day or 90-day LIBOR (the "London Interbank Offered Rate"), at the option of the Company, plus 1.85% per annum, payable monthly in arrears. Economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the Line of Credit and which could reduce the amount of Cash Available for Distribution. In addition, the Line of Credit provides that the lenders must consent to any development activities by the Company other than development in connection with the limited expansion of existing hotels. Also, the Line of Credit lenders must approve the lessee and the franchise brand of any hotel securing the Line of Credit in the future. See "The Initial Hotels-- Line of Credit."

  The Company will invest in additional hotel properties only as suitable opportunities arise, and the Company will not undertake investments unless adequate sources of financing are available. It is expected that future investments in hotel properties will be financed, in whole or in part, with the balance of the proceeds from the Offering, if any, proceeds from additional issuances of Common Stock, borrowings under the Line of Credit or from the issuance of other debt or equity securities.

  Approximately $18.3 million was spent on capital improvements at the Initial Hotels during the period January 1, 1993 to March 31, 1996, as described in the following table. The majority of the improvements are considered by the Company to be revenue producing, as routine maintenance items are recorded as hotel operating expenses.

         HOTEL                            DESCRIPTION                    COST
         -----                            -----------                    ----
Holiday Inn Dallas DFW
 Airport South..........  Holidome cosmetic upgrades; guest room and  $ 2,776,000 corridor carpets; significant renovations
                          to meeting rooms, conference and banquet
                          facilities; guest room and guest bathroom
                          improvements.

Holiday Inn Dallas DFW
 Airport West...........  Extensive upgrades to guest rooms, public     4,582,000
                          areas, food and beverage outlets, and
                          meeting room facilities.

Courtyard by Marriott-
 Meadowlands............  Expenditures to convert the hotel from a      1,500,000
                          Days Hotel; additional guest room upgrades;
                          reconstruction of the restaurant and lounge
                          areas.

Hampton Inn Richmond
 Airport................  Guest room soft goods and carpet upgrades;      443,000
                          public area carpeting; and a new front
                          office system.

Hilton Hotel-Toledo.....  Cosmetic upgrades for guest rooms; carpet     1,069,000
                          for corridors; renovation of meeting
                          facilities, lobby and the restaurant.

Holiday Inn New Orleans
 International Airport..  Renovation of the building exterior, public   3,236,000
                          areas, meeting rooms, restaurant, and the
                          Holidome area.

Holiday Inn Select-       Improvements to convert to the Holiday Inn      473,000
 Madison................  Select brand, including upgraded amenities and cosmetic packages for the rooms.
Holiday Inn Park Center                                                   304,000
 Plaza..................  Renovations to the lobby and meeting areas.

Fred Harvey Albuquerque
 Airport Hotel..........  Renovation of the restaurant, lobby, front      664,000
                          desk, gift shop and meeting rooms;
                          installation of a fire sprinkler system.

                          Continued on next page.

         HOTEL                            DESCRIPTION                    COST
         -----                            -----------                    ----
Le Baron Airport Hotel..  Renovations to two floors of guest rooms    $   993,000
                          and bathrooms; ballroom carpet; and
                          miscellaneous equipment.
Days Inn Ocean City.....  Total guest room cosmetic upgrades and          529,000
                          public area renovations.
Holiday Inn Mission       Improvements to the public areas including      926,000
 Valley.................  the lobby, front desk, restaurant, lounge and meeting rooms; upgrade of 100 guest
                          rooms.
Hotel Maison de Ville...  Extensive renovation to the cottages and        849,000
                          guest rooms, including refurbishment of
                          antique furniture; improvements to the
                          lobby area and garden court areas.
                                                                      -----------
                          Total...................................... $18,344,000
                                                                      ===========

  The Participating Leases require the Company to establish annual minimum reserves equal to 4.0% of total revenue for each of the Initial Hotels (which, for the twelve months ended March 31, 1996, represented approximately 5.6% of room revenue), which reserves will be utilized by the Lessee for the replacement and refurbishment of FF&E, and other capital expenditures to enhance the competitive position of the Initial Hotels. The Company and the Lessee will agree on the use of funds in this reserve, and the Company will have the right to approve the Lessee's long-term capital expenditure budgets. Based on the experience of AGHI in operating the AGHI Predecessor Hotels, the Company believes that such amount will be sufficient to fund required expenditures for the term of the Participating Leases. The Company anticipates entering into a similar arrangement with respect to future hotel properties in which it invests. While the Company expects its reserve to be adequate to fund recurring capital needs (including periodic renovations), the Company may use Cash Available for Distribution in excess of distributions paid (subject to federal income tax restrictions on the Company's ability to retain earnings) or funds drawn under the Line of Credit or other borrowings to fund additional capital improvements, as necessary, including major renovations at the Company's hotels.

  Net cash provided by operating activities for the year ended December 31, 1995 was $790,304, an increase from $217,282 for the year ended December 31, 1994. The increase is primarily due to an increase in operating income of approximately $1.0 million which was partially offset by a net decrease in cash from changes in working capital items.

  Net cash used in investing activities for the year ended December 31, 1995 was $10,364,977, an increase from $8,992,154 for the year ended December 31, 1994. The increase was mainly due to renovations and hotel acquisitions as described above.

  Net cash used in financing activities for the year ended December 31, 1995 was $9,817,215, an increase from $8,646,822 for the year ended December 31, 1994. The increase was mainly due to borrowings associated with the previously described acquisitions, which increase was partially offset by lower capital contributions received in 1995.

FRANCHISE CONVERSIONS

  The Company expects to spend up to approximately $24.6 million on additional capital improvements during the twelve months following the completion of the Offering in connection with the planned renovation and conversion of the Holiday Inn Select-Madison, the Holiday Inn Park Center Plaza, the Fred Harvey Albuquerque Airport Hotel, the Le Baron Airport Hotel, the Days Inn Ocean City, the Holiday Inn Mission

Valley, and the Holiday Inn New Orleans International Airport to new franchise brands. In certain circumstances, such renovations and improvements are being completed in connection with franchisor requirements. The following table describes such renovations and improvements.

                                     DESCRIPTION OF
          HOTEL                  RENOVATION/IMPROVEMENT       ANTICIPATED COST
          -----            ---------------------------------  ----------------
Holiday Inn Select-
 Madison.................. Upgrade guest rooms and public       $ 1,714,000
                           areas in connection with
                           conversion to Crowne Plaza brand.

Holiday Inn Park Center
 Plaza.................... Upgrade guest rooms and public         4,667,000
                           areas and convert ninth floor to
                           Club level in connection with
                           conversion to Crowne Plaza brand.

Fred Harvey Albuquerque
 Airport Hotel............ Upgrade guest rooms and public         5,017,000
                           areas and convert meeting space
                           to additional guest rooms in
                           connection with conversion to
                           Wyndham Hotel brand.

Le Baron Airport Hotel.... Upgrade public areas and guest         6,500,000
                           rooms and convert ninth floor to
                           concierge floor in connection
                           with conversion to
                           DoubleTree Hotel brand.

Days Inn Ocean City....... Upgrade guest rooms and public         1,905,000
                           areas in connection with
                           conversion to Hampton Inn brand.

Holiday Inn Mission
 Valley................... Upgrade guest rooms and public         2,505,000
                           areas in connection with
                           conversion to DoubleTree Hotel
                           brand.

Holiday Inn New Orleans
 International Airport.... Upgrade guest rooms and public         2,295,000
                           areas in connection with
                           conversion to Holiday Inn Select
                           brand.
                                                                -----------
                           Total............................    $24,603,000
                                                                ===========

  There can be no assurance that the Company will be able to complete the scheduled capital improvements within the twelve months following the completion of the Offering or that the anticipated costs for the capital improvements will not exceed the amounts budgeted for that purpose. The Company intends to use borrowings under the Line of Credit to fund these expenditures.

INFLATION

  Operators of hotels, in general, possess the ability to adjust room rates quickly. Competitive pressures may, however, limit the Lessee's ability to raise room rates in the face of inflation. Since 1987, industry-wide annual increases in ADR have failed to keep pace with inflation.

SEASONALITY

  The hotel industry is seasonal in nature. Generally, hotel revenue is greater in the second and third quarters of a calendar year, although this may not be true for hotels in major tourist destinations. Revenue for hotels in tourist areas generally is substantially greater during the tourist season than other times of the year. Seasonal variations in revenue at the Initial Hotels may cause quarterly fluctuations in the Company's lease revenue.

                               THE HOTEL INDUSTRY

  According to Smith Travel Research, the United States lodging industry is currently experiencing a significant recovery from an extended period of unprofitable performance in the late 1980's and early 1990's. The Company believes that this broad industry recovery will contribute to growth in occupancy, room rates and revenue at the Initial Hotels (and hotels subsequently acquired by the Company) which, in turn, will result in increases in the Company's Cash Available for Distribution.

  According to Smith Travel Research, the hotel industry experienced an extended period of unprofitable performance from 1986 to 1991. The industry downturn resulted from a dramatic increase in the supply of hotel rooms that significantly outpaced growth in demand. The growth in supply, which resulted from the development of new hotels, was supported by the availability of financing from banks, savings and loans, insurance companies, high yield bonds and various tax incentives. According to Smith Travel Research, and as demonstrated in the chart below, total room supply in the United States increased by 32.0%, or approximately 750,000 rooms, from 1980 to 1991. Of this increase, approximately 567,000 rooms were added between 1985 and 1991. In all but two of these years (1988 and 1989), increases in supply substantially exceeded growth in demand. In some years, demand remained flat or even declined. As a result of the extended supply/demand imbalance, overall hotel occupancy rates dropped steadily from 70.6% in 1980 to a 20-year low of 60.9% in 1991. The graph set forth below illustrates the relationship between supply, demand and occupancy. Increases in demand in excess of increases in supply necessarily result in higher occupancy.

        Percentage Change in United States Hotel Room Supply vs. Demand
                                  (1980-1995)

                     [LOGO OF BAR GRAPH APPEARS HERE]

  The hotel industry began its recovery in 1992. New hotel construction declined considerably as lenders who previously supported development focused on restructurings and foreclosures of existing hotel loans. With minimal new capital available for hotel construction, the growth in room supply declined from a high of 4.2% in 1988 to 1.7% in 1995, and has averaged approximately 1.8% since 1992. By contrast, room demand has increased with the improving economy, and average occupancy and room rates have moved steadily upward. According to Smith Travel Research, overall hotel occupancy increased from 60.9% in 1991 to 65.5% in 1995. Average room rate growth increased from 1.4% in 1992 to 4.8% in 1995.

  While the hotel industry's recovery has been broad-based, the Company believes that the greatest continuing growth in occupancy and room rates will occur in the full-service segment of the industry due to the relative lack of current new construction of full-service hotels and the lead time required for new full-service hotels to be developed and opened. Accordingly, the Company intends to focus its acquisition and selected development activities primarily on full-service hotels. The Company also believes the hotel industry's difficulties in the 1980's and changes in tax and banking laws have produced a more responsible relationship between hotel developers and financing sources. As a result, the Company believes that future additions to full-service hotel supply will be more demand-driven, minimizing the overbuilding in key markets that characterized supply growth in the late 1980's, and increasing the prospect for continued growth of revenues in the hotel industry for the foreseeable future.

                              THE INITIAL HOTELS

  The thirteen Initial Hotels are diversified by five different national hotel affiliations, including Hilton, Courtyard by Marriott, Holiday Inn, Hampton Inn and Days Inn and include eleven full-service hotels, including one hotel with a conference center, and two limited-service hotels. In addition, the Company plans to reposition, within one year after the completion of the Offering, seven of the Initial Hotels (four Holiday Inns, one Days Inn and two independent hotels), through an upgrade and conversion into hotels that operate under the Wyndham Hotel, DoubleTree Hotel, Crowne Plaza, Holiday Inn Select and Hampton Inn brands. The Company believes that following such upgrading and conversion, these hotels will experience increases in occupancy and room rates as a result of the new franchisors' national brand recognition, reservation systems and group sales organization. There can be no assurance, however, that such brand conversions and repositionings will occur as planned or that, if such brand conversions and repositionings occur, the affected hotels will experience occupancy and rate increases. The Company believes that the diversity of its initial portfolio moderates the potential effects on the Company of regional economic conditions or local market competition affecting specific hotel franchises, hotel markets, or price segments within the industry. The hotels are located primarily in major metropolitan areas at or in close proximity to commercial airports, interstate highways and local commercial demand generators such as regional shopping centers, convention centers, and tourist attractions.

  The following table sets forth certain information with respect to the Initial Hotels. The chart summarizes the historical performance of the Initial Hotels for each of the three years ended December 31, 1995 and for the three months ended March 31, 1995 and 1996. This information is provided for all Initial Hotels, including those not owned or managed by AGHI or its affiliates prior to the Offering, for the full three-year period. The operating performance of the Holiday Inn Dallas DFW Airport West and the Hampton Inn Richmond Airport was impacted during 1995 by extensive and ongoing renovations at those hotels.

                                              RENOVATION AND                                              THREE MONTHS ENDED
                                                 CAPITAL            YEAR ENDED DECEMBER 31,                   MARCH 31,
                           YEAR     NUMBER OF  IMPROVEMENT   -----------------------------------------  ------------------------
      INITIAL            OPENED/      GUEST    EXPENDITURES                      %                %                         %
 HOTEL/LOCATION(1)     RENOVATED(2)   ROOMS   1/1/93-3/31/96  1993     1994    CHANGE   1995    CHANGE   1995     1996    CHANGE
 -----------------     ------------ --------- -------------- -------  -------  ------  -------  ------  -------  -------  ------
                                              (IN THOUSANDS)
 Holiday Inn
  Dallas DFW
  Airport South(3)
  Irving, Texas...      1974/1995       409      $ 2,776
  Occupancy.......                                              76.0%    76.7%   0.9%     76.9%   0.3%     75.9%    77.3%   1.8%
  ADR.............                                           $ 51.82  $ 63.19   22.0%  $ 71.26   12.8%  $ 70.76  $ 79.89   12.9%
  REVPAR..........                                           $ 39.39  $ 48.44   23.0%  $ 54.78   13.1%  $ 53.70  $ 61.74   15.0%
 Holiday Inn
  Dallas DFW
  Airport West(3)
  Bedford, Texas..      1974/1995       243        4,582
  Occupancy.......                                              74.2%    70.0%  (5.7%)    69.4%  (0.8%)    80.1%    62.1% (22.5%)
  ADR.............                                           $ 46.37  $ 48.85    5.3%  $ 60.08   23.0%  $ 48.32  $ 69.58   44.0%
  REVPAR..........                                           $ 34.41  $ 34.19   (0.6%) $ 41.70   22.0%  $ 38.72  $ 43.23   11.6%
 Courtyard by
  Marriott-
  Meadowlands(3)
  Secaucus, New
  Jersey..........      1989/1994       165        1,500
  Occupancy.......                                              74.8%    70.1%  (6.3%)    77.8%  10.9%     68.2%    68.0%  (0.3%)
  ADR.............                                           $ 65.63  $ 73.37   11.8%  $ 81.77   11.4%  $ 80.79  $ 88.32    9.3%
  REVPAR..........                                           $ 49.09  $ 51.44    4.8%  $ 63.58   23.6%  $ 55.08  $ 60.04    9.0%
 Hampton Inn
  Richmond
  Airport(3)
  Richmond,
  Virginia........      1987/1995       124          443
  Occupancy.......                                              75.9%    76.3%   0.6%     70.8%  (7.2%)    66.6%    62.7%  (5.9%)
  ADR.............                                           $ 46.71  $ 50.84    8.8%  $ 57.69   13.5%  $ 55.07  $ 59.13    7.4%
  REVPAR..........                                           $ 35.45  $ 38.81    9.5%  $ 40.86    5.3%  $ 36.69  $ 37.08    1.1%
 Hilton Hotel-
  Toledo(3)
  Toledo, Ohio....      1987/1994       213        1,069
  Occupancy.......                                              66.7%    72.5%   8.8%     72.8%   0.3%     69.2%    65.0%  (6.1%)
  ADR.............                                           $ 52.29  $ 54.59    4.4%  $ 59.98    9.9%  $ 57.66  $ 63.42   10.0%
  REVPAR..........                                           $ 34.87  $ 39.59   13.6%  $ 43.65   10.2%  $ 39.93  $ 41.23    3.3%
 Holiday Inn New
  Orleans
  International
  Airport(3)(4)(9)
  Kenner,
  Louisiana.......      1973/1994       304        3,236
  Occupancy.......                                              80.8%    79.2%  (1.9%)    81.2%   2.5%     85.1%    78.2%  (8.0%)
  ADR.............                                           $ 60.61  $ 61.49    1.5%  $ 72.83   18.5%  $ 73.70  $ 79.23    7.5%
  REVPAR..........                                           $ 48.94  $ 48.71   (0.5%) $ 59.16   21.5%  $ 62.69  $ 61.99   (1.1%)
 Holiday Inn
  Select-
  Madison(5)(9)
  Madison, Wisconsin..  1987/1995       227          473
  Occupancy.......                                              79.6%    78.7%  (1.2%)    79.3%   0.8%     77.8%    75.7%  (2.7%)
  ADR.............                                           $ 74.47  $ 78.25    5.1%  $ 78.46    0.3%  $ 77.42  $ 79.25    2.4%
  REVPAR..........                                           $ 59.31  $ 61.60    3.9%  $ 62.26    1.1%  $ 60.20  $ 59.97   (0.4%)
 Holiday Inn Park
  Center
  Plaza(5)(9)
  San Jose,
  California......      1975/1990       231          304
  Occupancy.......                                              58.4%    62.2%   6.4%     72.1%  16.0%     65.0%    81.1%  24.8%
  ADR.............                                           $ 72.47  $ 73.41    1.3%  $ 78.16    6.5%  $ 77.61  $ 85.32    9.9%
  REVPAR..........                                           $ 42.35  $ 45.66    7.8%  $ 56.38   23.5%  $ 50.46  $ 69.22   37.2%
 Fred Harvey
  Albuquerque
  Airport
  Hotel(6)(9)
  Albuquerque, New
  Mexico..........      1972/1994       266          664
  Occupancy.......                                              85.2%    83.5%  (2.0%)    83.7%   0.2%     80.7%    79.3%  (1.7%)
  ADR.............                                           $ 48.11  $ 53.23   10.6%  $ 53.24    0.0%  $ 51.89  $ 52.65    1.5%
  REVPAR..........                                           $ 40.98  $ 44.44    8.4%  $ 44.55    0.2%  $ 41.85  $ 41.75   (0.2%)
 Le Baron Airport
  Hotel(7)(9)
  San Jose,
  California......      1973/1995       327          993
  Occupancy.......                                              64.3%    66.2%   3.0%     65.2%  (1.4%)    61.2%    79.5%  30.0%
  ADR.............                                           $ 47.85  $ 52.77   10.3%  $ 64.40   22.0%  $ 59.03  $ 71.93   21.9%
  REVPAR..........                                           $ 30.76  $ 34.93   13.5%  $ 42.01   20.3%  $ 36.12  $ 57.21   58.4%
 Days Inn Ocean
  City(3)(8)(9)
  Ocean City,
  Maryland........      1989/1994       162          529
  Occupancy.......                                              45.9%    45.8%  (0.3%)    49.3%   7.6%     31.2%    26.6% (14.6%)
  ADR.............                                           $ 64.72  $ 70.91    9.6%  $ 76.10    7.3%  $ 36.99  $ 49.22   33.0%
  REVPAR..........                                           $ 29.71  $ 32.47    9.3%  $ 37.50   15.5%  $ 11.53  $ 13.10   13.6%
 Holiday Inn
  Mission
  Valley(7)(9)
  San Diego,
  California......      1970/1995       318          926
  Occupancy.......                                              68.6%    69.8%   1.7%     68.5%  (1.9%)    66.3%    64.5%  (2.7%)
  ADR.............                                           $ 61.09  $ 62.94    3.0%  $ 65.17    3.5%  $ 63.31  $ 61.72   (2.5%)
  REVPAR..........                                           $ 41.94  $ 43.94    4.8%  $ 44.63    1.6%  $ 41.98  $ 39.81   (5.2%)
 Hotel Maison de
  Ville(3)
  New Orleans,
  Louisiana.......      1788/1994        23          849
  Occupancy.......                                              64.1%    61.7%  (3.8%)    66.5%   7.8%     75.1%    67.7%  (9.8%)
  ADR.............                                           $188.18  $201.80    7.2%  $232.97   15.4%  $241.72  $249.86    3.4%
  REVPAR..........                                           $120.65  $124.50    3.2%  $154.91   24.4%  $181.43  $169.16   (6.8%)
                                      -----      -------
 Totals ..........                    3,012      $18,344
                                      =====      =======
 Weighted
  Averages:
  Occupancy.......                                              71.6%    71.7%   0.2%     72.9%   1.7%     70.6%    70.7%   0.1%
  ADR.............                                           $ 57.65  $ 62.28    8.0%  $ 69.19   11.1%  $ 65.97  $ 73.33   11.2%
  REVPAR..........                                           $ 41.26  $ 44.67    8.3%  $ 50.46   13.0%  $ 46.56  $ 51.81   11.3%

                       See notes on following page.

- --------

(1) The occupancy, ADR and REVPAR calculations for the Initial Hotels are derived from room revenue included in the audited financial data relating to each of the Initial Hotels for each of the periods indicated except for the following hotels, for which information is audited only from the date of acquisition of such hotel by AGHI (such date is set forth in parentheses): Hotel Maison de Ville (August 1994), Holiday Inn Dallas DFW Airport West (June 1995), Hampton Inn Richmond Airport (December 1994) and Courtyard by Marriott-Meadowlands (December 1993). The occupancy, ADR and REVPAR calculations for the periods prior to the date of acquisition of the hotels have been provided to management by the prior owners of such hotels.
(2) Year renovated reflects the calendar year in which management deems that a significant renovation was completed at the hotel.

(3) This hotel is currently operated and managed by AGHI. The following sets forth the date AGHI began managing each such hotel: the Holiday Inn New Orleans International Airport (February 1995), the Courtyard by Marriott-Meadowlands (February 1993), the Hilton Hotel-Toledo (February 1993), the Holiday Inn Dallas DFW Airport South (December 1991), the Holiday Inn Dallas DFW Airport West (June 1995), the Hampton Inn Richmond Airport (November 1993), the Hotel Maison de Ville (August 1992) and the Days Inn Ocean City (February 1993).

(4) The Company plans to reposition this hotel to operate as a Holiday Inn
    Select.

(5) The Company plans to reposition this hotel to operate as a Crowne Plaza.

(6) This hotel also has an affiliation with Best Western. The Company plans to reposition this hotel to operate as a Wyndham Hotel.

(7) The Company plans to reposition this hotel to operate as a DoubleTree
    Hotel.

(8) The Company plans to reposition this hotel to operate as a Hampton Inn.

(9) There can be no assurance that the brand conversion and repositioning of this hotel will occur as planned.

DESCRIPTIONS OF INITIAL HOTELS

  Eleven of the Initial Hotels are full-service hotels with an aggregate of 2,726 guest rooms, which target both business and leisure travelers, including meetings and groups, who prefer a full range of facilities, services and amenities. After completion of the Company's planned repositionings, the Company's full-service Initial Hotels will include one Courtyard by Marriott, one Hilton, two Holiday Inns, one Wyndham Hotel, two DoubleTree Hotels, two Crowne Plazas, one Holiday Inn Select and one independent hotel. Full-service hotels generally offer a full range of meeting and conference facilities and banquet space. Facilities typically include restaurants and lounge areas, gift shops and recreational facilities, including swimming pools. Full-service hotels generally provide a significant array of guest services, including room service, valet services and laundry. As a result, full-service hotels often generate significant revenue from sources other than guest room revenue.

  Two of the Initial Hotels are limited-service hotels with an aggregate of 286 guest rooms, which target both business and leisure travelers. After completion of the Company's planned repositionings, the Company's limited-service hotels will consist of two Hampton Inns. Limited-service hotels have limited or no meeting space. Hotels operating in this market segment generally seek to minimize operational costs by offering only those basic services required by travelers; thus, guest room revenues account for substantially all of the revenues generated by these hotels. Because they cater to both business and leisure travelers and therefore maintain relatively consistent occupancy on weekdays and weekends, limited-service hotels often achieve occupancy rates higher than full-service hotels.

  Set forth below is a description of the Company's Initial Hotels.

AGH PREDECESSOR HOTELS

 Holiday Inn Dallas DFW Airport West--Bedford, Texas

  The Holiday Inn Dallas DFW Airport West is located in Bedford, a suburban community west of the Dallas/Fort Worth International Airport. Originally constructed in 1972 with an addition in 1987, the hotel contains 243 guest rooms and features approximately 5,190 square feet of meeting facilities, a restaurant and a theme lounge.

  Upon AGHI's acquisition of the hotel in June 1995, AGHI immediately implemented a significant capital improvement program that included renovations to the exterior of the building, guest rooms, meeting facilities, food and beverage outlets and the remaining public space. AGHI also changed the hotel's guest mix by replacing the lower-rated contract demand business (principally airline flight crews) with higher rate corporate business.

  In 1994, occupancy, ADR and REVPAR at the Holiday Inn Dallas DFW Airport West were 70.0%, $48.85 and $34.19, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had decreased 7.3% to 64.9%, due to the change in focus from the contract demand business to the higher-rated corporate business in order to increase ADR and REVPAR. Also, by the twelve months ended March 31, 1996, ADR at the hotel had increased 35.2% to $66.05 and REVPAR at the hotel increased 25.3% to $42.84. The Company is acquiring the hotel, which has been managed by AGHI since June 1995, from a partnership owned by affiliates of AGHI and certain investors not affiliated with AGHI.

 Courtyard by Marriott-Meadowlands--Secaucus, New Jersey

  The Courtyard by Marriott-Meadowlands is located within the Harmon Meadow mixed-use development across the Hudson River from New York City. The hotel opened in April 1989 and is situated between two nationally-recognized restaurants. It contains 165 guest rooms and its features include meeting facilities, a restaurant, lounge and fitness facilities.

  AGHI acquired the Courtyard by Marriott-Meadowlands in December 1993. At the time of its acquisition by AGHI, this hotel faced declining operating performance due to prior management inefficiencies, deferred maintenance and a lack of capital to effectively compete in its market. In response to these conditions, AGHI developed a multi-phase strategy, including repositioning the former Days Hotel to a Courtyard by Marriott and upgrading the hotel by making approximately $530,000 in renovations to guest rooms and public space and exterior improvements to the hotel. Since May 1994, AGHI has invested an additional $845,400 to further improve the restaurant, lounge, exterior entrances, guest rooms and meeting facilities.

  In 1993, occupancy, ADR and REVPAR at the Courtyard by Marriott-Meadowlands were 74.8%, $65.63 and $49.09, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 3.9% to 77.7%, ADR at the hotel had increased 27.1% to $83.42 and REVPAR at the hotel had increased 32.0% to $64.82. The Company is acquiring the hotel, which has been managed by AGHI since February 1993, from a partnership owned by affiliates of AGHI. See "The Initial Hotels--Ground Leases."

 Hampton Inn Richmond Airport--Richmond, Virginia

  The Hampton Inn Richmond Airport is located in an established industrial and commercial area adjacent to Richmond International Airport. Constructed in 1988, the hotel contains 124 rooms and features hospitality suites, a swimming pool and complimentary breakfast service. AGHI acquired the hotel in December 1994, after which it implemented a $376,000 capital improvement program which included the renovation of guest rooms and public areas.

  In 1994, occupancy, ADR and REVPAR at the Hampton Inn Richmond Airport were 76.3%, $50.84 and $38.81, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had decreased 8.5% to 69.9% due to renovations at the hotel and the change in focus from lower-rated discount business to higher-rated corporate group business in order to increase ADR and REVPAR. Also by the twelve months ended March 31, 1996, ADR at the hotel had increased 15.3% to $58.64, and REVPAR at the hotel increased 5.5% to $40.96. The Company is acquiring the hotel, which has been managed by AGHI since November 1993, from a partnership owned by affiliates of AGHI.

 Hotel Maison de Ville--New Orleans, Louisiana

  The Hotel Maison de Ville is situated in a landmark location in the heart of the French Quarter in New Orleans at the intersection of Bourbon and Rue Toulouse streets and has had such notable live-ins as John James Audubon and Tennessee Williams. Originally built in 1788, the 23-room hotel consists of seven cottages, two suites and fourteen guest rooms. The hotel's features include an award-winning bistro and outdoor pool. The hotel was acquired by affiliates of AGHI in August 1994.

  After the hotel was acquired, AGHI instituted renovations totaling $650,000 designed to restore the hotel's authentic style. In 1993, occupancy, ADR and REVPAR at the Hotel Maison de Ville were 64.1%, $188.18 and $120.65, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 0.8% to 64.7%, ADR at the hotel had increased 24.8% to $234.85 and REVPAR at the hotel had increased 25.9% to $151.84. The restaurant facilities, three guest rooms and an accounting office at the hotel are subject to a space lease with a third party lessor; such lease expires in 2014 and requires annual minimum rent of $42,000 (increasing to an annual minimum rent of $51,000 in the final year of the lease). The Company is acquiring the hotel, which has been managed by AGHI since August 1992, from a partnership owned by affiliates of AGHI and certain investors not affiliated with AGHI.

AGH ACQUISITION HOTELS

 Hilton Hotel-Toledo--Toledo, Ohio

  The Hilton Hotel-Toledo is located on the campus of the Medical College of Ohio in Toledo, Ohio. The hotel was developed in 1987, and consistent upgrading of the property has allowed the hotel to maintain a facility that, the Company believes, is among the finest in Northwest Ohio. The 213-room hotel is connected to the Medical College of Ohio at Toledo's Eleanor N. Dana Conference Center, which has approximately 13,000 square feet of conference space, and its Morse Health & Fitness Center, both of which may be used by the hotel's guests. The Morse Health & Fitness Center has over 33,000 square feet of state-of-the-art fitness equipment, basketball and racquet ball courts and an indoor running track, and is staffed by fitness professionals. AGHI is the exclusive supplier of food and beverage services for the Eleanor N. Dana Conference Center. See "The Initial Hotels--Ground Leases." The Company plans to invest approximately $340,000 in capital improvements at the hotel during the twelve months following the closing of the Offering.

  In 1993, occupancy, ADR and REVPAR at the Hilton Hotel-Toledo were 66.7%, $52.29 and $34.87, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 7.5% to 71.7%, ADR at the hotel had increased 17.2% to $61.31 and REVPAR at the hotel had increased 26.1% to $43.96. The Company is acquiring the hotel, which has been managed by AGHI since February 1993, from a partnership owned by affiliates of AGHI and certain investors not affiliated with AGHI.

 Holiday Inn Dallas DFW Airport South--Irving, Texas

  The Holiday Inn Dallas DFW Airport South is located near the south entrance of the Dallas/Fort Worth International Airport in Irving, Texas. The main building was constructed in 1974 with a guest-room tower added in 1983. The Holidome(R) facility, a vacation hotel with additional facilities primarily for children and youth, contains 409 rooms and features an approximately 13,000 square foot conference center, a fitness facility, a theme lounge, multiple food outlets, indoor and outdoor pools and a "Kids Corner." The Company believes that the hotel is currently the largest Holiday Inn in the southwestern United States.

  AGHI, after its retention as manager of the Holiday Inn Dallas DFW Airport South in December 1991 and its acquisition of an interest in the hotel in May 1992, commenced an extensive $2.5 million renovation of the hotel, which included upgrades of all guest rooms and corridors, common areas, meeting space, restaurants and the lounge and renovation of the exterior of the building. At the time of purchase, the hotel had lost its Holiday Inn franchise due to product deficiencies and was experiencing declining occupancy arising from poor marketing and insufficient capital improvements. Since AGHI's completion of the initial renovations in 1992, an additional $2.5 million has been spent to upgrade the hotel.

  In 1992, occupancy, ADR and REVPAR at the Holiday Inn Dallas DFW Airport South were 49.1%, $54.18 and $26.61, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 57.2% to 77.2%, ADR at the hotel had increased 35.7% to $73.54 and REVPAR at the hotel had increased 113.4% to $56.79. The Company is acquiring the hotel, which has been managed by AGHI since December 1991, from a partnership owned by affiliates of AGHI and certain investors not affiliated with AGHI.

  The Holiday Inn Dallas DFW Airport South constitutes more than 10% of the aggregate historical cost basis of the Initial Hotels. The aggregate tax bases of depreciable real and personal property of the hotel for federal income tax purposes were approximately $3.3 million and $1.0 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 39-year life for the real property and declining balance methods over lives which range from five to seven years for the personal property.

  The 1994 realty tax rate for the Holiday Inn Dallas DFW Airport South was $46.08 per $1,000 of assessed value. The total annual tax at this rate for the twelve months ended March 31, 1996 was approximately $315,000.

 Holiday Inn New Orleans International Airport--Kenner, Louisiana

  The Holiday Inn New Orleans International Airport is located in suburban Kenner, approximately one-half mile from the entrance to the New Orleans International Airport. The Holidome facility is the closest Holiday Inn to the New Orleans International Airport. The hotel contains 304 rooms and features approximately 5,000 square feet of meeting and banquet space, as well as fitness facilities, a restaurant, a lounge, and a business center. The hotel underwent a $1.6 million capital improvement program during 1993 and 1994 which included the renovation of the exterior of the building, food and beverage facilities, guest rooms, meeting rooms and public space.

  AGHI began its operation of the hotel in February 1995. In 1994, occupancy, ADR and REVPAR at the Holiday Inn New Orleans International Airport were 79.2%, $61.49 and $48.71, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 0.4% to 79.5%, ADR at the hotel had increased 20.6% to $74.17 and REVPAR at the hotel had increased 21.1% to $58.99. Within the twelve months following its acquisition of the hotel, the Company plans approximately $2.3 million in capital expenditures and renovations in order to reposition the hotel under the Holiday Inn Select brand. There can be no assurance that such brand conversion will occur. The Company is acquiring the hotel, which has been managed by AGHI since February 1995, from a limited liability company not affiliated with AGHI.

  The Holiday Inn New Orleans International Airport constitutes more than 10% of the aggregate historical cost basis of the Initial Hotels. The aggregate tax bases of depreciable real and personal property of the hotel for federal income tax purposes were approximately $7.4 million and $200,000, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 39-year life for the real property and declining balance methods over lives which range from five to seven years for the personal property.

  The 1995 realty tax rate for the Holiday Inn New Orleans International Airport was $97.66 per $1,000 of assessed value. The total annual tax at this rate for the twelve months ended March 31, 1996 was approximately $133,000.


 Days Inn Ocean City--Ocean City, Maryland

  The Days Inn Ocean City is located on the area's primary commercial boulevard, one block north of the Ocean City Convention Center and two blocks west of the Atlantic Ocean beaches, and serves both the leisure and conventions markets. The seven-story hotel was built in 1989. It contains 162 rooms and features approximately 3,600 square feet of meeting space and an indoor pool. A $529,000 capital-improvement program was completed at the hotel in 1995 which included renovation of the guest rooms, meeting facilities and public space. The Company intends to invest approximately $1.9 million to convert and upgrade the hotel to operate under the Hampton Inn brand within the twelve months following the acquisition of the hotel. There can be no assurance that such brand conversion will occur.

  In 1993, occupancy, ADR and REVPAR at the Days Inn Ocean City were 45.9%, $64.72 and $29.71, respectively. By the twelve months ended March 31, 1996, occupancy at the hotel had increased 5.0% to 48.2%, ADR at the hotel had increased 21.7% to $78.75 and REVPAR at the hotel had increased 27.8% to $37.96. The Company is acquiring the hotel, which has been managed by AGHI since February 1993, from a partnership not affiliated with AGHI.

 Holiday Inn Select--Madison, Wisconsin

  The Holiday Inn Select-Madison is located adjacent to a large regional shopping center in Madison, Wisconsin. The hotel has been consistently upgraded since its opening in 1987 and management believes it is in excellent physical condition. The hotel contains 227 rooms, including 36 suites, in a mid-rise building designed around a central atrium containing an enclosed pool, popular restaurant, lobby bar, and lounge. In 1995, the hotel was designated as a premium-quality "Select" hotel by Holiday Inn Worldwide and was chosen as the top property out of Holiday Inn's domestic hotels in terms of product quality and guest satisfaction for which it received the "Hotel of the Year" award. The hotel has also received several Holiday Inn Torchbearer and Quality Excellence awards.

  Within the twelve months following the acquisition of the hotel, the Company intends to convert the Holiday Inn Select-Madison to a Crowne Plaza hotel and has budgeted approximately $1.7 million for capital expenditures and renovations in order to reposition the hotel within its market. The Company anticipates that the franchise change, combined with product and service enhancements and adoption of Crowne Plaza operating standards, will enable AGHI to further improve the hotel's revenues through higher guest-room rates commensurate with the improved quality. There can be no assurance that such brand conversion and improved operating results will occur. The Company is acquiring the hotel, which is currently not managed by AGHI, from a partnership not affiliated with AGHI.

  The Holiday Inn Select-Madison constitutes more than 10% of the aggregate historical cost basis of the Initial Hotels. The aggregate tax bases of depreciable real and personal property of the Holiday Inn Select-Madison for federal income tax purposes were approximately $5.2 million and $0.4 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 19-year life for the real property and declining balance methods over lives which range from three to ten years for the personal property.

  The 1995 realty tax rate for the Holiday Inn Select-Madison was $32.98 per $1,000 of assessed value. The total annual tax at this rate for the twelve months ended March 31, 1996 was approximately $255,000.

 Holiday Inn Park Center Plaza--San Jose, California

  The Holiday Inn Park Center Plaza is located adjacent to the McEnery Convention Center in downtown San Jose and is within two blocks of the new world headquarters of Adobe Software and within two miles of San Jose Arena and San Jose State University. The high-rise hotel and three-level garage were built in 1975 and underwent an extensive renovation in 1990, including the public space, guest rooms, food and beverage outlets, and meeting facilities. The hotel contains 231 rooms and features a fitness facility, outdoor pool, restaurant and lounge, and over 8,000 square feet of meeting space.

  Within the twelve months following the acquisition, the Company intends to complete an extensive $4.7 million dollar renovation program to convert the facility from a traditional Holiday Inn into a Crowne Plaza hotel. The Company anticipates that the renovation and franchise change will enable the hotel to increase its ADR, which, according to Smith Travel Research, currently trails the competition in the downtown market by almost $25.00. There can be no assurance that such brand conversion and improved operating results will occur. The Company is acquiring the hotel, which is currently not managed by AGHI, from a partnership not affiliated with AGHI.

 Fred Harvey Albuquerque Airport Hotel--Albuquerque, New Mexico

  The Fred Harvey Albuquerque Airport Hotel is located at the entrance to the Albuquerque International Airport and is within three miles of the University of New Mexico and the Albuquerque Convention Center. The 14-story high-rise hotel opened in 1972 and is currently affiliated with Best Western. It contains 266 rooms and features two restaurants, a lounge, fitness facilities, an outdoor pool, tennis courts and approximately 8,000 square feet of meeting space.

  The Company intends to complete an extensive $5.0 million dollar renovation program of the hotel during the twelve months after its acquisition, including the conversion of the second floor, which is currently used for meeting rooms and administrative offices, to guest rooms, thereby increasing the number of guest rooms available to 278. The Company also intends to convert and upgrade the hotel to operate under the Wyndham Hotel brand within one year of the completion of the Offering. There can be no assurance that such brand conversion will occur. The Company is acquiring the hotel, which is currently not managed by AGHI, from a partnership not affiliated with AGHI. See "The Initial Hotels--Ground Leases."

 Le Baron Airport Hotel--San Jose, California

  The Le Baron Airport Hotel is located approximately one mile from the San Jose International Airport and two miles from downtown San Jose. The hotel was developed in 1974 and has 327 guest rooms in a nine-story tower. The hotel contains approximately 21,000 square feet of meeting and banquet space, two restaurants, a cocktail lounge, an outdoor pool and a fitness center.

  The Company has budgeted $6.5 million to complete an extensive renovation program to upgrade the entire hotel and reposition the facility as a DoubleTree Hotel within the twelve months following the acquisition of the hotel. The renovations will include the conversion of currently underutilized space to an additional 33 guest rooms. The Company believes that the renovation, the increase in the number of guest rooms, the conversion to the DoubleTree Hotel brand, and the expected improvements in operational efficiencies will produce substantial increases in revenue. There can be no assurance that such brand conversion and improved operating results will occur. The Company is acquiring the hotel, which is currently not managed by AGHI, from a partnership not affiliated with AGHI. See "The Initial Hotels-- Ground Leases."

  The Le Baron Airport Hotel constitutes more than 10% of the aggregate historical cost basis of the Initial Hotels. The aggregate tax bases of depreciable real and personal property of the hotel for federal income tax purposes were approximately $7.3 million and $3.0 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 31.5 year life for the real property and declining balance methods over lives which range from five to seven years for the personal property.

  The 1995 realty tax rate for the Le Baron Airport Hotel was $10.62 per $1,000 of assessed value. The total annual tax at this rate for the twelve months ended March 31, 1996 was approximately $126,400.

 Holiday Inn Mission Valley--San Diego, California

  The Holiday Inn Mission Valley is located approximately one mile from Old Town, approximately three miles from Jack Murphy Stadium and the San Diego Zoo, approximately four miles from Sea World, and within driving distance of the San Diego central business district and the San Diego International Airport. The hotel was built in 1975 and was expanded in 1986. The hotel contains 318 guest rooms and features over 6,000 square feet of meeting space, a heated outdoor pool and spa, restaurant, lounge and fitness facilities.

  Within the twelve months following its acquisition, the Company plans $2.5 million in capital expenditures and renovations in order to reposition the hotel under the DoubleTree Hotel brand. There can be no assurance that such brand conversion will occur. The Company is acquiring the hotel, which is currently not managed by AGHI, from certain investors not affiliated with AGHI.

  The Holiday Inn Mission Valley constitutes more than 10.0% of the aggregate historical cost basis of the Initial Hotels. The aggregate tax bases of depreciable real and personal property of the hotel for federal income tax purposes were approximately $9.2 million and $3.7 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 39-year life for the real property and declining balance methods over lives which range from five to seven years for the personal property.

  The 1995 realty tax rate for the Holiday Inn Mission Valley was $22.26 per $1,000 of assessed value. The total annual tax at this rate for the twelve months ended March 31, 1996 was approximately $111,800.

TEN PERCENT HOTELS

  The following table compares occupancy, ADR, and REVPAR at each of the five Initial Hotels that constitutes more than 10% of the aggregate historical cost basis of the Initial Hotels:

                                                                  THREE MONTHS
                                                                      ENDED
                               YEAR ENDED DECEMBER 31,              MARCH 31,
                          --------------------------------------  --------------
                           1991    1992    1993    1994    1995    1995    1996
                          ------  ------  ------  ------  ------  ------  ------
OCCUPANCY
Holiday Inn Dallas DFW
 Airport South..........    63.4%   49.1%   76.0%   76.7%   76.9%   75.9%   77.3%
Holiday Inn New Orleans
 International Airport..    78.6    81.8    80.8    79.2    81.2    85.1    78.2
Holiday Inn Select-
 Madison................    73.9    76.8    79.6    78.7    79.3    77.8    75.7
Le Baron Airport Hotel..    76.0    68.4    64.3    66.2    65.2    61.2    79.5
Holiday Inn Mission
 Valley.................       *    58.0    68.6    69.8    68.5    66.3    64.5
ADR
Holiday Inn Dallas DFW
 Airport South..........  $48.53  $54.18  $51.82  $63.19  $71.26  $70.76  $79.89
Holiday Inn New Orleans
 International Airport..   57.07   57.48   60.61   61.49   72.83   73.70   79.23
Holiday Inn Select-
 Madison................   70.27   72.41   74.47   78.25   78.46   77.42   79.25
Le Baron Airport Hotel..   53.83   49.97   47.85   52.77   64.40   59.03   71.93
Holiday Inn Mission
 Valley.................       *   60.69   61.09   62.94   65.17   63.31   61.72
REVPAR
Holiday Inn Dallas DFW
 Airport South..........  $30.78  $26.61  $39.39  $48.44  $54.78  $53.70  $61.74
Holiday Inn New Orleans
 International Airport..   44.87   47.03   48.94   48.71   59.16   62.69   61.99
Holiday Inn Select-
 Madison................   51.96   55.62   59.31   61.60   62.26   60.20   59.97
Le Baron Airport Hotel..   40.88   34.17   30.76   34.93   42.01   36.12   57.21
Holiday Inn Mission
 Valley.................       *   35.19   41.94   43.94   44.63   41.98   39.81

- --------

*Applicable occupancy, ADR and REVPAR data is not available.

THE PARTICIPATING LEASES

  In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership may operate hotels or related properties. The Operating Partnership will lease each Initial Hotel to the Lessee for a term of twelve years pursuant to separate Participating Leases that provide for rent equal to the greater of Base Rent or Participating Rent. In addition, the Company and the Lessee will enter into a Lease Master Agreement

(the "Lease Master Agreement"), which will set forth the terms of the Lessee Pledge and certain other matters. Each Participating Lease with the Lessee contains terms substantially similar to those described below. The following summary is qualified in its entirety by the Participating Leases and the Lease Master Agreement, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  Participating Lease Terms. Each Participating Lease will have a term of twelve years, subject to earlier termination upon the occurrence of certain contingencies described in the Participating Lease (including, particularly, the provisions described herein under "Damage to Initial Hotels," "Condemnation of Initial Hotels," and "Termination of Participating Leases on Disposition of the Initial Hotels").

  Base Rent; Participating Rent; Additional Charges. Each Participating Lease requires the Lessee to pay (i) fixed monthly Base Rent, (ii) on a quarterly basis, the excess of Participating Rent over Base Rent, with Participating Rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at each Initial Hotel, and (iii) certain other amounts, including interest accrued on any late payments or charges ("Additional Charges"). Commencing in January 1997, Base Rent and Participating Rent departmental thresholds (departmental revenue on which the rent percentage is based) will be increased annually by a percentage equal to the percentage increase in the CPI (as defined in "Glossary") (CPI percentage increase plus 0.75% in the case of the Participating Rent departmental revenue thresholds) compared to the prior year. At six of the Initial Hotels, the franchise agreements for the hotels require increases in the franchise royalty rates in future years and the Participating Leases for those Initial Hotels provide that the room revenue threshold will be increased to a higher level effective in the year of the franchise royalty rate increase. At seven of the Initial Hotels, the Company plans to undertake substantial renovations during the twelve months following the closing of the Offering in connection with upgrading and converting those Initial Hotels to new franchise brands. At six of these hotels, the renovations are expected to significantly negatively affect the operating margins at these Initial Hotels during the renovation period. As a result, as set forth in the table below, the Participating Rent formulas in the Participating Leases for these Initial Hotels contain Participating Rent thresholds that adjust effective January 1, 1997 and, in one case, adjusts again effective January 1, 1998, to take into account the impact of such renovations and will increase by the percentage increase in CPI plus 0.75% thereafter. In addition, Base Rent relating to these six hotels will adjust effective January 1, 1997 and will increase by the percentage increase in CPI thereafter. See the footnotes to the chart on the following page. Following completion of the planned renovations, the Participating Rent thresholds for those Participating Leases will increase thereafter based upon increases in the CPI in the same manner as in the other Participating Leases. Base Rent is required to be paid monthly in arrears on the first day of each calendar month, and Participating Rent is payable quarterly in arrears on the tenth day of each calendar quarter and will be calculated based on the year-to-date departmental receipts as of the end of the preceding calendar quarter, and a prorated amount of each of the applicable departmental revenue thresholds determined based on the calendar quarter, or portion thereof, of the fiscal year for which the calculation is being made, and crediting against such amount the total Participating Rent previously paid for such fiscal year and the cumulative Base Rent paid for such fiscal year as of the end of the preceding month. A final adjustment of the Participating Rent for each fiscal year will be made, based on audited statements of revenue for each Hotel.

  The table below sets forth (i) the annual Base Rent, (ii) Participating Rent formulas and (iii) the pro forma rent that would have been paid for each Initial Hotel pursuant to the terms of the Participating Leases based on the historical revenues for the twelve months ended March 31, 1996, as if the Company had owned the Initial Hotels and the Participating Leases were in effect during such twelve-month period and April 1, 1995 was the beginning of the lease year. For each Initial Hotel, pro forma Participating Rent is greater than Base Rent.

                                                                                          TWELVE MONTHS ENDED
                                                                                             MARCH 31, 1996
                                                                                   ----------------------------------
                                                                                         (DOLLARS IN THOUSANDS)
                                                                                                    PRO FORMA
                           LEASE                                                                PARTICIPATING RENT
                         EXPIRATION                                                          ------------------------
                            DATE     BASE RENT            PARTICIPATING            PRO FORMA                TELEPHONE
                          (MONTH/   (DOLLARS IN            RENT FORMULA              TOTAL                     AND
     INITIAL HOTELS        YEAR)    THOUSANDS)        (DOLLARS IN THOUSANDS)        REVENUE   ROOM    F&B     OTHER
     --------------      ---------- ----------- ---------------------------------  --------- ------- ------ ---------
Holiday Inn Dallas DFW
 Airport South(1)
 --Irving, Texas........    6/08      $ 2,410   Rooms: 25.0% of first $4,650;       $12,070  $ 3,550 $  466  $   64
                                                60.0% of next $2,950; 70.0%
                                                thereafter; F&B: 10.0% of first
                                                $2,280; 30.0% thereafter;
                                                Telephone and Other: 12.5%
Holiday Inn Dallas DFW
 Airport West
 --Bedford, Texas.......    6/08          827   Rooms: 25.0% of first $2,650;         4,881    1,332     47      61
                                                60.0% of next $825; 70.0%
                                                thereafter; F&B: 5.0% of first
                                                $905; 10.0% thereafter; Telephone
                                                and Other: 22.5%
Courtyard by Marriott-
 Meadowlands(2)
 --Secaucus, New            6/08          946   Rooms: 20.0% of first $2,150;         4,525    1,519      0      74
 Jersey.................                        60.0% of next $1,315; 70.0%
                                                thereafter; Telephone and Other:
                                                25.0%
Hampton Inn Richmond
 Airport                    6/08          530   Rooms: 30.0% of first $1,155;         1,962      832      0      34
 --Richmond, Virginia...                        70.0% thereafter; Telephone and
                                                Other: 30.0%
Hilton Hotel-Toledo
 Toledo, Ohio...........    6/08          832   Rooms: 15.0% of first $2,400;         6,094    1,014    258      64
                                                60.0% of next $650; 70.0%
                                                thereafter; F&B: 7.5% of first
                                                $1,800; 22.5% thereafter;
                                                Telephone and Other: 20.0%
Holiday Inn New Orleans
 International Airport
 --Kenner, Louisiana....    6/08        2,099   Rooms: 25.0% of first $3,050;         8,333    3,163    143     118
                                                65.0% of next $2,350; 75.0%
                                                thereafter; F&B: 7.5% of first
                                                $930; 20.0% thereafter; Telephone
                                                and Other: 25.0%
Holiday Inn Select-
 Madison(3)(4)              6/08        1,597   Rooms: 25.0% of first $2,250;         7,845    2,390    283      85
 --Madison, Wisconsin...                        60.0% of next $1,950; 70.0%
                                                thereafter; F&B: 10.0% of first
                                                $1,900; 20.0% thereafter;
                                                Telephone and Other: 25.0%
Holiday Inn Park Center
 Plaza(5)(6)
 --San Jose,                6/08        1,091   Rooms: 20.0% of first $3,600;         7,658    1,785    131     153
 California.............                        65.0% of next $1,050; 75.0%
                                                thereafter; F&B: 5.0% of first
                                                $1,350; 10.0% thereafter;
                                                Telephone and Other: 30.0%
Fred Harvey Albuquerque
 Airport Hotel(7)
 --Albuquerque, New
 Mexico.................    6/08        1,202   Rooms: 25.0% of first $2,560;         6,190    1,760     99      74
                                                60.0% of next $1,060; 70.0%
                                                thereafter; F&B: 5.0% of first
                                                $1,190; 10.0% thereafter;
                                                Telephone and Other: 25.0%
Le Baron Airport
 Hotel(8)(9)--San Jose,     6/08        1,323   Rooms: 20.0% of first $3,100;         9,199    2,210    184     231
 California.............                        60.0% of next $1,975; 70.0%
                                                thereafter; F&B: 5.0% of first
                                                $2,320; 10.0% thereafter;
                                                Telephone and Other: 30.0%
Days Inn Ocean City(10)
 --Ocean City,              6/08          719   Rooms: 30.0% of first $1,025;         2,365    1,183      0      38
 Maryland...............                        70.0% thereafter; Telephone and
                                                Other: 30.0%
Holiday Inn Mission
 Valley(11)(12)
 --San Diego,               6/08        1,542   Rooms: 25.0% of first $3,570;         6,662    1,963     73      98
 California.............                        65.0% of next $900; 75.0%
                                                thereafter; F&B: 5.0% of first
                                                $845; 10.0% thereafter; Telephone
                                                and Other: 25.0%
Hotel Maison de
 Ville(13)
 --New Orleans,             6/08          274   Rooms: 15.0% of first $890; 60.0%     1,881      379     32      12
 Louisiana..............                        of next $210; 70.0% thereafter;
                                                F&B: 5.0% of first $430; 10.0%
                                                thereafter; Telephone and Other:
                                                15.0%
                                      -------                                       -------  ------- ------  ------
Totals..................              $15,392                                       $79,665  $23,080 $1,716  $1,106
                                      =======                                       =======  ======= ======  ======

                       See notes on following page.

- --------

(dollars in thousands)

(1) Room revenue departmental Participating Rent thresholds will increase by 2.0% effective January 1, 1997 and by an additional 2.0% effective January 1, 1998.

(2) If food and beverage revenue exceeds $1,000, Participating Rent will include 5.0% of total food and beverage revenue.

(3) Room revenue departmental Participating Rent thresholds will increase by 3.0% effective January 1, 2000.

(4) Effective January 1, 1997, the Participating Rent formula adjusts to the following: Rooms: 25.0% of first $2,500; 60.0% of next $2,400; 70.0%
    thereafter; F&B: 10.0% of first $2,000; 20.0% thereafter; Telephone and
    Other: 30%. Base Rent will reset effective January 1, 1997 to $1,750 and increase annually by the percentage increase in CPI thereafter.

(5) Effective January 1, 1997, the Participating Rent formula adjusts to the following: Rooms: 20.0% of first $3,875; 65.0% of next $1,300; 75.0%
    thereafter; F&B: 5.0% of first $1,625; 10.0% thereafter; Telephone and
    Other: 30.0%. Base Rent will reset effective January 1, 1997 to $1,400 and increase annually by the percentage increase in CPI thereafter.

(6) Room revenue departmental Participating Rent thresholds will increase by 2.0% effective January 1, 1999 and by an additional 2.0% effective January 1, 2000.

(7) Effective January 1, 1997, the Participating Rent formula adjusts to the following: Rooms: 25.0% of first $3,350; 60.0% of next $1,400; 70.0%
    thereafter; F&B: 5.0% of first $1,350; 10.0% thereafter; Telephone and
    Other: 25.0%. Base Rent will reset effective January 1, 1997 to $1,450 and increase annually by the percentage increase in CPI thereafter.

(8) Effective January 1, 1997, the Participating Rent formula adjusts to the following: Rooms: 20.0% of first $3,350; 60.0% of next $2,800; 70.0%
    thereafter; F&B: 5.0% of first $1,850; 15.0% thereafter; Telephone and
    Other: 30.0%. Effective January 1, 1998, the Participating Rent formula adjusts to the following: Rooms: 20.0% of first $3,950; 60.0% of next $3,100; 70.0% thereafter; F&B: 5.0% of first $1,950; 15.0% thereafter;
    Telephone and Other: 30.0%. Base Rent will reset effective January 1, 1997 to $2,100 and increase annually by the percentage increase in CPI thereafter.

(9) Room revenue departmental Participating Rent thresholds will increase by 4.0% effective January 1, 1999.

(10) Effective January 1, 1997 the Participating Rent formula adjusts to the following: Rooms: 30.0% of first $1,400; 70.0% thereafter; Telephone and
     Other: 30.0%. Base Rent will reset effective January 1, 1997 to $800 and increase annually by the percentage increase in CPI thereafter.

(11) Effective January 1, 1997 the Participating Rent formula adjusts to the following: Rooms: 25.0% of first $3,825; 65.0% of next $950; 75.0%
     thereafter; F&B: 5.0% of first $1,000; 10.0% thereafter; Telephone and other: 25.0%. Base Rent will reset effective January 1, 1997 to $1,800 and increase annually by the percentage increase in CPI thereafter.

(12) Room revenue departmental Participating Rent thresholds will increase by 3.0% effective January 1, 1999.

(13) Room revenue departmental Participating Rent thresholds will increase by 4.0% effective January 1, 1997.

  Other than real estate and personal property taxes and assessments, rent payable under the ground leases, casualty insurance, including loss of income insurance, capital impositions and capital replacements and refurbishments (determined in accordance with generally accepted accounting principles), which are obligations of the Company, the Participating Leases require the Lessee to pay rent, liability insurance (see "Insurance and Property Taxes and Assessments"), all costs and expenses and all utility and other charges incurred in the operation of the Initial Hotels. The Participating Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Initial Hotel as described under "Damage to Initial Hotels" and "Condemnation of Initial Hotels."

  Lessee Capitalization; Lessee Pledge. The partners of the Lessee have agreed upon consummation of the Offering to (i) initially capitalize the Lessee with $500,000 in cash and (ii) pursuant to the Lessee Pledge, pledge 275,000 OP Units having a value of approximately $5.5 million based on the Offering Price to the Operating Partnership to secure the Lessee's obligations under the Participating Leases. OP Units subject to the Lessee Pledge may be released therefrom without duplication, (a) on a one-for-one basis as the Lessee acquires OP Units or shares of Common Stock or (b) upon the contribution to the Lessee of cash or an increase in undistributed earnings in an amount equal to the then current market value of the OP Units to be released from the Lessee Pledge.

  Distribution Restrictions. Pursuant to the Lessee Distribution Restriction, the Lessee will not pay any distributions to its partners (except for the purpose of permitting its partners to pay taxes on the income attributable to them from the Lessee while it is a limited partnership and except for distributions relating to interest or dividends received by the Lessee from cash or securities held by it) or make any other distributions to affiliates of the Lessee, other than limited amounts relating to Lessee overhead or pursuant to the Management Agreements, until the Lessee's net worth equals the greater of (i) $6 million or (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year (annualized for 1996). During the period of the Lessee Distribution Restriction, the Lessee will be required, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchase would violate the ownership limitations in the Company's Charter, at the option of the Operating Partnership, OP Units, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions). For purposes of calculating the Lessee Distribution Restriction, annual rent payments will be determined on a calendar year basis and will be annualized for any partial calendar year. Such amount will establish, in part, the threshold for the Lessee Distribution Restriction for the following calendar year. If the Lessee's net worth exceeds the Lessee Distribution Restriction, the Lessee may make distributions to its partners, provided that, after such distribution, the Lessee's net worth equals or exceeds the Lessee Distribution Restriction and provided that at such time there exists no Event of Default (as defined in the Participating Leases) under the Participating Leases. All interests acquired by the Lessee may not be sold or transferred for a period of two years after their acquisition (other than to partners in the Lessee) unless, following such transfer, the Lessee Distribution Restriction is satisfied.

  Subordination of Management Fees. The Lessee will engage AGHI to operate the Initial Hotels pursuant to the Management Agreements. See "--The Management Agreements." The Participating Leases provide that effective upon written notice by the Company of any monetary Event of Default under the Participating Leases or a default under the FF&E Note, and during the continuance thereof, no management fees will be made to AGHI with respect to any Initial Hotel. Any deferred management fee will accrue without interest until any such default has been cured. In addition, each Management Agreement which the Lessee enters into must provide that AGHI will repay to the Company any payments made to it by the Lessee while any such default has occurred and is continuing.

  Maintenance and Improvements. The Participating Leases obligate the Company to establish annually a reserve for capital improvements at each Initial Hotel (including the periodic replacement or refurbishment of FF&E). The aggregate amount of such reserves will equal 4.0% of total revenue for each Initial Hotel (which, on a consolidated pro forma basis for the twelve months ended March 31, 1996, represented approximately 5.6% of room revenue). Any unexpended amounts will remain the property of the Company upon termination of the Participating Leases. Otherwise, the Lessee will be required, at its expense, to maintain the Initial Hotels in good order and repair, except for ordinary wear and tear, and to make non-structural, foreseen and unforeseen, and ordinary and extraordinary, repairs (other than capital repairs) which may be necessary and appropriate to keep the Initial Hotels in good order and repair.

  The Lessee will not be obligated to bear the cost of any capital improvements or capital repairs to the Initial Hotels. With the consent of the Company, however, the Lessee, at its expense, may make capital additions, modifications or improvements to the Initial Hotels, provided that such action does not significantly alter their character or purposes and maintains or enhances the value of the Initial Hotels. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Participating Leases and will become the property of the Company upon termination of the Participating Leases. The Company will own substantially all personal property (other than inventory) not affixed to, or deemed a part of, the real estate or improvements at the Initial Hotels, except to the extent that ownership of such personal property would cause any portion of the rents under the Participating Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Income Tests" and "Certain Relationships and Transactions--Sale of Personal Property."

  Insurance and Property Taxes and Assessments. The Company is responsible for paying for (i) real estate and personal property taxes and assessments at the Initial Hotels (except to the extent that personal property associated with the Initial Hotels is owned by the Lessee), (ii) casualty insurance on the Initial Hotels and (iii) business interruption insurance covering the Base Rent and Participating Rent. The aggregate real estate and personal property tax obligations for the Initial Hotels during the twelve months ended March 31, 1996 were approximately $2.2 million. The Lessee is required to pay or reimburse the Company for all liability insurance on the Initial Hotels, with extended coverage, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Initial Hotels and naming the Company as an additional named insured.

  Events of Default. Events of Default under the Participating Leases and the Lease Master Agreement include, among others, the following:

    (i) the failure by the Lessee to pay Base or Participating Rent when due and the continuation of such failure for a period of ten days after receipt by the Lessee of notice from the Company;

    (ii) the failure by the Lessee to observe or perform any other term of a Participating Lease or the Lease Master Agreement and the continuation of such failure for a period of 30 days after receipt by the Lessee of notice from the Company thereof, unless the Lessee is diligently proceeding to cure, in which case the cure period will be extended to 180 days;

    (iii) if the Lessee shall generally not be paying its debts as they become due or file a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, make a general assignment for the benefit of its creditors, consent to the appointment of a custodian, receiver, trustee or other similar officer with respect to it or any substantial part of its assets, be adjudicated insolvent or take corporate action for the purpose of any of the foregoing;

    (iv) if the Lessee is liquidated or dissolved or commences proceedings to effect the same, or ceases to do business or sells all or substantially all of its assets;

    (v) if the Lessee voluntarily discontinues operations of an Initial Hotel for more than three days, except as a result of damage, destruction, condemnation or force majeure; or

    (vi) if an event of default beyond applicable cure periods occurs under the Franchise License with respect to any Initial Hotel as a result of any action or failure to act by the Lessee or its agents (including AGHI).

  In addition, a default of the type described above will result in a cross-default of all other Participating Leases to which the Lessee is a party.

  Indemnification. Under each of the Participating Leases, the Lessee will indemnify, and will be obligated to hold harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company on account of, among other things, (i) any accident or injury to persons or property on or about the Initial Hotels, including claims under liquor liability, "dram shop" or similar laws; (ii) any misuse by the Lessee or any of its agents of the leased property; (iii) any environmental liability (except to the extent such liability results from a pre-existing condition) (see "Environmental Matters" below); (iv) taxes and assessments in respect of the Initial Hotels (other than real estate and personal property taxes and assessments (other than on property owned by the Lessee) and income taxes of the Company on income attributable to the Initial Hotels and capital impositions); (v) any breach of the Participating Leases by the Lessee; or
(vi) any breach of any subleases related to the Initial Hotels, provided, however, that such indemnification will not be construed to require the Lessee to indemnify the Company against the Company's own negligent acts or omissions or willful misconduct.

  Assignment and Subleasing. The Lessee will not be permitted to sublet all or any part of the Initial Hotels or assign its interest under any of the Participating Leases, other than to an affiliate of the Lessee, without the prior written consent of the Company. The Company has generally agreed to consent to any sublease of any portion of any Initial Hotel that sells alcoholic beverages to the Beverage Corporations or of a retail portion of any Initial Hotel (provided such sublease will not cause any portion of the Rents to fail to qualify as "rents from real property" for REIT income qualification test purposes). See "Sublease" below. No assignment or subletting will release the Lessee from any of its obligations under the Participating Leases.

  Damage to Initial Hotels. In the event of damage to or destruction of any Initial Hotel covered by insurance which then renders the hotel unsuitable for its intended use and occupancy the Company may elect not to repair, rebuild or restore the hotel and terminate the Participating Lease on the terms and provisions set forth in the Participating Lease, and the Company generally shall be entitled to retain any proceeds of insurance related to such damage or destruction.

  In the event that damage to or destruction of an Initial Hotel which is covered by insurance does not render such hotel unsuitable for its intended use and occupancy as a hotel, the Company or, at the Company's option, the Lessee, generally will be obligated to repair or restore such hotel. In the event of material damage to or destruction of any Initial Hotel which is not covered by insurance, the Company may either repair, rebuild or restore the hotel (at the Company's expense) to substantially the same condition as existed immediately prior to such damage or terminate the Participating Lease on the terms and conditions set forth in the Participating Lease. In the event of non-material damage to an Initial Hotel, the Company is required to repair, rebuild or restore the hotel at its expense. During any period required for repair or restoration of any damaged or destroyed Initial Hotel, rent will be equitably abated.

  Condemnation of Initial Hotels. In the event of a total condemnation of an Initial Hotel, the relevant Participating Lease will terminate with respect to such hotel as of the date of taking, and the Company and the Lessee will be entitled to their shares of any condemnation award in accordance with the provisions of the Participating Lease. In the event of a partial taking which does not render the hotel unsuitable for the Lessee's use, the Lessee shall restore the untaken portion of the hotel to a complete architectural unit, and the Company shall contribute to the cost of such restoration that part of the condemnation award required for such restoration.

  Termination of Participating Leases on Disposition of the Initial Hotels. In the event the Company enters into an agreement to sell or otherwise transfer an Initial Hotel, or in the event of material damage to an Initial Hotel which the Company elects not to repair, rebuild or restore, the Company will have the right to terminate the Participating Lease with respect to such hotel upon 30 days' prior written notice upon either (i) paying the Lessee the fair market value of the Lessee's leasehold interest in the remaining term of the Participating Lease to be terminated or (ii) offering to lease to the Lessee a substitute hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of the Lessee's remaining leasehold interest under the Participating Lease to be terminated.

  Termination of Participating Leases upon Change in Tax Laws. In the event that changes in federal income tax laws allow the Company or a subsidiary or affiliate to directly operate hotels, the Company will have the right to terminate all, but not less than all, Participating Leases with the Lessee, in which event the Company will pay the Lessee the fair market value of the remaining term of the Participating Leases.

  Franchise Licenses. The Company has agreed that the Lessee will be the licensee under each of the Franchise Licenses on the Initial Hotels. Holiday Inn, Promus (on behalf of Hampton Inn), Marriott, and Hilton have agreed that upon the occurrence of certain events of default by the Lessee under a Franchise License, such franchisors will temporarily transfer the Franchise License for the hotel to an operator designated by the Company and acceptable to such franchisor to allow the new operator time to apply for a new Franchise License. The Company intends to seek similar temporary operational rights with respect to new Franchise Licenses that are expected to be entered into with Wyndham, DoubleTree Hotel and Crowne Plaza. There can be no assurance the Company will receive such temporary operational rights in any new Franchise Licenses with such franchisors. See "Franchise Agreements."

  Sublease. In order to facilitate compliance with state and local liquor laws and regulations, in connection with the acquisition of the Initial Hotels, the Lessee has agreed to sublease those areas of the Initial Hotels that comprise the restaurant and other areas where alcoholic beverages are served to the Beverage Corporations. In accordance with the terms of the Beverage Subleases, each Beverage Corporation is obligated to pay to the Lessee rent payments equal to 30% of each such corporation's annual gross revenues generated from the sale of food and beverages generated from such areas; however, pursuant to the Participating Leases, such subleases will not reduce the Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales.

  Other Lease Covenants. The Lessee has agreed that during the term of the Participating Leases it will maintain a ratio of total debt to Consolidated Net Worth (as determined in the Participating Leases) of less than or equal to 50.0%, exclusive of capitalized leases and the FF&E Note. In the event the Lessee is required to pledge any of its assets to the Company's lenders in connection with a Company hotel financing, and such assets are subsequently sold in a foreclosure proceeding, the Lessee will be entitled to be reimbursed by the Company for the fair market value of such assets.

  Inventory. The initial standard inventory of goods and supplies required in the operation of the hotels will be purchased at the Lessee's expense and owned by the Lessee. Any inventory used by the Lessee in the operation of each Initial Hotel shall, upon termination of its Participating Lease, be purchased by the Company or its designee for its fair market value.

  Approval of Managers by Company. The Company will have the right to approve (which approval will not be unreasonably withheld) the engagement by the Lessee of any operator of an Initial Hotel other than AGHI or an affiliate of AGHI. The Company has the right to approve the payment of management fees to AGHI under the Management Agreements in excess of 3.5% of the gross revenues at a particular hotel.

THE MANAGEMENT AGREEMENTS

  The Lessee will engage AGHI to operate the Initial Hotels pursuant to the Management Agreements. The following is a summary of the Management Agreements and certain related agreements:

  Management Agreement Terms. The Management Agreements will have initial twelve-year terms. In the event of the extension or renewal of the term of the applicable Participating Lease, the Management Agreement will be similarly extended or renewed.

  Management Fees. Each Management Agreement with AGHI requires the Lessee to pay AGHI a monthly base fee equal to 1.5% of gross revenues, plus an incentive fee of up to 2.0% of gross revenues. AGHI will be entitled to receive an incentive fee equal to 0.025% of annual gross revenues for each 0.1% increase in annual gross revenues over the gross revenues for the preceding twelve-month period up to the maximum incentive fee. Such incentive fee shall be payable quarterly and shall be adjusted at the end of each calendar year to reflect actual results. Every four years the basis upon which the incentive fee is calculated shall be renegotiated between the Lessee and AGHI. The payment of the management fees to AGHI by the Lessee is subordinate to the Lessee's obligations to the Company under the Participating Leases. The management fees payable during 1996 and 1997, respectively, will be earned only to the extent that the Lessee's income during each such year from hotels leased from the Company exceeds the sum of rent payable under the Participating Leases plus, Lessee overhead expense plus $50,000. Each Management Agreement requires AGHI to repay to the Lessee within 60 days after the end of each such year any management fees previously paid but not earned by AGHI under the Management Agreements. In addition, the Lessee has agreed to reimburse AGHI at cost for all expenses incurred in supervising capital improvements to be performed at the hotels out of the capital expenditure reserve funded by the Company under the Participating Leases. AGHI will be reimbursed, at the rate of $1,500 per month for each full-service hotel and $1,000 per month for each limited-service hotel, for accounting and financial services performed by AGHI that will be funded by the Lessee under the Participating Leases. See "The Initial Hotels--The Participating Leases-- Subordination of Management Fees."

  Termination of Participating Lease. In the event of a termination of a Participating Lease for an Initial Hotel, the Management Agreement for such hotel also will terminate.

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


  Obligation to Purchase Common Stock. Messrs. Jorns and Wiles, who are stockholders of AGHI and are also executive officers of the Company, will agree to use 50.0% of the dividends (net of the tax liability attributed to such dividends) received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company (as determined in good faith by such officers) to purchase, subject to compliance with applicable securities laws, annually in the open market, during each of the twelve years following the closing of the Offering, additional shares of Common Stock, or, if any such purchase would violate the ownership limitations in the Company's Charter, at the option of the Operating Partnership, OP Units.

  Certain Transfer Restrictions. The stockholders of AGHI have agreed, for so long as more than 50.0% of the initial Management Agreements remain in place, to grant to the Lessee or its designee a right of first refusal to acquire, under certain circumstances, any stock of AGHI that is proposed to be sold in a Change of Control Transaction (as defined below). The Lessee has agreed to assign this right to the Company or its designee. This right will be subordinate to a right of first refusal in favor of AGHI and the existing stockholders of AGHI set forth in AGHI's existing stockholders' agreement. For this purpose, a Change in Control Transaction shall mean a sale of stock in AGHI that will result in the ability of a person (other than a current stockholder of AGHI) and his or its controlled Affiliates to elect at least a majority of the Board of Directors of AGHI. A Change in Control Transaction does not include (i) an underwritten public offering of common stock of AGHI,
(ii) the transfer of stock to a spouse of an AGHI stockholder, (iii) the transfer of stock to a trust for the benefit of the spouse and/or children of an AGHI stockholder, or (iv) the transfer of stock to any corporation or other entity which a stockholder controls at least 50.0% of the voting interests. The stockholders of AGHI have also agreed to grant to the Lessee or its designee, for so long as more than 50.0% of the initial Management Agreements remain in place, a right of first offer to acquire such stockholders' interests in AGHI prior to any proposed merger or business combination transaction involving AGHI that would result in the stockholders of AGHI or their affiliates holding less than 25.0% of the interests in the surviving entity. The Lessee has agreed to assign this right to the Company or its designee.

MORTGAGE INDEBTEDNESS REMAINING FOLLOWING THE OFFERING

  A portion of the proceeds of the Offering will be utilized to repay all mortgage indebtedness which encumbers the Initial Hotels other than the indebtedness encumbering Holiday Inn Dallas DFW Airport South and the Courtyard by Marriott-Meadowlands. See "Use of Proceeds."

  Following the closing of the Offering, the Holiday Inn Dallas DFW South will continue to be subject to nonrecourse mortgage indebtedness in the outstanding principal amount as of March 31, 1996 of $14.2 million (the "DFW South Loan"). The DFW South Loan was entered into on January 30, 1996, bears interest at the rate of 8.75% per annum and is payable in equal monthly installments of principal and interest of approximately $125,930 each. The DFW South Loan matures on January 1, 2011 at which time a balloon payment in the amount of approximately $6,120,000 will be due and payable. The loan may not be prepaid in whole or in part until after February 1, 1998 and after such date may only be prepaid in whole with payment of a yield maintenance premium generally equal to the discounted present value of all interest payments due between the prepayment date and maturity of the loan.

  Following the closing of the Offering, Courtyard by Marriott-Meadowlands will continue to be subject to a nonrecourse mortgage indebtedness that secures two notes in the outstanding principal amounts as of March 31, 1996 of $4.6 million and $508,500 respectively (the "Secaucus Loans"). The $4.6 million portion of the Secaucus Loans, which was entered into on December 30, 1993, bears interest at a rate of 7.5% per annum and is payable in equal monthly installments of principal and interest of approximately $39,300 each. This portion of the Secaucus Loans matures on January 1, 2001 at which time a balloon payment in the amount of approximately $3,985,000 will be due and payable.

  The $508,500 portion of the Secaucus Loans was entered into on January 11, 1996, bears interest at a rate of 7.89% per annum and is payable in equal monthly installments of principal and interest of approximately $14,750 that will fully amortize the loan as of January 1, 2001.

LINE OF CREDIT

  Neither the Company's Bylaws nor its Charter will limit the amount of indebtedness the Company may incur. To ensure that the Company has sufficient liquidity to conduct its operations, including funding the acquisition of additional hotels, making renovations and capital improvements to hotels and for working capital requirements, the Company has obtained a commitment for the $100 million Line of Credit. The Line of Credit will be secured by, among other things, first mortgage liens on all of the Initial Hotels, other than Holiday Inn Dallas DFW Airport South and Courtyard by Marriott-Meadowlands, and, in certain circumstances (subject to lender approval under the Line of Credit), a mortgage lien on any subsequently acquired hotel. While the Company has maximum borrowing capacity of up to $100 million under the Line of Credit, the Company's aggregate advances under the Line of Credit are limited to the lesser of (i) 40% of the aggregate appraised value of the Initial Hotels and any other hotel securing the Line of Credit after giving effect to the Company's use of proceeds from any indebtedness towards hotel acquisitions and certain renovations and capital improvements, (ii) 40% of the aggregate purchase price of the Initial Hotels and any other hotel acquisitions securing the Line of Credit after giving effect to the Company's use of proceeds from any indebtedness towards hotel acquisitions and certain renovations and capital improvements, and (iii) the combined trailing twelve months EBITDA (generally defined as net income of the Company before interest expense, taxes, depreciation and amortization to the extent each reduces net income) generated by the Initial Hotels and any other hotels securing the Line of Credit, multiplied by 5.0. In addition, the Line of Credit provides that the lenders must consent to any development activities by the Company other than development in connection with the limited expansion of existing hotels. Also, the Line of Credit lenders must approve the lessee and the franchise brand of any hotel securing the Line of Credit in the future. Upon the closing of the Offering, the Company expects to have approximately $60 million of borrowing capacity available under the Line of Credit. The Company expects that the borrowing capacity under the Line of Credit will increase to approximately $100 million, assuming all additional borrowings are used to fund capital improvements to the Initial Hotels or the acquisition of additional hotels. Outside of the Line of Credit, the Company and its subsidiaries may not incur any additional debt or recourse obligations, other than the debt for Holiday Inn Dallas DFW Airport South and Courtyard by Marriott-Meadowlands. The Line of Credit will have an initial term of three years that is subject to extension under certain circumstances for an additional one-year term. Borrowings under the Line of Credit will bear interest at 30-day, 60-day or 90-day LIBOR, at the option of the Company, plus 1.85% per annum, payable monthly in arrears. Economic conditions could result in higher interest rates, which could increase debt service requirements on borrowings under the Line of Credit and which could reduce the amount of Cash Available for Distribution. See "Risk Factors--Risks of Leverage; No Limits on Indebtedness."

GROUND LEASES

  Four of the Initial Hotels are subject to ground leases with third parties with respect to the land underlying each such hotel. The ground leases are triple net leases which require the tenant to pay all expenses of owning and operating the hotel, including real estate taxes and structural maintenance and repair.

  The Courtyard by Marriott-Meadowlands is subject to a ground lease with respect to approximately 0.37 acres. The ground lease terminates in March 2036, with two ten-year options to renew. The lease requires a fixed rent payment equal to $150,000 per year, subject to a 25.0% increase every five years thereafter beginning in 2001 and a percentage rent payment equal to 3.0% of gross room revenues.

  The Fred Harvey Albuquerque Airport Hotel is subject to a ground lease with respect to approximately 10 acres. The ground lease terminates in December 2013, with two five-year options to renew. The lease requires a fixed rent payment equal to $19,180 per year subject to annual consumer price index adjustment and a percentage rent payment equal to 5.0% of gross room revenues, 3.0% of gross receipts from the sale of alcoholic beverages, 2.0% of gross receipts from the sale of food and non-alcoholic beverages and 1.0% of gross receipts from the sale of other merchandise or services. The lease also provides the landlord with the right, subject to certain conditions, to require the Company, at its expense, to construct 100 additional hotel rooms if the occupancy rate at the hotel is 85.0% or more for 24 consecutive months and to approve any significant renovations scheduled at the hotel. The occupancy rate at the Fred Harvey Albuquerque Airport Hotel for the twelve months ended March 31, 1996 was 83.3%. See "Risk Factors--Contingent Obligation to Construct Additional Hotel Rooms."

  The Hilton Hotel-Toledo is subject to a ground lease with respect to approximately 8.8 acres. The ground lease terminates in June 2026, with four successive renewal options, each for a ten-year term. The lease requires annual rent payments equal to $25,000, increasing to $50,000 or $75,000 if annual gross room revenues exceed $3.5 million or $4.5 million, respectively.

  The Le Baron Airport Hotel is subject to a ground sublease with respect to approximately 5.3 acres, which in turn is subject to a ground lease covering a larger tract of land. The sublease terminates in 2022, with one 30-year option to renew. The sublease requires the greater of a fixed minimum annual rent of $75,945 (increasing to an annual minimum rent of $100,000 if the option is exercised) or, in the aggregate, 4.0% of gross room revenues, 2.0% of gross food receipts, and 3.0% of gross bar and miscellaneous operations receipts. The sublease also provides the sublessor with the right to approve any significant renovations scheduled at the hotel.

FRANCHISE CONVERSIONS

  The Company expects to spend up to $24.6 million on additional capital improvements during the twelve months following the completion of the Offering, in connection with the planned renovation and conversion of the Holiday Inn Select-Madison, the Holiday Inn Park Center Plaza, the Fred Harvey Albuquerque Airport Hotel, the Le Baron Airport Hotel, the Days Inn Ocean City, the Holiday Inn Mission Valley and the Holiday Inn New Orleans International Airport to new franchise brands. In certain circumstances such renovations and improvements are being completed in connection with franchisor requirements. A description of the renovations and improvements that are anticipated to occur at each such hotel and their anticipated costs are set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Franchise Conversions."


FRANCHISE AGREEMENTS

  Ten of the Initial Hotels are operated under Franchise Licenses with nationally recognized hotel companies. The Company anticipates that most of the additional hotels in which it invests will be operated under Franchise Licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, which include national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, and centralized reservation systems.

  The Franchise Licenses generally specify certain management, operating, recordkeeping, accounting, reporting, and marketing standards and procedures with which the Lessee must comply. The Franchise Licenses obligate the Lessee to comply with each franchisor's standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessee, display of signage, and the type, quality, and age of FF&E included in guest rooms, lobbies, and other common areas.

  The Franchise Licenses will provide for termination at each franchisor's option upon the occurrence of certain events, including the Lessee's failure to pay royalties and fees or perform its other covenants under the respective license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Initial Hotel. Certain of the Franchise Licenses require that the Company guarantee the payment of franchise fees, liquidated damages and termination fees on behalf of the Lessee. The Lessee will not be entitled to terminate the Franchise Licenses unless it receives the prior written consent of the Company. The Franchise Licenses will not renew automatically upon expiration. The Lessee will be responsible for making all payments under the Franchise Licenses to the franchisors. Under the franchise agreements, the Lessee will pay franchise royalty fees from 2.0% to 5.0% of room revenue.

  HILTON(R), HILTON INN(R), AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON HOTELS CORPORATION ("HILTON HOTELS"). NEITHER HILTON INNS, INC. NOR HILTON HOTELS NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES

(COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAS ANY OF THE HILTON ENTITIES ENDORSED OR APPROVED THE OFFERING. THE HILTON ENTITIES HAVE NOT ASSUMED, AND SHALL NOT HAVE, ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF A HILTON FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF THE HILTON ENTITIES (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  COURTYARD BY MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A COURTYARD BY MARRIOTT FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  HOLIDAY INN(R) AND CROWNE PLAZA(R) ARE REGISTERED TRADEMARKS OF AND HOLIDAY INN SELECT SM IS A REGISTERED SERVICE MARK OF, HOLIDAY INNS FRANCHISING, INC. ("HOLIDAY INNS"). HOLIDAY INNS HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS NOR DOES HOLIDAY INNS HAVE ANY INTEREST IN THE COMPANY, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY, EXCEPT AS A FRANCHISOR. A GRANT OF A HOLIDAY INN, HOLIDAY INN SELECT, OR CROWNE PLAZA FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS, INC. NEITHER PROMUS HOTELS, INC., ITS PARENT, SUBSIDIARIES, DIVISIONS NOR AFFILIATES HAVE ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN LICENSE FOR THE HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS HOTELS, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF AMERICAN GENERAL HOSPITALITY CORPORATION, AMERICAN GENERAL HOSPITALITY OPERATING PARTNERSHIP, L.P., OR THE COMMON STOCK OFFERED HEREBY.

  WYNDHAM HOTEL(R) IS A REGISTERED TRADEMARK OF WYNDHAM HOTEL COMPANY, WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A WYNDHAM HOTEL FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY WYNDHAM HOTEL COMPANY (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  DAYS INN(R), RAMADA(R) AND RAMADA LIMITED(R) ARE REGISTERED TRADEMARKS OF HFS INCORPORATED, WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A

DAYS INN OR A RAMADA FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HFS INCORPORATED (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  DOUBLETREE HOTEL(R) IS A REGISTERED TRADEMARK OF DOUBLETREE WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A (FRANCHISE/LICENSE) FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY DOUBLETREE (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP OR THE COMMON STOCK OFFERED HEREBY.

  SMALL LUXURY HOTELS(R) IS A REGISTERED TRADEMARK OF SMALL LUXURY HOTELS OF THE WORLD LIMITED, WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE INITIAL HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A SMALL LUXURY HOTELS AFFILIATION LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY SMALL LUXURY HOTELS OF THE WORLD LIMITED (OR ANY OF ITS AFFILIATES, SUBSIDIARIES, OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEE, OR THE COMMON STOCK OFFERED HEREBY.

  All other trademarks appearing in this Prospectus are the property of their respective holders.

EMPLOYEES

  The Company will be self-administered and will employ Messrs. Jorns, Wiles, Barr, Valentine and five additional individuals as well as appropriate support personnel to manage its operations.

ENVIRONMENTAL MATTERS

  Under various federal, state, and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person who arranges for (or transports for) the disposal or treatment of a hazardous or toxic substance at a property owned by another may be liable for the costs of removal or remediation of such substance released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the Initial Hotels, the Company, the Operating Partnership, or the Lessee, as the case may be, may be potentially liable for such costs.

  Phase I ESAs have been performed on all of the Initial Hotels by a qualified independent environmental engineer. The purpose of the Phase I ESAs is to identify potential sources of contamination for which the Initial Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESAs include historical reviews of the Initial Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of ACMs, polychlorinated biphenyls ("PCBs"), underground storage tanks, and the preparation and issuance of a written report. The Phase I ESAs do not include invasive procedures, such as soil sampling or ground water analysis.

  The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operation, or liquidity, nor is the Company aware of any material environmental liability or concerns. Nevertheless, it is possible that the Phase I ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Initial Hotels will not be affected by the condition of the properties in the vicinity of the Initial Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Operating Partnership or the Company.

  In reliance upon the Phase I ESAs, the Company believes the Initial Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. Neither the Company nor, to the knowledge of the Company, any of the current owners of the Initial Hotels has been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its hotels.

OPTIONS TO PURCHASE AND RIGHTS OF FIRST REFUSAL

  Pursuant to the option agreements relating to the Option Hotels (the "Option Agreements"), the Company will have the option and right of first refusal to acquire AGHI's (i) 50.0% partnership interest in the Boise, Idaho Option Hotel and (ii) 16.7% partnership interest in the Durham, North Carolina Option Hotel. The Option Agreements provide that for a period of two years after the opening of each such hotel, the Company will have the right to purchase AGHI's interests in each such hotel at a price equal to AGHI's percentage interest in such hotel times 110.0% of the cost of developing such hotel (including mortgage debt) for the first year; during the second year of such options, the purchase price will be increased by any percentage increase in the CPI. The purchase price will be payable (i) by taking title to AGHI's interest in such hotel subject to a pro rata portion of the applicable owning partnership's debt and (ii) by paying the balance of such purchase price in cash or OP Units, at the option of AGHI. AGHI may sell its interests in the Option Hotels free and clear of these options prior to the expiration of the two-year option, period provided that it gives notice to the Company and extends to the Company a right of first refusal to acquire such interests on the same terms as that of the proposed sale. The exercise of the option or right of first refusal may require approval of the partners in the partnerships which own the Option Hotels that are not affiliated with AGHI, including the approvals of such partners of a Participating Lease relating to such Option Hotels. AGHI will not seek such approval until after the Company has exercised its option or rights of first refusal, and there can be no assurance that such approval will be granted.

COMPETITION

  The hotel industry is highly competitive. Each of the Initial Hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular area could have a material adverse effect on occupancy, ADR and REVPAR of the Initial Hotels or at hotel properties acquired in the future.

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, the Company believes competition from entities organized for purposes substantially similar to the Company's objectives could increase significantly if the Company is successful. There will be no restriction in the Participating Leases or the Management Agreements on the Lessee's or AGHI's ability to lease or manage hotels which may compete with the Company's hotels. Although not currently anticipated, AGHI and the Lessee may manage or lease (but may not acquire or develop) hotels that compete with the Company's hotels.

INSURANCE

  The Company will carry comprehensive liability, fire, extended coverage and business interruption insurance with respect to the Initial Hotels, with policy specifications, insured limits and deductibles customarily carried for similar hotels. The Company will carry similar insurance with respect to any other hotels developed or acquired in the future. There are, however, certain types of losses (such as losses arising from wars, certain losses arising from hurricanes, and losses arising from other acts of nature) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the affected hotel, as well as the anticipated future revenues from such hotel, and would continue to be obligated on any mortgage indebtedness or other obligations related to the hotel. Any such loss could adversely affect the business of the Company. Management of the Company believes the Initial Hotels are adequately insured in accordance with industry practices.

LEGAL PROCEEDINGS

  Neither the Company nor the Operating Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Operating Partnership. AGHI and the Lessee have advised the Company that they currently are not involved in any material litigation, other than routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance. Certain of the current owners of the Initial Hotels have represented to the Operating Partnership that there is no material litigation threatened against or affecting the Initial Hotels.

                            FORMATION TRANSACTIONS

  Set forth below is a description of the principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels:

  . The Company will sell 7,000,000 shares of Common Stock in the Offering.
    All of the net proceeds to the Company from the Offering will be contributed to AGH GP and AGH LP, which, in turn, will contribute such proceeds, together with certain other assets acquired from the Plan (as described below), to the Operating Partnership in exchange for an approximate 74.2% interest in the Operating Partnership. AGH GP, a wholly owned subsidiary of the Company, is the sole general partner of the Operating Partnership and will own a 1.0% interest in the Operating Partnership. AGH LP, also a wholly owned subsidiary of the Company, will initially own an approximate 73.2% limited partnership interest in the Operating Partnership;

  . The Company will acquire directly or indirectly a 100.0% interest in each of the Initial Hotels for an aggregate of 2,511,106 OP Units, 155,518 shares of Common Stock, approximately $91.1 million in cash, and the assumption of approximately $53.5 million in mortgage indebtedness (of which amount, approximately $33.9 million will be repaid from the net proceeds of the Offering), as follows:

    . The Operating Partnership will acquire from the Primary Contributors interests in six of the Initial Hotels (Holiday Inn Dallas DFW Airport West, Holiday Inn Dallas DFW Airport South, Hotel Maison de Ville, Hampton Inn Richmond Airport, Courtyard by Marriott-Meadowlands and Hilton Hotel-Toledo) and the Primary Contributors' contract right to acquire the Holiday Inn Park Center Plaza in exchange for 1,161,401 OP Units (valued at approximately $23.2 million, based on the Offering Price);

    . The Company will acquire from the Plan interests in five of the Initial Hotels (Hampton Inn Richmond Airport, Holiday Inn Dallas DFW Airport West, Hotel Maison de Ville, Courtyard by Marriott-Meadowlands and Hilton Hotel-Toledo) in exchange for 155,518 shares of Common Stock (valued at approximately $3.1 million, based on the Offering Price), and the Company will, in turn, contribute such interests to the Operating Partnership in exchange for 155,518 OP Units. The Company's executive officers collectively own less than a 5.0% beneficial interest in the Plan;

    . The Operating Partnership will acquire, directly or as assignee of the Primary Contributors' contract rights, interests in eight of the Initial Hotels from parties that are unaffiliated with the Primary Contributors in exchange for an aggregate 1,349,705 OP Units (valued at approximately $27.0 million, based on the Offering Price) and approximately $91.1 million in cash.

  . The Operating Partnership will reimburse AGHI for approximately $900,000 in direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses;

  . The Operating Partnership will lease each Initial Hotel to the Lessee for a term of twelve years pursuant to a Participating Lease, which will require Base Rent to be paid on a monthly basis and Participating Rent to be paid on a quarterly basis;

  . The Operating Partnership will receive from the Primary Contributors options to acquire their interests in the two Option Hotels (see "The Initial Hotels--Options to Purchase and Rights of First Refusal");

  . In order for the Company to qualify as a REIT, the Operating Partnership will sell certain personal property relating to certain of the Initial Hotels to the Lessee in exchange for the FF&E Note in the aggregate principal amount of $315,000 that will be secured by such personal property;

  . The Lessee will contract with AGHI to operate the Initial Hotels under separate Management Agreements providing for the subordination of the payment of the management fees to the Lessee's obligation to pay rent to the Operating Partnership under the Participating Leases; and

  . In order to facilitate compliance with state and local liquor laws and regulations, the Lessee will sublease, pursuant to the Beverage Subleases, those areas of the Initial Hotels where alcoholic beverages are served to the Beverage Corporations.

BENEFITS TO THE OFFICERS AND THE PRIMARY CONTRIBUTORS

  As a result of the Formation Transactions, officers of the Company and the Primary Contributors will receive the following benefits:

  . Mr. Jorns will receive 185,206 OP Units, Mr. Wiles will receive 56,672 OP
    Units, Mr. Barr will receive 10,000 OP Units, Mr. Sowell will receive 540,553 OP Units, Mr. Lewis W. Shaw will receive 185,205 OP Units, and Mr. Kenneth W. Shaw will receive 183,765 OP Units, as consideration for their interests in six of the Initial Hotels and the assignment of the contract right in respect of one additional Initial Hotel. The OP Units to be received by Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw (which are exchangeable for cash, or at the Company's option for Common Stock, at any time after one year following the completion of the Offering) will have a value of approximately $3.7 million, $1.1 million, $200,000, $10.8 million, $3.7 million and $3.7 million, based on the Offering Price, respectively, and will be more liquid than their interests in the Initial Hotels once a public trading market for the Common Stock commences. As of March 31, 1996, the aggregate book value of the interests and rights to be contributed by such persons was approximately $3.4 million;

  . Messrs. Jorns, Wiles, Barr and Valentine will be granted options to acquire 225,000, 75,000, 40,000 and 20,000 shares of Common Stock, respectively, at the Offering Price, which become exercisable in four equal annual installments commencing on the date of grant;

  . Messrs. Jorns, Wiles, Barr and Valentine will receive stock awards of 30,000, 10,000, 6,000 and 4,000 shares of restricted Common Stock, respectively, which will vest over a four-year period commencing on the date of grant;

  . The Operating Partnership will reimburse AGHI for approximately $900,000 for direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses;

  . The Operating Partnership will repay approximately $3.75 million of indebtedness guaranteed by AGHI;

  . Certain tax consequences to the Primary Contributors resulting from the conveyance of their interests in the Initial Hotels to the Operating Partnership, will be deferred;

  . Through its operation of the Initial Hotels pursuant to the Participating
    Leases, the Lessee, which is owned by Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw, will be entitled to all of the cash flow from the Initial Hotels after the payment of operating expenses, management fees and rent under the Participating Leases (which cash flow, after establishing a reserve for tax distributions to its partners, the Lessee will use annually, until its net worth equals the greater of (i) $6.0 million or
    (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year, to purchase interests in the Company). Pursuant to the Management Agreements, AGHI, which is owned by Messrs. Jorns, Wiles, Sowell, Shaw and Shaw, will receive management fees from the Lessee in an amount initially equal to a base fee of 1.5% of gross revenues plus an incentive fee of up to 2.0% of gross revenues that will be earned incrementally upon reaching certain gross revenue targets. The management fees payable to AGHI will be subordinate to the rent payments due to the Company under the Participating Leases. All unpaid fees will be deferred without interest until such time that all rent is paid by the Lessee to the Company; and

  . Through its operations of the areas of eleven of the Initial Hotels that serve alcoholic beverages, the Beverage Corporations, which are wholly owned by Mr. Jorns, will be entitled to all cash flow from food and beverage sales generated from such areas after the payment of rent to the Lessee equal to 30% of gross revenues from such sales; such arrangement will not, however, reduce Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales.

VALUATION OF INTERESTS

  The valuation of the Company has been determined primarily based upon a capitalization of the Company's estimated Cash Available for Distribution and other factors discussed in "Underwriting," rather than on the basis of each hotel's cost or appraised value.

  The purchase prices for the interests to be acquired by the Company from parties unaffiliated with the Primary Contributors were determined pursuant to arm's-length negotiations. The allocation of consideration among the Primary Contributors was determined through negotiation and through the Company's determination of the percentage of estimated adjusted cash flow that is required to pay the Company's stockholders a specified initial annual distribution rate, which rate is based upon prevailing market conditions. The allocation of consideration among the Primary Contributors, in certain instances, also was affected by performance-oriented structures contained in the applicable contributing partnership agreements and reallocations of benefits to be derived among certain of the contributing partners unrelated to capitalization rates or market values of the Initial Hotels.

TRANSFER OF INITIAL HOTELS

  The Company's interest in the Initial Hotels will be acquired pursuant to various agreements, the forms of which will be filed as exhibits to the Registration Statement, of which this Prospectus forms a part. These acquisitions are subject to all of the terms and conditions of such agreements. The Company will assume all obligations relating to the Initial Hotels that may arise after the transfer.

  The agreements effecting the transfer of the assets or direct or indirect interest of the partners and other holders of equity in the entities selling the Initial Hotels will contain representations and warranties from each such person concerning title to the interests being transferred and the absence of liens or other encumbrances thereon. Certain of the Primary Contributors (collectively, the "Indemnitors") have agreed to make additional representations with respect to the Company and the Initial Hotels concerning the operation of such Initial Hotels, environmental matters and other representations and warranties customarily found in similar documents and also have agreed to indemnify the Company against breaches of such representations and warranties. These representations and warranties will survive the closing of the Offering for a period of one year.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Upon the effective date of this Prospectus, the Board of Directors will consist of five members, four of whom will be Independent Directors (as defined in "Policies and Objectives with Respect to Certain Activities--Conflict of Interest Policies--Charter and Bylaw Provisions"). The Board of Directors will be divided into three classes serving staggered three-year terms. Initially, the Company will have four executive officers and five other officers and support personnel and appropriate support staff. Certain information regarding the directors, proposed directors and executive officers of the Company is set forth below.

                                                                            CLASS/TERM
          NAME                             POSITION                   AGE   EXPIRATION
          ----                             --------                   --- --------------
Steven D. Jorns......... Chairman of the Board, Chief Executive
                          Officer, and President                       47 Class I/1997
Bruce G. Wiles.......... Executive Vice President                      44            --
Kenneth E. Barr......... Executive Vice President, Chief Financial
                         Officer, Secretary and Treasurer              47            --
Russ C. Valentine....... Senior Vice President--Acquisitions           51            --
H. Cabot Lodge III...... Proposed Independent Director                 40 Class II/1998
James R. Worms.......... Proposed Independent Director                 50 Class II/1999
James McCurry........... Proposed Independent Director                 47 Class III/1999
Kent R. Hance........... Proposed Independent Director                 54 Class III/1998

  Steven D. Jorns is the founder of and has served since its formation in 1981 as Chairman of the Board, Chief Executive Officer and President of AGHI. Prior to forming AGHI, Mr. Jorns spent seven years with an affiliate of General Growth Companies overseeing that company's hotel portfolio. Prior to that, Mr. Jorns was associated with Hospitality Motor Inns, a division of Standard Oil of Ohio, and held marketing positions with Holiday Inns, Inc. Mr. Jorns is a graduate of Oklahoma State University with a degree in Hotel and Restaurant Administration. He has been honored by that University as one of its distinguished alumni. He has served on the Hotel and Restaurant Advisory Boards for two universities and was selected by Lodging Hospitality Magazine as a "Rising Star" of the Industry in 1992.

  Bruce G. Wiles has served since 1989 as an Executive Vice President of AGHI, where he is responsible for AGHI's acquisition and development activities. Mr. Wiles has more than fourteen years of experience in the hospitality industry. Prior to joining AGHI in 1989, Mr. Wiles was a Senior Vice President for Integra, a Dallas-based, New York Stock Exchange hotel management and restaurant company. At Integra, his duties included evaluating hotel acquisitions and overseeing real estate development, as well as the acquisition and negotiation of all real estate based financing. Prior to joining Integra in 1986, Mr. Wiles was a founder and President of Bruce G. Wiles and Associates, Ltd., a real estate development and brokerage concern, which specialized in hospitality and development transactions. Mr. Wiles previously served as President of R.W. Pulley and Associates, Ltd., a large Honolulu-based real estate syndicator and developer of condominiums and commercial space. Mr. Wiles was also previously associated with KPMG Peat Marwick and Grant Thornton, serving the real estate development and lending industries. Mr. Wiles graduated Summa Cum Laude from Georgetown University and became a Certified Public Accountant in 1973.

  Kenneth E. Barr has served since 1994 as a Senior Vice President of AGHI, where he directs the Accounting and Finance Department. At AGHI, Mr. Barr is responsible for financial management and controllership functions, including financial reporting, internal audits, treasury activities, and training functions. Prior to joining AGHI, Mr. Barr held a senior financial position with Richfield Hotel Management, Inc., a national hotel management company. Prior to joining Richfield Hotel Management, Inc. in 1991, Mr. Barr served as a partner in charge of the audit practice of Laventhol & Horwath in Dallas and was also a member of that firm's National Audit Advisory Board. Mr. Barr holds a Bachelor of Business Administration from the University of Oklahoma. He is a Certified Public Accountant in Texas, Oklahoma and Puerto Rico.

  Russ C. Valentine has served since 1990 as a Senior Vice President-- Acquisitions of AGHI. Prior to joining AGHI, Mr. Valentine was a Principal with Laventhol & Horwath, in charge of the firm's Dallas and Southwest Real Estate and Hospitality Consulting Practice. Prior to joining Laventhol & Horwath in January 1983, Mr. Valentine was a Senior Vice President-- Acquisitions for Prime Financial Partnership, L.P., a real estate and development company listed on the American Stock Exchange. Mr. Valentine's responsibilities with Prime Financial included acquisition, negotiation and financing of hotel and other real estate investments. Mr. Valentine received his Master of Business Administration degree from the School of Hotel, Restaurant and Institutional Management at Michigan State University. He also earned a Master of Arts degree from Wayne State University and a Bachelor of Arts degree from Louisiana State University.

  H. Cabot Lodge III is a co-founder and has served since October 1995 as Chairman of the Board of Superconducting Core Technologies, Inc., a wireless telecommunications equipment manufacturer. Prior to September 1995, when he joined Superconducting Core Technologies, Inc. on a full-time basis, he was a Managing Director and Executive Vice President of W.P. Carey & Co., a New York real estate investment bank that specializes in long term net-leases with corporations and manages in excess of $1.5 billion in assets, nine real estate public limited partnerships and three real estate investment trusts. Mr. Lodge is also a principal of Carmel Lodge, LLC, a New York based merchant bank. Mr. Lodge earned a Bachelor of Arts degree from Harvard College and a Masters of Business Administration degree from the Harvard Business School. He is a member of the Board of Directors of TelAmerica Media, Inc., Carey Institutional Properties, and Corporate Property Associates 12.

  James R. Worms has served since August 1995 as a managing director of William E. Simon & Sons Realty, a private real estate investment firm and merchant bank. Prior to joining William E. Simon & Sons Realty, Mr. Worms was employed since March 1987 by Salomon Brothers Inc, an international investment banking firm, most recently as a managing director. Mr. Worms received a Bachelor of Arts degree from the University of California, Los Angeles, a Masters of Business Administration from the University of California at Los Angeles' Anderson School of Business, and a Juris Doctor degree from the Hastings College of Law.

  James McCurry has served since September 1994 as Chairman of the Board of NeoStar Retail Group, Inc., a specialty retailer of consumer software whose shares are quoted on the Nasdaq National Market System. Mr. McCurry is a former partner of Bain & Company, an international management consulting firm. Mr. McCurry received a Masters of Business Administration with High Distinction from Harvard Business School and a Bachelor of Arts with High Honors from the University of Florida. He is a member of the Board of Directors of Pacific Sunwear of California, Inc.

  Kent R. Hance has been since 1994 a law partner in the firm Hance, Scarborough, Woodward & Weisbart, L.L.P., Dallas, Texas, and from 1991 to 1994 he was a law partner in the firm of Hance and Gamble. From 1985 to 1987, Mr. Hance was a law partner with Boyd, Viegal and Hance. Mr. Hance served as a member of the Texas Railroad Commission from 1987 until 1991 and as its Chairman from 1989 until 1991. From 1979 to 1985, he served as a member of the United States Congress. Mr. Hance served as a State Senator in the State of Texas from 1975 to 1979 and was a professor of business law at Texas Tech University from 1969 to 1973. Mr. Hance earned a Bachelor of Business Administration degree from Texas Tech University and a Juris Doctor degree from the University of Texas Law School.

BOARD OF DIRECTORS AND COMMITTEES

  The Company will be managed by a five-member Board of Directors, a majority of whom will be Independent Directors. The four Independent Directors will become directors of the Company as of the effective date of this Prospectus. The Board of Directors will initially have an Audit Committee, a Compensation Committee and a Leasing Committee.

  Audit Committee. Promptly following the completion of the Offering, the Board of Directors will establish an Audit Committee that will consist entirely of Independent Directors. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, and review the adequacy of the Company's internal accounting controls.

  Compensation Committee. The Board of Directors will establish a Compensation Committee to determine compensation of the Company's executive officers and administer the 1996 Plan. The members of the Compensation Committee will consist entirely of Independent Directors.

  Leasing Committee. The Board of Directors will establish a Leasing Committee that will review not less frequently than annually the Lessee's compliance with the terms of the Participating Leases and will review and approve the terms of any new leases between the Company and the Lessee. The Leasing Committee will consist entirely of Independent Directors.

  The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

EXECUTIVE COMPENSATION

  The Company was incorporated as a Maryland corporation on April 12, 1996. Accordingly, the Company did not pay any cash compensation to its executive officers for the year ended December 31, 1995.

EMPLOYMENT AGREEMENTS

  The Company will enter into an employment agreement with Mr. Jorns, pursuant to which Mr. Jorns will serve as Chairman of the Board, Chief Executive Officer and President of the Company for a term of five years at an initial annual base compensation of $100,000, subject to any increases in base compensation approved by the Compensation Committee. In addition, the Company will enter into employment agreements with Messrs. Wiles, Barr and Valentine, pursuant to which Mr. Wiles will serve as Executive Vice President, Mr. Barr will serve as Executive Vice President and Chief Financial Officer and Mr. Valentine will serve as Senior Vice President--Acquisitions, each for a term of five years, at an annual base compensation of $90,000, $80,000 and $60,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. In addition to base salary, each such Executive Officer is entitled under his employment agreement to receive annual performance-based compensation as determined by the Compensation Committee. Upon termination of an officer's employment agreement other than for cause, or by such officer for "good reason" (as such term is defined in each officer's employment agreement), each of such officers will be entitled to receive severance benefits in an amount equal to the greater of (i) the aggregate of all compensation due such officer during the balance of the term of the employment agreement or (ii) 1.99 times the "base amount" as determined in the Code. In addition, such employment agreements provide for the grant of the options and the stock awards described under "--Stock Incentive Plans--The 1996 Plan" below.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of the Company will be paid an annual fee of $17,000. In addition, each such director will be paid $750 for attendance at each meeting of the Company's Board of Directors and $500 for attendance at each meeting of a committee of the Company's Board of which such director is a member. The annual retainer fee will be paid to such directors 50.0% in cash and 50.0% in shares of Common Stock. Meeting fees will be paid in cash. Directors who are employees of the Company will not receive any fees for their service on the Board of Directors or a committee thereof. In addition, the Company will reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

  Upon the effectiveness of the Registration Statement, each non-employee director will be granted nonqualified options to purchase 10,000 shares of Common Stock at the Offering Price that will vest in three annual installments commencing on the date of grant. Any non-employee director who ceases to be a director

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

will forfeit the right to receive any options not previously vested. See "-- Stock Incentive Plans--The Directors' Plan."

STOCK INCENTIVE PLANS

  The Board of Directors will adopt, and the Company's stockholders will approve, the 1996 Plan and the Directors' Plan for the purposes of (i) attracting and retaining employees, directors, and other service providers with ability and initiative, (ii) providing incentives to those deemed important to the success of the Company and related entities, and (iii) aligning the interests of these individuals with the interests of the Company and its stockholders through opportunities for increased stock ownership.

 The 1996 Plan

  Administration. The 1996 Plan will be administered by the Compensation Committee. The Compensation Committee may delegate certain of its authority to administer the 1996 Plan. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

  Eligibility. Each employee of the Company or of an affiliate of the Company or any other person whose efforts contribute to the Company's performance, (other than employees of the Lessee and AGHI who are not also employees of the Company), including an employee who is a member of the Board, but excluding non-employee directors of the Company, is eligible to participate in the 1996 Plan. The Administrator will select the individuals who will participate in the 1996 Plan ("Participants") but no person may participate in the 1996 Plan while he is a member of the Compensation Committee. The Administrator may, from time to time, grant stock options, stock awards, incentive awards, or performance shares to Participants.

  Options. Options granted under the 1996 Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than 100.0% for existing employees (85.0% in connection with the hiring of new employees) of the shares' fair market value on the date of grant. The exercise price of an ISO may not be less than 100.0% of the shares' fair market value on the date of grant, 110.0% of the fair market value in the case of an ISO granted to a ten percent stockholder of the Company or of certain affiliates of the Company. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a ten percent stockholder.

  ISOs may only be granted to employees of the Company or an affiliate; however, no employee may be granted ISOs (under the 1996 Plan or any other plan of the Company or an affiliate) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 250,000 shares of Common Stock.

  Stock Awards. Participants also may be awarded shares of Common Stock pursuant to a stock award. A Participant's rights in a stock award may be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, Funds From Operations or return on assets. A stock award that is not immediately vested and nonforfeitable will be restricted, in whole or in part, for a period of at

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

least three years; provided, however, that the period shall be at least one year in the case of a stock award that is subject to objectives based on one or more of the foregoing performance criteria. The maximum number of shares of Common Stock that may be issued in respect of stock awards granted under the 1996 Plan cannot exceed 50,000 shares of Common Stock.

  Incentive Awards. Incentive awards also may be granted under the 1996 Plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, Funds From Operations or return on assets. The period in which performance will be measured will be at least one year. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 100.0% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award or (ii) $250,000.

  Performance Share Awards. The 1996 Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's, or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital, Funds From Operations or return on assets. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock, or by a combination of the two. No Participant may be granted performance shares for more than 12,500 shares of Common Stock in any calendar year.

  Share Authorization. All awards made under the 1996 Plan will be evidenced by written agreements between the Company and the Participant. A maximum of 900,000 shares of Common Stock may be issued under the 1996 Plan. The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

  Termination and Amendment. No option or stock award may be granted and no performance shares may be awarded under the 1996 Plan more than ten years after the earlier of (i) the date that the 1996 Plan is adopted by the Board or (ii) the date that it is approved by the Company's stockholders. The Board may amend or terminate the 1996 Plan at any time, but, except as set forth in the immediately preceding paragraph, an amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares of Common Stock that may be issued under the 1996 Plan (other than an adjustment as described above), (ii) changes the eligibility requirements, or (iii) increases the benefits that may be provided under the 1996 Plan.

  Initial Awards. The Board of Directors will approve prior to the Offering the grant of ISOs and nonqualified options to Messrs. Jorns, Wiles, Barr and Valentine to purchase up to 225,000, 75,000, 40,000 and 20,000 shares of Common Stock, respectively. The options granted to Messrs. Jorns, Wiles, Barr and Valentine will become exercisable in four equal annual installments, commencing on the date of grant, subject to continued employment through the applicable vesting date. Both the ISOs and the nonqualified options will be exercisable for ten years from the date of grant at the fair market value of the Common Stock on the date of grant. The options will be ISOs to the extent permitted under the ISO "$100,000 limitation" described above. In addition, Messrs. Jorns, Wiles, Barr and Valentine will be granted restricted stock awards with respect to 30,000, 10,000, 6,000 and 4,000 shares of Common Stock, respectively. The awards vest, subject to continued employment, through the applicable vesting date, pursuant to a schedule beginning on the date of grant as follows: 10.0% on the date of grant, 20.0% on each of the first and second anniversaries and 25.0% on each of the third and fourth

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

anniversaries of the date of grant. Prior to vesting, such officers will be entitled to vote and receive dividends with respect to such restricted shares of Common Stock.

  Transferability. Under the 1996 Plan, Participants may be permitted to transfer non-qualified stock options to certain family members or trusts for the benefit of family members, provided the Participant does not receive any consideration for the transfer. In addition, nonqualified options, incentive awards and awards of Performance Shares may be transferable to the extent permitted under Rule 16b-3 promulgated under the Exchange Act.

  Certain Federal Income Tax Consequences Relating to Options. In general, a Participant will not recognize taxable income upon the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value of the shares received on the date of exercise over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income. When a Participant disposes of shares acquired by exercise of an ISO, the Participant's gain (the difference between the sale proceeds and the price paid by the Participant for the shares) upon the disposition will be taxed as capital gain, provided the Participant (i) does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise, and (ii) exercises the option while an employee of the Company or of an affiliate of the Company or within three months after termination of employment for reasons other than death or disability. If the first condition is not met, the Participant generally will realize ordinary income in the year of the disqualifying disposition. If the second condition is not met, the Participant generally will recognize ordinary income upon exercise of the option.

  In general, a Participant who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Special timing rules may apply to a Participant who is subject to Section 16(a) of the Exchange Act.

  The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction will be equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant of any option or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain disqualifying dispositions of Common Stock acquired upon the exercise of an ISO.

  Section 162(m) of the Code places a limitation of $1,000,000 on the amount of compensation payable to each of the named executive officers that the Company may deduct for federal income tax purposes. The limit does not apply to certain performance-based compensation paid under a plan that meets the requirements of the Code and regulations promulgated thereunder. While the 1996 Plan generally complies with the requirements for performance-based compensation, options granted at less than 100% of fair market value and stock awards granted under the 1996 Plan will not satisfy those requirements.

 The Directors' Plan

  Share Authorization. A maximum of 100,000 shares of Common Stock may be issued under the Directors' Plan. The share limitation and terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

  Eligibility. The Directors' Plan provides for the grant of options to purchase Common Stock and the award of shares of Common Stock to each eligible director of the Company. No director who is an employee of the Company is eligible to participate in the Directors' Plan.

  Options. The Directors' Plan provides that each eligible director who is a member of the Board of Directors as of the date that the registration statement relating to the Offering is declared effective by the SEC will be

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


awarded nonqualified options to purchase 10,000 shares of Common Stock on that date (each such director, a "Founding Director"). Each eligible director who is not a Founding Director (a "Non-Founding Director") will receive nonqualified options to purchase 10,000 shares of Common Stock on the date of the meeting of the Company's stockholders at which the Non-Founding Director is first elected to the Board of Directors. The options granted to Founding Directors upon effectiveness of the registration statement relating to the Offering will have an exercise price equal to the initial public offering price and will vest in three annual installments (with respect to 3,333, 3,333 and 3,334 shares, respectively) beginning on the date of grant, subject to the Director's continuous service through such vesting date. The exercise price of options under future grants will be 100% of the fair market value of the Common Stock on the date of grant and will vest in the same manner. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, Common Stock or a combination thereof. Options granted under the Directors' Plan are exercisable for ten years from the date of grant. Upon termination of service as a director, options which have not vested are forfeited and vested options may be exercised until they expire.

  Certain Federal Income Tax Consequences Relating to Options. Generally, an eligible director does not recognize any taxable income, and the Company is not entitled to a deduction upon the grant of an option. Upon the exercise of an option, the eligible director recognizes ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price, if any. Special rules may apply as a result of Section 16 of the Exchange Act. The Company is generally entitled to a deduction equal to the compensation taxable to the eligible director as ordinary income. Eligible directors may be subject to backup withholding requirements for federal income tax.

  Share Awards. The Directors' Plan also provides for the annual award of shares of Common Stock to each eligible director ("Director Share Awards"). The number of shares so awarded will be the number of whole share that has a fair market value most nearly equal to $8,500 (i.e., 50.0% of the annual retainer fee otherwise payable to the director). No more than 20,000 shares will be awarded as Director Share Awards during the term of the Directors' Plan. See "--Compensation of Directors." Such shares will vest immediately upon grant and will be nonforfeitable. Director Share Awards will be made to each Founding Director on the date that the registration statement relating to the Offering is declared effective by the Commission and to each Non-Founding Director on the date of the meeting of the Company's stockholders at which the Non-Founding Director is first elected to the Board. Thereafter, Director Share Awards will be made at the first meeting of the Board of Directors following the annual meeting of the Company's stockholders.

  Amendment and Termination. The Directors' Plan provides that the Board may amend or terminate the Plan, but the terms of the Plan relating to the amount, price and timing of awards under the Plan may not be amended more than once every six months other than to comport with changes in the Code, or the rules and regulations thereunder. An amendment will not become effective without stockholder approval if the amendment materially (i) increases the number of shares that may be issued under the Directors' Plan, (ii) changes the eligibility requirements, or (iii) increases the benefits that may be provided under the Directors' Plan. No options may be granted nor Director Shares Awards made under the Directors' Plan after December 31, 2006.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

  The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil,

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


criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

INDEMNIFICATION AGREEMENTS

  The Company will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

  Mr. Jorns is an executive officer, director and securityholder of each of the Company, the Lessee, AGHI and the Beverage Corporations. Mr. Wiles is an executive officer and stockholder of the Company and is an executive officer, director and securityholder of each of the Lessee and AGHI. Mr. Barr is an executive officer and stockholder of the Company, an executive officer and securityholder of the Lessee and an executive officer of AGHI. Mr. Valentine is an executive officer and stockholder of the Company and is an executive officer of AGHI.

ACQUISITION OF INTERESTS IN CERTAIN OF THE INITIAL HOTELS

  One or more of Messrs. Jorns, Wiles and Barr and their respective affiliates own equity interests or contract rights relating to certain of the Initial Hotels. Such persons and affiliates will receive an aggregate of 251,878

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OP Units in exchange for such interests in these Initial Hotels. Upon exercise of their rights to exchange such OP Units (which rights are not exercisable until one year after the closing of the Offering), such persons and entities may receive cash in the amount of approximately $5.0 million based on the Offering Price or, at the Company's option, an aggregate of 251,878 shares of Common Stock. See "Partnership Agreement--Exchange Rights." In addition, the Operating Partnership will reimburse AGHI for approximately $900,000 in direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels. Also, the Operating Partnership will repay approximately $3.75 million of indebtedness guaranteed by AGHI. For a discussion of the consideration to be received by Messrs. Jorns, Wiles and Barr and their affiliates in connection with the Operating Partnership's acquisition of the Initial Hotels and the formation of the Company, see "Formation Transactions."

SHARED SERVICES AND OFFICE SPACE AGREEMENT

  Effective upon completion of the Offering, the Company will enter into a sublease and services agreement with AGHI pursuant to which AGHI will provide the Company with office space and limited support personnel for the Company's headquarters at 3860 West Northwest Highway, Dallas, Texas 75220 for an annual fee of approximately $103,000.

OPTIONS TO PURCHASE AND RIGHTS OF FIRST REFUSAL

  Pursuant to the Option Agreements, the Company will have the option and right of first refusal to acquire AGHI's (i) 50.0% partnership interest in the Boise, Idaho Option Hotel, and (ii) 16.7% partnership interest in the Durham, North Carolina Option Hotel. The Option Agreements provide that for a period of two years after the opening of each such hotel, the Company will have the right to purchase AGHI's interests in each such hotel at a price equal to AGHI's percentage interest in such hotel times 110% of the cost of developing such hotel (including mortgage debt) for the first year; during the second year of such option, the purchase price will be increased by any percentage increase in the CPI. The purchase price will be payable (i) by taking title to AGHI's interest in such hotels subject to a pro rata portion of the applicable owning partnership's debt and (ii) by paying the balance of such purchase price in cash or OP Units, at the option of AGHI. AGHI may sell its interests in the Option Hotels free and clear of these options prior to the expiration of the two-year option period, provided that it gives notice to the Company and extends to the Company a right of first refusal to acquire such interests on the same terms as that of the proposed sale. The exercise of the option or right of first refusal may require approval of the partners in the partnerships which own the Option Hotels that are not affiliated with AGHI, including the approval by such partners of a Participating Lease relating to such Option Hotels. AGHI will not seek such approval until after the Company has exercised its option or right of first refusal, and there can be no assurance that such approval will be granted.

EMPLOYMENT AGREEMENTS AND STOCK INCENTIVE PLANS

  The Company will enter into an employment agreement with Mr. Jorns, pursuant to which Mr. Jorns will serve as Chairman, Chief Executive Officer, and President of the Company for a term of five years at an initial annual base compensation of $100,000, subject to any increases in base compensation approved by the Compensation Committee. In addition, the Company will enter into employment agreements with Messrs. Wiles, Barr and Valentine, pursuant to which Mr. Wiles will serve as Executive Vice President, Mr. Barr will serve as Executive Vice President and Chief Financial Officer and Mr. Valentine will serve as Senior Vice President--Acquisitions, each for a term of five years, at an annual base compensation of $90,000, $80,000 and $60,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. In addition to base salary, each such executive officer is entitled under his employment agreement to receive annual performance-based compensation as determined by the Compensation Committee. Upon termination of such employment agreements other than for cause, or by such officer for "good reason" (as such term is defined in each officer's employment agreement), each of such officers will be entitled to receive severance benefits in an amount equal to the greater of (i) the aggregate of all compensation due such officer during the balance of the term of the employment agreement or (ii) 1.99 times the "base amount" as determined in the Code. In addition,

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such employment agreements provide for the grant of options to Messrs. Jorns,
Wiles, Barr and Valentine to purchase up to 225,000, 75,000, 40,000 and 20,000 shares of Common Stock, respectively, which will become exercisable in four equal annual installments, commencing on the date of the grant. The employment agreements also provide for the grant of stock awards to Messrs. Jorns, Wiles, Barr and Valentine with respect to 30,000, 10,000, 6,000 and 4,000 shares of restricted Common Stock, respectively, which vest over a four-year period commencing on the date of grant. See "Management--Stock Incentive Plans--The 1996 Plan."

PURCHASE OF PERSONAL PROPERTY

  In order for the Company to qualify as a REIT, the Operating Partnership will sell certain personal property relating to certain of the Initial Hotels to the Lessee for $315,000, which amount will be paid by issuing the FF&E Note to the Operating Partnership. The FF&E Note is recourse to the Lessee and bears interest at the rate of 10.0% per annum and requires the payment of quarterly installments of principal and interest of approximately $20,000 that will fully amortize the FF&E Note over a five-year period.

THE PARTICIPATING LEASES

  The Company and the Lessee will enter into the Participating Leases, each with a term of twelve years, relating to the Initial Hotels. The Company anticipates that a similar Participating Lease will be entered into with respect to any additional hotel properties acquired by the Company in the future. See "The Initial Hotels--The Participating Leases." Pursuant to the terms of the Participating Leases, the Lessee is required to pay the greater of Base Rent or Percentage Rent and certain other additional charges and is entitled to all profits from the operation of the Initial Hotels after the payment of operating and other expenses. See "Selected Financial Information-- The Lessee." In addition, the Company will enter into a Lease Master Agreement which will set forth the terms of the Lessee Pledge and certain other matters.

THE MANAGEMENT AGREEMENTS

  The Lessee and AGHI will enter into the Management Agreements, each with a term of twelve years, relating to the management of the Initial Hotels. The Company anticipates that a similar Management Agreement will be entered into with respect to any hotel properties leased by the Company to the Lessee in the future. Pursuant to the Management Agreements, AGHI is entitled to receive a base fee of 1.5% of gross revenues, plus an incentive fee of up to 2.0% of gross revenues based on the hotels achieving certain increases in revenue. The payment of management fees to AGHI by the Lessee is subordinate to the Lessee's obligations to the Company under the Participating Leases. See "The Initial Hotels--The Management Agreements."

THE BEVERAGE CORPORATIONS

  In order to facilitate compliance with state and local liquor laws and regulations, in connection with the acquisition of the Initial Hotels, the Lessee has agreed to sublease those areas of the Initial Hotels that comprise the restaurant and other areas where alcoholic beverages are served to the Beverage Corporations, eleven of which are wholly owned by Mr. Jorns. In accordance with the terms of the Beverage Subleases, each Beverage Corporation is obligated to pay to the Lessee rent payments equal to 30% of each such corporation's annual gross revenues generated from the sale of food and beverages generated from such areas; however, pursuant to the Participating Leases, such subleases will not reduce the Participating Rent payments to the Company, which it is entitled to receive from such food and beverage sales.

                              AGHI AND THE LESSEE

 American General Hospitality, Inc.

  AGHI, based in Dallas, Texas, was founded in 1981 by Mr. Jorns, the Company's Chairman of the Board, Chief Executive Officer and President. AGHI has experienced significant growth over the last five years as its management portfolio increased from 39 hotels with more than 5,200 guest rooms under management at December 31, 1990, to 74 hotels with more than 13,865 guest rooms under management at March 31, 1996. For the twelve months ended March 31, 1996, the hotels managed by AGHI generated revenues in excess of $275

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million. According to Hotel & Motel Management, a leading hotel trade publication, AGHI was the nation's fourth largest independent hotel management company in 1995, based upon number of hotels under management. AGHI has a national presence, with operating experience in 40 states, involving 212 different hotels. AGHI has developed six hotels from the ground up and is currently developing two other hotels for which the Company has limited purchase options. See "The Initial Hotels--Options to Purchase and Rights of First Refusal." These hotels include four Hampton Inns, two Courtyards by Marriott, one Holiday Inn, and one Embassy Suites. AGHI has in the past acquired fifteen hotels, containing a total of 2,638 guest rooms, under various franchises and affiliations, including Hilton, Courtyard by Marriott, Embassy Suites, Holiday Inn, Hampton Inn, and Days Hotel as well as the prestigious Small Luxury Hotels(R) affiliation. In addition, AGHI has been involved in the repositioning and redevelopment of approximately 70 hotels that operated under various national franchise brands. The operations of AGHI are fully integrated with capabilities in all phases of acquisition, development, and management of hotel properties. As of March 31, 1996, AGHI had approximately 6,000 employees.

  The Company believes that it will benefit significantly from the hotel management experience of AGHI. AGHI will manage all of the Initial Hotels and is expected to be retained by the Lessee as manager of any additional hotels acquired by the Company and leased to the Lessee. Management expects that the Company also will benefit from AGHI's significant historical operating experience during various economic cycles.

  AGHI has significant relationships with major hotel franchisors including Hilton, Marriott, Wyndham Hotels, DoubleTree Hotels, Holiday Inn, Sheraton, Promus Hotels(R), Radisson(R), the Choice Hotels family of brands and the HFS Incorporated family of brands. The Company believes that these relationships will enhance the Company's ability to evaluate hotel brand affiliations without restrictive ties to any one franchisor's brands. Pursuant to the terms of the Management Agreements, and for so long as AGHI is managing hotels for the benefit of the Company, AGHI has agreed to limit its business activities to managing and operating Company-owned hotels and hotels owned by third parties. See "The Initial Hotels--The Management Agreements." Except for two hotels currently under development, for which the Company has purchase options on AGHI's interests in such hotels, and one hotel which is currently held for sale, AGHI's activities will be limited to managing and operating Company-owned hotels and hotels owned by third parties. See "The Initial Hotels-- Options to Purchase and Rights of First Refusal."

  The Lessee will contract with AGHI to manage the Initial Hotels under an incentive compensation structure (as described below). Messrs. Jorns and Wiles, two executive officers of the Company, own collectively approximately 21.0% of AGHI. The remaining interests in AGHI are owned by Messrs. Sowell (47.5%), Shaw and Shaw (collectively, 31.5%).

 AGH Leasing, L.P.

  The Company will lease each Initial Hotel to the Lessee pursuant to a separate Participating Lease and, while not legally obligated to do so, expects to lease additional hotels that may be acquired or developed by the Company to the Lessee. Messrs. Jorns, Wiles and Barr, all executive officers of the Company, own collectively approximately 23.0% of the Lessee. The remaining interests in the Lessee are owned by Messrs. Sowell, Shaw and Shaw. Each Participating Lease will have a term of twelve years, subject to earlier termination upon the occurrence of certain events. Under the Participating Leases, the Lessee will be obligated to make fixed monthly Base Rent payments to the Company and quarterly Participating Rent payments to the Company. See "The Initial Hotels--The Participating Leases--Lessee Capitalization; Lessee Pledge."


  The Lessee is also required to provide to the Company monthly financial and operating information about each of the Initial Hotels, quarterly unaudited and annual audited financial statements of the Lessee, and any other information material to the Lessee's continuing ability to perform its obligations under the Participating Leases. The Company will include this information in its periodic reports filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act.

 Certain Terms of the Participating Leases, the Management Agreements and Certain Related Agreements

  In an effort to align the interests of AGHI and the Lessee with the interests of the Company's stockholders, the Participating Leases, the Management Agreements and certain related agreements provide for the following:

  . the partners of the Lessee have agreed upon consummation of the Offering to (i) initially capitalize the Lessee with $500,000 in cash and (ii) pursuant to the Lessee Pledge, pledge 275,000 OP Units having a value of approximately $5.5 million, based on the Offering Price, to the Company to secure the Lessee's obligations under the Participating Leases; OP Units subject to the Lessee Pledge may be released therefrom without duplication (a) on a one-for-one basis as the Lessee acquires OP Units or shares of Common Stock or (b) upon the contribution to the Lessee of cash or an increase in undistributed earnings in an amount equal to the then current market value of the OP Units released from the Lessee Pledge;

  . until the Lessee's net worth equals the Lessee Distribution Restriction
    (the greater of (i) $6.0 million and (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calendar year (annualized for 1996), the Lessee will not pay any distributions to its partners (except for the purpose of permitting its partners to pay taxes on the income attributable to them from the operations of the Lessee while it is a limited partnership and except for distributions relating to interest or dividends received by the Lessee from cash or securities held by it) and will be required during this period, subject to compliance with applicable securities laws, to use its cash flow attributable to the Participating Leases (after establishing a reserve for partner tax distributions) to purchase interests in the Company, which interests may not be sold or transferred for a period of two years after their acquisition (other than to partners in the Lessee if, following such transfer, the Lessee Distribution Restriction is satisfied);

  . management fees paid to AGHI by the Lessee under the Management
    Agreements will be performance based with a base fee equal to 1.5% of gross revenues plus an incentive fee of up to 2.0% of gross revenues that will be earned incrementally upon reaching certain gross revenue targets;

  . base and incentive management fees payable by the Lessee to AGHI will be subordinated to the Lessee's rent obligations to the Company under the Participating Leases;

  . monetary and certain other defaults by the Lessee under each Participating Lease will result in a cross-default of all other Participating Leases to which the Lessee is a party;

  . Messrs. Jorns and Wiles, who are stockholders of AGHI and are also executive officers of the Company, will agree to use 50% of the dividends (net of the tax liability attributed to such dividends) received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company (as determined in good faith by such officers) to purchase, subject to compliance with applicable securities laws, additional interests in the Company during each of the twelve years following the closing of the Offering;

  . each Participating Lease provides that the failure on the part of the Lessee to materially comply with the terms of a Participating Lease would give the Company the right to terminate such lease, repossess the applicable hotel and enforce the payment obligations under the lease;

  . AGHI will establish bonus eligibility criteria for its officers and employees that are keyed to the amount of incentive fees AGHI earns under the Management Agreements; in addition, subject to applicable securities laws limitations, 25.0% of such bonuses, if earned, will be paid by AGHI to its senior executives in interests in the Company; and

  . the Board of Directors will establish a Leasing Committee, consisting entirely of Independent Directors, that will review not less frequently than annually the Lessee's compliance with the terms of the Participating Leases and will review and approve the terms of each new Participating Lease between the Company and the Lessee.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock immediately following completion of the Formation Transactions by (i) each director of the Company, (ii) each executive officer of the Company, (iii) by all directors and executive officers of the Company as a group, and (iv) by persons who own more than 5.0% of the shares of Common Stock. Except as otherwise described below, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares of Common Stock includes the number of shares of Common Stock that such person could receive if he or it exchanged his or its OP Units for shares of Common Stock under certain circumstances.

                                                                NUMBER OF SHARES    PERCENT OF
          NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED(1)  CLASS(1)
          ------------------------                            --------------------- ----------
Kenneth E. Barr(2) ..........................................         24,090            *
Corporate Property Associates 4, L.P.(3).....................        428,551           5.61%
Corporate Property Associates 8, L.P.(4).....................        495,389           6.43%
Kent R. Hance(5).............................................          3,333            *
Steven D. Jorns(6) ..........................................        262,666           3.53%
H. Cabot Lodge III(5) .......................................          3,333            *
James McCurry(5) ............................................          3,333            *
James E. Sowell(7) ..........................................        540,553           6.98%
Russ C. Valentine(8) ........................................         10,089            *
Bruce G. Wiles(9) ...........................................         84,342           1.16%
James R. Worms(5) ...........................................          3,333            *
Executive officers and directors as a group (8 persons) .....        394,519           5.23%

- --------

   * Represents less than 1.0% of the class.

(1) Assumes that all OP Units held by each named person are exchanged for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the OP Units held by other persons are exchanged for shares of Common Stock. Pursuant to the Exchange Agreement, OP Units are not exchangeable for shares of Common Stock until the first anniversary date of the closing of the Offering.

(2) Includes options to purchase 8,000 shares of Common Stock at the Offering Price, which will become exercisable upon the date of grant and 6,000 shares of restricted Common Stock that constitute stock awards. Includes 90 shares of Common Stock held by the Plan and attributable to Mr. Barr. Includes 10,000 OP Units to be issued to Mr. Barr in the Formation Transactions.

(3) The business address of Corporate Property Associates 4, L.P. is c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, New York, New York 10029.

(4) The business address of Corporate Property Associates 8, L.P. is c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, New York, New York 10029.

(5) Includes options to purchase 3,333 shares of Common Stock at the Offering Price, which will become exercisable upon the date of grant.

(6) Includes options to purchase 45,000 shares of Common Stock at the Offering Price, which will become exercisable upon the date of grant and 30,000 shares of restricted Common Stock that constitute stock awards. Includes 158,063 OP Units to be issued to Mr. Jorns in the Formation Transactions, 27,143 OP Units to be issued to Mr. Jorns' wife in the Formation Transactions and 2,460 shares of Common Stock held by the Plan and attributable to Mr. Jorns.

(7) The business address of Mr. Sowell is at The Jim Sowell Company, 3131 McKinney Avenue, Suite 200, Dallas, Texas 75204. Includes 540,553 OP Units to be issued to Mr. Sowell in the Formation Transactions.

(8) Includes options to purchase 4,000 shares of Common Stock at the Offering Price, which will become exercisable upon the date of grant and 4,000 shares of restricted Common Stock that constitute stock awards. Includes 2,089 shares of Common Stock held by the Plan and attributable to Mr. Valentine.

(9) Includes options to purchase 15,000 shares of Common Stock at the Offering Price, which will become exercisable upon the date of grant and 10,000 shares of restricted Common Stock that constitute stock awards. Includes 2,670 shares of Common Stock held by the Plan and attributable to Mr. Wiles. Includes 56,672 OP Units to be issued to Mr. Wiles in the Formation Transactions.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of (i) the stock of the Company and (ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Charter and Bylaws of the Company which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

  Under its Charter, the Company will have the authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share, and 20,000,000 shares of Preferred Stock $0.01 par value per share. No shares of Preferred Stock are outstanding or will be outstanding immediately after consummation of the Offering. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

  All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

  Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

  Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, or redemption rights and have no preemptive rights to subscribe for any securities of the Company. Shares of Common Stock will have equal dividend, liquidation and other rights.

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve the aforementioned transactions.

  The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

  The Charter authorizes the Board of Directors to classify any unissued shares of Preferred Stock and to reclassify any previously classified but unissued shares of any series, as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board is required by the MGCL and the Charter of the Company to set, subject to the provisions of the Charter regarding restriction on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. As of the date hereof, no shares of Preferred Stock are outstanding and the Company has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock or Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series of Preferred Stock, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of stock. Specifically, not more than 50.0% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Those two requirements do not apply until after the first taxable year for which the Company makes an election to be taxed as a REIT. See "Federal Income Tax Considerations-- Requirements for Qualification as a REIT." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75.0% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from the Lessee will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10.0% or more of the ownership interests in the Lessee, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Income Tests."

  Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions described below, will provide pursuant to the Ownership Limitation that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of either (i) the outstanding shares of any class of Common Stock or (ii) the outstanding shares of any class or series of Preferred Stock (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Any transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules or attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock.

  Certain types of entities, such as pension trusts qualifying under section 401(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. The Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15.0% of the shares of any class or series of the Company's stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the preceding paragraph.

  Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10.0% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

  Shares-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, the Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or
(ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock or Preferred Stock are listed or admitted to trading or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock or Preferred Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock or Preferred Stock selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock or Preferred Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock or Preferred Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  All persons who own, directly or indirectly, more than 5.0% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock or Preferred Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner,
(ii) the number of shares of Common Stock and Preferred Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock or Preferred Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable, under certain circumstances.

  All certificates representing shares of Common Stock or Preferred Stock will bear a legend referring to the restrictions described above.

  The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

            CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S
                              CHARTER AND BYLAWS

  The following summary of certain provisions of Maryland law and the Company's Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

NUMBER OF DIRECTORS; CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Charter and Bylaws will provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times, a majority of the directors shall be Independent Directors, except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. Upon the effective date of the Registration Statement of which this Prospectus is a part, there will be five directors, four of whom will be Independent Directors. The holders of Common Stock shall be entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

  Pursuant to the Charter, effective subsequent to the Closing, the Board of Directors will be divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

  The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors-- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

REMOVAL; FILLING VACANCIES

  The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. The Charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75.0% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, could temporarily prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting

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

from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, and threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

  The Company also intends to purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Shareholder becomes an Interested Shareholder. Pursuant to the statute, the Charter contains an exemption from these provisions of the MGCL for any business combination with certain officers, directors and Primary Contributors of the Company, including Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw, and all present or future affiliates or associates of, or any other person acting in concert or as a group with, any of the foregoing persons and any other business combination which may arise in connection with the Formation Transactions generally. As a result, Messrs. Jorns, Wiles, Barr, Sowell, Shaw and Shaw and any such associate, affiliate or other person may be able to enter into a business combination with the Company, which may not be in the best interest of the stockholders, without compliance by the Company with super-majority vote requirements or other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock or Preferred Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT TO THE CHARTER

  The Charter of the Company may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (ii) certain provisions of the Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (iii) provisions imposing cumulative voting in the election of directors may not be added to the Charter, unless, in each such case, in addition to any vote of the holders of the Preferred Stock required by the terms of any then outstanding Preferred Stock, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

  The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

  The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and
(b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

MEETINGS OF STOCKHOLDERS

  The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1997). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or (iii) the Board of Directors. Under the MGCL and the Bylaws of the Company, special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

OPERATIONS

  The Company is generally prohibited by the Charter from holding any assets or engaging in any activity that would cause the Company to fail to qualify as a REIT.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

  The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

          POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of the Company's policies with respect to investment, financing, conflicts of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (ii) certain policies with respect to competition are imposed pursuant to contracts that cannot be amended without the consent of all parties thereto.

INVESTMENT POLICIES

 Investments in Real Estate or Interests in Real Estate

  In addition to the Initial Hotels, the Company intends to acquire equity interests in hotels and related properties throughout the United States and, on a limited basis, elsewhere in North America. Additional acquisitions could be made directly or by the Operating Partnership or other entities controlled by the Company, if any exist. The Company's investment objective is to maximize current returns to stockholders through increases in Cash Available for Distribution and to increase long-term returns to stockholders through appreciation in the value of the Common Stock. The Company intends to achieve these objectives by participating in increased profits from the Initial Hotels pursuant to the Participating Leases and by the selective acquisition and development of hotel properties.

  Although the Company presently anticipates that additional investments in hotel properties will be made through the Operating Partnership, additional investments may be made directly by the Company or other entities controlled by the Company, if any exist. Such investments may be financed, in whole or in part, with excess cash flow, borrowings or subsequent issuances of shares of Common Stock or other securities issued by the Company or by entities controlled by the Company.

 Investments in Other Entities

  The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that may have priority over the equity interests in the Company.

 Investments in Real Estate Mortgages and Securities of Other Issuers

  While the Company will emphasize equity hotel investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of REITs and other issuers. Subject to compliance with applicable REIT asset test requirements (see "Federal Income Tax Considerations-- Requirements for Qualification as a REIT--Asset Tests"), the Company will have no limit on the amount or percentage of assets represented by one investment or investment type. The Company does not presently intend to invest in securities of REITs or other issuers. The Company also does not presently intend to trade or underwrite securities or to make investments for the purpose of exercising control over other issuers. The Company may invest in participating or convertible mortgages if it concludes that by doing so it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations, because they permit the lender to either participate in increasing revenues from the property or convert some or all of the mortgage to equity.

FINANCING

  The Company intends to make additional investments in hotel properties and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from the Company's investments and working capital is insufficient to fund such investments or distributions.

  To ensure that the Company has sufficient liquidity to conduct its operations, including making investments in additional hotel properties and funding its anticipated distribution obligations and financing costs, the Company has obtained a commitment for the $100 million Line of Credit. The Company may seek to increase the size of the Line of Credit or to arrange other borrowing to fund investments in additional hotel properties or for other purposes. The Line of Credit will be secured by first mortgage liens on eleven of the Initial Hotels and, in certain circumstances, a mortgage lien on subsequently acquired hotels. Upon completion of the Offering, the Company will have approximately $19.6 million of outstanding fixed rate indebtedness. The Company intends to limit consolidated indebtedness (measured at the time the debt is incurred) to no more than 45.0% of the Company's investment in hotels (valued at cost on a consolidated basis, except for those hotels identified in the Company's financial statements that have a predecessor carryover cost basis that will be valued at fair market value as of the closing of the Offering, and after giving effect to the Company's use of proceeds from any indebtedness).

  Borrowings may be incurred through the Operating Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Operating Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership. Such indebtedness may be recourse to all or any part of the property of the Company or the Operating Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Operating Partnership may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotel properties. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Annual Distribution Requirements."

  If the Board of Directors determines to raise additional equity capital, the Board will have the authority, without stockholder approval, to issue additional shares of Common Stock or Preferred Shares in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any such offering, and any such issuance might cause a dilution of a stockholder's investment in the Company.

  The Company may make investments other than as previously described, although it does not currently intend to do so. See "Federal Income Tax Considerations--Requirements for Qualification as a REIT--Asset Tests."

CONFLICT OF INTEREST POLICIES

  The Company will adopt certain policies and enter into certain agreements designed to minimize potential conflicts of interest. The Company's Board of Directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

 Charter and Bylaw Provisions

  The Company's Charter, with limited exceptions, requires that a majority of the Company's Board of Directors be comprised of persons who are not officers or employees of the Company, affiliates of officers or employees of the Company or affiliates of any advisor to the Company under an advisory agreement, any lessee or contract manager of any hotel of the Company, any of its subsidiaries, or any partnership which is an affiliate of the Company (each such person, an "Independent Director"). The Charter provides that such provisions relating to Independent Directors may not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors and the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast on such a matter. In addition, the Company's Bylaws will provide that any action pertaining to any transaction in which the Company is purchasing, selling, leasing or mortgaging any real estate asset, making a joint venture investment or engaging in any other transaction in which an advisor, director or officer of the Company, any affiliated lessee or affiliated contract manager of any property of the Company or any affiliate of the foregoing, has any direct or indirect interest other than as a result of such person's status as a director, officer or stockholder of the Company, must be approved by the affirmative vote of a majority of the Independent Directors even if the Independent Directors constitute less than a quorum.

 The Operating Partnership

  A conflict of interest may arise between the Company, as a general and limited partner of the Operating Partnership, and the other Limited Partners of the Operating Partnership, which may include affiliates of AGHI and the Lessee, due to the differing potential tax liability to the Company and the other Limited Partners from the subsequent sale of certain Initial Hotels by the Operating Partnership resulting from the differing tax bases of the Company and such affiliates in such hotels. In an effort to address this and other potential conflicts of interest, the Company's Bylaws will provide that the Company's decision with respect to the subsequent sale of an Initial Hotel purchased from a Primary Contributor or their affiliates must be made by the Independent Directors. The Partnership Agreement of the Operating Partnership gives AGH GP, as general partner of the Operating Partnership, full, complete and exclusive discretion in managing and controlling the business of the Operating Partnership and in making all decisions affecting the business and assets of the Operating Partnership.

 Options to Purchase and Rights of First Refusal

  Pursuant to the Option Agreements, the Company will have an option and right of first refusal to acquire the Option Hotels. The Independent Directors will determine whether the Company should exercise its right to acquire either Option Hotel under the Option Agreements. See "Certain Relationships and Transactions--Options to Purchase and Rights of First Refusal."

 Provisions of the MGCL

  Pursuant to the MGCL (the jurisdiction under which the Company is incorporated), each director of the Company is required to discharge his duties in good faith, in a manner he reasonably believes to be in the best interest of the Company and with the care that an ordinarily prudent person in a like position would exercise under similar circumstances. In addition, under the MGCL, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which a director of the Company is a director or has a material financial interest is not void or voidable solely on the grounds of such interest, the presence of the director at the meeting at which the contract or transaction is approved or the director's vote in favor thereof if (a) the transaction or contract is approved or ratified, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (b) the transaction or contract is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has the authority to offer shares of stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. As described under "Shares Available for Future Sale," the Company may (but is not obligated to) issue shares of Common Stock to holders of OP Units upon exercise of the Exchange Rights (as defined below). The Company has not issued shares of Common Stock, interests or any other securities to date, except in connection with the formation of the Company. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purpose of exercising control over such issuers. The Company has not made any loans to third parties, although it expects to make certain loans to the Lessee (see "Formation Transactions"), and it may in the future make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

WORKING CAPITAL RESERVES

  The Company will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

                       SHARES AVAILABLE FOR FUTURE SALE

  Upon the completion of the Offering and the Formation Transactions, 7,205,518 shares of Common Stock will be issued and outstanding, 2,511,106 shares of Common Stock will be reserved for potential issuance upon exchange of 2,511,106 OP Units and an additional 1,000,000 shares of Common Stock will be reserved for grants of options and stock awards to officers and directors of the Company pursuant to the 1996 Plan and the Directors' Plan (the "Company Options"). All of the Common Stock issued in the Offering will be freely tradeable by persons, other than affiliates of the Company, without restriction under the Securities Act, subject to certain limitations on ownership to be set forth in the Charter. See "Description of Capital Stock-- Restrictions on Transfer." The 155,518 shares of Common Stock to be issued in the Formation Transactions, the 2,511,106 shares of Common Stock available for issuance upon exchange of OP Units issued in connection with the Formation Transactions, and the 50,000 shares of restricted Common Stock granted to the Company's executive officers as Stock Awards that will vest over a four-year period and the Company Options (collectively, "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may be sold only pursuant to an effective registration statement under the Securities Act or an applicable exemption, including an exemption under Rule 144 under the Securities Act.

  In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or the date of acquisition of Restricted Shares from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1.0% of the then outstanding Common Stock or the average weekly trading volume of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from an "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Certain holders of Common Stock and OP Units issued in connection with the Formation Transactions have agreed with the Underwriters not to sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of or transfer any Common Stock or OP Units or any securities convertible into or exchangeable or exercisable for Common Stock or OP Units, for one year after the date of this Prospectus, without the prior written consent of Smith Barney Inc., as the representative of the Underwriters, and the Company. The Company has agreed to file a registration statement with the Commission with respect to sales of Common Stock received upon exchange of OP Units within 90 days after the expiration of the one-year period following completion of this Offering. The Company will be obligated to maintain the effectiveness of such registration statement until a date to be agreed upon or until such time as all of the shares registered pursuant to such registration statement (i) have been disposed of pursuant to such registration statement, (ii) have been otherwise distributed pursuant to Rule 144, or (iii) have been otherwise transferred in a transaction resulting in the transferee receiving Common Stock no longer deemed to be "restricted securities." The existence of such agreements by the Company may adversely affect the terms upon which the Company can obtain additional equity financing in the future.

  Prior to the date of this Prospectus, there has been no public market for the Common Stock. Trading of the Shares of Common Stock on the NYSE is expected to commence following the completion of the Offering. No prediction can be made as to the effect, if any, that future market sales of Restricted Shares or the availability of such Restricted Shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Restricted Shares in the public market (or the perception that such sales could occur) might adversely affect prevailing market prices for the Common Stock. See "Risk Factors--No Prior Market for Common Stock."

                             PARTNERSHIP AGREEMENT

  The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

  The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the partnership agreement that will include AGH GP, as general partner, AGH LP, as an initial limited partner, and certain of the Primary Contributions and other persons unaffiliated with the Primary Contributors, as additional limited partners (the "Partnership Agreement"). Pursuant to the Partnership Agreement, AGH GP, as the sole general partner of the Operating Partnership (the "General Partner"), will have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such will have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any amendment to the Partnership Agreement, other than amendments that (i) add to the obligations of the General Partners, (ii) reflect the admission or withdrawal of partners, (iii) set forth the rights or preferences of additional partnership interests issued by the Operating Partnership, (iv) reflect a change that does not adversely affect Limited Partners, and (v) are necessary to satisfy legal requirements, requires the consent of Limited Partners holding more than 50.0% of the OP Units held by such Limited Partners. The consent of each adversely affected partner is required for any amendment that would affect a Limited Partner's liability or right to receive distributions or that would dissolve the Operating Partnership prior to December 31, 2046 (other than as a result of certain mergers or consolidations).

TRANSFERABILITY OF INTERESTS

  Subject to limited exceptions, AGH GP and AGH LP may not voluntarily withdraw from the Operating Partnership or transfer or assign their interests in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to such transaction, or unless the successors to AGH GP and AGH LP contribute substantially all of their assets to the Operating Partnership in return for an interest in the Operating Partnership. With certain exceptions, the Limited Partners may transfer their OP Units, in whole or in part, without the consent of the General Partner.

CAPITAL CONTRIBUTION

  The Company, through AGH GP and AGH LP, will contribute to the Operating Partnership the net proceeds of the Offering, in consideration of which AGH GP will receive an approximate 1.0% general partnership interest and AGH LP will receive an approximate 73.2% limited partnership interest in the Operating Partnership. The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through AGH GP and AGH LP, the proceeds of any stock offering as additional capital to the Operating Partnership. Moreover, the Company is authorized, through AGH GP and AGH LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, AGH GP and AGH LP will receive additional OP Units, and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than AGH LP, will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

EXCHANGE RIGHTS

  Pursuant to the Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than AGH LP (the "Exchange Agreement"), such Limited Partners will receive rights (the "Exchange Rights") that will enable them to cause the Operating Partnership to exchange each OP Unit for cash equal to the value of a share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for exchange for one share of Common Stock). The Company may not satisfy a Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent that the delivery of Common Stock upon exercise of such rights would (i) be prohibited under the Charter, (ii) otherwise jeopardize the REIT status of the Company, or (iii) cause the acquisition of shares of Common Stock by such exchanging Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. The Exchange Rights may be exercised at any time after one year following the closing of the Offering, provided that a Limited Partner may not exercise the Exchange Rights for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, for all of the OP Units held by such Limited Partner. Prior to the expiration of such one-year period, the Exchange Rights may be exercised (but only for cash) by a lender to whom any OP Units may have been pledged, provided that such pledge was permissible in light of the one-year lock-up agreements described in "Shares Available for Future Sale." The aggregate number of shares of Common Stock initially issuable upon exercise of the Exchange Rights will be 2,511,106. The number of shares of Common Stock issuable upon exercise of the Exchange Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the stockholders of the Company. See "Shares Available for Future Sale."

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement among the Company and the Limited Partners other than AGH LP (the "Registration Rights Agreement"), the Limited Partners have, or will have, certain rights to require the registration for resale of the shares of Common Stock held by them or received by them upon exchange of their OP Units. Such rights include the right to include such shares in a registration statement that the Company intends to file during the 1997 calendar year. The Company is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.


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

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

  In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership will pay all administrative costs and expenses of the Company, AGH GP and AGH LP (the "Company Expenses"), and the Company Expenses will be treated as expenses of the Operating Partnership. The Company Expenses generally will include (i) all expenses relating to the formation of the Company and the Operating Partnership, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, AGH GP and AGH LP with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of AGH GP incurred in the ordinary course of its business on behalf of the Operating Partnership. The Company Expenses, however, will not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties or partnership interests in a Subsidiary Partnership that are owned by the Company directly rather than through the Operating Partnership. The Company will not own any of the Initial Hotels directly.

DISTRIBUTIONS AND ALLOCATIONS

  The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

  Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

  The Operating Partnership will continue until December 31, 2046, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless a majority of remaining partners elect to continue the business of the Operating Partnership), (ii) the election by the General Partner to dissolve the Operating Partnership (which election, prior to December 31, 2046, requires the consent of a majority of the Limited Partners other than AGH LP), (iii) the entry of a decree of judicial dissolution of the Operating Partnership,
(iv) the sale of all or substantially all the assets and properties of the Operating Partnership, or (v) the bankruptcy or insolvency of AGH GP, unless all of the remaining partners elect to continue the business of the Operating Partnership.

TAX MATTERS

  Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Company intends to operate in such a manner so as to meet the Code requirements for qualification as a REIT for federal income tax purposes. However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time. Based on various assumptions relating to the organization and operation of the Company and the Operating Partnership and factual representations made by the Company and the Operating Partnership as to certain factual matters, including matters related to the organization and operation of the Company, the Operating Partnership and the Subsidiary Partnerships, in the opinion of Counsel, Battle Fowler LLP, the Company will qualify to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1996 and the Operating Partnership and the Subsidiary Partnerships will be treated as partnerships for federal income tax purposes. Counsel will not review the Company's operating results and no assurance can be given that the Company's actual operating results will meet the REIT requirements on a continuing basis.

  The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. The Company does not intend to apply for a ruling from the IRS that it qualifies as a REIT.

  The following summary includes a discussion of the material federal income tax considerations associated with an investment in the Common Stock being sold in the Offering. The summary should not be construed as tax advice. The provisions governing treatment as a REIT are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his personal circumstances and it does not deal with particular types of stockholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions or broker-dealers, and (with the exception of the general discussion below) foreign corporations and persons who are not citizens or residents of the United States.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

REQUIREMENTS FOR QUALIFICATION AS A REIT

  In General. Under the Code, a trust, corporation or unincorporated association meeting certain requirements (see "--Structural Requirements") may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, the Company's income which is distributed to its stockholders will be taxed to such stockholders without being subject to tax at the Company level. This substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. However, the Company will be taxed at regular corporate rates on any of its income that is not distributed to the stockholders. (See "--Taxation of the Company.") Once made, the election to be taxed as a REIT continues in effect until voluntarily revoked or automatically terminated by the Company's failure to qualify as a REIT for a taxable year. If the Company's election to be treated as a REIT is terminated automatically or is voluntarily revoked, the Company will not be eligible to elect such status until the fifth taxable year after the first taxable year for which the Company's election was terminated. However, in the event such election is terminated automatically, the four-year prohibition on a subsequent election to be taxed as a REIT is not applicable if (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year,
(ii) the inclusion of any incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that its failure to meet the requirements was due to reasonable cause and not to willful neglect.

  The Company will make an election to be treated as a REIT commencing with its taxable year ending December 31, 1996.

  Structural Requirements. To be eligible to be taxed as a REIT, the Company must satisfy certain structural and organizational requirements. Among the requirements are the following: (i) the shares of Common Stock must be transferable, (ii) the shares of Common Stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement"), and (iii) no more than 50% of the value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (the "five or fewer" requirement). The requirements of (ii) and (iii) are not applicable to the first taxable year for which the Company makes an election to be treated as a REIT. However, the Company anticipates that it will issue a sufficient amount of Common Stock with sufficient diversity of ownership to satisfy requirements (ii) and (iii). The Company expects, and intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Company will at all times be held by 100 or more persons. In addition, the Company's Charter contains certain restrictions on the ownership and transfer of the Company's stock which are designed to help ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company were to fail to satisfy the "five or fewer" requirement, the Company's status as a REIT would terminate, and the Company would not be able to prevent such termination. See "--Failure to Qualify as a REIT" and "Description of Capital Stock--Restrictions on Transfer."

  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the stock of which has been owned by the REIT from the commencement of such corporation's existence. After the completion of the Offering, the Company will have two wholly owned subsidiary corporations, AGH GP and AGH LP. AGH GP and AGH LP will be formed as "qualified REIT subsidiaries." The Company also may have additional corporate subsidiaries in the future.

  Income Tests. In order to qualify and to continue to qualify as a REIT, the Company must satisfy three income tests for each taxable year. First, at least 75% of the Company's annual gross income (excluding annual gross income from certain sales of property held primarily for sale) must be derived directly or indirectly from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's annual gross income (excluding gross income from certain sales of property held primarily for sale in the ordinary course of business) must be derived directly or indirectly from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, subject to certain exceptions in the year in which the Company is liquidated, (i) short-term gains from sales of stock or securities, (ii) gains from sales of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business and (iii) gains from the sale or other taxable disposition of real property (including interests in real property and mortgages on real property) held for less than four years (other than from involuntary conversions and foreclosure property) must represent in the aggregate less than 30% of the Company's annual gross income. In applying these tests, because the Company is a partner in the Operating Partnership, which is in turn a partner, either directly or indirectly, in the Subsidiary Partnerships, the Company will be treated as realizing its proportionate share of the income and loss of these respective partnerships, as well as the character of such income or loss, and other partnership items, as if the Company owned its proportionate share of the assets owned by these partnerships directly.

  Substantially all of the income received by the Company is expected to be rental income from the Rents. In order to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, several conditions must be satisfied. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by the Company are customarily furnished or rendered in connection with the rental of the real property (i.e., services which are not considered rendered to the occupant of the property). Pursuant to the Participating Leases, the Lessee will lease from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Initial Hotels for a term of twelve years. The Participating Leases provide that the Lessee will be obligated to pay to the Operating Partnership (i) the greater of Base Rent or Participating Rent and (ii) Additional Charges. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Initial Hotels. Generally, both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable quarterly, with a yearly adjustment based on actual results.

  In order for Base Rent, Participating Rent, and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in increases in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities related to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  Battle Fowler LLP is of the opinion that the Participating Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Initial Hotels during the term of the Participating Leases, (iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Initial Hotels and generally will control how the Initial Hotels are operated and maintained, (iv) the Lessee will bear all of the costs and expenses of operating the Initial Hotels (including the cost of any inventory used in their operation) during the term of the Participating Leases (other than real estate and personal property taxes, casualty insurance and capital improvements (determined in accordance with generally accepted accounting principles)), (v) the Lessee will benefit from any savings in the costs of operating the Initial Hotels during the term of the

Participating Leases, (vi) the Lessee will indemnify the Company against all liabilities imposed upon or asserted against the Company during the term of the Participating Leases by reason of, among other things, (A) accident, injury to or death of persons, or loss of or damage to property occurring at the Initial Hotels or (B) the Lessee's use, management, maintenance or repair of the Initial Hotels, (vii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Initial Hotels, and (viii) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Initial Hotels.

  Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Battle Fowler LLP with respect to the relationship between the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  As noted above, the Rents attributable to personal property leased in connection with the lease of the real property comprising an Initial Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in an Initial Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Initial Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Initial Hotel (or interest therein) that the Operating Partnership acquires in exchange for OP Units, the initial adjusted bases of both the real and personal property comprising such hotel generally will be the same as the adjusted bases of such property in the hands of the previous owner. With respect to each Initial Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property generally will be allocated among real and personal property based on relative fair market values. The Company has obtained appraisals of the personal property for each Initial Hotel that the Operating Partnership will acquire for cash. The Participating Leases provide that the Adjusted Basis Ratio for each Initial Hotel shall not exceed 15%. The Participating Leases further provide that the Lessee will cooperate in good faith and use its best efforts to prevent the Adjusted Basis Ratio for any Initial Hotel from exceeding 15%, which cooperation includes the purchase by Lessee at fair market value of enough personal property at such Initial Hotel so that the Adjusted Basis Ratio for such Initial Hotel is less than 15%. In the event that the amount of personal property relating to certain of the Initial Hotels will result in an Adjusted Basis Ratio in excess of 15% and therefore would cause a portion of the Rents received attributable to such Initial Hotels to not qualify as rents from real property, the Operating Partnership will sell a portion of such personal property relating to such Initial Hotels to the Lessee in exchange for the FF&E Note. In addition, the Participating Leases provide that if future renovations and refurbishments to an Initial Hotel would cause the Adjusted Basis Ratio for such Initial Hotel to exceed 15%, the Operating Partnership and/or a Subsidiary Partnership, if applicable, has the right to sell as much personal property to the Lessee as necessary so that the Adjusted Basis Ratio does not exceed 15% for such Initial Hotel. The interest income derived from the FF&E Note will be qualifying income for the 95% gross income test but not for the 75% gross income test. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for an Initial Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Initial Hotel to exceed 15%. The Company does not expect the Adjusted Basis Ratio for any Initial Hotel to exceed 15% and therefore expects that the portion of rents received attributable to personal property will be received attributable to personal property will be treated as rents from real property. However, there can be no assurance that the IRS would not assert that the personal property acquired by the Operating Partnership or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, a portion of the rents received under the Participating Leases would not qualify as rents from real property. However, the Company does not expect such an amount, if any, when combined with any other nonqualifying income for the 95% or 75% gross income tests, to exceed 5% of the Company's annual gross income, which would cause the Company to lose its status as a REIT.

  As noted earlier, in order to be treated as "rents from real property," the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into, (ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits, and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Initial Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, if any, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property." Thus, the Company must not own, actually or constructively, 10% or more of the Lessee. Applicable constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Limited Partners of the Operating Partnership may acquire Common Stock (at the Company's option) by exercising their Exchange Rights. In addition, during the period of the Lessee Distribution Restriction, the Lessee will be required, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchases would violate the ownership limitation in the Company's Charter, at the option of the Operating Partnership, OP Units from the Operating Partnership, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions). In addition, Messrs. Jorns and Wiles are required to use 50% of the dividends received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company to purchase annually in the open market shares of Common Stock. The Exchange Agreement provides that the Company may not satisfy an exchanging Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent the delivery of Common Stock upon the exercise of such rights would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Charter likewise will prohibit a shareholder of the Company from owning Common Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

  A fourth requirement noted above for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Initial Hotels, or manage or

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operate the Initial Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Participating Leases are respected as true leases, the Company should satisfy this requirement, because AGHI, pursuant to the Management Agreements, will be performing services to such tenants for the Lessee, which will lease the Initial Hotels from the Operating Partnership. Neither the Company, the Operating Partnership nor any Subsidiary Partnership will furnish or provide any services to a tenant, and none of such entities will contract with any other person to provide any such services. The Company has represented that if the Company decides to render noncustomary services to tenants in the future, it will do so through an independent contractor from which it will not receive any income.

  If a portion of the Rents from a particular hotel property does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. A portion of the Rent paid to the Company by the Lessee will be allocable to the Franchise Licenses. Appraisals obtained by the Company indicate that the Franchise Licenses represent less than 1.0% of the total value of the Company's assets. Because the Company does not expect the total amount of Rents attributable to personal property plus any other non-qualifying income it receives (including any amounts attributable to the Franchise Licenses) to exceed 5% of its annual gross income, the Company's REIT status should not be affected. If, however, the Rents do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of the Lessee,
(ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Initial Hotels, or manages or operates the Initial Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

  In addition to the Rents, the Lessee is required to pay to the Operating Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Changes should qualify as "rents from real property." To the extent, however, that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, Additional Charges would not qualify as "rents from real property," but instead would be treated as interest that qualifies for the 95% gross income test.

  Based on the foregoing, the Rents and the Additional Charges should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test).

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan will be treated as gain from the sale of the secured property.

  It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership hedges with other types of financial

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

instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

  If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership or the Subsidiary Partnerships) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if the Company's failure to meet such tests was due to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not supplied fraudulently with the intent to evade tax. It is not possible to specify the circumstances under which the Company may be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test. Failure to comply with the 30% gross income test is not excusable; therefore, if the Company fails to meet the requirements of the 30% gross income test, its status as a REIT automatically terminates regardless of the reason for such failure.

  Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Operating Partnership and by any partnerships in which the Operating Partnership or a qualified REIT subsidiary owns an interest, stock or debt instruments held for not more than one year purchased with the proceeds of an issuance of stock or long-term (at least five years) debt of the Company), cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those that can satisfy the 75% asset test described in the preceding sentence. Of the investments included in the 25% asset class, the value of any one issuer's securities (excluding shares in qualified REIT subsidiaries such as AGH GP and AGH LP or another REIT and excluding partnership interests such as those in the Operating Partnership and in any Subsidiary Partnerships) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT and excluding partnership interests). The Company has represented that, as of the date of the Offering,
(i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it will not own any securities that do not satisfy the 75% asset requirement. In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement. The Company may form additional qualified REIT subsidiaries in order to operate hotels in Texas. See "--Other Tax Considerations--State and Local Taxes."

  Annual Distribution Requirements. In order to qualify as a REIT, the Company must distribute to the holders of shares of Common Stock an amount at least equal to (A) the sum of 95% of (i) the Company's "real estate investment trust taxable income" (computed without regard to the deduction for dividends paid and excluding any net capital gain) plus (ii) the excess of the net income, if any, from foreclosure property over the tax on such income, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution date after such declaration. The amount distributed must not be preferential--i.e., each holder of shares of Common Stock must

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

receive the same distribution per share. A REIT may have more than one class of stock, as long as distributions within each class are pro rata and non-preferential. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities or nontaxable persons, as discussed below) in the year in which paid, even though such distributions reduce the Company's taxable income for the year in which declared. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed below, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

  The Company expects, and intends to take measures within its control, to make quarterly distributions to the holders of shares of Common Stock in an amount sufficient to satisfy the requirements of the annual distribution test. In this regard, the Partnership Agreement authorizes AGH GP, as general partner, to take such steps as are necessary to distribute to the partners of the Operating Partnership an amount sufficient to permit the Company to meet the annual distribution requirements. However, it is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures exceeds the amount of noncash deductions, such as depreciation. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement, or attempt to declare a consent dividend, which is a hypothetical distribution to holders of shares of Common Stock out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with dividends actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their shares of Common Stock by the amount of the taxable income recognized.

  If the Company fails to meet the 95% distribution test due to an adjustment to the Company's income by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company also would be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 95% distribution test if the failure to meet such test was due to the Company's failure to distribute sufficient amounts to the holders of shares of Common Stock.

  In addition, if the IRS successfully challenged the Company's deduction of all or a portion of the salary and bonus it pays to officers who are also holders of shares of Common Stock, such payments could be recharacterized as dividend distributions to such employees in their capacity as stockholders. If such distributions were viewed as preferential distributions, they would not count toward the 95% distribution test.

FAILURE TO QUALIFY AS A REIT

  The Company's treatment as a REIT for federal income tax purposes will be terminated automatically if the Company fails to meet the requirements described above and any available relief provisions do not apply. In such event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to holders of shares of Common Stock will not be deductible by the Company. All distributions to holders of shares of Common Stock will be taxable as ordinary income to the extent of current and accumulated earnings and profits of the Company and distributions in excess thereof will be treated first as a tax free return of capital (to the extent of a holder's tax basis in his shares of Common Stock) and then as gain realized from the sale of shares of Common Stock. Corporate stockholders will be eligible for the dividends received deduction to the extent that distributions are made out of earnings and profits. As noted

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

above, the Company will not be eligible to elect REIT status again until the beginning of the fifth taxable year after the year during which the Company's qualification was terminated, unless the Company meets certain relief requirements. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate income taxes.

TAXATION OF THE COMPANY

  In General. For any taxable year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its REIT taxable income which is distributed to stockholders (except income or gain with respect to foreclosure property, which will be taxed at the highest corporate rate--currently 35%). If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all its income, whether or not distributed to holders of shares of Common Stock. Even if it qualifies as a REIT, the Company will be taxed on the portion of its REIT taxable income which it does not distribute to the holders of shares of Common Stock, such as taxable income retained as reserves.

  100 Percent Tax. The Company will be subject to a 100% tax on (i) the greater of the net income attributable to the amount by which it fails the 75% income test or the 95% income test; and (ii) any net income derived from a "prohibited transaction" (i.e., the sale of "dealer" property by the Company). The imposition of any such tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock.

  A "dealer" is one who holds property primarily for sale to customers in the ordinary course of its trade or business. All inventory required in the operation of the Initial Hotels will be owned by the Lessee under the terms of the Participating Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business. Because a determination of "dealer status" is necessarily dependent upon facts which will occur in the future, Counsel cannot render an opinion on this issue.

  Tax on Net Income from Foreclosure Property. The Company will be subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Participating Lease for an Initial Hotel, the Company terminates the Participating Lease, and the Company is unable to find a replacement lessee for such Initial Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Initial Hotel would cease to qualify for the 75% and 95% gross income tests and, thus, the Company would fail to qualify as a REIT. However, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it may be possible for the Initial Hotel to cease to be foreclosure property two years after such foreclosure, (which period could be extended an additional four years).

  Alternative Minimum Tax. The Company will be subject to the alternative minimum tax on items of tax preference allocable to it. Code Section 59(d) authorizes the Treasury to issue regulations allocating items of tax preference between a REIT and its stockholders. Such regulations have not yet been issued; however, the Company does not anticipate any significant items of tax preference.

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


  Excise Tax. In addition to the tax on any undistributed income, the Company would also be subject to a 4% excise tax on the amount if any by which (i) the sum of (A) 85% of its REIT taxable income for a calendar year, (B) 95% of any net capital gain for such year and (C) any undistributed amounts (for purpose of avoiding this excise tax) from prior years, exceeds (ii) the amount actually distributed by the Company to holders of shares of Common Stock during the calendar year (or declared as a dividend during the calendar year, if distributed during the following January) as ordinary income dividends. The imposition of any excise tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock. The Company intends to take all necessary measures within its control to avoid imposition of the excise tax.

  Tax on Built-In Gain of Certain Assets. If a C corporation elects to be taxed as a REIT, or if assets of a C corporation are transferred to a REIT in a transaction in which the REIT has a carryover basis in the assets acquired, such C corporation generally will be treated as if it sold all of its assets to such REIT at their respective fair market values and liquidated immediately thereafter, recognizing and paying tax on all gain. However, under such circumstances under present law, the REIT is permitted to make an election under which the C corporation will not recognize gain and instead the REIT will be required to recognize gain and pay any tax thereon only if it disposes of such assets during the subsequent 10-year period (the "10-Year Rule"). The Company intends to make the appropriate election to obtain the above-described tax consequences. Thus, if the Company acquires any asset from a C corporation as a result of a merger or other nontaxable exchange, and the Company recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then such gain will be subject to tax at the highest regular corporate rate to the extent the Built-In Gain (the excess of (a) the fair market value of such asset as of the date of acquisition over
(b) the Company's adjusted basis in such asset as of such date) on the sale of such asset exceeds any Built-In Loss arising from the disposition during the same taxable year of any other assets acquired in the same transaction, where Built-In Loss equals the excess of (x) the Company's adjusted basis in such other assets as of the date of acquisition over (y) the fair market value of such other assets as of such date.

  It should be noted that President Clinton has proposed that the 10-Year Rule be repealed, and the Treasury Department has stated that it would recommend to Congress that such repeal be effective for C corporations electing REIT status or for carryover basis transactions for taxable years beginning on or after January 1, 1997.

TAXATION OF STOCKHOLDERS

  TAXABLE U.S. STOCKHOLDERS

  Dividend Income. Distributions from the Company (other than distributions designated as capital gains dividends) will be taxable to holders of shares of Common Stock which are not tax-exempt entities as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions from the Company which are designated (by notice to stockholders within 30 days after the close of the Company's tax year or with its annual report) as capital gains dividends by the Company will be taxed as long-term capital gains to taxable holders of shares of Common Stock to the extent that they do not exceed the Company's actual net capital gain for the taxable year. Holders of shares of Common Stock that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations (which President Clinton has proposed be decreased to 50%, effective for dividends received or accrued after January 31, 1996).

  Distributions from the Company to holders which are not designated as capital gains dividends and which are in excess of the Company's current or accumulated earnings and profits are treated as a return of capital to such holders and reduce the tax basis of a holder's shares of Common Stock (but not below zero). Any such distribution in excess of the tax basis is taxable to any such holder that is not a tax-exempt entity as a gain realized from the sale of the shares of Common Stock, taxable as described below.


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


  The declaration by the Company of a consent dividend would result in taxable income to consenting holders of shares of Common Stock (other than tax-exempt entities) without any corresponding cash distributions. See "--Requirements for Qualification as a REIT--Annual Distribution Requirements."

  Portfolio Income. Dividends paid to holders of shares of Common Stock will be treated as portfolio income. Such income therefore will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

  No Flow-Through of Losses. Holders of shares of Common Stock will not be permitted to deduct any net operating losses or capital losses of the Company.

  Sale of Shares. A holder of shares of Common Stock who sells shares will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares. Gain or loss recognized by a holder of shares of Common Stock who is not a dealer in securities and whose shares have been held for more than one year will generally be taxable as long-term capital gain or loss.

  Back-up Withholding. Distributions from the Company will ordinarily not be subject to withholding of federal income taxes, except as discussed under "Foreign Stockholders." Withholding of income tax at a rate of 31% may be required, however, by reason of a failure of a holder of shares of Common Stock to supply the Company or its agent with the holder's taxpayer identification number. Such "backup" withholding also may apply to a holder of shares of Common Stock who is otherwise exempt from backup withholding (including a nonresident alien of the United States and, generally, a foreign entity) if such holder fails to properly document his status as an exempt recipient of distributions. Each holder will therefore be asked to provide and certify his correct taxpayer identification number or to certify that he is an exempt recipient.

  TAX-EXEMPT STOCKHOLDERS

  Non-taxability of Dividend Income. In general, a holder of shares of Common Stock which is a tax-exempt entity will not be subject to tax on distributions from the Company. The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Thus, distributions paid to a holder of shares of Common Stock which is a tax-exempt entity and gain on the sale of shares of Common Stock by a tax-exempt entity (other than those tax-exempt entities described below) will not be treated as UBTI, even if the Company incurs indebtedness in connection with the acquisition of real property (through its percentage ownership of the Operating Partnership and the Subsidiary Partnerships) provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock of the Company.

  For tax-exempt entities which are social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

  In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only

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


if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock--Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) a single qualified trust held more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, held in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%. Because the Company expects the shares of Common Stock to be widely held, this new provision should not result in UBTI to any tax-exempt entity.

  FOREIGN STOCKHOLDERS

  The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign estates and foreign trusts (collectively, "Foreign Investors") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Foreign Investors should consult their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  Foreign Investors which are not engaged in the conduct of a business in the United States and who purchase shares of Common Stock will generally not be considered as engaged in the conduct of a trade or business in the United States by reason of ownership of such shares. The taxation of distributions by the Company to Foreign Investors will depend upon whether such distributions are attributable to operating income or are attributable to sales or exchanges by the Company of its United States Real Property Interests ("USRPIs"). USRPIs are generally direct interests in real property located in the United States and interests in domestic corporations in which the fair market value of its USRPIs exceeds a certain percentage.

  The Company anticipates that a substantial portion of the distributions to holders of shares of Common Stock will be attributable to receipt of Rent by the Company. To the extent that such distributions do not exceed the current or accumulated earnings and profits of the Company, they will be treated as dividends and will be subject to a withholding tax equal to 30% of the gross amount of the dividend, which tax will be withheld and remitted to the IRS by the Company. Such 30% rate may be reduced by United States income tax treaties in effect with the country of residence of the Foreign Investor; however, a Foreign Investor must furnish a completed IRS Form 1001 to the Company to secure such a reduction. Distributions in excess of the Company's earnings and profits will be treated as a nontaxable return of capital to a Foreign Investor to the extent of the basis of his shares of Common Stock, and any excess amount will be treated as an amount received in exchange for the sale of his shares of Common Stock and treated under the rules described below for the sale of Common Stock.

  Distributions which are attributable to net capital gains realized from the disposition of USRPIs (i.e., the Initial Hotels) by the Company will be taxed as though the Foreign Investors were engaged in a trade or business in the United States and the distributions were gains effectively connected with such trade or business. Thus, a Foreign Investor would be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the graduated rates applicable to United States citizens or residents. For both individuals and corporations, the Company must withhold a tax equal to 35% of all dividends that could be designated by the Company as capital gain dividends. To the extent that such withholding exceeds the actual tax owed by the Foreign Investor, a Foreign Investor may claim a refund from the IRS.

  The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of USRPIs. A domestic person (a "nominee") who holds shares of Common Stock on behalf of a Foreign Investor will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

  It is anticipated that the shares owned directly or indirectly by Foreign Investors will be less than 50% in value of the shares of Common Stock and therefore the Company will be a "domestically controlled REIT." Accordingly, shares of Common Stock held by Foreign Investors in the United States will not be considered USRPIs and gains on sales of such shares will not be taxed to such Foreign Investors as long as the seller is not otherwise considered to be engaged in a trade or business in the United States. (The same rule applies to gains attributable to distributions in excess of the Foreign Investor's cost for its shares, discussed above.) Similarly, a foreign corporation not otherwise subject to United States tax which distributes shares of Common Stock to its stockholders will not be taxed under this rule.

  The IRS is authorized to impose annual reporting requirements on certain United States and foreign persons directly holding USRPIs. The required reports are in addition to any necessary income tax returns, and do not displace existing reporting requirements imposed on Foreign Investors by the Agricultural Foreign Investment Disclosure Act of 1978 and the International Investment Survey Act of 1976. As of the date of this Prospectus, the IRS has not exercised its authority to impose reporting under this provision. Furthermore, because shares in a domestically controlled REIT do not constitute a USRPI, such reporting requirements are not expected to apply to a Foreign Investor in the Company. However, the Company is required to file an information return with the IRS setting forth the name, address and taxpayer identification number of the payee of distributions from the Company (whether the payee is a nominee or is the actual beneficial owner).

STATEMENT OF STOCK OWNERSHIP

  The Company is required to demand annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such demand.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership. A substantial portion the Company's real estate investments will be made through the Subsidiary Partnerships, certain of which will hold interests in other partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax thereon, without regard to whether the partners receive cash distributions from the partnership. The Company will be entitled to include in its REIT taxable income its distributive share of the income of any partnership (including the Operating Partnership) in which it has an interest and to deduct its distributive share of the losses of any partnership (including the Operating Partnership) in which it has an interest only if each such partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

  An organization formed as a partnership will be treated as a partnership for federal income tax purposes rather than as a corporation only if it has no more than two of the following four corporate characteristics: continuity of life, centralization of management, limited liability and free transferability of interests. However, a "publicly traded partnership" (i.e., a partnership in which interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof) will be treated as a corporation unless at least 90% of the gross income of such partnership, for each taxable year the partnership is a publicly traded partnership, consists of "qualifying income." "Qualifying income" includes income from real property rents, gain from the sale or other disposition of real property, interest and dividends.

  The IRS has issued final regulations providing limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not required to be registered under the Securities Act and
(ii) the partnership does not have more than 100 partners at any time during the taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity"), but only if (a) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership, and (b) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation).

  All of the partnership interests in the Operating Partnership and the Subsidiary Partnerships will be issued in transactions that are not required to be registered under the Securities Act. In addition, upon the closing of the Offering, in the aggregate, the Operating Partnership and the Subsidiary Partnerships will not have more than 100 partners (even taking into account indirect ownership of such partnerships through partnerships, grantor trusts, and S corporations). Thus, the Operating Partnership and each Subsidiary Partnership should satisfy the Private Placement Exclusion.

  None of the Operating Partnership and the Subsidiary Partnerships has requested and none intends to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, at the closing of the Offering, Battle Fowler LLP will deliver its opinion that, based on the provisions of the partnership agreement of the Operating Partnership and each Subsidiary Partnership, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and each Subsidiary Partnership will not possess more than two corporate characteristics and thus will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation or as a publicly traded partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and each Subsidiary Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership and each Subsidiary Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Battle Fowler LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

  If for any reason any of the partnerships in which the Company has an interest were taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the asset requirements for REIT status. See "--Requirements for Qualification as a REIT--Asset Tests." In addition, any change in the partnership status of such entities for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distribution. See "--Income Taxation of the Operating Partnership and Its Partners--Basis in Operating Partnership Interest." Further, items of income and deduction of such partnerships would not pass through to its partners (including the Company), and such partners would be treated as stockholders for tax purposes. The partnerships in which the Company has an interest would be required to pay income tax at corporate tax rates on their net income, and distributions to their partners would constitute dividends that would not be deductible in computing the relevant entities' taxable income.

  Under a regulatory "anti-abuse" rule (the "Anti-Abuse Rule"), the IRS may
(i) recast a transaction involving the use of a partnership to reflect the underlying economic arrangement under the partnership provisions of the Code (the "Partnership Provisions"), or (ii) prevent the use of a partnership to circumvent the intended purpose of a Code provision. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

  Operating Partnership Allocations. As noted above, the Company must include in its REIT taxable income its distributive share of the income and losses of any partnership in which it has any interest. Although the provisions of a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not have "substantial economic effect" or otherwise do not comply with the provisions of Section 704(b) of the Code and Treasury Regulations.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners in respect of such item. The allocations of taxable income and loss of partnerships in which the Company has an interest are intended to comply with the requirements of Section 704(b) of the Code and Treasury Regulations.

  Tax Allocations in Respect of Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner benefits from, or is charged with, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference").

  The Treasury Department has issued final and temporary regulations under
Section 704(c) of the Code (the "Regulations") which give partnerships great flexibility in ensuring that a partner contributing property to a partnership receives the tax burdens and benefits of any precontribution gain or loss attributable to the contributed property. The Regulations permit partnerships to use any "reasonable method" of accounting for Book-Tax Differences. The Regulations specifically describe three reasonable methods, including (i) the "traditional method" under current law, (ii) the traditional method with the use of "curative allocations" which would permit distortions caused by a Book-Tax Difference to be rectified on an annual basis and (iii) the "remedial allocation method" which is similar to the traditional method with "curative allocations." The Partnership Agreement permits AGH GP, as general partner, to select one of these methods to account for Book-Tax Differences in connection with the contribution of the Initial Hotels and the limited partnership interests in the Subsidiary Partnerships to the Operating Partnership in exchange for OP Units.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the fair market value of any property distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

  If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year).

  Depreciation Deductions Available to the Operating Partnership. Certain assets owned by the Operating Partnership consist of property contributed to it by its partners. In general, when property is contributed in a tax-free transaction under Section 721 of the Code, the transferee-partnership is treated in the same manner as the contributing partner for purposes of computing depreciation. The effect of this rule is to continue the historic basis, placed in service dates and depreciation methods with respect to property contributed to a partnership. This general rule would apply for any properties the Operating Partnership acquires by reason of the deemed termination for tax purposes of any of the Subsidiary Partnerships or to the extent that the Operating Partnership receives an adjustment under Section 743(b) of the Code by reason of the acquisition of any interests in a Subsidiary Partnership that did not terminate for tax purposes.

  As described above (see "--Income Taxation of the Operating Partnership and Its Partners--Tax Allocations in Respect of Contributed Properties"), the Treasury Department has recently issued Regulations which give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any precontribution gain or loss attributable to the contributed property.

  As described previously, AGH GP, as general partner, may select any permissible method to account for Book-Tax Differences in connection with the contribution of the Initial Hotels and the limited partnership interests in the Subsidiary Partnerships to the Operating Partnership in exchange for OP Units. The use of certain of these methods may result in the Company being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits of the Company, as determined for federal income tax purposes, should decrease the portion of distributions by the Company which may be treated as a return of capital. See "--Requirements for Qualification as a REIT--Annual Distribution Requirements." The Company may adopt a different method to account for Book-Tax Differences for property contributed to the Operating Partnership or a Subsidiary Partnership after the Formation Transactions.

OTHER TAX CONSIDERATIONS

  State and Local Taxes. The tax treatment of the Company and holders of shares of Common Stock in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, only a very limited discussion of state taxation of the Company, the shares of Common Stock or the holders of shares of Common Stock is provided herein, and no representation is made as to the tax status of the Company (other than with respect to the Texas franchise tax, as discussed below), the shares of Common Stock or the holders of shares of Common Stock in such states. However, holders of shares of Common Stock should note that certain states impose a withholding obligation on partnerships carrying on a trade or business in a state having partners who are not resident in such state. The Partnership Agreement contains a provision which permits the Operating Partnership to withhold a portion of a non-resident partner's distribution (e.g., a distribution to the Company) and to pay such withheld amount to the taxing state as agent for the non-resident partner. Most (but not all) states follow the Code in their taxation of REITs. In such states, the Company should generally not be liable for tax and should be able to file a claim for refund and obtain any withheld amount from the taxing state. However, due to the time value of money, the requirement of the Operating Partnership to withhold on distributions to the Company will reduce the yield on an investment in shares of Common Stock. Each holder of shares of Common Stock should consult his own tax advisor as to the status of the shares of Common Stock under the respective state tax laws applicable to him.

  In particular, Texas imposes a franchise tax upon corporations that do business in Texas. The Company will be organized as a Maryland corporation and anticipates that it will have an office in Texas. AGH LP will be organized as a Nevada corporation and anticipates that it will not have any contacts with Texas other than ownership of its limited partnership interest in the Operating Partnership. The Operating Partnership will be registered in Texas as a foreign limited partnership qualified to transact business in Texas.

  The Texas franchise tax is imposed on a corporation doing business in Texas with respect to the corporation's net "taxable capital" (generally, financial accounting net worth, with certain adjustments) and its net "taxable earned surplus" (generally, a corporation's federal taxable income, with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based on a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas, and the denominator of which is the corporation's gross receipts from its entire business, with the amount and timing of such gross receipts being generally determined in accordance with generally accepted accounting principles (in the case of "taxable capital") and the Code (in the case of taxable earned surplus). For purposes of determining the source of gross receipts, dividends and interest received by a corporation are generally apportioned based upon the state of incorporation of a corporate payor or a corporate debtor, respectively. A similar rule applies to receipts by a corporation from a limited liability company. Thus, interest and dividends received by a corporation from another corporation or distributions and interest received by a corporation from a limited liability company will not be treated as gross receipts from business transacted in Texas unless the payor is incorporated or organized, respectively, in Texas. To calculate the tax on net taxable capital, receipts reflecting the corporation's share of net profits from a partnership are apportioned to Texas if the partnership's principal place of business (the location of its day-to-day operations) is in Texas; however, if the corporation's share of the gross receipts from the partnership is treated as revenue of the corporation under generally accepted accounting principles, then the receipts of the partnership are apportioned based on normal apportionment rules as if the receipts were received directly by the corporation. For purposes of the tax on net taxable earned surplus, receipts are apportioned as though the corporation directly received the receipts from the underlying activities of the partnership. The franchise tax on "net taxable capital" ("taxable capital" apportioned to Texas) is imposed at the rate of .25% of a corporation's net taxable capital. The franchise tax rate on "net taxable earned surplus" ("taxable earned surplus" apportioned to Texas) is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. In addition, with respect to REITs organized as corporations, the Comptroller of Public Accounts (the "Comptroller") has taken the position administratively that the tax on net taxable earned surplus is determined based upon the income of such corporation prior to reduction for the dividends-paid deduction available to REITs. Any Texas franchise tax that the Company is required to pay will reduce the Cash Available for Distribution by the Company to its stockholders.

  The Comptroller has issued a rule providing that a corporation is not considered to be doing business in Texas for purposes of the Texas franchise tax imposed on net taxable capital solely by virtue of its ownership of an interest as a limited partner in a limited partnership that does business in Texas. The same rule provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. A parallel rule for purposes of the tax on net taxable earned surplus, by negative implication, incorporates the taxable capital nexus standards, including the limited partner exception. The Comptroller has verified these results in private determinations. The Comptroller also has expressed informally its view that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

  In accordance with these pronouncements by the Comptroller, AGH GP will be treated as doing business in Texas because it will be the general partner of the Operating Partnership, and the Operating Partnership will be doing business in Texas. Accordingly, AGH GP will be subject to the Texas franchise tax. The Company will be treated as doing business in Texas because it will have an office in Texas. Accordingly, the Company will be subject to the Texas franchise tax. However, the Company anticipates that its only source of gross receipts for Texas franchise tax purposes will be dividends from its two wholly owned qualified REIT subsidiaries, AGH GP and AGH LP, which are both Nevada corporations. Since dividends are sourced to the state of incorporation of a corporate payor for gross receipts apportionment purposes (although dividends received from another member of a consolidated group are not taken into account as a gross receipt or earned surplus for purposes of computing the franchise tax on net taxable earned surplus), the Company does not anticipate that any significant portion of its "taxable capital" or "taxable earned surplus" will be apportioned to Texas. As a result, the Company's Texas franchise tax liability is not expected to be substantial. Further, based on the pronouncements by the Comptroller, AGH LP will not be treated as doing business in Texas merely as a result of its status as a limited partner of the Operating Partnership. As long as AGH LP is not otherwise doing business in Texas, AGH LP should not be subject to the Texas franchise tax. Finally, two limited liability companies that have been formed to be general partners of the Subsidiary Partnerships likewise will be subject to the Texas franchise tax under the foregoing rules because they are treated like corporations for Texas franchise tax purposes and they have taxable nexus with Texas by virtue of being general partners in two Subsidiary Partnerships that own real property in Texas. However, since these limited liability companies only own 1.0% general partnership interests, the Texas franchise tax due from these entities will not be substantial. Two other limited liability companies have been formed, one of which will own a hotel located outside of Texas and the other of which will be the general partner in a limited partnership owning a hotel located outside of Texas. Thus, while these limited liability companies will be conducting activities that will create taxable nexus with Texas, these companies will generate all of their gross receipts from non-Texas sources and thus will not be required to pay a material amount of Texas franchise tax.

  There can be no assurance that the Comptroller will agree that AGH LP is not or, in the future, will not be doing business in Texas for Texas franchise tax purposes. First, the Comptroller could revoke the pronouncements described above and contend that the activities of AGH LP will constitute the doing of business in Texas. Second, the Comptroller could contend that (i) some activity of AGH LP other than its ownership of a limited partnership interest in the Operating Partnership will constitute the doing of business in Texas, despite the avoidance of contacts with the State of Texas, or (ii) in light of the overall structure of the Company, AGH LP and AGH GP, the pronouncements otherwise are inapplicable. The Company intends to seek a private determination from the Comptroller that verifies the foregoing Texas franchise tax consequences of this structure.

  The Operating Partnership and the Subsidiary Partnerships (other than the Subsidiary Partnership organized as a limited liability company) will not be subject to the Texas franchise tax under the laws in existence as of the date of this Prospectus. There can be no assurance, however, that the Texas legislature, which will not meet again in regular session until 1997, will not in the future expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership and the Subsidiary Partnerships organized as limited partnerships under state law.

  Coopers & Lybrand L.L.P., special tax consultant to the Company ("Special Tax Consultant"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that it accurately summarizes the Texas franchise tax matters expressly described herein. The Special Tax Consultant expresses no opinion on any other federal or state tax considerations affecting the Company or a holder of Common Stock, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

  Possible Legislative or Other Actions Affecting Tax Consequences; Possible Adverse Tax Legislation. Prospective stockholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under legislative and administrative review, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  Current Texas franchise tax law applies only to corporations and limited liability companies. Thus, partnerships engaged in business in Texas, including the Subsidiary Partnerships that own property in Texas, presently fall outside the jurisdiction of the Texas franchise tax. The corporate general partners in those partnerships, however, are subject to Texas franchise tax. It is expected that Texas legislators and/or the Comptroller will propose or recommend, as the case may be, statutory amendments to expand the application of the Texas franchise tax to include certain non-corporate businesses, specifically including partnerships, in the franchise tax base. It cannot be predicted whether such proposals will be adopted by the legislature. If such proposals are enacted, Subsidiary Partnerships that own property in Texas would be subjected to the then applicable Texas franchise tax.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement, dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
Smith Barney Inc. ....................................................
Prudential Securities Incorporated....................................
Legg Mason Wood Walker, Incorporated..................................
The Robinson-Humphrey Company, Inc. ..................................
                                                                       ---------
  Total............................................................... 7,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., Prudential Securities Incorporated, Legg Mason Wood Walker, Incorporated and The Robinson-Humphrey Company, Inc. are acting as representatives (the "Representatives"), propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and to offer part of the shares to certain dealers at a price which represents a concession not in
excess of $     per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $
   per share to certain other dealers. After the initial public offering, the public offering price, concessions and reallowances to dealers may be changed by the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,050,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering.

  The Company will pay an advisory fee equal to 0.75% of the gross proceeds of the Offering (including any exercise of the Underwriters' over-allotment option) to Smith Barney Inc. for advisory services in connection with the evaluation, analysis and structuring of the Company's formation and the Offering.

  The Company and its officers and directors have agreed that, for a period of one year from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose ("Transfer") of any shares of Common Stock or any other securities convertible into, or exercisable or exchangeable for, shares of Common Stock. Messrs. Sowell, Shaw and Shaw have agreed that, for a period of one year from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., Transfer any OP Units or any shares of Common Stock issuable upon exchange of such OP Units.

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiation between the Company and the Representatives. Among the factors considered in making such determination are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of the publicly traded companies which the Company and the Representatives believe to be comparable to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering or at or above the initial public offering price.

  At the request of the Company, the Underwriters have reserved up to 350,000 shares of Common Stock for sale at the public offering price to certain employees of the Company, their business affiliates and related parties who have expressed an interest in purchasing shares. Such purchases will be made under the same terms and conditions as will be initially offered by the Underwriters in the public offering.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act.

  The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "AGT." In order to meet one of the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

                                    EXPERTS

  The Consolidated Balance Sheet of American General Hospitality Corporation as of April 12, 1996; the Balance Sheet of AGH Leasing, L.P. as of May 29, 1996; the Combined Financial Statements of the AGH Predecessor Hotels as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the related financial statement schedule and the Combined Financial Statements of the AGH Acquisition Hotels as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and the related financial statement schedule included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included elsewhere herein and in the Registration Statement. Such Balance Sheets, Combined Financial Statements and financial statement schedules are included in reliance upon such reports given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP, New York, New York. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP, New York, New York. The description of Texas franchise tax matters contained in the section of the Prospectus entitled "Federal Income Tax Considerations-Other Tax Considerations," is based on the opinion of Coopers & Lybrand L.L.P., Dallas, Texas. Calhoun & Stacy P.L.L.C., Dallas, Texas has also advised the Company on certain matters relating to the acquisition of the Initial Hotels. The validity of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Hunton & Williams. Battle Fowler LLP and Hunton & Williams will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law.

  The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act in addition to any other legal or NYSE requirements. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

  The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                    GLOSSARY

  Unless the context otherwise requires, the following capitalized terms have the meanings set forth below for the purposes of this Prospectus.

  "1996 Plan" means the American General Hospitality Corporation 1996 Incentive Plan.

  "ACMs" means asbestos-containing materials.

  "ADA" means the Americans with Disabilities Act of 1990, as amended.

  "Additional Charges" means certain amounts of money, including interest accrued on any late payments or charges, that the Lessee will be obligated to pay to the Company in addition to Base Rent or Participating Rent, pursuant to the Participating Leases.

  "Adjusted Basis Ratio" means, for each Initial Hotel, the ratio that the average of the adjusted bases of the personal property in the Initial Hotel at the beginning and at the end of a taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Initial Hotel at the beginning and at the end of a taxable year.

  "ADR" means average daily room rate.

  "AGH Acquisition Hotels" means the following nine Initial Hotels that will be acquired primarily from persons unaffiliated with AGHI: the Holiday Inn Dallas DFW Airport South, Hilton Hotel-Toledo, Holiday Inn New Orleans International Airport, Holiday Inn Park Center Plaza, Holiday Inn Select-Madison, Holiday Inn Mission Valley, Le Baron Airport Hotel, Days Inn Ocean City, and Fred Harvey Albuquerque Airport Hotel.

  "AGH GP" means AGH GP, Inc., a Nevada corporation and wholly owned subsidiary of the Company, which will be the sole general partner of the Operating Partnership.

  "AGH LP" means AGH LP, Inc., a Nevada corporation and wholly owned subsidiary of the Company, which will be a Limited Partner of the Operating Partnership.

  "AGH Predecessor Hotels" means the following four Initial Hotels that will be acquired primarily from partnerships controlled by shareholders of AGHI: the Holiday Inn Dallas DFW Airport West, Courtyard by Marriott-Meadowlands, Hotel Maison de Ville, and the Hampton Inn Richmond Airport.

  "AGHI" means American General Hospitality, Inc., which will operate the Initial Hotels pursuant to the Management Agreements, and certain of its affiliates.

  "Anti-Abuse Rule" means the regulations issued by the United States Treasury Department under the Partnership Provisions that would authorize the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of a transaction and recast it for federal tax purposes as it deems appropriate.

  "Base Rent" means the fixed obligation of the Lessee to pay a sum certain in monthly rent under each of the Participating Leases.

  "Beverage Corporations" means those corporations wholly owned by Steven D. Jorns that will sublease from the Lessee the portion of eleven of the Initial Hotels that sell alcoholic beverages.

  "Beverage Subleases" means those subleases between the Lessee and the Beverage Corporations relating to the sublease of the areas at the Initial Hotels where alcoholic beverages are sold.

  "Board of Directors" means the Board of Directors of the Company.

  "Bylaws" means the Bylaws of the Company.

  "Cash Available for Distribution" means Funds From Operations adjusted for certain non-cash items, less reserves for capital expenditures.

  "Charter"means the charter of the Company filed for record with the State Department of Assessments and Taxation of Maryland, as may be amended from time to time.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Stock" means the shares of Common Stock, $0.01 par value per share, of the Company.

  "Company" means American General Hospitality Corporation, a Maryland corporation, which was incorporated on April 12, 1996, together with AGH GP, AGH LP, and the Operating Partnership, and any subsidiaries thereof.

  "Company Expenses" means all administrative costs and expenses of the Company, AGH GP, and AGH LP.

  "Comptroller" means the office of the Texas State Comptroller of Public Accounts.

  "Counsel" means Battle Fowler LLP.

  "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982 - 84 = 100).

  "DFW South Loan" means the non-recourse mortgage on Holiday Inn Dallas DFW Airport South in the outstanding principal amount as of March 31, 1996 of approximately $14.2 million.

  "Director Share Awards" means the annual award of shares of Common Stock to each eligible director under the Directors' Plan.

  "Directors' Plan" means the American General Hospitality Corporation Non-Employee Directors' Incentive Plan.

  "ESAs" means phase I environmental site assessments.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agreement" means that Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners, other than AGH LP, other persons or parties thereto.

  "Exchange Rights" means, pursuant to the Partnership Agreement, the rights of the Limited Partners, other than AGH LP, to cause the Operating Partnership to exchange each OP Unit in exchange for cash or, at the Company's election, shares of Common Stock.

  "F&B" means food and beverage.

  "FF&E" means furniture, fixtures and equipment.

  "FF&E Note" means collectively the one or more five-year amortizing recourse promissory notes in the aggregate principal amount of $315,000 issued by the Lessee to the Operating Partnership in connection with the sale by the Operating Partnership of certain personal property relating to certain of the Initial Hotels.

  "Foreign Investors" means nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.

  "Formation Transactions" means the principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels.

  "Franchise Licenses" means those franchise licenses relating to the franchised Initial Hotels.

  "Funds From Operations" means income (loss) before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  "General Partner" means AGH GP, Inc., a Nevada corporation.

  "Independent Directors" means a director of the Company who is not an officer or employee of the Company, any affiliate of an officer or employee or any affiliate of any advisor to the Company under an advisory agreement, any lessee of any property of the Company, any subsidiary of the Company or any partnership which is an affiliate of, the Company.

  "Initial Hotels" means the thirteen hotels that the Company will own upon the completion of the Offering.

  "IRS" means the U.S. Internal Revenue Service.

  "ISOs" means incentive stock options.

  "Lease Master Agreement" means the agreement between the Operating Partnership and the Lessee which will set forth the terms of the Lessee's required capitalization and certain other matters.

  "Lessee" means AGH Leasing, L.P., which will lease the Initial Hotels from the Operating Partnership pursuant to the Participating Leases.

  "Limited Partners" means the limited partners of the Operating Partnership.

  "Line of Credit" means the $100 million line of credit for which the Company has obtained a commitment.

  "Lock-up Period" means the one-year period after the effective date of this Prospectus.

  "Look-Through Ownership Limitation" means the ownership of as much as 15.0% of any class of the Company's stock by mutual funds and certain other entities.

  "Management Agreements" means the agreements between AGHI and the Lessee to operate the Initial Hotels.

  "MGCL" means the Maryland General Corporation Law, as may be amended from time to time.

  "NAREIT" means the National Association of Real Estate Investment Trusts.

  "NYSE" means the New York Stock Exchange, Inc.

  "Offering" means the offering which is the subject of the Prospectus.

  "Offering Price" means the mid-point of the price range set forth on the cover page of this Prospectus of $20.00 per share.

  "OP Units" means units of limited partnership interest in the Operating Partnership.

  "Operating Partnership" means American General Hospitality Operating Partnership, L.P., a limited partnership organized under the laws of Delaware. Unless the context requires otherwise, Operating Partnership includes any subsidiaries of the Operating Partnership.

  "Option Hotels" means the Courtyard by Marriott currently under development in Boise, Idaho and the Courtyard by Marriott currently under development in Durham, North Carolina.

  "Ownership Limitation" means the ownership of more than 9.9% of any class of the Company's outstanding stock by any person.

  "Participating Leases" means the operating leases between the Lessee and the Operating Partnership pursuant to which the Lessee will lease the Initial Hotels from the Operating Partnership.

  "Participating Rent" means rent based on percentages of room revenue, food and beverage revenue and telephone and other revenue payable by the Lessee pursuant to the Participating Leases.

  "Partnership Agreement" means the partnership agreement relating to the Operating Partnership.

  "Partnership Provisions" means the partnership provisions of the Code.

  "PCBs" means polychlorinated biphenyls.

  "Plan" means AGHI's Retirement Savings Plan.

  "Preferred Stock" means the shares of Preferred Stock, $0.01 par value per share, of the Company.

  "Primary Contributors" means Steven D. Jorns, Bruce G. Wiles, Kenneth E. Barr, James E. Sowell, Lewis W. Shaw II, and Kenneth W. Shaw (who are the principals of AGHI and/or the Lessee) and where applicable includes their respective controlled affiliates and associates (including spouses).

  "Registration Rights Agreement" means the Registration Rights Agreement among the Company and the Limited Partners other than AGH LP and the Plan.

  "REIT" means real estate investment trust as defined in Section 856 of the Code.

  "Related Party Tenant" under the Code means, the Company or an owner of 10.0% or more of the Company, which directly or constructively, owns 10.0% or more of a tenant.

  "Rents" means, collectively, Base Rent and Participating Rent.

  "REVPAR" means average total revenue per available room and is determined by dividing room revenue by available rooms for the applicable period.

  "Secaucus Loans" means the two promissory notes secured by a non-recourse mortgage on the Courtyard by Marriott-Meadowlands hotel that were in the outstanding principal amount as of March 31, 1996 of approximately $4.6 million and $508,000, respectively, and which will remain outstanding after the Offering and the acquisition of the Courtyard by Marriott-Meadowlands by the Company.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Subsidiary Partnerships" means one or more subsidiary partnerships, joint ventures and limited liability companies through which the Operating Partnership owns Initial Hotels.

  "Treasury Regulations" means the income tax regulations promulgated under the Code.

  "UBTI" means unrelated business taxable income.

  "Underwriters" means the underwriters named in the Prospectus relating to the Offering.

  "Weighted Average Daily Room Rate" means the total guest room revenue derived from all of the Initial Hotels divided by the total number of guest rooms sold at all of the Initial Hotels.

  "Weighted Average Occupancy" means the total number of guest rooms sold at all of the Initial Hotels divided by the total number of guest rooms available at all of the Initial Hotels.

                         INDEX TO FINANCIAL STATEMENTS

American General Hospitality Corporation
  Statements of Estimated Revenues Less Expenses for the Year Ended
   December 31, 1995, the Twelve Months Ended March 31, 1996 and the Three
   Months Ended March 31, 1996 (unaudited)................................  F-2
  Pro Forma Consolidated Balance Sheet as of March 31, 1996 (unaudited)...  F-6
  Report of Independent Accountants....................................... F-10
  Consolidated Balance Sheet as of April 12, 1996 (date of inception)..... F-11
  Notes to Consolidated Balance Sheet..................................... F-12
AGH Leasing, L.P.
  Pro Forma Balance Sheet as of May 29, 1996 (unaudited).................. F-14
  Report of Independent Accountants....................................... F-15
  Balance Sheet as of May 29, 1996 (date of inception).................... F-16
  Notes to Balance Sheet.................................................. F-17
Initial Hotels and Lessee
  Pro Forma Combined Statements of Operations for the Year Ended December
   31, 1995, the Twelve Months Ended March 31, 1996 and the Three Months
   Ended March 31, 1996 (unaudited)....................................... F-18
  Notes to Combined Statements of Operations.............................. F-21
AGH Predecessor Hotels
  Report of Independent Accountants....................................... F-23
  Combined Balance Sheets as of December 30, 1994, December 29, 1995
   (audited) and March 31, 1996 (unaudited)............................... F-24
  Combined Statements of Operations for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1995 and 1996 (unaudited)................................................... F-25
  Combined Statements of Equity for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1996
   (unaudited)............................................................ F-26
  Combined Statements of Cash Flows for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1995 and 1996 (unaudited)................................................... F-27
  Notes to Combined Financial Statements.................................. F-28
  Schedule III--Real Estate and Accumulated Depreciation.................. F-33
AGH Acquisition Hotels
  Report of Independent Accountants....................................... F-34
  Combined Balance Sheets as of December 31, 1994 and 1995 (audited) and
   March 31, 1996 (unaudited)............................................. F-35
  Combined Statements of Operations for each of the Three Years in the
   Period Ended December 31, 1995 (audited) and the Three Months Ended
   March 31, 1995 and 1996 (unaudited).................................... F-36
  Combined Statements of Equity for each of the Three Years in the Period
   Ended December 31, 1995 (audited) and the Three Months Ended March 31,
   1996 (unaudited)....................................................... F-37
  Combined Statements of Cash Flows for each of the Three Years in the
   Period Ended December 31, 1995 (audited) and the Three Months Ended
   March 31, 1995 and 1996 (unaudited).................................... F-38
  Notes to Combined Financial Statements.................................. F-39
  Schedule III--Real Estate and Accumulated Depreciation.................. F-45

                   AMERICAN GENERAL HOSPITALITY CORPORATION

              STATEMENTS OF ESTIMATED REVENUES LESS EXPENSES

 FOR THE YEAR ENDED DECEMBER 31, 1995, THE TWELVE MONTHS ENDED MARCH 31, 1996
                AND THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

  The following unaudited Statements of Estimated Revenues Less Expenses of the Company for the year ended December 31, 1995, the twelve months ended March 31, 1996, and the three months ended March 31, 1996 are presented as if the consummation of the Formation Transactions and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds" had occurred on January 1, 1995 and all of the Initial Hotels had been leased pursuant to the Participating Leases. Such estimated information is based in part upon the Combined Statements of Operations of the AGH Predecessor Hotels (unaudited financial information for the Holiday Inn Dallas DFW Airport West hotel for the period prior to its acquisition in June 1995 was obtained from the prior owners), the AGH Acquisition Hotels and the Pro Forma Combined Statements of Operations of the Initial Hotels and Lessee. Such information should be read in conjunction with the Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions and the Offering have been made.

  The following unaudited Statements of Estimated Revenues Less Expenses are not necessarily indicative of what the results of operations of the Company would have been assuming such transactions had been completed on January 1, 1995, nor does it purport to represent the results of operations for future periods.

                                                 TWELVE MONTHS   THREE MONTHS
                                  YEAR ENDED         ENDED          ENDED
                               DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                               ----------------- -------------- --------------
   Estimated Revenues Less
    Expenses Data:
     Participating Lease
      revenue (A).............    $24,811,668     $25,902,292     $6,527,908
     Interest income (B)......         31,500          31,500          7,875
                                  -----------     -----------     ----------
     Total revenue............     24,843,168      25,933,792      6,535,783
                                  -----------     -----------     ----------
     Depreciation (C).........      7,404,199       6,551,900      1,485,224
     Amortization (D).........        605,410         605,410        151,353
     Real estate and personal
      property taxes and
      property insurance (E)..      2,165,073       2,165,073        541,268
     General and
      administrative (F)......      1,130,000       1,130,000        282,500
     Ground lease expense
      (E).....................        881,217         902,196        193,156
     Amortization of unearned
      officers' compensation
      (G).....................        100,000         100,000         25,000
     Interest expense (H).....      1,244,637       1,633,962        408,491
                                  -----------     -----------     ----------
       Total expenses.........     13,530,536      13,088,541      3,086,992
                                  -----------     -----------     ----------
   Estimated revenues less
    expenses before minority
    interest..................     11,312,632      12,845,251      3,448,791
   Minority interest (I)......      2,918,659       3,314,075        889,788
                                  -----------     -----------     ----------
   Estimated revenues less
    expenses applicable to
    common shareholders.......    $ 8,393,973     $ 9,531,176     $2,559,003
                                  ===========     ===========     ==========
   Estimated revenues less
    expenses per common
    share.....................    $      1.16     $      1.32     $     0.36
                                  ===========     ===========     ==========
   Weighted average number of
    shares of Common Stock
    outstanding...............      7,205,518       7,205,518      7,205,518
                                  ===========     ===========     ==========

       See Notes to Statements of Estimated Revenues Less Expenses.

                   AMERICAN GENERAL HOSPITALITY CORPORATION

         NOTES TO STATEMENTS OF ESTIMATED REVENUES LESS EXPENSES

  (A) Represents lease payments from the Lessee to the Operating Partnership pursuant to the Participating Leases calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the pro forma revenues of the Initial Hotels. The departmental revenue thresholds in certain of the Participating Lease formulas adjust in the future beginning January 1, 1997. See "The Initial Hotels--The Participating Leases."

  The Participating Lease revenue is comprised of the following:

                                                  TWELVE MONTHS   THREE MONTHS
                                   YEAR ENDED         ENDED          ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
Base rent......................    $15,392,000     $15,392,000     $3,848,000
Excess of Participating Rent
 over Base Rent................      9,419,668      10,510,292      2,679,908
                                   -----------     -----------     ----------
  Total Participating Lease
   revenue.....................    $24,811,668     $25,902,292     $6,527,908
                                   ===========     ===========     ==========

  (B) Represents interest income on the advance to Lessee for the purchase of certain furniture, fixtures and equipment from the Company ($315,000). The advance to Lessee is due over five years and bears interest at 10% per annum.

  (C) Represents depreciation on the Initial Hotels. Estimated depreciation is computed based upon estimated useful lives of 39 years for buildings and improvements and 5 years for furniture, fixtures and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general.

  The AGH Predecessor Hotels estimated depreciation expense is computed as follows:

                                                  TWELVE MONTHS   THREE MONTHS
                                   YEAR ENDED         ENDED          ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
Historical depreciation
 expense......................     $2,409,211       $1,661,334     $  288,688
Holiday Inn Dallas DFW Airport
 West depreciation expense for
 the period prior to
 acquisition..................        208,844          104,422
Estimated depreciation expense
 for increase in basis of the
 Hotel Maison de Ville and
 closing costs on the AGH
 Predecessor Hotels...........         20,196           20,196          5,049
                                   ----------       ----------     ----------
                                   $2,638,251       $1,785,952     $  293,737
                                   ==========       ==========     ==========

  Additionally, the estimated depreciation expense for the AGH Acquisition Hotels includes an annual depreciation on furniture, fixtures and equipment of $1,312,120 and on buildings and improvements of $3,453,828.

                 AMERICAN GENERAL HOSPITALITY CORPORATION

  At March 31, 1996, the Company's pro forma investment in hotel properties, at cost, consists of the following:

                                              AGH         AGH
                                          PREDECESSOR ACQUISITION
                                            HOTELS       HOTELS       TOTAL
                                          ----------- ------------ ------------
Land..................................... $ 1,496,515 $ 11,311,000 $ 12,807,515
Building and improvements................  18,665,021  134,699,284  153,364,305
Furniture, fixtures and equipment........   3,474,271    6,560,598   10,034,869
                                          ----------- ------------ ------------
                                          $23,635,807 $152,570,882 $176,206,689
                                          =========== ============ ============

  (D) Represents amortization of expected deferred loan costs related to the Line of Credit and amortization of franchise transfer costs. Deferred loan costs of $2,185,000 are amortized utilizing a method which approximates the interest method over four years which is the anticipated term of the Line of Credit. Franchise transfer costs of $591,600 are amortized over the term of the related franchise agreements which approximates 10 years.

  (E) Represents amounts to be paid by the Operating Partnership. Such amounts were derived from the historical amounts paid with respect to the Initial Hotels adjusted for the Holiday Inn Dallas DFW Airport West hotel inclusion for the full year and probable real estate and personal property tax increases. Four AGH Acquisition Hotels (Holiday Inn Park Plaza, LeBaron Airport Hotel, Holiday Inn Mission Valley and Hilton Hotel- Toledo) are located in states which require tax reassessments based primarily on the price as specified in a sale to an unrelated third party. The estimated adjustment column below is based on the purchase price multiplied by the applicable tax rates less the amounts included in the historical financial statements.

                                          YEAR ENDED DECEMBER 31, 1995
                                 ----------------------------------------------
                                       HISTORICAL
                                 -----------------------
                                     AGH         AGH
                                 PREDECESSOR ACQUISITION  ESTIMATED
                                   HOTELS      HOTELS    ADJUSTMENTS  COMBINED
                                 ----------- ----------- ----------- ----------
Real estate and personal
 property taxes.................  $344,036   $1,222,750   $287,318   $1,854,104
Property insurance..............    45,919      258,508      6,542      310,969
                                  --------   ----------   --------   ----------
  Total real estate and personal
   property taxes and
   insurance....................  $389,955   $1,481,258   $293,860   $2,165,073
                                  ========   ==========   ========   ==========
Ground lease expense............  $334,024   $  547,193              $  881,217
                                  ========   ==========              ==========
                                       TWELVE MONTHS ENDED MARCH 31, 1996
                                 ----------------------------------------------
                                       HISTORICAL
                                 -----------------------
                                     AGH         AGH
                                 PREDECESSOR ACQUISITION  ESTIMATED
                                   HOTELS      HOTELS    ADJUSTMENTS  COMBINED
                                 ----------- ----------- ----------- ----------
Real estate and personal
 property taxes.................  $389,919   $1,201,152   $263,033   $1,854,104
Property insurance..............    48,981      255,031      6,957      310,969
                                  --------   ----------   --------   ----------
  Total real estate and personal
   property taxes and
   insurance....................  $438,900   $1,456,183   $269,990   $2,165,073
                                  ========   ==========   ========   ==========
Ground lease expense............  $327,711   $  574,485              $  902,196
                                  ========   ==========              ==========

                 AMERICAN GENERAL HOSPITALITY CORPORATION

                                         THREE MONTHS ENDED MARCH 31, 1996
                                   ---------------------------------------------
                                         HISTORICAL
                                   -----------------------
                                       AGH         AGH
                                   PREDECESSOR ACQUISITION  ESTIMATED
                                     HOTELS      HOTELS    ADJUSTMENTS COMBINED
                                   ----------- ----------- ----------- ---------
Real estate and personal property
 taxes...........................   $101,461    $315,363     $46,702   $ 463,526
Property insurance...............     12,677      57,594       7,471      77,742
                                    --------    --------     -------   ---------
  Total real estate and personal
   property taxes and insurance..   $114,138    $372,957     $54,173   $ 541,268
                                    ========    ========     =======   =========
Ground lease expense.............   $ 43,812    $149,344               $ 193,156
                                    ========    ========               =========

  (F) Represents general and administrative expenses to be paid by the Operating Partnership. These amounts are based on historical general and administrative expenses as well as probable 1996 expenses:

      Salaries and wages............................................ $  561,000
      Professional fees.............................................    125,000
      Directors' and officers' insurance............................     90,000
      Allocated rent, supplies and other............................    103,000
      Other operating expenses......................................    251,000
                                                                     ----------
                                                                     $1,130,000
                                                                     ==========

  (G) Represents amortization of unearned officers' compensation represented by an aggregate of 50,000 shares of restricted Common Stock issuable to executive officers which shares vest 10% at the date of grant (5,000 shares at $20.00 per share).

  (H) Represents interest expense on the following debt:

    (1) Debt assumed by the Operating Partnership of approximately $14.2 million in connection with the acquisition of the Holiday Inn Dallas DFW Airport South hotel. Principal payments are based on a 20 year amortization and interest is due monthly. The debt matures on February 1, 2011 and bears interest at a fixed rate of 8.75%.

    (2) Two notes assumed by the Operating Partnership totalling approximately $5.3 million collateralized by the Courtyard by Marriott-Meadowlands. Principal payments on the debt instruments are based on a 25 year and 5 year amortization, respectively, and interest is due monthly. The debt matures on December 1, 2000 and January 1, 2001, respectively, and bears interest at fixed rates of 7.5% and 7.89%, respectively.

  (I) Calculated as approximately 25.8% of income before minority interest.

                   AMERICAN GENERAL HOSPITALITY CORPORATION

                     PRO FORMA CONSOLIDATED BALANCE SHEET

                              MARCH 31, 1996
                                  (UNAUDITED)

  The following Pro Forma Consolidated Balance Sheet is presented as if the consummation of the Formation Transactions and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds" had occurred on March 31, 1996. The pro forma adjustments have been marked with a number to identify the correlating debits and credits. Such pro forma information is based in part upon the combined balance sheets of the AGH Predecessor Hotels and the AGH Acquisition Hotels. Such information should be read in conjunction with the Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions and the Offering have been made.

  The following Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the financial position of the Company would have been assuming such transactions had been completed on March 31, 1996, nor does it purport to represent the future financial position of the Company.

                                              AGH
                          AGH PREDECESSOR ACQUISITION   PRO FORMA
                             HOTELS(A)     HOTELS(B)   ADJUSTMENTS       PRO FORMA
                          --------------- ------------ ------------     ------------
                                    ASSETS
Investment in hotel
 properties, net........   $ 22,848,146   $ 66,595,969 $ 86,762,574 (C) $176,206,689
Cash and cash
 equivalents............      1,240,272      7,625,737   (7,991,933)(D)      874,076
Accounts receivable,
 net....................        392,552      2,521,992   (2,914,544)(E)
Deferred expenses, net..        375,912        520,636    1,880,052 (F)    2,776,600
Other assets............        258,122      1,253,608   (1,511,730)(E)
Advances to Lessee......                                    315,000 (G)      315,000
                           ------------   ------------ ------------     ------------
    Total assets........   $ 25,115,004   $ 78,517,942 $ 76,539,419     $180,172,365
                           ============   ============ ============     ============
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Debt....................    $19,972,015    $54,390,363 $(55,010,139)(H)   19,352,239
Accounts payable, trade,
 accrued expenses and
 other liabilities......        944,683      6,823,690   (6,018,373)(I)    1,750,000
Minority interest in
 Operating Partnership..                                 41,040,093 (J)   41,040,093
                           ------------   ------------ ------------     ------------
    Total liabilities...     20,916,698     61,214,053  (19,988,419)      62,142,332
                           ------------   ------------ ------------     ------------
Stockholders' equity:
  Preferred stock.......
  Common stock..........                                     72,055 (K)       72,055
  Additional paid-in
   capital..............                                118,957,978 (L)  118,957,978
  Unearned officers'
   compensation.........                                 (1,000,000)(M)   (1,000,000)
  Retained earnings.....      4,198,306     17,303,889  (21,502,195)(N)
                           ------------   ------------ ------------     ------------
    Total stockholders'
     equity.............      4,198,306     17,303,889   96,527,838      118,030,033
                           ------------   ------------ ------------     ------------
    Total liabilities
     and stockholders'
     equity.............   $ 25,115,004   $ 78,517,942 $ 76,539,419     $180,172,365
                           ============   ============ ============     ============

              See Notes to Pro Forma Consolidated Balance Sheet.

                   AMERICAN GENERAL HOSPITALITY CORPORATION

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


  (A) Reflects the AGH Predecessor Hotels' historical combined balance sheet at March 31, 1996.

  (B) Reflects the AGH Acquisition Hotels' historical combined balance sheet at March 31, 1996.

  (C) Increase represents the following:

    Purchase of the following AGH Acquisition Hotels, including estimated closing costs (the purchase of the AGH Acquisition Hotels included only the land, building and improvements and furniture, fixtures and equipment):

      Purchase of AGH Acquisition Hotels, including closing
       costs:
        Holiday Inn Dallas DFW Airport South.................. $ 25,256,000
        Holiday Inn Park Center Plaza ........................   12,970,200
        Fred Harvey Albuquerque Airport Hotel.................    9,490,300
        Holiday Inn Select-Madison............................   21,581,300
        Holiday Inn New Orleans International Airport.........   26,033,200
        Holiday Inn Mission Valley............................   19,632,500
        Le Baron Airport Hotel................................   19,737,500
        Hilton Hotel-Toledo...................................   10,308,082
        Days Inn Ocean City...................................    7,636,800
        Sale of certain furniture, fixtures and equipment to
         Lessee...............................................     (315,000)
        Purchase of furniture, fixtures and equipment
         previously under operating leases....................      240,000
      Remove historical cost basis of the AGH Acquisition
       Hotels.................................................  (66,595,969)
                                                               ------------
        Total increase in the AGH Acquisition Hotels..........   85,974,913
                                                               ------------
      Purchase of AGH Predecessor Hotels, including estimated
       closing costs:
        Basis increase resulting from the cash purchase of an
         interest in the Hotel Maison de Ville................      287,061
        Real estate closing and other costs related to the
         acquisition of the AGH Predecessor Hotels............      500,600
                                                               ------------
        Total increase in the AGH Predecessor Hotels..........      787,661
                                                               ------------
        Total pro forma adjustment............................ $ 86,762,574(1)
                                                               ============

  The acquisitions of the AGH Acquisition Hotels have been accounted for as "purchases." The interests of the Primary Contributors and other minority partners receiving OP Units in exchange for their interests in the AGH Predecessor Hotels have been recorded at their historical cost basis. The Primary Contributors received 1,161,401 OP Units for their interests in the AGH Predecessor Hotels and certain other assets. The minority partners received 1,349,705 OP Units and $287,061 cash for their interests in the AGH Predecessor Hotels. The cash paid to the minority partners of $287,061 has been accounted for as a "purchase", resulting in an increase in the Company's basis in the hotel.

  The estimated cost of approximately $24.6 million in capital improvements related to the anticipated improvements and renovations of certain of the Initial Hotels which will be made over the next twelve months is not included in the Pro Forma Consolidated Balance Sheet. The capital improvements are anticipated to be allocated to furniture, fixtures and equipment (30%) and buildings and improvements (70%), which will be depreciated over 5 years and 39 years, respectively. This depreciation is not included in the Statements of Estimated Revenues Less Expenses.

                 AMERICAN GENERAL HOSPITALITY CORPORATION

  (D) Net decrease represents the following:

                          AGH PREDECESSOR  AGH ACQUISITION
                              HOTELS           HOTELS         OFFERING       TOTAL
                          ---------------  ---------------  ------------  ------------
Gross proceeds of the
 Offering...............                                    $140,000,000  $140,000,000 (2)
Underwriters' discount..                                      (9,800,000)   (9,800,000)(2)
Other expected expenses
 of the Offering........                                      (2,200,000)   (2,200,000)(2)
Payments to acquire the
 Initial Hotels
 including closing
 costs..................  $     (787,661)  $   (90,268,008)                (91,055,669)(1)
Payment to purchase
 furniture, fixtures and
 equipment previously
 under operating
 leases.................                          (240,000)                   (240,000)(1)
Payment of AGH
 Predecessor Hotels'
 historical debt........      (14,825,570)                                 (14,825,570)(3)
Payment of prepayment
 penalties on debt of
 the AGH Predecessor
 Hotels.................         (892,022)                                    (892,022)(4)
Payment of AGH
 Acquisition Hotels debt
 assumed................                       (19,086,063)                (19,086,063)(1)
Payment of anticipated
 loan costs related to
 the Line of Credit.....                                        (435,000)     (435,000)(5)
Payment of franchise
 transfer costs.........                                        (591,600)     (591,600)(6)
Cash and cash
 equivalents not being
 purchased..............       (1,240,272)      (7,625,737)                 (8,866,009)(7)
                          ---------------  ---------------  ------------  ------------
                           $ (17,745,525)  $  (117,219,808) $126,973,400  $ (7,991,933)
                          ===============  ===============  ============  ============

  (E) Decrease reflects the following assets which are not being purchased by the Company:

                                          AGH         AGH
                                      PREDECESSOR ACQUISITION
                                        HOTELS      HOTELS        TOTAL
                                      ----------- -----------  ------------
Accounts receivable, net.............  $(392,552) $(2,521,992) $ (2,914,544)
Other assets.........................   (258,122)  (1,253,608)   (1,511,730)
                                       ---------  -----------  ------------
                                       $(650,674) $(3,775,600) $ (4,426,274)(7)
                                       =========  ===========  ============

  (F) Net increase represents the following:

      Deferred loan costs related to debt of the AGH
       Predecessor Hotels which will be repaid with a portion
       of the proceeds of the Offering......................... $ (375,912)(7)
      Deferred loan costs related to debt of the AGH
       Acquisition Hotels which will not be assumed by the
       Company.................................................   (520,636)(7)
      Deferred loan costs related to the Line of Credit........  2,185,000 (5)
      Franchise transfer costs.................................    591,600 (6)
                                                                ----------
                                                                $1,880,052
                                                                ==========

  Deferred loan costs related to the Line of Credit consist of attorney fees, appraisal costs, surveys, etc. to be paid from the proceeds of the Offering ($435,000), fees payable upon initial borrowings under the Line of Credit ($1,250,000), an unused line fee payable at the end of the year ($250,000) and a fee payable at the date the Company exercises its option to extend the term of the Line of Credit ($250,000).

                 AMERICAN GENERAL HOSPITALITY CORPORATION

  (G) Increase represents advances for the purchase of furniture, fixtures and equipment from the Company after the purchase of the AGH Acquisition Hotels ($315,000).(1) The advances bear interest at 10% and are due over five years.

  (H) Decrease reflects the following:

      Payment of AGH Predecessor Hotels' debt................ $(14,825,570)(3)
      Payment of AGH Acquisition Hotels' debt................  (19,086,063)(1)
      Debt of the AGH Acquisition Hotels not assumed.........  (21,098,506)(1)
                                                              ------------
                                                              $(55,010,139)
                                                              ============

  (I) Net increase reflects the following:

      Accounts payable, trade, accrued expenses and other
       liabilities which are not being purchased by the
       Company:
        AGH Predecessor Hotels............................... $   (944,683)(7)
        AGH Acquisition Hotels...............................   (6,823,690)(7)
      Line of credit fees payable............................    1,750,000 (5)
                                                              ------------
                                                              $ (6,018,373)
                                                              ============

  (J) Represents the recognition of minority interest in the Operating
Partnership that will not be owned by the Company (25.8%).(1)

  (K) Represents the $0.01 par value of the Common Stock.(8)

  (L) Represents the following proposed transactions:

      Gross proceeds of the Offering......................... $140,000,000 (2)
      Underwriters' discount and other estimated expenses of
       the Offering..........................................  (12,000,000)(2)
      Par value of Common Stock..............................      (72,055)(8)
      Prepayment penalties on debt of the AGH Predecessor
       Hotels ...............................................     (892,022)(4)
      Unearned officers' compensation........................    1,000,000 (9)
      Reclassification of retained earnings of the AGH
       Predecessor Hotels to additional paid-in capital......    4,198,306 (1)
      Net assets of the AGH Predecessor Hotels which are not
       being purchased by the Company........................   (1,322,175)(7)
      Net assets of the AGH Acquisition Hotels which are not
       being purchased by the Company........................   (5,098,283)(7)
      Minority interest in Operating Partnership.............   (6,855,793)(1)
                                                              ------------
                                                              $118,957,978
                                                              ============

  (M) Represents the value of common shares issued to officers ($1,000,000) which vest 10% in the first year.(9)

  (N) Represents reclassification of retained earnings of the AGH Predecessor Hotels to Common Stock and the elimination of historical retained earnings of the AGH Acquisition Hotels.(1)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
American General Hospitality Corporation

  We have audited the accompanying balance sheet of American General Hospitality Corporation as of April 12, 1996 (date of inception). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of American General Hospitality Corporation as of April 12, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Dallas, Texas
April 12, 1996

                 AMERICAN GENERAL HOSPITALITY CORPORATION

                          CONDENSED BALANCE SHEET

                              APRIL 12, 1996

                                  ASSETS

   Cash.................................................................... $100
                                                                            ----
                                                                            $100
                                                                            ====

                   LIABILITIES AND SHAREHOLDERS' EQUITY

   Commitments and contingencies
   Preferred stock, $.01 par value per share, 20,000,000 shares autho-
    rized, no shares issued or outstanding...............................
   Common stock, $.01 par value per share, 100,000,000 shares authorized,
    100 shares issued and outstanding....................................  $100
                                                                           ====

    The accompanying notes are an integral part of this balance sheet.

                 AMERICAN GENERAL HOSPITALITY CORPORATION

                   NOTES TO CONSOLIDATED BALANCE SHEET

1. ORGANIZATION AND PROPOSED INITIAL PUBLIC OFFERING

  Organization--American General Hospitality Corporation (the "Company") was formed on April 12, 1996 as a Maryland corporation which intends to qualify as a real estate investment trust ("REIT"). The Company has been formed to acquire equity interests in 13 hotels (the "Initial Hotels"). Four of the Initial Hotels (the "AGH Predecessor Hotels") will be acquired primarily from limited partnerships controlled by the shareholders of American General Hospitality, Inc. (the "AGHI Affiliates"). The remaining nine Initial Hotels (the "AGH Acquisition Hotels") will be acquired primarily from parties unaffiliated with the Company through contracts with the sellers acquired from an AGHI affiliate.

  Upon completion of the proposed initial public offering described below, the Company will acquire an approximate 74.2% equity interest in American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"). A wholly owned subsidiary of the Company will be the sole general partner of the Operating Partnership. The Operating Partnership will own the Initial Hotels and will lease them to AGH Leasing, L.P. (the "Lessee"), which is owned, in part, by certain officers of the Company, under operating leases ("Participating Leases") which provide for rent based on the revenues of the Initial Hotels. The Lessee has entered into management agreements pursuant to which all of the Initial Hotels will be managed by American General Hospitality, Inc. ("AGHI").

  Proposed Initial Public Offering--The Company has filed a registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 7,000,000 shares of its common stock to the public (the "Offering"). The Company expects to qualify as a REIT under sections 856-860 of the Internal Revenue Code. Upon consummation of the Offering, the Company will contribute all of the net proceeds of the Offering to AGH GP, Inc. ("General Partner") and AGH LP, Inc. ("Limited Partner"), which, in turn, will contribute such proceeds to the Operating Partnership in exchange for an approximate 74.2% equity interest in the Operating Partnership. The General Partner, a wholly owned subsidiary of the Company, will own a 1.0% interest in the Operating Partnership. The Limited Partner, also a wholly owned subsidiary of the Company, will initially own an approximately 73.2% limited partnership interest in the Operating Partnership.

  The Company will acquire directly or indirectly a 100% interest in each of the Initial Hotels for an aggregate of 2,511,106 of units of limited partnership interest ("OP Units") (1,161,401 OP Units to the Primary Contributors, which consist of the principals of AGHI and the Lessee and certain of their respective affiliates, and 1,349,705 OP Units to parties unaffiliated with the Primary Contributors); 155,518 shares of Common Stock to the AGHI Employee Retirement and Savings Plan (the "Plan"), which the Company's executive officers own less than a 5.0% beneficial interest in the
Plan); and approximately $91.1 million in cash to parties unaffiliated with the Primary Contributors, which will be subject to approximately $53.5 million in mortgage indebtedness of which approximately $33.9 million will be repaid from the net proceeds of the Offering). The Operating Partnership will reimburse AGHI for approximately $900,000 for direct out-of-pocket expenses incurred in connection with the acquisition of the Initial Hotels, including legal, environmental and engineering expenses. In addition, the Operating Partnership will sell certain personal property relating to certain of the Initial Hotels to the Lessee in exchange for one or more five-year recourse promissory notes in the aggregate principal amount of $315,000 that will be secured by such personal property.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Distributions--The Company intends to make regular quarterly distributions to stockholders which are dependent upon receipt of distributions from the Operating Partnership.

3. DESCRIPTION OF CAPITAL STOCK

  The total number of shares of all classes of stock that the Company has authority to issue consists of 100,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock, $.01

                    AMERICAN GENERAL HOSPITALITY CORPORATION par value per share, undesignated as to class, series or terms. No shares of Preferred Stock are outstanding or will be outstanding immediately after consummation of the Offering.

  Common Stock--The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefrom, and upon liquidation are entitled to receive a pro rata share of all assets of the Company available for distribution to such holders.

  Preferred Stock--The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Company has no present intention to issue shares of Preferred Stock.

4. EMPLOYEE BENEFITS

  The Board of Directors will adopt, subject to stockholder approval prior to the Offering, the American General Hospitality Corporation 1996 Incentive Plan (the "1996 Plan") and the American General Hospitality Corporation Non-Employee Directors' Incentive Plan (the "Directors' Plan").

  The 1996 Plan--Each employee of the Company or of an affiliate of the Company (other than employees of the Lessee and AGHI who are not also employees of the Company), or any other person whose efforts contribute to the Company's performance is eligible to participate in the 1996 Plan. The Compensation Committee of the Board of Directors may grant stock options, stock awards, incentive awards or performance shares to participants. Under the 1996 Plan the total number of shares available for grant is 900,000 shares of Common Stock of which not more than 50,000 shares may be granted as stock awards.

  The Directors' Plan--A maximum of 100,000 shares of Common Stock may be issued under the Directors' Plan. The Directors' Plan provides that each director will be awarded nonqualified options to purchase 10,000 shares of Common Stock at the fair market value at the date of grant.

  Following consummation of the Offering, the Company intends to grant to the Company's officers and directors options to acquire an aggregate 400,000 shares of Common Stock at the Offering Price and stock awards representing 50,000 shares of restricted Common Stock.

  Employment Agreements--The Company will enter into an employment agreement with Mr. Steven D. Jorns, the Company's Chairman of the Board, President and Chief Executive Officer for a term of five years at an initial annual base compensation of $100,000, subject to any increases in base compensation approved by the Compensation Committee. In addition, the Company will enter into employment agreements with three other executive officers each for a term of five years at an aggregate annual base compensation of $230,000.

                            AGH LEASING, L.P.

                         PRO FORMA BALANCE SHEET

                               MAY 29, 1996

                              ASSETS
Furniture, fixtures and equipment.................................. $315,000(A)
Cash and cash equivalents..........................................  500,000(B)
                                                                    --------
    Total assets................................................... $815,000
                                                                    ========
                      LIABILITIES AND EQUITY
Advances from Operating Partnership................................ $315,000(A)
Equity.............................................................  500,000(B)
                                                                    --------
    Total liabilities and equity................................... $815,000
                                                                    ========

- --------


(A) Upon consummation of the Offering, the Lessee will purchase $315,000 of furniture, fixtures, and equipment from the Company in exchange for a note payable of $315,000 which will be due over five years and will bear interest at 10% per annum.

(B) Reflects the cash contribution of $500,000 from the partners upon consummation of the Offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

AGH Leasing, L.P.

  We have audited the accompanying balance sheet of AGH Leasing, L.P. (The "Partnership") as of May 29, 1996 (date of inception). This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of AGH Leasing, L.P. as of May 29, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Dallas, Texas

May 29, 1996

                             AGH LEASING, L.P.

                                 BALANCE SHEET

                               MAY 29, 1996

                                    ASSETS
   Cash.................................................................... $100
                                                                            ----
                                                                            $100
                                                                            ====
                            LIABILITIES AND EQUITY
   Commitments and contingencies...........................................
   Equity.................................................................. $100
                                                                            ====

       The accompanying notes are an integral part of this balance sheet.

                            AGH LEASING, L.P.

                          NOTES TO BALANCE SHEET

1. ORGANIZATION AND PROPOSED INITIAL PUBLIC OFFERING

  Organization--AGH Leasing, L.P. (the "Lessee"), was formed on May 29, 1996 as a Delaware limited partnership. Upon completion of the proposed initial public offering described below, American General Hospitality Corporation (the "Company") will acquire an approximate 74.2% equity interest in American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"). In order for the Company to qualify as a real estate investment trust ("REIT"), neither the Company nor the Operating Partnership can operate hotels; therefore, the Operating Partnership, which will own 13 hotels (the "Initial Hotels"), and will lease the Initial Hotels to the Lessee under operating leases ("Participating Leases") which provide for rent based on the revenues of the Initial Hotels.

  The financial statements of the Lessee will include the results of operations of the hotels leased from the Operating Partnership due to the Lessee's control over the operations of the hotels during the 12 year term of the Participating Leases. The Lessee has complete discretion in establishing room rates and all rates for hotel goods and services. Likewise, all operating expenses of the hotels are under the control of the Lessee. The Lessee has the right to manage or to enter into management contracts with other parties to manage the hotels. If the Lessee elects to enter into management contracts with parties other than American General Hospitality, Inc. ("AGHI"), the Lessee must obtain the prior written consent of the Operating Partnership, which consent may not be unreasonably withheld. The Lessee, with the written consent of the Operating Partnership, has entered into management agreements pursuant to which all of the Initial Hotels will be managed by AGHI. The Lessee is owned in part by certain executive officers of the Company and AGHI.


  Proposed Initial Public Offering--The Company, which intends to qualify as a REIT, has filed a registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 7,000,000 shares of its common stock to the public (the "Offering"). The Company expects to qualify as a REIT under sections 856-860 of the Internal Revenue Code. Upon consummation of the Offering, the Company will contribute all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 74.2% equity interest in the Operating Partnership. The Operating Partnership will use such funds to purchase certain of the Initial Hotels, repay debt and other obligations of the Initial Hotels, and for working capital.

2. EQUITY

  Each partner contributed a pro-rata cash contribution based on his respective partnership interest.

  The partners of the Lessee have agreed upon consummation of the Offering to
(i) initially capitalize the Lessee with $500,000 in cash and (ii) pledge 275,000 units in the Operating Partnership ("OP Units") having a value of approximately $5.5 million based on the Offering Price to the Operating Partnership to collateralize the Lessee's obligations under the Participating Leases.

  Until the Lessee's net worth equals the greater of (i) $6 million and (ii) 17.5% of actual rent payments from hotels leased to the Lessee during the preceding calender year, the Lessee will not pay distributions to its partners or make any other distributions to affiliates of the Lessee other than pursuant to the management agreements with AGHI and for limited amounts related to Lessee overhead (except for the purpose of permitting its partners to pay taxes on the income attributable to them from the Lessee while it is a limited partnership and except for distributions relating to interest or dividends received by the Lessee from cash or securities held by it) and will be required during this period, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchase would violate the ownership limitations in the Company's Charter, at the option of the Company, OP Units from the Operating Partnership, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions).

                           INITIAL HOTELS AND LESSEE

               PRO FORMA COMBINED STATEMENTS OF OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 1995, THE TWELVE MONTHS ENDED MARCH 31, 1996
                 ANDTHE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

  The following unaudited Pro Forma Combined Statements of Operations are presented as if the consummation of the Formation Transactions and the application of the net proceeds of the Offering as set forth under the caption "Use of Proceeds" had occurred on January 1, 1995, and all of the Initial Hotels had been leased by the Lessee pursuant to the Participating Leases. Such pro forma information is based in part upon the combined statements of operations of the AGH Predecessor Hotels (unaudited financial information for the Holiday Inn Dallas DFW Airport West hotel for the period prior to its acquisition in June 1995 was obtained from the prior owner) and AGH Acquisition Hotels. Such information should be read in conjunction with the Financial Statements included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the Formation Transactions and the Offering have been made.

  The following unaudited Pro Forma Combined Statements of Operations are not necessarily indicative of what results of operations of the Initial Hotels and Lessee would have been assuming such transactions had been completed on January 1, 1995, nor does it purport to represent the results of operations for future periods.

                    FOR THE YEAR ENDED DECEMBER 31, 1995

                                AGH PREDECESSOR HOTELS                              AGH ACQUISITION
                    ----------------------------------------------------  ----------------------------------------
                                  PRIOR TO    PRO FORMA                                PRO FORMA                    PRO FORMA
                    HISTORICAL   ACQUISITION ADJUSTMENTS      PRO FORMA   HISTORICAL  ADJUSTMENTS       PRO FORMA   COMBINED
                    -----------  ----------- -----------     -----------  ----------- ------------     ----------- -----------
                                     (A)
Revenues:
 Room revenue...... $ 9,020,479  $ 1,532,369 $    16,391 (B) $10,569,239  $44,736,447 $     24,485 (B) $44,760,932 $55,330,171
 Food and beverage
  revenue..........   1,293,238      420,569                   1,713,807   16,424,522       53,175 (B)  16,477,697  18,191,504
 Other revenue.....     568,415       92,884      81,592 (B)     742,891    3,579,485       41,056 (B)   3,620,541   4,363,432
                    -----------  ----------- -----------     -----------  ----------- ------------     ----------- -----------
   Total revenue...  10,882,132    2,045,822      97,983      13,025,937   64,740,454      118,716      64,859,170  77,885,107
                    -----------  ----------- -----------     -----------  ----------- ------------     ----------- -----------
Expenses:
 Property
  operating costs
  and expenses.....   3,928,801      743,827     (22,614)(C)   4,650,014   25,325,087     (350,847)(C)  24,974,240  29,624,254
 General and
  administrative...   1,270,163      157,452      (8,675)(C)   1,418,940    5,780,741     (179,593)(C)   5,601,148   7,020,088
 Advertising and
  promotion........     663,285       97,924                     761,209    3,874,160      (10,283)(D)   3,863,877   4,625,086
 Repairs and
  maintenance......     478,552      104,843                     583,395    2,719,954       (7,182)(D)   2,712,772   3,296,167
 Utilities.........     509,142       91,129                     600,271    2,945,878                    2,945,878   3,546,149
 Management fees...     383,607       61,199       7,709 (E)     452,515    1,285,385      615,018 (E)   1,900,403   2,352,918
 Franchise costs...     332,274       83,718                     415,992    1,701,346                    1,701,346   2,117,338
 Depreciation......   2,409,211      126,676  (2,535,887)(F)                5,498,602   (5,435,602)(F)      63,000      63,000
 Amortization......      70,843                  (70,843)(G)                  152,588     (152,588)(G)
 Real estate and
  personal
  property taxes,
  and property
  insurance........     389,955       37,406    (427,361)(H)                1,481,258   (1,481,258)(H)
 Interest
  expense..........   1,572,244               (1,572,244)(I)                4,734,958   (4,703,458)         31,500      31,500
 Other expense.....     364,238                 (360,011)(J)       4,227      897,414     (843,557)(J)      53,857      58,084
 Participating
  Lease expenses...                            4,195,780 (K)   4,195,780                20,615,888 (K)  20,615,888  24,811,668
                    -----------  ----------- -----------     -----------  ----------- ------------     ----------- -----------
   Total expenses..  12,372,315    1,504,174    (794,146)     13,082,343   56,397,371    8,066,538      64,463,909  77,546,252
                    -----------  ----------- -----------     -----------  ----------- ------------     ----------- -----------
   Revenues over
    (under)
    expenses....... $(1,490,183) $   541,648 $   892,129     $   (56,406) $ 8,343,083 $ (7,947,822)    $   395,261 $   338,855
                    ===========  =========== ===========     ===========  =========== ============     =========== ===========

           See Notes to Pro Forma Combined Statements of Operations

                         INITIAL HOTELS AND LESSEE

                PRO FORMA COMBINED STATEMENT OF OPERATIONS



                FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

                        AGH                                                    AGH
                    PREDECESSOR   PRIOR TO    PRO FORMA                    ACQUISITION  PRO FORMA                    PRO FORMA
                      HOTELS     ACQUISITION ADJUSTMENTS       PRO FORMA     HOTELS    ADJUSTMENTS       PRO FORMA   COMBINED
                    -----------  ----------- -----------      -----------  ----------- ------------     ----------- -----------
                                     (A)
Revenues:
 Room revenue...... $10,019,733   $692,473   $    24,678 (B)  $10,736,884  $46,065,824 $     27,320 (B) $46,093,144 $56,830,028
 Food and beverage
  revenue..........   1,587,236    166,659                      1,753,895   16,522,311       59,376 (B)  16,581,687  18,335,582
 Other income......     639,498     37,778        81,592 (B)      758,868    3,699,579       41,374 (B)   3,740,953   4,499,821
                    -----------   --------   -----------      -----------  ----------- ------------     ----------- -----------
   Total revenue...  12,246,467    896,910       106,270       13,249,647   66,287,714      128,070      66,415,784  79,665,431
                    -----------   --------   -----------      -----------  ----------- ------------     ----------- -----------
Expenses:
 Property
  operating costs
  and expenses.....   4,454,876    315,602       (29,068)(C)    4,741,410   25,738,591     (354,125)(C)  25,384,466  30,125,876
 General and
  administrative...   1,409,498     72,488        (9,555)(C)    1,472,431    5,864,772     (178,685)(C)   5,686,087   7,158,518
 Advertising and
  promotion........     719,942     41,034                        760,976    3,954,203      (10,283)(D)   3,943,920   4,704,896
 Repairs and
  maintenance......     518,315     40,656                        558,971    2,760,199       (7,182)(D)   2,753,017   3,311,988
 Utilities.........     588,889     26,410                        615,299    2,920,854                    2,920,854   3,536,153
 Management fees...     430,939     26,744       (61,287) (E)     396,396    1,308,331      358,477 (E)   1,666,808   2,063,204
 Franchise costs...     382,827     37,524                        420,351    1,739,901                    1,739,901   2,160,252
 Depreciation......   1,661,334     50,670    (1,712,004)(F)                 4,992,005   (4,929,005)(F)      63,000      63,000
 Amortization......      82,238                  (82,238)(G)                   123,198     (123,198)(G)
 Real estate and
  personal
  property taxes,
  and property
  insurance........     438,900      7,123      (446,023)(H)                 1,456,183   (1,456,183)(H)
 Interest
  expense..........   1,773,838               (1,773,838)(I)                 4,827,694   (4,796,194)(I)      31,500      31,500
 Other expense.....     354,524                 (346,517)(J)        8,007      918,472     (881,706)         36,766      44,773
 Participating
  Lease expenses...                            4,321,394 (K)    4,321,394                21,580,898 (K)  21,580,898  25,902,292
                    -----------   --------   -----------      -----------  ----------- ------------     ----------- -----------
   Total expenses..  12,816,120    618,251      (139,136)      13,295,235   56,604,403    9,202,814      65,807,217  79,102,452
                    -----------   --------   -----------      -----------  ----------- ------------     ----------- -----------
   Revenues over
    (under)
    expenses....... $  (569,653)  $278,659   $   245,406      $   (45,588) $ 9,683,311 $ (9,074,744)    $   608,567 $   562,979
                    ===========   ========   ===========      ===========  =========== ============     =========== ===========

         See Notes to Pro Forma Combined Statements of Operations

                         INITIAL HOTELS AND LESSEE

                PRO FORMA COMBINED STATEMENT OF OPERATIONS


                FOR THE THREE MONTHS ENDED MARCH 31, 1996

                             AGH                                    AGH
                         PREDECESSOR  PRO FORMA                 ACQUISITION  PRO FORMA                   PRO FORMA
                           HOTELS    ADJUSTMENTS     PRO FORMA    HOTELS    ADJUSTMENTS      PRO FORMA   COMBINED
                         ----------- -----------     ---------- ----------- -----------     ----------- -----------
Revenues:
 Room revenue........... $2,624,614   $   8,287 (B)  $2,632,901 $11,561,801 $     7,204 (B) $11,569,005 $14,201,906
 Food and beverage
  revenue...............    509,331                     509,331   4,173,807      49,185 (B)   4,222,992   4,732,323
 Other income...........    173,450             (B)     173,450     989,702             (B)     989,702   1,163,152
                         ----------   ---------      ---------- ----------- -----------     ----------- -----------
   Total revenue........  3,307,395       8,287       3,315,682  16,725,310      56,389      16,781,699  20,097,381
                         ----------   ---------      ---------- ----------- -----------     ----------- -----------
Expenses:
 Property operating
  costs and expenses....  1,201,571      (7,313)(C)   1,194,258   6,380,431     (90,513)(C)   6,289,918   7,484,176
 General and
  administrative........    371,977      (2,495)(C)     369,482   1,421,240     (45,252)(C)   1,375,988   1,745,470
 Advertising and
  promotion.............    178,207                     178,207   1,146,405      (2,396)(D)   1,144,009   1,322,216
 Repairs and
  maintenance...........    130,247                     130,247     712,728      (1,795)(D)     710,933     841,180
 Utilities..............    155,844                     155,844     653,974                     653,974     809,818
 Management fees........    115,115     (16,091) (E)     99,024     332,666      99,547 (E)     432,213     531,237
 Franchise costs........    100,695                     100,695     315,052                     315,052     415,747
 Depreciation...........    288,688    (288,688)(F)               1,222,556  (1,206,806)(F)      15,750      15,750
 Amortization...........     16,248     (16,248)(G)                  39,528     (39,528)(G)
 Real estate and
  personal property
  taxes, and property
  insurance.............    114,138    (114,138)(H)                 372,957    (372,957)(H)
 Interest expense.......    457,146    (457,146)(I)               1,248,618  (1,240,743)(I)       7,875       7,875
 Other expense..........     48,920     (44,840)(J)       4.080     262,596    (248,695)(J)      13,901      17,981
 Participating Lease
  expenses..............              1,047,441 (K)   1,047,441               5,480,467 (K)   5,480,467   6,527,908
                         ----------   ---------      ---------- ----------- -----------     ----------- -----------
   Total expenses.......  3,178,796     100,482       3,279,278  14,108,751   2,331,329      16,440,080  19,719,358
                         ----------   ---------      ---------- ----------- -----------     ----------- -----------
   Revenues over (under)
    expenses............ $ 128,599    $ (92,195)     $   36,404 $ 2,616,559 $(2,274,940)    $   341,619 $   378,023
                         ==========   =========      ========== =========== ===========     =========== ===========

         See Notes to Pro Forma Combined Statements of Operations

                           INITIAL HOTELS AND LESSEE

           NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS

  The pro forma combined statements of operations of the Lessee include the results of operations of the hotels leased from the Operating Partnership due to the Lessee's control over the operations of the hotels during the twelve-year term of the Participating Leases. The Lessee has complete discretion in establishing room rates and all rates for hotel goods and services. Likewise, all operating expenses of the hotels are under the control of the Lessee. The Lessee has the right to manage or to enter into management contracts with other parties to manage the hotels. If the Lessee elects to enter into management contracts with parties other than American General Hospitality, Inc. ("AGHI"), the Lessee must obtain the prior written consent of the Operating Partnership, which consent may not be unreasonably withheld. The Lessee, with the written consent of the Company, has entered into management agreements pursuant to which all of the Initial Hotels will be managed by AGHI.

  (A) Represents the historical results of operations of the Holiday Inn Dallas DFW Airport West prior to acquisition by the AGH Predecessor Hotels in June 1995.

  (B) Represents adjustments for certain room and food and beverage revenues that were treated as complimentary in the historical statement of operations. Also includes adjustments to telephone commissions to conform the Initials Hotels' commission structure to the structure under new contracts AGHI will have with its telecommunications providers.

  (C) Reflects the elimination of expenses which are not expected to be incurred by the Lessee. The expenses consist primarily of the following:

                                                                  THREE MONTHS
                                   YEAR ENDED     TWELVE MONTHS      ENDED
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
Property Operating Costs and
 Expenses:
  Certain changes in employee
   benefits....................     $(155,002)      $(158,332)      $(41,090)
  Operating lease expense......      (218,459)       (224,861)       (56,736)
                                    ---------       ---------       --------
                                    $(373,461)      $(383,193)      $(97,826)
                                    =========       =========       ========
General and Administrative
 expenses:
  Certain changes in employee
   benefits....................     $ (24,431)      $ (23,523)      $ (6,462)
  Operating lease expense......       (19,837)        (20,717)        (5,285)
  Owner related expenses.......      (144,000)       (144,000)       (36,000)
                                    ---------       ---------       --------
                                    $(188,268)      $(188,240)      $(47,747)
                                    =========       =========       ========

  The pro forma adjustment for certain changes in employee benefits represents changes in employee benefits at two hotels to conform to the benefits provided by AGHI. The pro forma adjustment to operating lease expense results from the pay-off of certain operating leases of the hotels at closing. The pro forma adjustment for owner related expenses represents the elimination of various charges from the owners at one of the hotels, which related to personal expenditures.

  (D) Represents changes in employee benefits at one hotel to conform to the benefits provided by AGHI.

  (E) Represents the elimination of historical management fees, and the addition of new management fees to be incurred under the Management Agreements. The new management fees consist of a base fee of 1.5% of total revenue and an incentive fee of up to 2.0% of total revenue. The incentive fee, if applicable, is equal to 0.025% of annual total revenue for each 0.1% increase in annual total revenues over the total revenues for the preceding twelve month period up to the maximum incentive fee.

  (F) Reflects the elimination of historical depreciation which is to be recorded by the Operating Partnership and the addition of the depreciation related to the $315,000 of furniture, fixtures and equipment purchased by the Lessee from the Operating Partnership. The furniture, fixtures and equipment will be depreciated over an estimated useful life of 5 years.

  (G) Net decrease reflects the elimination of deferred loan costs amortization.

  (H) Reflects the elimination of real estate and personal property taxes, and property insurance which is to be paid by the Operating Partnership.

                           INITIAL HOTELS AND LESSEE

           NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS

  (I) Reflects elimination of historical debt interest expense. Any future interest expense related to debt will be paid by the Operating Partnership. The addition to interest expense relates to an advance made by the Operating Partnership to the Lessee for the FF&E purchase. The advance of $315,000 bears interest at 10% and is due over five years.

  (J) Represents ground lease expense to be paid by the Operating Partnership and the elimination of operating lease expense resulting from the pay-off of certain operating leases of the hotels at closing.

  (K) Represents lease payments to the Operating Partnership from the Lessee pursuant to the Participating Leases calculated on a pro forma basis by applying the rent provisions of the Participating Leases to the pro forma revenues of the Initial Hotels. The departmental revenue thresholds in certain of the Participating Lease formulas adjust in the future beginning January 1, 1997. See "The Initial Hotels--the Participating Leases."

  The Participating Lease expense is comprised of the following:

                                                 TWELVE MONTHS   THREE MONTHS
                                  YEAR ENDED         ENDED          ENDED
                               DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                               ----------------- -------------- --------------
Base Rent.....................    $15,329,000     $15,329,000     $3,848,000
Excess of Participating Rent
 over Base Rent...............      9,419,668      10,510,292      2,679,908
                                  -----------     -----------     ----------
  Total Participating Lease
   expense....................    $24,811,668     $25,902,292     $6,527,908
                                  ===========     ===========     ==========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
American General Hospitality Corporation

  We have audited the accompanying combined balance sheets of the AGH Predecessor Hotels (described in Note 1) as of December 30, 1994 and December 29, 1995 and the related combined statements of operations, equity and cash flows for the period from December 30, 1993 through December 31, 1993 and the years ended December 30, 1994 and December 29, 1995. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the AGH Predecessor Hotels as of December 30, 1994 and December 29, 1995 and the combined results of their operations and their cash flows for the period from December 30, 1993 through December 31, 1993 and the years ended December 30, 1994 and December 29, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Dallas, Texas
March 29, 1996

                             AGH PREDECESSOR HOTELS

                            COMBINED BALANCE SHEETS

                                          DECEMBER 30,  DECEMBER 29,   MARCH 31,
                                              1994          1995         1996
                                          ------------  ------------  -----------
                                                                      (UNAUDITED)
                              ASSETS
Investment in hotel properties, at cost:
  Land..................................  $   680,000   $ 1,496,515   $ 1,496,515
  Buildings and improvements............   11,162,793    18,427,855    19,111,550
  Furniture, fixtures and equipment.....    3,028,860     3,439,484     3,474,271
                                          -----------   -----------   -----------
                                           14,871,653    23,363,854    24,082,336
Less accumulated depreciation...........     (409,067)     (945,502)   (1,234,190)
                                          -----------   -----------   -----------
Net investment in hotel properties......   14,462,586    22,418,352    22,848,146
Cash and cash equivalents...............      615,066       857,608       845,258
Restricted cash.........................      130,386       441,445       395,014
Accounts receivable, net................      109,719       281,169       392,552
Inventories.............................       41,407        55,611        59,889
Prepaid expenses........................       44,400       166,463       108,907
Deferred expenses.......................       50,212       370,046       375,912
Other assets............................        9,000        85,410        89,326
                                          -----------   -----------   -----------
    Total assets........................  $15,462,776   $24,676,104   $25,115,004
                                          ===========   ===========   ===========
                      LIABILITIES AND EQUITY
Debt....................................  $11,016,322   $19,277,646   $19,972,015
Accounts payable, trade.................      199,312       560,862       364,519
Accrued expenses and other liabilities..      419,643       832,889       580,164
                                          -----------   -----------   -----------
    Total liabilities...................   11,635,277    20,671,397    20,916,698
                                          -----------   -----------   -----------
Commitments and contingencies (Note 4)
Capital.................................    4,145,000     5,812,391     5,877,391
Accumulated deficit.....................     (317,501)   (1,807,684)   (1,679,085)
                                          -----------   -----------   -----------
    Total equity........................    3,827,499     4,004,707     4,198,306
                                          -----------   -----------   -----------
    Total liabilities and equity........  $15,462,776   $24,676,104   $25,115,004
                                          ===========   ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                             AGH PREDECESSOR HOTELS

                       COMBINED STATEMENTS OF OPERATIONS

     FOR THE PERIOD FROM DECEMBER 30, 1993 THROUGH DECEMBER 31, 1993,

        THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 29, 1995 AND

              THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             ----------------------
                           1993       1994         1995         1995        1996
                         --------  ----------  ------------  ----------  ----------
                                                                  (UNAUDITED)
Revenues:
  Room revenue.......... $ 17,941  $3,431,654  $  9,020,479  $1,625,360  $2,624,614
  Food and beverage
   revenue..............    6,158     552,697     1,293,238     215,333     509,331
  Other revenue.........    1,448     223,211       568,415     102,367     173,450
                         --------  ----------  ------------  ----------  ----------
    Total revenue.......   25,547   4,207,562    10,882,132   1,943,060   3,307,395
                         --------  ----------  ------------  ----------  ----------
Expenses:
  Property operating
   costs and expenses...    2,907   1,070,415     2,610,089     456,990     750,262
  Food and beverage
   costs and expenses...    1,115     503,537     1,318,712     218,506     451,309
  General and
   administrative.......    1,922     561,140     1,270,163     232,642     371,977
  Advertising and
   promotion............      966     308,497       663,285     121,550     178,207
  Repairs and
   maintenance..........      809     195,279       478,552      90,484     130,247
  Utilities.............              217,496       509,142      76,097     155,844
  Management fees.......    1,022     162,151       383,607      67,783     115,115
  Franchise costs.......              155,206       332,274      50,142     100,695
  Depreciation..........   46,982     362,085     2,409,211   1,036,565     288,688
  Amortization..........                2,428        70,843       4,853      16,248
  Real estate and
   personal property
   taxes, and property
   insurance............      831     177,717       389,955      65,193     114,138
  Interest expense......              430,535     1,572,244     255,552     457,146
  Other expense.........              347,570       364,238      58,634      48,920
                         --------  ----------  ------------  ----------  ----------
    Total expenses......   56,554   4,494,056    12,372,315   2,734,991   3,178,796
                         --------  ----------  ------------  ----------  ----------
    Net income (loss)... $(31,007) $ (286,494) $ (1,490,183) $ (791,931) $  128,599
                         ========  ==========  ============  ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                             AGH PREDECESSOR HOTELS

                         COMBINED STATEMENTS OF EQUITY

                                                                     EQUITY
                                                                   -----------
Balance, December 30, 1993
  Net loss........................................................ $   (31,007)
  Capital contributions...........................................   1,600,000
                                                                   -----------
Balance, December 31, 1993........................................   1,568,993
  Net loss........................................................    (286,494)
  Capital contributions...........................................   3,086,000
  Distributions...................................................    (541,000)
                                                                   -----------
Balance, December 30, 1994........................................   3,827,499
  Net loss........................................................  (1,490,183)
  Capital contributions...........................................   1,863,118
  Distributions...................................................    (195,727)
                                                                   -----------
Balance, December 29, 1995........................................   4,004,707
  Net income (unaudited)..........................................     128,599
  Capital contributions (unaudited)...............................      65,000
                                                                   -----------
Balance, March 31, 1996 (unaudited)............................... $ 4,198,306
                                                                   ===========


    The accompanying notes are an integral part of these combined financial statements.

                             AGH PREDECESSOR HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

     FOR THE PERIOD FROM DECEMBER 30, 1993 THROUGH DECEMBER 31, 1993,

  THE YEARS ENDED DECEMBER 30, 1994 AND DECEMBER 29, 1995 AND THE THREE MONTHS
                       ENDED MARCH 31, 1995 AND 1996

                                                                   THREE MONTHS ENDED
                                                                        MARCH 31
                          --------------------------------------  ---------------------
                             1993         1994          1995         1995       1996
                          -----------  -----------  ------------  ----------  ---------
                                                                      (UNAUDITED)
Cash flow from operating
 activities:
 Net income (loss)......  $   (31,007) $  (286,494) $ (1,490,183) $ (791,931) $ 128,599
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
  Depreciation..........       46,982      362,085     2,409,211   1,036,565    288,688
  Amortization..........                     2,428        70,843       4,853     16,248
   Changes in assets and
    liabilities:
    Restricted cash.....                  (130,386)     (311,059)    (70,228)    46,431
    Accounts receiv-
     able...............       (8,120)    (101,599)     (171,450)    (16,135)  (111,383)
    Inventories.........       (8,275)     (33,132)      (14,204)      9,294     (4,278)
    Prepaid expenses....      (15,770)     (28,630)     (122,063)    (19,770)    57,556
    Other assets........                    (9,000)      (76,410)    (93,916)    (3,916)
    Franchise
     agreements.........                                (170,500)
    Organization costs..                   (13,139)     (108,677)    (10,873)    (9,764)
    Accounts payable,
     trade..............          440      198,872       361,550     (27,096)  (196,343)
    Accrued expenses and
     other liabilities..      163,366      256,277       413,246     (73,794)  (252,725)
                          -----------  -----------  ------------  ----------  ---------
    Net cash provided by
     (used in) operating
     activities.........      147,616      217,282       790,304     (53,031)   (40,887)
                          -----------  -----------  ------------  ----------  ---------
Cash flows from
 investing activities:
  Improvements and
   additions to hotel
   properties...........                (1,294,387)   (2,199,840)   (280,728)  (718,482)
  Acquisition of hotel
   properties, net of
   cash acquired........   (5,879,500)  (7,697,767)   (8,165,137)
                          -----------  -----------  ------------  ----------  ---------
    Net cash used in
     investing
     activities.........   (5,879,500)  (8,992,154)  (10,364,977)   (280,728)  (718,482)
                          -----------  -----------  ------------  ----------  ---------
Cash flows from
 financing activities:
 Proceeds from
  borrowings............    4,875,000    6,350,000    10,357,250     266,576    713,498
 Principal payments on
  borrowings............                  (208,678)   (2,095,926)   (147,445)   (19,129)
 Payments for deferred
  loan costs............                   (39,500)     (111,500)    (25,000)   (12,350)
 Capital contributions..    1,600,000    3,086,000     1,863,118       5,000     65,000
 Distributions paid.....                  (541,000)     (195,727)    (35,300)
                          -----------  -----------  ------------  ----------  ---------
    Net cash provided by
     financing
     activities.........    6,475,000    8,646,822     9,817,215      63,831    747,019
                          -----------  -----------  ------------  ----------  ---------
Net change in cash and
 cash equivalents.......      743,116     (128,050)      242,542    (269,928)   (12,350)
Cash and cash
 equivalents at
 beginning of periods...                   743,116       615,066     615,066    857,608
                          -----------  -----------  ------------  ----------  ---------
Cash and cash
 equivalents at end of
 periods................  $   743,116  $   615,066  $    857,608  $  345,138  $ 845,258
                          ===========  ===========  ============  ==========  =========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the
  year for interest.....               $   430,535  $  1,572,244  $  255,552  $ 457,146
                                       ===========  ============  ==========  =========

    The accompanying notes are an integral part of these combined financial statements.

                            AGH PREDECESSOR HOTELS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND PROPOSED INITIAL PUBLIC OFFERING

  Organization--American General Hospitality Corporation (the "Company"), a newly organized Maryland corporation which intends to qualify as a real estate investment trust ("REIT"), has been formed to acquire equity interests in 13 hotels (the "Initial Hotels"). Four of the Initial Hotels (the "AGH Predecessor Hotels") will be acquired primarily from limited partnerships controlled by the shareholders of American General Hospitality, Inc. (the "AGHI Affiliates"). The remaining nine Initial Hotels (the "AGH Acquisition Hotels") will be acquired primarily from parties controlled by persons unaffiliated with AGHI.

  Upon completion of the proposed initial public offering described below, the Company will acquire a 74.2% equity interest in American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"). A wholly owned subsidiary of the Company will be the sole general partner of the Operating Partnership. The Operating Partnership will own the Initial Hotels and will lease them to AGH Leasing, L.P. (the "Lessee") under operating leases ("Participating Leases") which provide for rent based on the revenues of the Initial Hotels. The Lessee has entered into management agreements pursuant to which all of the Initial Hotels will be managed by American General Hospitality, Inc. ("AGHI").

  Basis of Presentation--The accompanying combined financial statements of the AGH Predecessor Hotels have been presented on a combined basis due to common ownership and management and because the entities are expected to be the subject of a business combination with the Company upon consummation of the proposed initial public offering.

  The AGH Predecessor Hotels consist of the 165 room Courtyard by Marriott-Meadowlands located in Secaucus, New Jersey (purchased land, buildings and improvements, and furniture, fixtures and equipment for cash in December 1993 for approximately $5.9 million), the 23 room Hotel Maison de Ville located in New Orleans, Louisiana (purchased land, buildings and improvements, and furniture, fixtures and equipment for cash in August 1994 for approximately $2.5 million), the 124 room Hampton Inn Richmond Airport located in Richmond, Virginia (purchased land, buildings and improvements, and furniture, fixtures and equipment for cash in December 1994 for approximately $5.1 million) and the 243 room Holiday Inn Dallas DFW Airport West located in Bedford, Texas (purchased land, buildings and improvements, and furniture, fixtures and equipment for cash in June 1995 for approximately $8.0 million).

  The acquisition of each AGH Predecessor Hotel has been accounted for as a purchase and accordingly, the results of operations for each AGH Predecessor Hotel has been included in the combined statements of operations since the respective dates of acquisition.

  Proposed Initial Public Offering--The Company expects to file a registration statement with the Securities and Exchange Commission (the "SEC") pursuant to which the Company expects to offer 7,000,000 shares of its common stock to the public (the "Offering"). The Company expects to qualify as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the Offering, the Company will contribute all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 74.2% equity interest in the Operating Partnership. The Operating Partnership will use such funds to purchase certain of the Initial Hotels, repay debt and other obligations of the Initial Hotels, and for working capital.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment in Hotel Properties--Hotel properties are stated at the lower of cost or net realizable value and are depreciated using the straight-line method over estimated useful lives of 39 years for building and improvements and 5 to 7 years for furniture, fixtures and equipment.

                            AGH PREDECESSOR HOTELS

  Management of the AGHI Affiliates review the carrying value of each property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, management of the AGHI Affiliates will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the undiscounted future cash flows. Management of the AGHI Affiliates does not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel properties.

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and the related accumulated depreciation are removed from the accounts and the gain or loss is included in operations.

  Cash and Cash Equivalents--All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Restricted Cash--Restricted cash consists primarily of amounts held in escrow for capital and property tax reserves.

  Inventories--Inventories, consisting primarily of food and beverage items, are stated at the lower of cost (generally, first-in, first-out) or market.

  Deferred Expenses--Deferred expenses primarily consist of deferred loan costs, franchise fees and organization costs. Amortization of deferred loan cost is computed using the effective yield method based upon the terms of the loan agreements. Amortization of franchise fees is computed using the straight-line method based upon the terms of the agreements. Amortization of organization costs is computed using the straight-line method over five years. Accumulated amortization at December 29, 1995 is $73,271.

  Income Taxes--The AGH Predecessor Hotels are owned by Texas limited partnerships which are not taxable entities. The results of operations are included in the tax returns of the partners. The partnerships' tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly. The Company proposes to qualify as a REIT under the Code, and will therefore not be subject to corporate income taxes. Accordingly, the combined statements of operations contain no provision for federal income taxes.

  Revenue Recognition--Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--Management of the AGHI Affiliates places cash deposits at a major bank. At December 31, 1995, bank account balances exceeded federal depository insurance limits by approximately $600,000. Management believes credit risk related to these deposits is minimal.

                            AGH PREDECESSOR HOTELS

  Recently Issued Statement of Financial Accounting Standards--The AGH Predecessor Hotels adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during the year ended December 29, 1995. The adoption of SFAS No. 121 had no material effect on the AGH Predecessor Hotels' financial statements.

  Interim Financial Information -- The unaudited interim financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared pursuant to the rules and regulations of the SEC. The notes to the interim financial statements included herein are intended to highlight significant changes to the notes to the December 31, 1996 financial statements and present interim disclosures required by the SEC. The accompanying interim financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

3. DEBT

  Debt at December 30, 1994 and December 29, 1995 consists of the following:

                                                           1994        1995
                                                        ----------- -----------
First mortgage notes payable in various monthly
 installments including interest at rates ranging from
 LIBOR plus 4.25% (5.44% at December 29, 1995) to
 prime plus 1% (8.5% at December 29, 1995) maturing at
 various dates from August 1999 through December
 2001.................................................  $10,916,322 $17,666,294
Product improvement plan note payable in various
 monthly installments including interest at LIBOR plus
 4.25%................................................                1,511,352
Note payable to AGHI..................................      100,000     100,000
                                                        ----------- -----------
                                                        $11,016,322 $19,277,646
                                                        =========== ===========

  All debt is collateralized by the investment in hotel properties.

  Aggregate annual principal payments for the AGHI Affiliates' debt at December 31, 1995 are as follows:

      YEAR                                                             AMOUNT
      ----                                                           -----------
      1996.......................................................... $   605,506
      1997..........................................................     656,503
      1998..........................................................     687,677
      1999..........................................................   2,094,750
      2000 and thereafter...........................................  15,233,210
                                                                     -----------
                                                                     $19,277,646
                                                                     ===========

4. COMMITMENTS

  Management fees represent amounts paid to AGHI based upon percentages of gross revenue ranging from 3% to 4%.

  Franchise costs represent the annual expense for franchise royalties and reservation services under the terms of hotel franchise agreements expiring in 2005 (Holiday Inn), 2007 (Hampton Inn), and 2013 (Courtyard by Marriott). Franchise costs are based upon varying percentages of gross room revenue ranging from 4% to 5%. No franchise costs were incurred for the Hotel Maison de Ville.

                            AGH PREDECESSOR HOTELS

  Each hotel, except for the Hotel Maison de Ville, is required to remit varying percentages of gross room revenue ranging from 1.5% to 4% to the various franchisors for sales and advertising expenses incurred to promote the hotel at the national level. Additional sales and advertising costs are incurred at the local property level.

  The AGHI Affiliates lease the Courtyard by Marriott-Meadowlands hotel land, under a noncancellable operating lease agreement which expires in 2036. The AGHI Affiliates have the option to extend the lease for an additional twenty years upon the same terms. The lease provides for contingent rental payments based on 3% of gross room revenues which for the years ended December 30, 1994 and December 29, 1995 approximated 65% of the aggregate rental expense under the operating lease. Additionally, certain equipment is leased under noncancellable operating lease agreements expiring at varying intervals through August 1996. Minimum future rental payments required under operating leases as of December 31, 1995 are as follows:

      YEAR                                                             AMOUNT
      ----                                                           -----------
      1996.......................................................... $   163,842
      1997..........................................................     175,300
      1998..........................................................     187,800
      1999..........................................................     187,800
      2000 and thereafter...........................................  14,432,340
                                                                     -----------
                                                                     $15,147,082
                                                                     ===========

  Rental expense was $311,007 and $360,011 for the years ended December 30, 1994 and December 29, 1995, respectively.

  As a result of the Offering and the resulting prepayment of debt, a portion of the proceeds of the Offering will be utilized to pay prepayment penalties on two notes payable totalling $892,022 based on an estimated pay off date of June 30, 1996.

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the AGHI Affiliates report the carrying amount of cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities at cost which approximates fair value due to the short maturity of these instruments. The carrying amount of the AGHI Affiliate's debt approximates fair value due to the AGHI Affiliates ability to obtain such borrowings at comparable interest rates.

6. PRO FORMA INFORMATION (UNAUDITED)

  Due to the impact of the acquisitions discussed in Note 1, the historical results of operations may not be indicative of future results of operations. The following unaudited pro forma condensed combined statements of operations for the years ended December 30, 1994 and December 29, 1995 are presented as if the hotel acquisitions described in Note 1 occurred on January 1, 1994.

  The unaudited pro forma condensed combined statements of operations do not purport to represent what actual results of operations would have been if the acquisitions had occurred on such date or to project results

                            AGH PREDECESSOR HOTELS

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED) for any future period. The following unaudited pro forma information does not include pro forma adjustments related to the proposed initial public offering and related transactions.

                                                         1994         1995
                                                      -----------  -----------
      Total revenue.................................. $11,171,889  $12,927,954
      Hotel operating expenses.......................   8,257,439    8,905,916
      Depreciation...................................   1,198,055    2,618,055
      Interest.......................................   2,543,215    1,973,765
      Other corporate expenses.......................     761,015      791,599
                                                      -----------  -----------
      Net loss....................................... $(1,587,835) $(1,361,381)
                                                      ===========  ===========

7. SUBSEQUENT EVENT

  As discussed in Note 1, the four AGH Predecessor Hotels will be acquired subsequent to March 29, 1996. The Company and the Operating Partnership will exchange shares of Common Stock and OP Units for interests in the selling entities and certain net assets will be transferred at historical cost basis. In addition, the hotels will be refinanced upon acquisition and post-acquisition debt will be different than the historical debt reflected in the accompanying financial statements. Furthermore, all management agreements will be terminated and new management agreements will be implemented. The combined financial statements do not reflect any of the transactions in connection with the Offering and related transactions.

  The AGH Predecessor Hotels repaid in full the December 29, 1995 outstanding debt of $100,000 and the accounts payable of $195,000 to AGHI.

                            AGH PREDECESSOR HOTELS

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 29, 1995

                                                       COST  CAPITALIZED          GROSS AMOUNTS AT
                                                         SUBSEQUENT TO              WHICH CARRIED
                                    INITIAL COST          ACQUISITION            AT CLOSE OF PERIOD          ACCUMULATED
                               ----------------------- ----------------- ----------------------------------- DEPRECIATION
                                            BUILDING          BUILDING                BUILDING                BUILDINGS
                                              AND               AND                     AND                      AND
  DESCRIPTION     ENCUMBRANCES    LAND    IMPROVEMENTS LAND IMPROVEMENTS    LAND    IMPROVEMENTS    TOTAL    IMPROVEMENTS
  -----------     ------------ ---------- ------------ ---- ------------ ---------- ------------ ----------- ------------
                                                                                                     (A)         (B)
Courtyard by
Marriott
Meadowlands
Secaucus, NJ....  $ 4,767,446             $ 4,780,496        $  238,936             $ 5,019,432  $ 5,019,432   $246,400
Hampton Inn
Richmond Airport
Richmond, VA....    4,795,400  $  505,000   3,590,369           244,933  $  505,000   3,835,302    4,340,302     98,566
Holiday Inn Dal-
las DFW Airport
West
Bedford, TX.....    8,161,352     816,515   6,532,118           852,292     816,515   7,384,410    8,200,925     96,464
Hotel Maison de
Ville
New Orleans,
LA..............    1,553,448     175,000   1,641,777           546,934     175,000   2,188,711    2,363,711     64,977
                  -----------  ---------- -----------        ----------  ---------- -----------  -----------   --------
                  $19,277,646  $1,496,515 $16,544,760        $1,883,095  $1,496,515 $18,427,855  $19,924,370   $506,407
                  ===========  ========== ===========        ==========  ========== ===========  ===========   ========
                      NET                                   LIFE
                   BOOK VALUE                            UPON WHICH
                   BUILDINGS                            DEPRECIATION
                      AND        DATE OF      DATE OF   IN STATEMENT
  DESCRIPTION     IMPROVEMENTS CONSTRUCTION ACQUISITION IS COMPUTED
  -----------     ------------ ------------ ----------- ------------
Courtyard by
Marriott
Meadowlands
Secaucus, NJ....  $ 4,773,032      1989      12/30/93      40 YRS
Hampton Inn
Richmond Airport
Richmond, VA....    4,241,736      1972      12/29/94      40 YRS
Holiday Inn Dal-
las DFW Airport
West
Bedford, TX.....    8,104,461      1974        6/7/95      40 YRS
Hotel Maison de
Ville
New Orleans,
LA..............    2,298,734      1788        8/8/94      40 YRS
                  ------------
                  $19,417,963
                  ============

  (a) Reconciliation of land and buildings and improvements:

Balance at January 1, 1994...  $ 4,780,496
 Additions during the year
 1994:
 Improvements................    7,062,297
                               -----------
Balance at December 30,
1994.........................   11,842,793
 Additions during the year
 1995:                           8,081,577
                               -----------
Balance at December 29,
1995.........................  $19,924,370
                               ===========

  (b) Reconciliation of Accumulated Depreciation:

Balance at beginning of year Jan-
uary 1, 1994.....................  $ 46,982
 Depreciation for the year 1994:    185,174
                                   --------
Balance at December 30, 1994.....   232,156
 Depreciation for the year 1995:    274,251
                                   --------
Balance at December 29, 1995.....  $506,407
                                   ========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors American General Hospitality Corporation

  We have audited the accompanying combined balance sheets of the AGH Acquisition Hotels (described in Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 to the financial statements and are not intended to be a complete presentation of the AGH Acquisition Hotels.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the AGH Acquisition Hotels as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Dallas, Texas
April 8, 1996

                             AGH ACQUISITION HOTELS

                            COMBINED BALANCE SHEETS

               ASSETS
                                      DECEMBER 31,  DECEMBER 31,   MARCH 31,
                                          1994          1995         1996
                                      ------------  ------------  -----------
                                                                  (UNAUDITED)
Investments in hotel properties, at
 cost:
  Land and land improvement.......... $  9,174,723  $  9,174,723  $ 9,174,723
  Buildings and improvements.........   70,574,085    73,047,848   73,218,749
  Furniture, fixtures and equipment..   21,948,731    21,999,984   22,267,228
                                      ------------  ------------  -----------
                                       101,697,539   104,222,555  104,660,700
Less accumulated depreciation........  (33,171,163)  (36,842,175) (38,064,731)
                                      ------------  ------------  -----------
Net investment in hotel properties...   68,526,376    67,380,380   66,595,969
Cash and cash equivalents............    2,514,782     4,247,740    5,245,341
Restricted cash......................    1,006,323     1,454,731    2,380,396
Accounts receivable, net.............    1,917,888     1,677,438    2,521,992
Inventories..........................      571,883       735,266      624,557
Prepaid expenses.....................      379,842       477,443      518,929
Deferred expenses....................      462,933       558,706      520,636
Other assets.........................      661,774        90,669      110,122
                                      ------------  ------------  -----------
    Total assets..................... $ 76,041,801  $ 76,622,373  $78,517,942
                                      ============  ============  ===========
       LIABILITIES AND EQUITY
Debt................................. $ 46,013,273  $ 43,861,547  $51,827,466
Capital lease obligation.............    2,862,995     2,625,082    2,562,897
Accounts payable, trade..............      884,218       768,251    1,135,404
Payable to affiliates................    2,145,068     2,231,449    2,173,403
Accrued expenses and other liabili-
 ties................................    3,819,118     3,847,515    3,514,883
                                      ------------  ------------  -----------
    Total liabilities................   55,724,672    53,333,844   61,214,053
                                      ------------  ------------  -----------
Commitments and contingencies (Note
 4)..................................
Capital..............................   11,960,065     6,588,382   (2,012,817)
Retained earnings....................    8,357,064    16,700,147   19,316,706
                                      ------------  ------------  -----------
    Total equity.....................   20,317,129    23,288,529   17,303,889
                                      ------------  ------------  -----------
    Total liabilities and equity..... $ 76,041,801  $ 76,622,373  $78,517,942
                                      ============  ============  ===========

    The accompanying notes are an integral part of these combined financial statements.

                             AGH ACQUISITION HOTELS

                       COMBINED STATEMENTS OF OPERATIONS

   FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND THE THREE MONTHS
                       ENDED MARCH 31, 1995 AND 1996

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                             -----------------------
                            1993        1994        1995        1995        1996
                         ----------- ----------- ----------- ----------- -----------
                                                                   (UNAUDITED)
Revenues:
  Room revenue.......... $36,811,936 $40,109,552 $44,736,447 $10,232,424 $11,561,801
  Food and beverage rev-
   enue.................  15,446,922  15,826,164  16,424,522   4,076,018   4,173,807
  Other revenue.........   4,678,562   3,169,064   3,579,485     869,608     989,702
                         ----------- ----------- ----------- ----------- -----------
    Total revenue.......  56,937,420  59,104,780  64,740,454  15,178,050  16,725,310
                         ----------- ----------- ----------- ----------- -----------
Expenses:
  Property operating
   costs and expenses...  11,639,735  11,611,249  12,583,203   2,898,122   3,232,127
  Food and beverage
   costs and expenses...  12,023,204  12,331,905  12,741,884   3,068,805   3,148,304
  General and adminis-
   trative..............   4,877,037   5,398,014   5,780,741   1,337,209   1,421,240
  Advertising and promo-
   tion.................   3,735,277   3,822,370   3,874,160   1,066,362   1,146,405
  Repairs and mainte-
   nance................   2,744,397   2,564,251   2,719,954     672,483     712,728
  Utilities.............   2,898,837   3,021,303   2,945,878     678,998     653,974
  Management fees.......     799,987     933,961   1,285,385     309,720     332,666
  Franchise costs.......   1,403,567   1,492,504   1,701,346     276,497     315,052
  Depreciation..........   5,550,188   5,344,060   5,498,602   1,729,152   1,222,556
  Amortization..........     250,459     277,887     152,588      68,918      39,528
  Real estate and
   personal property
   taxes, and
   property insurance...   1,632,849   1,651,113   1,481,258     398,032     372,957
  Interest expense......   4,667,281   4,340,948   4,734,958   1,155,882   1,248,618
  Other expense.........     909,555     820,168     897,414     241,539     262,596
                         ----------- ----------- ----------- ----------- -----------
    Total expenses......  53,132,373  53,609,733  56,397,371  13,901,719  14,108,751
                         ----------- ----------- ----------- ----------- -----------
    Revenues over ex-
     penses............. $ 3,805,047 $ 5,495,047 $ 8,343,083 $ 1,276,331 $ 2,616,559
                         =========== =========== =========== =========== ===========


    The accompanying notes are an integral part of these combined financial statements.

                             AGH ACQUISITION HOTELS

                         COMBINED STATEMENTS OF EQUITY

                                                                      EQUITY
                                                                    -----------
Balance, December 31, 1992......................................... $19,706,810
  Revenues over expenses...........................................   3,805,047
  Distributions....................................................  (3,743,317)
                                                                    -----------
Balance, December 31, 1993.........................................  19,768,540
  Revenues over expenses...........................................   5,495,047
  Capital contributions............................................   1,803,806
  Distributions....................................................  (6,750,264)
                                                                    -----------
Balance, December 31, 1994.........................................  20,317,129
  Revenues over expenses...........................................   8,343,083
  Capital contributions............................................   1,486,050
  Distributions....................................................  (6,857,733)
                                                                    -----------
Balance, December 31, 1995.........................................  23,288,529
  Net income (unaudited)...........................................   2,616,559
  Capital contributions (unaudited)................................     404,221
  Distributions (unaudited)........................................  (9,005,420)
                                                                    -----------
Balance, March 31, 1996 (unaudited)................................ $17,303,889
                                                                    ===========


    The accompanying notes are an integral part of these combined financial statements.

                             AGH ACQUISITION HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

            AND THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------  ----------
                                                                      (UNAUDITED)
Cash flow from operating
 activities:
  Revenues over
   expenses.............  $ 3,805,047  $ 5,495,047  $ 8,343,083  $1,276,331  $2,616,559
  Adjustments to
   reconcile revenues
   over expenses
   to net cash provided
   by operating
   activities:
   Depreciation.........    5,550,188    5,344,060    5,498,602   1,729,152   1,222,556
   Amortization.........      250,459      277,887      152,588      68,918      39,528
  Changes in assets and
   liabilities:
   Restricted cash......     (501,015)     128,081     (448,408) (1,274,883)   (925,665)
   Accounts receivable..      208,742      393,847      240,450     (60,067)   (844,554)
   Inventories..........       17,473       17,928     (163,383)     26,161     110,709
   Prepaid expenses.....      (84,011)     (53,658)     (97,601)   (224,638)    (41,486)
   Other assets.........     (511,774)   1,546,499      571,105     514,939     (19,453)
   Franchise
    agreements..........      (78,804)      (4,000)
   Organization costs...     (135,928)                   (3,239)
   Accounts payable,
    trade...............     (311,030)     141,223     (115,967)    115,377     367,153
   Payable to
    affiliates..........      129,927       66,559       86,381      55,577     (58,046)
   Accrued expenses and
    other liablilities..      881,626      357,616       28,397    (287,973)   (332,632)
                          -----------  -----------  -----------  ----------  ----------
    Net cash provided by
     operating
     activities.........    9,220,900   13,711,089   14,092,008   1,938,894   2,134,669
                          -----------  -----------  -----------  ----------  ----------
Cash flows from invest-
 ing activities:
  Improvements and
   additions to hotel
   properties...........   (1,274,727)  (4,903,592)  (4,352,606)   (972,147)   (438,145)
                          -----------  -----------  -----------  ----------  ----------
Cash flows from financ-
 ing activities:
  Proceeds from
   borrowings...........      493,713      202,287      638,538     561,111  14,316,797
  Principal payments on
   borrowings...........   (4,374,090)  (2,662,272)  (2,790,264)   (445,592) (6,350,878)
  Payments on capital
   lease obligation.....     (206,194)    (221,486)    (237,913)    (57,893)    (62,185)
  Payments for deferred
   loan costs...........                  (189,152)    (245,122)    (13,342)     (1,458)
  Capital
   contributions........                 1,803,806    1,486,050     654,515     404,221
  Distributions paid....   (3,743,317)  (6,750,264)  (6,857,733) (1,270,136) (9,005,420)
                          -----------  -----------  -----------  ----------  ----------
    Net cash used in
     financing
     activities.........   (7,829,888)  (7,817,081)  (8,006,444)   (571,337)   (698,923)
                          -----------  -----------  -----------  ----------  ----------
Net change in cash and
 cash equivalents.......      116,285      990,416    1,732,958     395,410     997,601
Cash and cash
 equivalents at
 beginning of period....    1,408,081    1,524,366    2,514,782   2,514,782   4,247,740
                          -----------  -----------  -----------  ----------  ----------
Cash and cash
 equivalents at end of
 period.................  $ 1,524,366  $ 2,514,782  $ 4,247,740  $2,910,192  $5,245,341
                          ===========  ===========  ===========  ==========  ==========
Supplemental disclosures of cash
 flow information:
  Cash paid during the
   year for interest....  $ 4,793,349  $ 4,275,522  $ 4,590,280  $1,221,248  $1,402,999
                          ===========  ===========  ===========  ==========  ==========

    The accompanying notes are an integral part of these combined financial statements.

                            AGH ACQUISITION HOTELS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  Organization--American General Hospitality Corporation (the "Company"), a newly organized Maryland corporation which intends to qualify as a real estate investment trust ("REIT"), has been formed to acquire equity interests in 13 hotels (the "Initial Hotels"). Four of the Initial Hotels (the "AGH Predecessor Hotels") will be acquired primarily from limited partnerships controlled by the shareholders of American General Hospitality, Inc. (the "AGHI Affiliates"). The remaining nine Initial Hotels (the "AGH Acquisition Hotels") will be acquired primarily from parties controlled by persons unaffiliated with AGHI.

  Upon completion of the proposed initial public offering described below, the Company will acquire a 74.2% equity interest in American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"). A wholly owned subsidiary of the Company will be the sole general partner of the Operating Partnership. The Operating Partnership will own the Initial Hotels and will lease them to AGH Leasing, L.P. (the "Lessee") under operating leases ("Participating Leases") which provide for rent based on the revenues of the Initial Hotels. The Lessee has entered into management agreements pursuant to which all of the Initial Hotels will be managed by American General Hospitality, Inc. ("AGHI").

  Basis of Presentation--The accompanying combined financial statements of the AGH Acquisition Hotels have been presented on a combined basis due to anticipated common ownership and management since each of the entities are expected to be the subject of a business combination with the Company upon consummation of the proposed initial public offering. The AGH Acquisition Hotels consist of the following:

   PROPERTY NAME                          LOCATION                NO. OF ROOMS
   -------------                          --------                ------------
   Holiday Inn Dallas DFW Airport South   Irving, Texas               409
   Hilton Hotel-Toledo                    Toledo, Ohio                213
   Holiday Inn New Orleans International
    Airport                               Kenner, Louisiana           304
   Holiday Inn Park Center Plaza          San Jose, California        231
   Holiday Inn Select-Madison             Madison, Wisconsin          227
   Holiday Inn Mission Valley             San Diego, California       318
   Le Baron Airport Hotel                 San Jose, California        327
   Days Inn Ocean City                    Ocean City, Maryland        162
   Fred Harvey Albuquerque Airport Hotel  Albuquerque, New Mexico     266

  Two hotels are owned by entities that conduct business as taxable corporations and were managed so that income taxes were the responsibility of the owners. The remaining hotels are owned by various partnerships for income tax purposes. These financial statements have been prepared to show the operations and financial position of the combined AGH Acquisition Hotels, substantially all of whose assets and operations will be acquired by the Company. The Company intends to qualify as a REIT and will not pay any federal income taxes, therefore the financial statements have been presented on a pretax basis.

  Proposed Initial Public Offering--The Company has filed its registration statement with the Securities and Exchange Commission (the "SEC") pursuant to which the Company expects to offer 7,000,000 shares of its common stock to the public (the "Offering"). The Company expects to qualify as a REIT under sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Upon consummation of the Offering, the Company will contribute all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 74.2% equity interest in the Operating Partnership. The Operating Partnership will use such funds to purchase certain of the Initial Hotels, repay debt and other obligations of the Initial Hotels, and for working capital.

                            AGH ACQUISITION HOTELS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Investment in Hotel Properties--Hotel properties are stated at the lower of cost or net realizable value and are depreciated using the straight-line method over estimated useful lives ranging from 31 to 40 years for building and improvements and 5 to 7 years for furniture, fixtures and equipment.

  The respective owners of the AGH Acquisition Hotels review the carrying value of each property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the respective owners of the AGH Acquisition Hotels will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the undiscounted future cash flows. The respective owners of the AGH Acquisition Hotels do not believe that there are any factors or circumstances indicating impairment of any of its investment in hotel properties.

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and the related accumulated depreciation are removed from the accounts and the gain or loss is included in operations.

  Cash and Cash Equivalents--All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Restricted Cash--Restricted cash consists primarily of amounts held in escrow for capital and property tax reserves.

  Inventories--Inventories consist primarily of food and beverage items; china; glass and silver; and linen and are stated at the lower of cost (generally, first-in, first-out) or market.

  Deferred Expenses--Deferred expenses primarily consist of deferred loan costs, franchise fees, and organization costs. Amortization of deferred loan cost is computed using the effective yield method based upon the terms of the loan agreements. Amortization of franchise fees is computed using the straight-line method based upon the terms of the agreements. Amortization of organization costs is computed using the straight-line method over five years. Accumulated amortization at December 31, 1994 and 1995 is $892,441 and $1,045,029, respectively.

  Income Taxes--Seven of the nine hotels are included in various limited partnerships which are not taxable entities. The results of operations are included in the tax returns of the partners. The partnerships' tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly. The Company proposes to qualify as a REIT under the Code and will therefore not be subject to corporate income taxes. Accordingly, the combined statements of operations contain no provision for federal income taxes.

  Revenue Recognition--Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            AGH ACQUISITION HOTELS

  Concentration of Credit Risk--The AGH Acquisition Hotels place cash deposits at major banks. At December 31, 1995, bank account balances exceeded federal depository insurance limits by approximately $2.5 million. Management believes credit risk related to these deposits is minimal.

  Significant Customer--The owner of the Hilton Hotel-Toledo is a major customer of the Hilton Hotel- Toledo. In 1995, 20% of the hotel's room revenue was attributed to other businesses of the owner.

  Recently Issued Statement of Financial Accounting Standards--The AGH Acquisition Hotels adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" during the year ended December 31, 1995. The adoption of SFAS No. 121 had no material effect on the AGH Acquisition Hotels' financial statements.

  Interim Financial Information--The unaudited interim financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1994 have been prepared pursuant to the rules and regulations of the SEC. The notes to the interim financial statements included herein are intended to highlight significant changes to the notes to the December 31, 1995 financial statements and present interim disclosures required by the SEC. The accompanying interim financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

3. DEBT

  Debt at December 31, 1994 and 1995 consists of the following:

                                                           1994        1995
                                                        ----------- -----------
First mortgage notes payable in various monthly
 installments including interest at fixed rates
 ranging from 8.5% to 10% maturing at various dates
 through October 1, 2004..............................  $18,028,545 $15,959,484
First mortgage notes payable in various monthly
 installments including interest at the commercial
 paper rate (5.81% at December 31, 1995) plus 4.75%
 maturing at July 15, 1997............................    5,655,275   5,915,904
First mortgage notes payable in quarterly installments
 including interest at the prime rate (8.5% at
 December 31, 1995) maturing at October 30, 1999......    7,692,000   7,575,000
First mortgage note payable in monthly installments
 including interest at the federal funds rate (6% at
 December 31, 1995) plus 2.5% maturing at July 10,
 1997.................................................   10,695,513  10,319,709
Product improvement plan loans payable in various
 monthly installments including interest at rates
 ranging from the bank reference rate (7.8% at
 December 31, 1995) plus .5% to 12% maturing at
 various dates through April 1, 2001..................    3,825,000   4,091,450
Other non-current debt................................      116,940
                                                        ----------- -----------
                                                        $46,013,273 $43,861,547
                                                        =========== ===========

  All debt is collateralized by the investments in hotel properties.

                            AGH ACQUISITION HOTELS

  Aggregate annual principal payments for the AGHI Acquisition Hotels debt at December 30, 1995 are as follows:

      YEAR                                                             AMOUNT
      ----                                                           -----------
      1996.......................................................... $13,408,767
      1997..........................................................  11,420,835
      1998..........................................................   8,220,838
      1999..........................................................   1,209,019
      2000 and thereafter...........................................   9,602,088
                                                                     -----------
          Total..................................................... $43,861,547
                                                                     ===========

  In December 1993, the partnership which owns the Holiday Inn New Orleans International Airport hotel received $1,814,609 as a full pay-off from a default on the lease of the hotel in 1992 which resulted in the default of the mortgage. The $1,814,609 proceeds were transferred to the lender and applied as a reduction of the principal balance on the nonrecourse mortgage loan to cure the default. The payoff of $1,814,609 is recognized as other revenue. The partnership has agreed that the $1,814,609 received in connection with the promissory note payoff will be netted from funds they may be entitled to receive in the future in connection with their bankruptcy claims against the lessee.

4. LEASES

  The Fred Harvey Albuquerque Airport Hotel has a noncancellable capital building lease expiring in December 2013 and a noncancellable operating land lease that also expires in December 2013; both leases include two five-year options to renew the leases. The Le Baron Airport Hotel has a noncancellable operating land lease expiring in July 2002, with one option to renew for an additional 30 years. The Hilton Hotel-Toledo has a noncancellable operating land lease that expires in December 2026, with four successive options to renew the lease. Additionally, certain equipment is leased under noncancellable lease agreements expiring at varying intervals through April 1998. The Fred Harvey Albuquerque Airport Hotel and the Le Baron Airport Hotel land leases provide for contingent rental payments based on varying percentages of revenues which for the years ended December 31, 1994 and 1995 approximated 50% of the aggregate rental expense under the operating leases.

  Additionally, the Fred Harvey Albuquerque Airport Hotel land lease requires the owner to add a new rooms building with at least 100 more guest rooms if the average occupancy at the hotel is 85% or greater for 24 consecutive months.

  Leased capital assets included in buildings and improvements at December 31, 1994 and 1995 are as follows:

                                                          1994         1995
                                                       -----------  -----------
      Building and improvements....................... $ 4,620,000  $ 4,620,000
      Accumulated depreciation........................  (3,323,102)  (3,424,155)
                                                       -----------  -----------
                                                       $ 1,296,898  $ 1,195,845
                                                       ===========  ===========

                            AGH ACQUISITION HOTELS

  Minimum future rental payments required under these capital leases (together with the present value of net minimum lease payments) and operating leases that have an initial term or remaining noncancellable lease terms in excess of one year at December 31, 1995 are as follows:

                                                           CAPITAL   OPERATING
   YEAR                                                     LEASES     LEASES
   ----                                                   ---------- ----------
   1996.................................................. $  438,236 $  409,014
   1997..................................................    438,236    299,327
   1998..................................................    438,236    228,613
   1999..................................................    438,236    216,331
   2000 and thereafter...................................  2,674,704  3,707,785
                                                          ---------- ----------
   Total minimum lease payment...........................  4,427,648 $4,861,070
                                                                     ==========
   Less imputed interest.................................  1,802,566
                                                          ----------
   Present value of net minimum lease payments........... $2,625,082
                                                          ==========

  Rental expense was $584,924, $676,531, and $705,943 for the years ended December 31, 1993, 1994, and 1995, respectively.

5. COMMITMENTS

  Management fees represent amounts paid to affiliated parties based upon percentages of gross revenue ranging from 1.5% to 3.0%.

  Franchise costs represent the annual expense for franchise royalties and reservation services under the terms of hotel franchise agreements expiring in various years ranging from 1998 to 2007. Franchise costs are based upon varying percentages of gross room revenue ranging from 1.8% to 6.5%.

  Each hotel is required to remit varying percentages of gross room revenue ranging from 1.5% to 4% to the various franchisors for sales and advertising expenses incurred to promote the hotel at the national level. Additional sales and advertising costs are incurred at the local property level.

  As a result of the Offering and the resulting prepayment of debt, a selling partnership will pay prepayment penalties on one note payable totalling approximately $504,000 based on an estimated pay off date of June 30, 1996.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the AGH Acquisition Hotels report the carrying amount of cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities at cost which approximates fair value due to the short maturity of these instruments. The carrying amount of the AGH Acquisition Hotels' debt approximates fair value due to the AGH Acquisition Hotels' ability to obtain such borrowings at comparable interest rates.

7. RELATED PARTY TRANSACTIONS

  During 1993, 1994, and 1995, the owner of the Fred Harvey Albuquerque Airport Hotel paid for all accounts payable, payroll and other miscellaneous payments for the hotel. The hotel's outstanding payable to the owner for these payments, included in accounts payable, was $118,512 and $204,893 at December 31, 1994 and 1995, respectively. In addition, an affiliate of the Fred Harvey Albuquerque Airport Hotel made payments for the hotel in 1992, totalling $389,000, which are still outstanding and included in accounts payable as of December 31, 1995.

                            AGH ACQUISITION HOTELS

  The Holiday Inn Park Center Plaza paid an annual management fee to an officer of the entity owning the hotel for the years ending December 31, 1993, 1994 and 1995 of $60,000, $90,000 and $70,000, respectively.

  An oral agreement for purchasing and management/financial services exists between the Le Baron Airport Hotel and an affiliate of the owner. Fees (based on 2% of gross revenues) paid to the affiliate for the years ending December 31, 1993, 1994 and 1995 are $139,947, $156,041 and $161,009, respectively.

  As of December 31, 1995, the Holiday Inn Mission Valley hotel has a $312,500 receivable from its owners.

8. SUBSEQUENT EVENTS

  On January 30, 1996, the Holiday Inn Dallas DFW Airport South hotel entered into a long-term mortgage indebtedness agreement with a financial institution, for proceeds of $14,250,000 at a fixed interest rate of 8.75% that matures on February 1, 2011. Proceeds from the loan were used to repay the outstanding debt of $5,915,904 and for distributions to the owners.

  As discussed in Note 1, the nine AGH Acquisition Hotels will be acquired by the Company subsequent to April 8, 1996. The acquisitions will be accounted for by the Company under the purchase method of accounting. Accordingly, the cost basis of the hotels will change to reflect the acquisition prices of the hotels by the Company. In addition, with the exception of the Holiday Inn Dallas DFW Airport South, the hotels will be refinanced upon acquisition and postacquisition debt will be different than the historical debt reflected in the accompanying financial statements. All management agreements will be terminated concurrently with the sales of the hotels to the Company. The combined financial statements do not reflect any of the transactions in connection with the acquisitions of the nine hotels by the Company.

                            AGH ACQUISITION HOTELS

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                         COST  CAPITALIZED            GROSS AMOUNTS AT
                                                           SUBSEQUENT TO                WHICH CARRIED
                                    INITIAL COST            ACQUISITION              AT CLOSE OF PERIOD          ACCUMULATED
                               ----------------------- --------------------- ----------------------------------- DEPRECIATION
                                            BUILDING              BUILDING                BUILDING                 BUILDING
                                              AND                   AND                     AND                      AND
  DESCRIPTION     ENCUMBRANCES    LAND    IMPROVEMENTS   LAND   IMPROVEMENTS    LAND    IMPROVEMENTS    TOTAL    IMPROVEMENTS
  -----------     ------------ ---------- ------------ -------- ------------ ---------- ------------ ----------- ------------
                                                                                                         (A)         (B)
Holiday Inn
Dallas DFW
Airport South
Irving, TX......   $5,915,904  $  500,000 $ 2,810,500  $461,129 $ 1,144,140  $  961,129 $ 3,954,640  $ 4,915,769 $   360,051
Holiday Inn Park
Center Plaza San
Jose, CA........    4,768,192     236,463   2,356,705             6,392,404     236,463   8,749,109    8,985,572   3,662,314
Fred Harvey Al-
buquerque
Airport Hotel
Albuquerque,
NM..............                            7,995,562             1,655,118               9,650,680    9,650,680     302,770
Holiday Inn Se-
lect-Madison
Madison, WI.....    4,231,600   2,615,614   7,050,569             2,215,924   2,615,614   9,266,493   11,882,107   3,802,233
Holiday Inn New
Orleans
International
Airport
Kenner, LA......    7,440,696   2,567,967  12,179,629             3,390,411   2,567,967  15,570,040   18,138,007   1,847,633
Days Inn Ocean
City
Ocean City, MD..                  500,000   4,230,000               524,000     500,000   4,754,000    5,254,000     438,194
Le Baron Airport
Hotel
San Jose, CA....    3,163,996               7,000,000               270,716               7,270,716    7,270,716   4,777,777
Holiday Inn Mis-
sion Valley
San Diego, CA...   10,766,159   2,293,550   5,354,094             1,697,161   2,293,550   7,051,255    9,344,805     782,460
Hilton Hotel-To-
ledo
Toledo, OH......    7,575,000               6,753,093                27,822               6,780,915    6,780,915     580,558
                  -----------  ---------- -----------  -------- -----------  ---------- -----------  ----------- -----------
                  $43,861,547  $8,713,594 $55,730,152  $461,129 $17,317,696  $9,174,723 $73,047,848  $82,222,571 $16,553,990
                  ===========  ========== ===========  ======== ===========  ========== ===========  =========== ===========
                      NET                                   LIFE
                   BOOK VALUE                            UPON WHICH
                    BUILDING                            DEPRECIATION
                      AND        DATE OF      DATE OF   IN STATEMENT
  DESCRIPTION     IMPROVEMENTS CONSTRUCTION ACQUISITION IS COMPUTED
  -----------     ------------ ------------ ----------- ------------
Holiday Inn
Dallas DFW
Airport South
Irving, TX......  $ 4,555,718      1974        1993        40 YRS
Holiday Inn Park
Center Plaza San
Jose, CA........    5,323,258      1975        1975        40 YRS
Fred Harvey Al-
buquerque
Airport Hotel
Albuquerque,
NM..............    9,347,910      1972        1988        27 YRS
Holiday Inn Se-
lect-Madison
Madison, WI.....    8,079,874      1987        1987        40 YRS
Holiday Inn New
Orleans
International
Airport
Kenner, LA......   16,290,374      1973        1988        40 YRS
Days Inn Ocean
City
Ocean City, MD..    4,815,806      1989        1992        40 YRS
Le Baron Airport
Hotel
San Jose, CA....    2,492,939      1974        1974        40 YRS
Holiday Inn Mis-
sion Valley
San Diego, CA...    8,562,345      1970        1991        40 YRS
Hilton Hotel-To-
ledo
Toledo, OH......    6,200,357      1987        1993        40 YRS
                  ------------
                  $65,668,581
                  ============

  (a) Reconciliation of Land and Buildings and Improvements:

Balance at January 1, 1994...  $76,600,731
 Additions during the year
 1994:
 Improvements................    3,148,077
                               -----------
Balance at December 31,
1994.........................   79,748,808
 Additions during the year
 1995........................    2,473,763
                               -----------
Balance at December 31,
1995.........................  $82,222,571
                               ===========

  (b) Reconciliation of Accumulated Depreciation:

Balance at January 1, 1994....  $12,044,953
 Depreciation for the year
 1994.........................    2,250,929
                                -----------
Balance at December 31, 1994..   14,295,882
 Depreciation for the year
 1995.........................    2,258,108
                                -----------
Balance at December 31, 1995..  $16,553,990
                                ===========

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-THORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-IFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  20
The Company..............................................................  33
Use of Proceeds..........................................................  41
Distribution Policy......................................................  42
Capitalization...........................................................  45
Dilution.................................................................  46
Selected Financial Information...........................................  47
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  53
The Hotel Industry.......................................................  62
The Initial Hotels.......................................................  63
Formation Transactions...................................................  86
Management...............................................................  89
Certain Relationships and Transactions...................................  96
AGHI and the Lessee......................................................  98
Principal Stockholders................................................... 101
Description of Capital Stock............................................. 102
Certain Provisions of Maryland Law and of the Company's Charter and
 Bylaws.................................................................. 106
Policies and Objectives with Respect to Certain Activities............... 110
Shares Available for Future Sale......................................... 113
Partnership Agreement.................................................... 114
Federal Income Tax Considerations........................................ 117
Underwriting............................................................. 136
Experts.................................................................. 137
Legal Matters............................................................ 137
Additional Information................................................... 138
Glossary................................................................. 139
Index to Financial Statements............................................ F-1

                                  -----------

 UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PAR-TICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACT-ING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             7,000,000 Shares

       [LOGO OF AMERICAN GENERAL HOSPITALITY CORPORATION APPEARS HERE]

                                 Common Stock

                                  -----------

                                  PROSPECTUS

                                       , 1996

                                  -----------

                               Smith Barney Inc.

                    Prudential Securities Incorporated
                    ----------------------------------

                            Legg Mason Wood Walker
                                 Incorporated

                      The Robinson-Humphrey Company, Inc.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the share of Common Stock.

     Securities and Exchange Commission registration fee............ $   60,458
     NASD filing fee................................................     18,033
     NYSE listing fee...............................................     91,600
     Printing, engraving and mailing expenses.......................    350,000
     Accountant's fees and expenses.................................    350,000
     Blue Sky fees and expenses.....................................     50,000
     Legal fees.....................................................    800,000
     Transfer agent's fees..........................................     15,000
     Miscellaneous expenses.........................................    464,909
                                                                     ----------
       Total........................................................ $2,200,000
                                                                     ==========

ITEM 31. SALES TO SPECIAL PARTIES

  See response to Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

  The Company sold 15.83, 5.00, 47.51, 15.83 and 15.83 shares of Common Stock to Messrs. Jorns, Wiles, Sowell, Shaw and Shaw, respectively, on April 12, 1996 for an aggregate price of $100. The Company also has agreed to issue 155,518 shares (subject to adjustment in certain circumstances) of Common Stock to the Plan, valued at approximately $3.1 million, based on the Offering Price, in exchange for its interests in five of the Initial Hotels. The shares were purchased for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof, and for the purpose of organizing the Company. The shares have been or will be issued by the Company in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The shares sold by the Company on April 12, 1996 will be redeemed by the Company for $100 upon closing of the Offering.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter of the Company obligates it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any Maryland proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

  The Underwriting Agreement will contain certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 34. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

  None.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (A) INDEX TO FINANCIAL STATEMENTS

American General Hospitality Corporation
  Statements of Estimated Revenues Less Expenses for the Year Ended
   December 31, 1995, the Twelve Months Ended March 31, 1996 and the Three
   Months Ended March 31, 1996 (unaudited)................................  F-2
  Pro Forma Consolidated Balance Sheet as of March 31, 1996 (unaudited)...  F-6
  Report of Independent Accountants....................................... F-10
  Consolidated Balance Sheet as of April 12, 1996 (date of inception)..... F-11
  Notes to Consolidated Balance Sheet..................................... F-12
AGH Leasing, L.P.
  Pro Forma Balance Sheet as of May 29, 1996 (unaudited).................. F-14
  Report of Independent Accountants....................................... F-15
  Balance Sheet as of May 29, 1996 (date of inception).................... F-16
  Notes to Balance Sheet.................................................. F-17
Initial Hotels and Lessee
  Pro Forma Combined Statements of Operations for the Year Ended December
   31, 1995, the Twelve Months Ended March 31, 1996 and the Three Months
   Ended March 31, 1996 (unaudited)....................................... F-18
  Notes to Combined Statements of Operations.............................. F-21
AGH Predecessor Hotels
  Report of Independent Accountants....................................... F-23
  Combined Balance Sheets as of December 30, 1994, December 29, 1995
   (audited) and March 31, 1996 (unaudited)............................... F-24
  Combined Statements of Operations for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1995 and 1996 (unaudited)................................................... F-25
  Combined Statements of Equity for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1996
   (unaudited)............................................................ F-26
  Combined Statements of Cash Flows for the Period from December 30, 1993 through December 31, 1993, the Years Ended December 30, 1994 and
   December 29, 1995 (audited) and the Three Months Ended March 31, 1995 and 1996 (unaudited)................................................... F-27
  Notes to Combined Financial Statements.................................. F-28
  Schedule III--Real Estate and Accumulated Depreciation.................. F-33
AGH Acquisition Hotels
  Report of Independent Accountants....................................... F-34
  Combined Balance Sheets as of December 31, 1994 and 1995 (audited) and
   March 31, 1996 (unaudited)............................................. F-35
  Combined Statements of Operations for each of the Three Years in the
   Period Ended December 31, 1995 (audited) and the Three Months Ended
   March 31, 1995 and 1996 (unaudited).................................... F-36
  Combined Statements of Equity for each of the Three Years in the Period
   Ended December 31, 1995 (audited) and the Three Months Ended March 31,
   1996 (unaudited)....................................................... F-37
  Combined Statements of Cash Flows for each of the Three Years in the
   Period Ended December 31, 1995 (audited) and the Three Months Ended
   March 31, 1995 and 1996 (unaudited).................................... F-38
  Notes to Combined Financial Statements.................................. F-39
  Schedule III--Real Estate and Accumulated Depreciation.................. F-45

  (B) EXHIBITS:

 EXHIBIT
 NUMBER                                  EXHIBIT
 -------                                 -------
   +1.1  --Form of Underwriting Agreement
   *3.1  --Articles of Incorporation of the Registrant
  **3.2  --Form of Articles of Amendment and Restatement of the Registrant
   *3.3  --Bylaws of the Registrant
   +4.1  --Form of Common Stock Certificate for the Registrant
   +5.1  --Opinion of Battle Fowler LLP
   +8.1  --Opinion of Battle Fowler LLP, as to Tax Matters
         --Opinion of Coopers & Lybrand L.L.P., as to Texas Franchise Tax
   +8.2     Matters
  *10.1  --American General Hospitality Partnership, L.P. Limited Partnership
            Formation Agreement
  *10.2  --Form of Amended and Restated Agreement of Limited Partnership of
            American General Hospitality Operating Partnership, L.P.
         --Form of Participating Lease between the Registrant and AGH Leasing,
 **10.3     L.P.
         --Form of Lease Master Agreement between the Registrant and AGH
 **10.4     Leasing, L.P.
 **10.5  --Form of Management Agreement between AGH Leasing, L.P. and American
            General
            Hospitality, Inc.
         --Form of Supplemental Representations, Warranties and Indemnity
  +10.6     Agreement
  *10.7  --Form of Exchange Rights Agreement
  *10.8  --Form of Registration Rights Agreement
 **10.9  --Form of Lock-up Agreement
 **10.10 --Commitment Letter for Line of Credit
  *10.11 --Form of American General Hospitality Corporation 1996 Incentive Plan
         --Form of American General Hospitality Corporation Non-Employee
  *10.12    Directors' Incentive Plan
         --Form of Employment Agreement between the Registrant and Steven D.
  *10.13    Jorns
         --Form of Employment Agreement between the Registrant and Bruce G.
  *10.14    Wiles
         --Form of Employment Agreement between the Registrant and Kenneth E.
  *10.15    Barr
         --Form of Employment Agreement between the Registrant and Russ C.
  *10.16    Valentine
 **10.17 --Form of Shared Services Office Space Agreement
 **10.18 --Form of Option Agreement and Right of First Offer/Refusal between
            1815 Hotel Associates Limited Partnership and American General
            Hospitality Operating Partnership, L.P. (with respect to the
            Durham, North Carolina Option Hotel)
 **10.19 --Form of Indemnification Agreement between the Registrant and its executive officers and directors
  *10.20 --Omnibus Option Agreement (OP Units) for Holiday Inn Dallas DFW
            Airport South
  *10.21 --Omnibus Option Agreement (Cash) for Holiday Inn Dallas DFW Airport
            South
  *10.22 --Contribution Agreement (GP) for Holiday Inn Dallas DFW Airport South
  *10.23 --Contribution Agreement (Primary Contributors) for Holiday Inn Dallas
            DFW Airport South; Holiday Inn Dallas DFW Airport West; Courtyard
            by Marriott-Meadowlands; Hampton Inn Richmond Airport; and Hilton
            Hotel-Toledo
  *10.24 --Option Agreement for Holiday Inn Dallas DFW Airport West
  *10.25 --Contribution Agreement for Holiday Inn New Orleans International
            Airport
  *10.26 --Sale and Contribution Agreement for Holiday Inn Select-Madison
  *10.27 --Purchase and Sale Agreement for Holiday Inn Park Center Plaza
  *10.28 --Hotel Purchase Agreement for Fred Harvey Albuquerque Airport Hotel
  *10.29 --Hotel Purchase Agreement for Le Baron Airport Hotel
  *10.30 --Real Estate Sale Agreement for Days Inn Ocean City
  *10.31 --Purchase and Sale Agreement and Escrow Instructions for Holiday Inn
            Mission Valley
  *10.32 --Omnibus Option Agreement (OP Units) for Hotel Maison de Ville
  *10.33 --Omnibus Option Agreement (Cash) for Hotel Maison de Ville
  *10.34 --Option Agreement for Hotel Maison de Ville
  *10.35 --Option Agreement (the Plan) for Holiday Inn Dallas DFW Airport
            South; Holiday Inn Dallas DFW Airport West; Courtyard by Marriott-
            Meadowlands; Hampton Inn Richmond Airport;
            and Hotel Maison de Ville

 EXHIBIT
 NUMBER                                EXHIBIT
 -------                               -------
 **10.36 --Form of Option Agreement and Right of First Offer/Refusal between
            Broadway Morrison Limited Partnership and American General
            Hospitality Operating Partnership, L.P. (with respect to the
            Boise, Idaho Option Hotel)
  +21.1  --Subsidiaries of the Company
  +23.1  --Consent of Battle Fowler LLP (included in Exhibits 5.1 and 8.1 hereto)
  +23.2  --Consent of Coopers & Lybrand L.L.P. giving opinion on Texas
            Franchise Tax Matters (included in Exhibit 8.2 hereto)
 **23.3  --Consent of Coopers & Lybrand L.L.P.
  *24.1  --Powers of Attorney (included on signature page hereto)
 **27.1  --Financial Data Schedule
  *99.1  --Consent of H. Cabot Lodge III
  *99.2  --Consent of James R. Worms
  *99.3  --Consent of James McCurry
 **99.4  --Consent of Kent R. Hance

- --------

 * Previously filed.

** Filed herewith.

 + To be filed by amendment.

ITEM 36. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

    (2) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF DALLAS, STATE OF TEXAS ON JUNE 19, 1996.

                               AMERICAN GENERAL HOSPITALITY CORPORATION
                                 a Maryland corporation (Registrant)

                                                    /s/ Steven D. Jorns
                                          By: _________________________________
                                                      STEVEN D. JORNS
                                               Chairman of the Board, Chief
                                             Executive Officer, and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 19, 1996.

              SIGNATURE                        TITLE                 DATE

         /s/ Steven D. Jorns           Chairman of the
- -------------------------------------   Board, Chief            June 19, 1996
           STEVEN D. JORNS              Executive Officer,
                                        and President

         /s/ Kenneth E. Barr           Executive Vice
- -------------------------------------   President, Chief        June 19, 1996
           KENNETH E. BARR              Financial Officer,
                                        and Principal
                                        Accounting Officer

         NARRATIVE DESCRIPTION OF CHART ON P. 14 OF THE REGISTRATION
            STATEMENT FOR AMERICAN GENERAL HOSPITALITY CORPORATION


        The following is a description of the structure and relationship between American General Hospitality Corporation (the "Company"), American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"), AGH Leasing, L.P., (the "Lessee") and American General Hospitality, Inc. ("AGHI").

        The Company has a one-hundred percent (100%) ownership interest in each of AGH GP, Inc. ("GP") and AGH LP, Inc. ("LP"). GP, in turn, is the sole general partner of, and holds a one percent (1.0%) interest in, the Operating Partnership and LP is one of the limited partners of, and holds in Operating Partnership a seventy-three point two percent (73.2%) interest in, the Operating Partnership. The remaining interests in the Operating Partnership are as follows: (a) the "Primary Contributors" hold, in the aggregate, an eleven point nine percent (11.9%) interest, and (b) "Others" hold, in the aggregate, an a thirteen point nine percent (13.9%) interest in the Operating Partnership.

        The Operating Partnership owns, either directly or indirectly, the Initial Hotels (the "Hotels").

        The Lessee is the entity that will contract with AGHI to manage the Hotels, according to the terms of the Management Agreements.

Footnotes to the Chart:
- ----------------------

Footnote (1) appears next to the Operating Partnership and reads:

        (1) Upon completion of the Formation Transactions, each of Messrs. Jorns, Wiles and Barr will own less than 1% of the outstanding shares of Common Stock of the Company and 1.9%, 0.6% and 0.1%, respectively, of the outstanding OP Units of the Operating Partnership. See "Principal Stockholders."

Footnote (2) appears next to the Lessee and reads:

        (2) Messrs. Jorns, Wiles and Barr own, directly or indirectly, 15.43%, 4.89% and 2.5%, respectively, of the Lessee.\

Footnote (3) appears next to AGHI and reads:

        (3)     Messrs. Jorns and Wiles own 15.83% and 5.0%, respectively, of
                AGHI.

                NARRATIVE DESCRIPTION OF PROSPECTUS PHOTOS FOR
           AMERICAN GENERAL HOSPITALITY CORPORATION (THE "COMPANY")

Front Cover
- -----------

     In the upper left hand corner, occupying a space approximately 2" by 2", is the text "AMERICAN GENERAL HOSPITALITY CORPORATION" and the Company's symbol.

     In addition, three small photos (each approximately 2" by 2") appear on the cover, each depicting a different hotel scene. These photos appear slightly left of center and are in a vertical column with about 1" space between the photos. The top photo depicts a scene from the Hotel Maison de Ville in New Orleans, Louisiana, the center photo is of the Holiday Inn Park Center Plaza in San Jose, California and the bottom photo is of the Holiday Inn Select in Madison, Wisconsin. Typed beneath each photo is name of the hotel and location depicted.

     Occupying the background right hand portion of the prospectus cover is a photo of the courtyard of Hotel Maison de Ville in New Orleans, Louisiana. The photo depicts a brick fountain located on the hotel's premises. This photo covers a little more than the full right side of the page.

     A marble background occupies the left hand portion of the prospectus cover page.

- --------------------------------------------------------------------------------
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT
A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE
DISCONTINUED AT ANY TIME.
- --------------------------------------------------------------------------------

Interior of Prospectus
- ----------------------

     The text "AMERICAN GENERAL HOSPITALITY CORPORATION" and the Company's symbol appear in the upper left hand corner. In addition, there are photos of the following hotels with the name and location of the hotel listed under each photo:

(1)  one photo of the Courtyard by Marriott - Meadowlands in Secaucus, New
     Jersey;

(2) three photos of the Wyndham Hotel located at the Albuquerque Airport in New Mexico (currently the Fred Harvey Albuquerque Airport Hotel); one photo contains the word "existing" in the upper left hand corner, the other photo contains the word "proposed" in the upper left hand corner with footnote "(1)" next to it (the footnote reads "Artist's rendering of the hotel upon completion of the Company's scheduled upgrade and conversion program") and the third is a larger version of the first (the current Fred Harvey Albuquerque Airport Hotel);

(3) three photos of the Holiday Inn Dallas DFW Airport West located in Bedford, Texas; one photo is of the outside of the hotel and the other two depict the lounge/bar area in the hotel;

(4) two sketches of the Crown Plaza in San Jose, California (currently the Holiday Inn Park Center Plaza); one contains the word "proposed" in the upper left hand corner with footnote "(1)" next to it (the footnote reads "Artist's rendering of the hotel upon completion of the Company's scheduled upgrade and conversion program") and the other contains the word "existing" in the upper left hand corner of the photo;

(5) a photo entitled "Bistro: Hotel Maison de Ville" depicting the dining area in the Hotel Maison de Ville;

(6)   one photo of the Hilton Hotel & Conference Center on Toledo, Ohio;

(7) two sketches of the DoubleTree Hotel located at the San Jose Airport in California (currently Le Baron Airport Hotel); one contains the word "proposed" with footnote "(1)" next to it (the footnote reads "Artist's rendering of the hotel upon completion of the Company's scheduled upgrade and conversion program") and the other contains the word "existing" in the upper left hand corner of the photo;

(8)   one photo of the Holiday Inn Dallas Airport South in Texas;

(9)   one photo of the Hampton Inn located at the Richmond Airport in Virginia;
      and

(10)  one photo of the Days Inn located in Ocean City, Maryland;

           In addition to the photographs and sketches, there is a bar chart on the interior prospectus cover. This chart contains the heading of "REVPAR" with an asterisk next to it. The two bars (one light colored and one dark colored) represent "Initial Hotels" (dark colored bar) and "All U.S. Hotels" (light colored bar). Two asterisks appear next to "All U.S. Hotels." The following language appears below the chart:

      "* Although revenue per available room is not determined in accordance with generally accepted accounting principles, the Company believes this measure is useful for comparing operating performance within the lodging industry.
      **   Industry source: Smith Travel Research, Inc."

          The chart covers three years (1993, 1994 and 1995) and compares the revenue per available room for the Initial Hotels and All U.S. Hotels. The following are the approximate dollar figures for each year, as depicted by the bar chart:

       Initial Hotels     All U.S. Hotels

1993   $40.00             $39.00
1994   $44.00             $42.00
1995   $50.50             $43.50

 DESCRIPTIVE NARRATIVE FOR "SUPPLY" AND "DEMAND" BARS AND "PERCENT OCCUPANCY"
                      LINE ON THE BAR/LINE GRAPH ENTITLED
 "PERCENTAGE CHANGE IN UNITED STATES HOTEL ROOM SUPPLY VS. DEMAND (1980-1995)"

The following is a list of figures depicted by the bar/line graph. The line overlap on the graph depicts the hotel room percent occupancy for the years 1980-1995. The bars on the graph depict the percentage changes in hotel room supply and demand for the year 1980-1995.

Year:     Percent Occupancy:     Room Supply:     Room Demand:
- -----     ------------------     ------------     ------------
1980           70.6%                 0.8%             -1.0%
1981           67.9%                 1.5%             -2.4%
1982           66.7%                 0.7%             -1.2%
1983           64.4%                 1.2%             -2.3%
1984           64.0%                 1.5%              0.9%
1985           63.2%                 2.8%              1.5%
1986           62.5%                 3.3%              2.1%
1987           61.9%                 3.8%              2.8%
1988           62.3%                 4.2%              4.9%
1989           63.2%                 3.6%              5.1%
1990           62.4%                 3.4%              2.1%
1991           60.9%                 2.5%              0.1%
1992           62.1%                 1.3%              3.3%
1993           63.0%                 2.3%              3.7%
1994           64.7%                 1.4%              4.1%
1995           65.4%                 1.6%              2.9%

                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                          EXHIBIT                               PAGE
 -------                         -------                           ------------
   +1.1  --Form of Underwriting Agreement
   *3.1  --Articles of Incorporation of the Registrant
  **3.2  --Form of Articles of Amendment and Restatement of the
            Registrant
   *3.3  --Bylaws of the Registrant
   +4.1  --Form of Common Stock Certificate for the Registrant
   +5.1  --Opinion of Battle Fowler LLP
   +8.1  --Opinion of Battle Fowler LLP, as to Tax Matters
   +8.2  --Opinion of Coopers & Lybrand L.L.P., as to Texas
            Franchise Tax Matters
  *10.1  --American General Hospitality Partnership, L.P.
            Limited Partnership Formation Agreement
  *10.2  --Form of Amended and Restated Agreement of Limited
            Partnership of American General Hospitality
            Operating Partnership, L.P.
 **10.3  --Form of Participating Lease between the Registrant and AGH Leasing, L.P.
 **10.4  --Form of Lease Master Agreement between the Registrant and AGH Leasing, L.P.
 **10.5  --Form of Management Agreement between AGH Leasing,
            L.P. and American General
            Hospitality, Inc.
  +10.6  --Form of Supplemental Representations, Warranties and
            Indemnity Agreement
  *10.7  --Form of Exchange Rights Agreement
  *10.8  --Form of Registration Rights Agreement
 **10.9  --Form of Lock-up Agreement
 **10.10 --Commitment Letter for Line of Credit
  *10.11 --Form of American General Hospitality Corporation 1996
            Incentive Plan
  *10.12 --Form of American General Hospitality Corporation Non-
            Employee Directors' Incentive Plan
  *10.13 --Form of Employment Agreement between the Registrant and Steven D. Jorns
  *10.14 --Form of Employment Agreement between the Registrant and Bruce G. Wiles
  *10.15 --Form of Employment Agreement between the Registrant and Kenneth E. Barr
  *10.16 --Form of Employment Agreement between the Registrant and Russ C. Valentine
 **10.17 --Form of Shared Services Office Space Agreement
 **10.18 --Form of Option Agreement and Right of First
            Offer/Refusal between 1815 Hotel Associates Limited
            Partnership and American General Hospitality
            Operating Partnership, L.P. (with respect to the
            Durham, North Carolina Option Hotel)
 **10.19 --Form of Indemnification Agreement between the
            Registrant and its executive officers and directors
  *10.20 --Omnibus Option Agreement (OP Units) for Holiday Inn
            Dallas DFW Airport South
  *10.21 --Omnibus Option Agreement (Cash) for Holiday Inn
            Dallas DFW Airport South
  *10.22 --Contribution Agreement (GP) for Holiday Inn Dallas
            DFW Airport South
  *10.23 --Contribution Agreement (Primary Contributors) for
            Holiday Inn Dallas DFW Airport South; Holiday Inn
            Dallas DFW Airport West; Courtyard by Marriott-
            Meadowlands; Hampton Inn Richmond Airport; and
            Hilton Hotel-Toledo
  *10.24 --Option Agreement for Holiday Inn Dallas DFW Airport
            West
  *10.25 --Contribution Agreement for Holiday Inn New Orleans
            International Airport
  *10.26 --Sale and Contribution Agreement for Holiday Inn
            Select-Madison
  *10.27 --Purchase and Sale Agreement for Holiday Inn Park
            Center Plaza
  *10.28 --Hotel Purchase Agreement for Fred Harvey Albuquerque
            Airport Hotel
  *10.29 --Hotel Purchase Agreement for Le Baron Airport Hotel

                             INDEX TO EXHIBITS

                                                                    SEQUENTIALLY
 EXHIBIT                                                              NUMBERED
 NUMBER                          EXHIBIT                                PAGE
 -------                         -------                            ------------
  *10.30 --Real Estate Sale Agreement for Days Inn Ocean City
  *10.31 --Purchase and Sale Agreement and Escrow Instructions
            for Holiday Inn Mission Valley
  *10.32 --Omnibus Option Agreement (OP Units) for Hotel Maison
            de Ville
  *10.33 --Omnibus Option Agreement (Cash) for Hotel Maison de
            Ville
  *10.34 --Option Agreement for Hotel Maison de Ville
  *10.35 --Option Agreement (the Plan) for Holiday Inn Dallas
            DFW Airport South; Holiday Inn Dallas DFW Airport
            West; Courtyard by Marriott-Meadowlands; Hampton Inn
            Richmond Airport; and Hotel Maison de Ville
 **10.36 --Form of Option Agreement and Right of First
            Offer/Refusal between Broadway Morrison Limited
            Partnership and American General Hospitality
            Operating Partnership, L.P. (with respect to the
            Boise, Idaho Option Hotel)
  +21.1  --Subsidiaries of the Company
  +23.1  --Consent of Battle Fowler LLP (included in Exhibits
            5.1 and 8.1 hereto)
  +23.2  --Consent of Coopers & Lybrand L.L.P. giving opinion on
            Texas Franchise Tax Matters (included in Exhibit 8.2
            hereto)
 **23.3  --Consent of Coopers & Lybrand L.L.P.
  *24.1  --Powers of Attorney (included on signature page hereto)
 **27.1  --Financial Data Schedule
  *99.1  --Consent of H. Cabot Lodge III
  *99.2  --Consent of James R. Worms
  *99.3  --Consent of James McCurry
 **99.4  --Consent of Kent R. Hance

- --------

 * Previously filed.

** Filed herewith.

 + To be filed by amendment.